Exhibit 4.5

LOAN AGREEMENT
PROVIDING FOR A
SENIOR SECURED TERM LOAN OF
UP TO $80,500,000
TO BE MADE AVAILABLE TO
FALCON GLOBAL LLC, FALCON PEARL LLC AND FALCON DIAMOND LLC,
as Joint and Several Borrowers
BY
DNB MARKETS, INC., CLIFFORD CAPITAL PTE. LTD. and NIBC BANK N.V.
as Mandated Lead Arrangers
and
DNB MARKETS, INC.
as Book Runner
and
DNB BANK ASA, New York Branch,
as Facility Agent and Security Trustee
and
THE FINANCIAL INSTITUTIONS IDENTIFIED ON SCHEDULE 1,
as Lenders

as of August 3, 2015

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EXHIBITS
A    Form of Note
B    Form of Guaranty
C    Form of Assignment of Shipbuilding Contract and Refund Guarantee
D-1    Form of Membership Interest Pledge Agreement
D-2    Form of Membership Interest Pledge Agreement
E    Form of Marshall Islands Mortgage
F-1    Form of Assignment of Earnings and Charterparties
F-2    Form of Assignment of Earnings (Falcon Global)
G    Form of Insurances Assignment
H    Form of Assignment of Builder’s Risk Insurance
I    Form of Drawdown Notice
J    Form of Interest Notice
K    Form of Assignment and Assumption Agreement
L    Form of Account Control Agreement
M    Form of Operating Account Pledge
N    Form of Vessel Manager’s Undertaking
O    Form of Assignment of Interest Rate Agreement
P    Form of Compliance Certificate
Q        Form of Assignment of Material Vendor Contracts
SCHEDULE 1    The Lenders
SCHEDULE 2    Project Cost
SCHEDULE 3    Drawdown Schedule
SCHEDULE 4     Acceptable Oil & Gas Companies

ii

SENIOR SECURED TERM LOAN AGREEMENT
THIS SENIOR SECURED TERM LOAN AGREEMENT (this “Agreement”) is made as of the 3rd day of August, 2015, by and among (i) FALCON GLOBAL LLC (“Falcon Global”), FALCON PEARL LLC (“Falcon Pearl”) and FALCON DIAMOND LLC (“Falcon Diamond”), each a limited liability company organized under the laws of the Republic of the Marshall Islands, as joint and several borrowers (each, a “Borrower” and collectively, the “Borrowers”), (ii) DNB MARKETS, INC. (“DNB Markets”), CLIFFORD CAPITAL PTE. LTD. and NIBC BANK N.V. as mandated lead arrangers (in such capacity, the “Mandated Lead Arrangers”), (iii) DNB Markets as book runner (in such capacity, the “Book Runner”), (iv) DNB BANK ASA, New York Branch (“DNB Bank”), as facility agent for the Creditors (in such capacity, the “Facility Agent”) and as security trustee for the Creditors (in such capacity, the “Security Trustee”), and (v) the banks, financial institutions and institutional lenders whose names and addresses are set out in Schedule 1 hereto, as lenders (together with any assignee pursuant to the terms of Section 10 hereof, the “Lenders”, and each separately, a “Lender”).
WITNESSETH THAT:
WHEREAS, The Lenders have severally agreed to make available to the Borrowers, on a joint and several basis, a senior secured term loan facility in the amount of up to $80,500,000.00 to finance, in part, the construction costs of the Vessels (as defined herein).
WHEREAS, Subject to the terms and conditions set forth herein, the Lenders agree to lend such amounts and extend such credit on the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as set forth below:

1.	DEFINITIONS
1.1    Specific Definitions. In this Agreement the words and expressions specified herein, including in the preamble hereof, shall, except where the context otherwise requires, have the meanings attributed to them below:

“Acceptable Accounting Firm”	means Ernst & Young, LLP or such other Public Company Accounting Oversight Board recognized national or international accounting firm as shall be approved by the Facility Agent;
“Acceptable EBITDA Backlog”
means contract backlog with Acceptable Oil & Gas Companies, giving the Borrowers at least $20,000,000 for a minimum period of 12 months in forward looking EBITDA Backlog in form and substance acceptable to the Lenders;

“Acceptable Oil & Gas Companies”
means such oil and gas companies acceptable to the Lenders including the companies listed on Schedule 4, provided that such list of the approved companies may be reviewed and modified from time to time in the Lenders’ sole discretion;

“Account Bank”	means DNB Bank ASA, acting through its New York Branch;
“Account Control Agreement”
means each account control agreement by and among Falcon Global, the Account Bank and the Security Trustee in respect of the Operating Account Pledge, to be entered into pursuant to Section 4.3(k) substantially in the form set out in Exhibit L hereto;

“Advance”	means an advance made by any Lender pursuant to Section 3.2.
“Affiliate”
means, with respect to any Person, any other Person who directly or indirectly, controls, is controlled by or under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any Person means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that Person whether through ownership of voting securities or by contract or otherwise;

“Annex VI”	means the Regulations for the Prevention of Air Pollution from Ships to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997);

“Anti-Money Laundering Laws”
means (i) any U.S. anti-money laundering laws and regulations, including the U.S. Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), and the Bank Secrecy Act, as amended by the USA PATRIOT Act, and implementing regulations, and (ii) all other applicable non-U.S. anti-money laundering laws and regulations;

“Applicable Rate”	means any rate of interest applicable to the Loan from time to time pursuant to Section 6.1;
“Approved Broker(s)”
means (i) either (but not both) of (x) Dufour, Laskay & Strouse, Inc. or (y) Rivers & Gulf Marine Surveyors, Inc., and (ii) Clarkson PLC, or such other independent ship brokers approved by the Majority Lenders;

“Assigned Moneys”	means sums assigned to and/or received by the Security Trustee or any Lender pursuant to any Security Document;
“Assignment and Assumption Agreement(s)”	means the Assignment and Assumption Agreement(s) executed pursuant to Section 10 substantially in the form set out in Exhibit K hereto;
“Assignment Notices”
means notices with respect to:
(i) the Assignments of Earnings and Charterparties substantially in the form set out in Exhibit 1 thereto;
(ii) the Insurances Assignments substantially in the form set out in Exhibit 3 thereto;
(iii) the Assignment of Shipbuilding Contract and Refund Guarantee substantially in the form set out in Exhibits 2 and 3 thereto; and
(iv) the Assignment of Builder’s Risk Insurance substantially in the form set out in Exhibit 1 thereto;

“Assignments”
means the Assignments of Earnings and Charterparties, the Insurances Assignments, the Assignment of Builder’s Risk Insurance, the Assignments of Shipbuilding Contract and Refund Guarantee and the Assignment of Material Vendor Contracts;

“Assignment of Builder’s Risk Insurance”	means the assignment of builder’s risk insurance substantially in the form of Exhibit H hereto, and duly acknowledged by the Builder’s underwriter thereof;
“Assignment of Earnings and Charterparties”	means the assignment of earnings and charterparties, substantially in the form of Exhibit F-1 or F-2 hereto;
“Assignment of Interest Rate Agreement”	means, an assignment of Interest Rate Agreements substantially in the form of Exhibit O hereto;
“Assignment of Material Vendor Contracts”	means, an assignment of the Material Vendor Contracts substantially in the form of Exhibit Q hereto, and duly acknowledged by each vendor party to a Material Vendor Contract;
“Assignment of Shipbuilding Contract and Refund Guarantee”	means an assignment of Shipbuilding Contract and Refund Guarantee, substantially in the form of Exhibit C hereto, and duly acknowledged by the Builder and the Refund Guarantor;
“Availability Period”
means (i) in connection with Tranche A with respect to each Vessel, the period commencing on the Closing Date and ending on the 90th day following the Delivery Date of the applicable Vessel, and (ii) in connection with Tranche B, the period commencing on the Closing Date and ending on the one (1) year anniversary of the Delivery Date of the last Vessel;

“Backstop Date”	means the earlier of (i) the Expiry Date (as defined in each Refund Guarantee) unless such Expiry Date has been extended to Lenders satisfaction, and (ii) March 31, 2017;

“Banking Day(s)”
means day(s) on which banks in New York, New York, Singapore and Amsterdam, The Netherlands are open for the transaction of business of the nature required by this Agreement in the place or places from time to time specified;

“Book Runner”	shall have the meaning ascribed thereto in the preamble;
“Borrower(s)”	shall have the meaning ascribed thereto in the preamble;
“Builder”	means Triyards Marine Services Pte Ltd, a Singapore company;
“Capital Expenditure”
means expenditures in respect of fixed or capital assets required to be capitalized by GAAP, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset which was wholly or partially destroyed or damaged, to the extent financed by the proceeds of an insurance policy, and excluding any expenditure for which the Borrowers were reimbursed by their customer, all determined on a consolidated basis in accordance with GAAP;

“Cash Equivalents”
means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), and (ii) time deposits, certificates of deposit or deposits in the interbank market of any commercial bank of recognized standing organized under the laws of the United States of America, any state thereof or any foreign jurisdiction having capital and surplus in excess of $500,000,000, and rated at least A or the equivalent thereof by S&P with respect to both (i) and (ii) above, in each case having maturities of less than one year from the date of acquisition;

“Change of Control”
means:
(i) with respect to Falcon Global, the aggregate of the voting power or ownership interests of such Borrower directly, indirectly or beneficially owned by the SEACOR Guarantor and any affiliate of the SEACOR Guarantor shall become less than 50% of the total voting power or ownership interest of such Borrower;
(ii)  with respect to Falcon Pearl and Falcon Diamond, Falcon Global ceases to own directly 100% of the total voting power or ownership interest;
(iii) with respect to each Guarantor, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the current beneficial owners of each Guarantor, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power or ownership interest of such Guarantor, and
(iv) with respect to the Vessel Manager, none of Falcon Global, nor any Guarantor (or an Affiliate of any such Person) has voting control of the Vessel Manager;

“Classification Society”
means the American Bureau of Shipping or another classification society that is a member of the International Association of Classification Societies, approved by the Majority Lenders, with whom a Vessel is entered and who conducts periodic physical surveys and/or inspections of such Vessel;

“Closing Date”	means the date upon which all the conditions precedent set forth in Section 4.1 shall have been satisfied or waived by the Facility Agent, but in any event no later than August 3, 2015;
“Code”	means the Internal Revenue Code of 1986, as amended, and any successor statute thereto and any regulation promulgated thereunder;
“Collateral”
means all property or other assets, real or personal, tangible or intangible, whether now owned or hereafter acquired in which the Security Trustee or any Lender has been granted a security interest pursuant to a Security Document or this Agreement;

“Commitment(s)”
means in relation to a Lender, the portion of the Loan set out opposite its name in Schedule 1 or, as the case may be, in any relevant Assignment and Assumption Agreement, as such amount shall be reduced from time to time pursuant to Section 5;

“Commitment Fee”
means 40% of the applicable Margin pro rata on any given day, calculated on the daily undrawn Commitments starting 5 days after the Closing Date until the Loan is fully drawn or the date the undrawn amount of the Commitments is cancelled;

“Compliance Certificate”
means a certificate certifying the compliance by each of the Borrowers with all of the applicable covenants contained herein and showing the calculations thereof in reasonable detail, delivered by each Borrower to the Facility Agent from time to time pursuant to Section 9.1(d) substantially in the form set out in Exhibit P hereto;

“Consent and Agreement”	means the Consent and Agreement hereto to be executed by each Security Party (other than the Borrowers);
“Constructive Knowledge”
means, with respect to any Person, knowledge of a particular fact, circumstance or set of facts or circumstances which could be obtained by exercising the degree of care which a person of ordinary prudence would exercise in the same or similar circumstances;

“Creditor(s)”	means the Lenders, the Facility Agent, the Security Trustee, the Book Runner and the Swap Banks;
“Debt Service Coverage Ratio”[4]
means the ratio of (i) all of the Borrowers’ EBITDA, on an aggregate basis, for the last four fiscal quarters, to (ii) all of the Borrowers’ Interest Expense for the last four fiscal quarters plus the scheduled principal payments made on the Borrowers’ Indebtedness during the last four fiscal quarters;

“Default”
means any event that would, with the giving of notice or passage of time or the making of any determination hereunder or under any other Transaction Document, or any or all thereof, constitute an Event of Default;

“Default Rate”	means a rate per annum equal to two percent (2%) over the Applicable Rate then in effect;
“Delivery Date”	means for each Vessel, the date on which such Vessel is delivered by the Builder to the applicable Borrower, scheduled for the first half of 2016 but in any event no later than the Backstop Date;
“Designated Jurisdiction”	means the Republic of Marshall Islands, Liberia, Singapore or such other jurisdiction as may be approved by all Lenders;
“DNB Bank”	shall have the meaning ascribed thereto in the preamble;
“DOC”	means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;
“Dollars” and the sign “$”
means the legal currency, at any relevant time hereunder, of the United States of America and, in relation to all payments hereunder, in same day funds settled through the New York Clearing House Interbank Payments System (or such other Dollar funds as may be determined by the Facility Agent to be customary for the settlement in New York City of banking transactions of the type herein involved);

“Drawdown Date”	means the date, being a Banking Day, upon which the Borrowers request that an Advance under the Loan be made available to the Borrowers, as provided in Section 3 and such Advance is made;
“Drawdown Notice” “Drawdown Schedule”	shall have the meaning ascribed thereto in Section 3.3; means the drawdown schedule set forth on Schedule 3 hereto;

“EBITDA”
means, for any period, with respect to the Borrowers, the aggregate, as measured on a trailing twelve (12) month basis, of operating income (calculated in accordance with GAAP) before giving effect to any deductions for interest, taxes, depreciation and amortization, provided that EBITDA for any measurement period prior to the 1st anniversary of the Delivery Date of the second Vessel is to be annualized until one (1) year after the Delivery Date of the second Vessel;

“EBITDA Backlog”
means forward looking EBITDA calculated on:
(a)    projected operating income (calculated in accordance with GAAP) by reference to contractual rates for the Vessels on fixed employment for the period of fixed employment; and
(b)    other projected operating income (calculated in accordance with GAAP) of the Borrowers.
Operating income (calculated in accordance with GAAP) not originated from the Vessels will be calculated net of any projected operational cost, debt service, charter in cost, lease obligations or other financing cost;

“Eligible Assignee”
means: (i) any commercial bank organized under the laws of the United States, or any State hereof, and having total assets in excess of $1,000,000,000, (ii) any commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund Associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, so long as such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country that is described in this clause (ii), or (iii) the central bank of any country that is a member of the OECD;

“Environmental Affiliate(s)”	means any person or entity, the liability of which for Environmental Claims any Security Party may have assumed by contract or operation of law;
“Environmental Approval(s)”	shall have the meaning ascribed thereto in Section 2.1(o);
“Environmental Claim(s)”	shall have the meaning ascribed thereto in Section 2.1(o);
“Environmental Law(s)”	shall have the meaning ascribed thereto in Section 2.1(o);
“Equity Contribution”
means, with respect to the Project Cost of each Vessel, the applicable equity contribution to be paid by the Borrowers to the Builder set forth on Schedule 3 as the same may be reduced by any Tranche B Advance made prior to the delivery of the relevant Vessel (or may increase due to the overall increase of the Project Cost);

“ERISA”	means the Employment Retirement Income Security Act of 1974, as amended, and any successor statute and regulation promulgated thereunder;
“ERISA Affiliate”
means a trade or business (whether or not incorporated) which is under common control with any Security Party within the meaning of Sections 414(b), (c), (m) or (o) of the Code or which would be considered a member of a “controlled group” with any Security Party or any Subsidiary thereof under Section 4001 of ERISA;

“ERISA Funding Event”
means (i) any failure by any Plan to satisfy the minimum funding standards (for purposes of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (ii) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iii) the failure by any Security Party or ERISA Affiliate to make any required contribution to a Multiemployer Plan; (iv) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430(i) of the Code); (v) the incurrence by any Security Party or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (vi) the receipt by any Security Party or ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Security Party or ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA, in reorganization within the meaning of Section 4241 of ERISA, or in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA; (vii) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period to the PBGC is waived); or (viii) the existence with respect to any Plan of a “prohibited transaction” for purposes of Section 406 of ERISA or Section 4975 of the Code;

“ERISA Termination Event”
means (i) the imposition of any lien under Section 430(k) of the Code or any other lien in favor of the PBGC or any Plan or Multiemployer Plan on any asset of any Security Party or ERISA Affiliate thereof in connection with any Plan or Multiemployer Plan; (ii) the receipt by any Security Party or ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan under Section 4042 of ERISA; (iii) the filing of a notice of intent to terminate a Plan under Section 4041 of ERISA; (iv) the institution of proceedings to terminate a Plan or a Multiemployer Plan; (v) the incurrence by any Security Party or ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; or (vi) the occurrence of any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan;

“Event(s) of Default”	means any of the events set out in Section 8.1;
“Exchange Act”	means the Securities and Exchange Act of 1934, as amended;
“Facility Agent”	shall have the meaning ascribed thereto in the preamble;
“Fair Market Value”
means the fair market value of each Vessel (free of any charterparty or other employment contract) determined as an average of the values provided by two Approved Brokers; provided, that no appraisal shall be dated more than (x) in the case of a desk-top appraisal without physical inspection, sixty (60) days or (y) in the case of an appraisal accompanied by physical inspection, ninety (90) days prior to the date on which such appraisal is required pursuant to this Agreement;

“Falcon Diamond”	shall have the meaning ascribed thereto in the preamble;
“Falcon Global”	shall have the meaning ascribed thereto in the preamble;
“Falcon Pearl”	shall have the meaning ascribed thereto in the preamble;
“FATCA”	means Sections 1471 through 1474 of the Code and any regulations thereunder issued by the United States Treasury;
“FATCA Deduction”	means a deduction or withholding from a payment under any Transaction Document required by or under FATCA;
“FATCA Exempt Party”	means a FATCA Relevant Party who is entitled under FATCA to receive payments free from any FATCA Deduction;
“FATCA Non-Exempt Party”	means a FATCA Relevant Party who is not a FATCA Exempt Party;
“FATCA Non-Exempt Lender”	means any Lender who is a FATCA Non-Exempt Party;

“FATCA Relevant Party”	means each Creditor, Borrower and Guarantor;
“Federal Funds Effective Rate”
means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by the Facility Agent from three (3) Federal Funds brokers of recognized standing selected by the Facility Agent;

“Fee Letter”	means any letter, dated before, on or after the date of this Agreement among the Borrowers and the Facility Agent in respect of certain fees payable in relation to the Loan;
“Final Payment Date”	means the fifth (5th) anniversary of the Initial Payment Date but no later than June 30, 2022;
“Foreign Plan”
means an employee benefit plan, program, policy, scheme or arrangement that is not subject to U.S. law and is maintained or contributed to by any Security Party or for which any Security Party has or could have any liability;

“Foreign Termination Event”	means the occurrence of an event with respect to the funding or maintenance of a Foreign Plan, that could reasonably be expected to result in a lien on, or seizure of, any collateral hereunder;
“Foreign Underfunding”
means the excess, if any, of the accrued benefit obligations of a Foreign Plan (based on those assumptions used to fund that Foreign Plan or, if that Foreign Plan is unfunded, based on those assumptions used for financial accounting statement purposes or, if accrued benefit obligations are not calculated for financial accounting purposes, based on such reasonable assumptions as may be approved by the relevant Security Party’s independent auditors for these purposes) over the sum of (i) the assets of such Foreign Plan and (ii) the liability related to such Foreign Plan accrued for financial accounting statement purposes;

“Funded Debt”	means, with respect to any Person, the sum of all indebtedness of such Person for borrowed money as set forth in the financial reports of such Person prepared in accordance with GAAP;
“Funded Debt Ratio”	means the ratio of Funded Debt of the relevant Borrower to EBITDA of such Borrower;
“Future Debt Service”
means, at any time, the aggregate of (a) the Borrowers’ Interest expense for the subsequent four (4) fiscal quarters, plus (b) the scheduled principal payments required to be made by the Borrowers on Indebtedness for the subsequent four (4) fiscal quarters;

“GAAP”	shall have the meaning ascribed thereto in Section 1.3;
“Governmental Authority”
means any nation or government, any state or other political subdivision thereof and any agency, authority, commission, board, bureau or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

“Guaranty”	means each guaranty to be executed by a Guarantor, substantially in the form of Exhibit B hereto;
“Guarantor(s)”	means the SEACOR Guarantor and the MONTCO Guarantor and each of them;
“IAPPC”	means a valid international air pollution prevention certificate for a Vessel issued under Annex VI;

“Indebtedness”
means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereof or the completion of such services, except trade payables, (v) all obligations on account of principal of such Person as lessee under capitalized leases, (vi) all indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such indebtedness is assumed by such Person; provided that the amount of such indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such indebtedness, and (vii) all indebtedness of other Persons guaranteed by such Person to the extent guaranteed; the amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any indebtedness issued with original issue discount is the face amount of such indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity with GAAP; and provided further that Indebtedness shall not include any liability for current or deferred federal, state, local or other taxes, or any current trade payables;

“Indemnitee” “Initial Equity Contribution”
shall have the meaning ascribed thereto in Section 17.9;
means that amount of the Equity Contribution to be made by the Borrowers that is not less than 20% of the total Project Costs (as specified on Schedule 2 on the date hereof);

“Initial Extension of Credit”	means the initial borrowing hereunder;
“Initial Payment Date”	means the earlier of (i) the date occurring six (6) months after the Delivery Date of the first Vessel and (ii) June 30, 2017;
“Insurances Assignment(s)”
means the assignments in respect of the insurances over each Vessel to be executed by the Borrowers in favor of the Security Trustee pursuant to Section 4.2(p), substantially in the form set out in Exhibit G hereto;

“Interest Expense”	means all of the interest expense paid on each Borrower’s Indebtedness, determined on a consolidated basis in accordance with GAAP;
“Interest Notice”
means a notice from the Borrowers to the Facility Agent to be delivered to the Facility Agent at least three (3) Banking Days prior to the end of any then existing Interest Period and specifying the duration of any relevant Interest Period, substantially in the form of Exhibit J hereto;

“Interest Period”
means (i) each three (3) or six (6) month period commencing on the Closing Date or the last day of the next preceding Interest Period with respect to the Loan and ending on the same day in the third or sixth calendar month thereafter, in each case, as selected by the Borrowers in the Interest Notice or, (ii) in the Lenders’ discretion, such other period(s) in excess of six (6) months as may be agreed; provided, however, (a) in each case, that each such Interest Period (if such Interest Period is a whole number of months) which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate subsequent calendar month, and (b) that if no LIBOR is quoted or available for any Interest Period, the Borrowers shall not request, and the Lenders need not fund, such Interest Period. If at the end of any then existing Interest Period the Borrowers fail to deliver an Interest Notice or an Event of Default shall have occurred and be continuing, the relevant Interest Period shall be three months;

“Interest Rate Agreement(s)”
means any counter-indemnity, interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement entered into between a Borrower with the Swap Bank, which is designed to protect such Borrower against fluctuations in interest rates applicable under this Agreement;

“Investment”
means (i) any capital contribution to any Person, (ii) any purchase of any stock, bonds, notes, debentures, other securities or assets constituting a business unit of any Person, or (iii) any other investment in any Person;

“IRS”	means the Internal Revenue Service of the United States Department of the Treasury;
“ISM Code”
means the International Safety Management Code for the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISPS Code”
means the International Ship and Port Facility Security Code adopted by the International Maritime Organization at a conference in December 2002, and amending the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC”	means the International Ship Security Certificate issued pursuant to the ISPS Code;
“Lender(s)”	shall have the meaning ascribed thereto in the preamble;
“LIBOR”
means, with respect to any Interest Period, the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) (rounded upward to the nearest 1/16th of one percent (1%)) of Dollars for a period equivalent to the relevant Interest Period at or about 11:00 a.m. (London time) on the second London Banking Day before the first day of such period as displayed on page LIBOR01 of the Reuters Screen (or any such replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters, provided that if such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers); provided further that if on such date no such rate is so displayed for the relevant Interest Period, LIBOR for such period shall be the arithmetic mean (rounded upwards to four decimal places) of the actual rates quoted to the Lenders by the Reference Bank at the request of the Lenders as the offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to the relevant Interest Period to prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on the second Banking Day before the first day of such period (it being understood and agreed by each of the Borrowers that in no event shall LIBOR be less than zero);

“Lien”
means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement or similar notice under the Uniform Commercial Code or the comparable law of any jurisdiction);

“Loan”
means the senior secured term loan in the aggregate principal amount of up to $80,500,000 to be made available by the Lenders to the Borrowers pursuant to this Agreement in two Tranches with multiple Advances under each Tranche;

“Majority Lenders”
means, at any time, Lenders owed or holding greater than 66 2/3rd  of the sum of the aggregate principal amount of the Loan and related Commitment, if any, outstanding at such time, provided that Majority Lenders shall always include at least two Lenders;

“Mandatory Costs”
means, in relation to the Loan or an unpaid sum, the rate per annum notified by any Lender to the Facility Agent to be the cost to that Lender of compliance with the requirements of the Financial Conduct Authority (UK) and/or the Prudential Regulation Authority (UK) or, in any case, any similar institution which replaces all or any of their functions whose requirements such Lender complies with;

“Margin”
means, with respect to each Tranche, (i) from the Closing Date to the relevant Delivery Date of the applicable Vessel, 2.90% per annum, and (ii) thereafter, in accordance with the following table based on twelve (12) months trailing EBITDA, tested on a quarterly basis and set forth in a Compliance Certificate delivered to the Facility Agent pursuant to Section 9.1(d), provided that for the first three quarterly test periods for each Vessel following the relevant Delivery Date, EBITDA shall be annualized:

“Material Adverse Effect”
means (i) a material adverse effect on (a) the ability or prospective ability of any Security Party to meet any of its respective obligations with regard to any Transaction Document, the Loan and the financing arrangements established in connection therewith, or (b) the business, property, assets, liabilities, operations, condition (financial or otherwise) or prospects of each Security Party, taken as a whole or (ii) a material impairment of the validity or enforceability of any Transaction Document;

“Material Vendor”
means each of (i) Bayards USA LLC, (ii) Global Fabrication Services, Inc., (iii) Oil States Skagit Smatco, LLC, (iv) Hydraquip Custom Systems, Inc and (v) Robichaux Automation and Control, Incorporated;

“Material Vendor Contracts”
means each of (i) the contract between Global Fabrication Services, Inc. and Falcon Global dated October 17, 2014 for gear racks, (ii) the contract between Oil States Skagit Smatco, LLC and Falcon Global dated December 23, 2014 relating to the crane requirement for 300 class lift boat (A), (iii) the contract between Hydraquip Custom Systems, Inc and Falcon Global dated February 27, 2015 for hydraulic jacking system and (iv) the contract between Robichaux Automation and Control, Incorporated and Falcon Global dated January 9, 2015 diesel electric energy system;

“Materials of Environmental Concern”	shall have the meaning ascribed thereto in Section 2.1(o);
“Membership Interest Pledge Agreement”	means, with respect to each Borrower, the membership interest pledge agreement given by the Relevant Parent, in substantially the form of Exhibit D-1 or Exhibit D-2 hereto, as applicable;
“MONTCO Guarantor”	means Montco Offshore, Inc., a Louisiana corporation;
“Mortgage”
means the first preferred Marshall Islands ship mortgage (or amended and restated ship mortgage), as the case may be, on each of the Vessels, to be executed by the relevant Borrower in favor of the Security Trustee, substantially in the form set out in Exhibit E hereto;

“MTSA”	means the Maritime & Transportation Security Act, 2002, as amended, inter alia, by Public Law 107-295;
“Multiemployer Plan”
means, at any time, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Security Party or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the three preceding plan years made or accrued an obligation to make contributions;

“Note”	means the promissory note made by the Borrowers in favor of the Facility Agent, substantially in the form of Exhibit A hereto;
“OECD”	Organization for Economic Cooperation and Development;
“Operating Account”	means that certain account (Account No. 29993002) maintained by Falcon Global with the Account Bank and into which all Assigned Moneys relating to the Vessels are to be paid;

“Operating Account Pledge”	means the pledge of the Operating Account to be executed by Falcon Global in favor of the Security Trustee, substantially in the form set out in Exhibit M hereto;
“Operator”	means, in respect of a Vessel, the Person who operates such Vessel and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;
“Project Costs”	means those costs and expenses listed on Schedule 2 under the heading Project Costs in connection with the Vessels;
“Patriot Act”	shall have the meaning ascribed thereto in Section 17.10;
“PBGC”	means the Pension Benefit Guaranty Corporation;
“Permitted Liens”	shall have the meaning ascribed thereto in Section 9.2(a);
“Person”
means any individual, sole proprietorship, corporation, partnership (general or limited), limited liability company, business trust, bank, trust company, joint venture, association, joint stock company, trust or other unincorporated organization, whether or not a legal entity, or any government or agency or political subdivision thereof;

“Plan”
means any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Security Party or ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA;

“Reference Bank”	means DNB Bank;
“Refund Guarantees”
means each of (i) the letter of guarantee No. 1CMPG119937, dated December 12, 2014 by the Refund Guarantor in favor of Falcon Global in connection with Vessel 1, and (ii) the letter of guarantee No. 1CMPG119936, dated December 10, 2014 by the Refund Guarantor in favor of Falcon Global in connection with Vessel 2;

“Refund Guarantor”	means United Overseas Bank Limited;
“Regulation T”	means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time;
“Regulation U”	means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time;
“Regulation X”	means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time;
“Related Party”	means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates;
“Relevant Parent”	means any of Falcon Global, Seacor LB Offshore (MI) LLC and Montco Global, LLC, as the context may require;
“Relevant Party”	means each of the Borrowers, the Vessel Manager and the Relevant Parents, as the context may require;
“Relevant Person”	means (i) each Borrower and each of its Subsidiaries and each other Relevant Party and (ii) each of its respective directors, officers, employees, agents, and representatives;

“Required MONTCO Guarantor Prepayment Amount”
means, as of the date of determination, an amount equal to the product of (i) all outstanding sums owing to any of the Creditors under the Transaction Documents and (ii) the fractional ownership of membership interests in Falcon Global of the MONTCO Guarantor and its Affiliates, immediately prior to the occurrence of the relevant mandatory prepayment event, as a percentage of the total aggregate membership interests;

“Restricted Party”
means a person that is:
(i)     listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person); or
(ii)     located in or incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions; or
(iii)     directly or indirectly owned or controlled by, or acting on behalf, at the direction or for the benefit of, a person referred to in (i) and/or (to the extent relevant under Sanctions) (ii) above;

“Sanctions”
means any applicable (to the Borrowers and/or any Relevant Person and/or Creditor as the context provides) laws, regulations, orders, sanctions or restrictive measures concerning any trade, economic or financial sanctions or embargoes imposed or administered by any Governmental Authority or Sanctions Authority;

“Sanctions Authority”
means the Norwegian State, the United Nations, the European Union, the Member States of the European Union, the United States of America, and any other jurisdiction, the applicable laws of which the relevant Security Party is bound to comply and any authority acting on behalf of any of them in connection with Sanctions;

“Sanctions List”
means (i) the lists of Sanctions designations and/or targets maintained by any Sanctions Authority, including but not limited to the U.S. Specially Designated Nationals and Blocked Persons List and/or (ii) any other Sanctions designation or target listed and/or adopted by a Sanctions Authority, in all cases, from time to time;

“SEACOR Guarantor”	means SEACOR Marine Holdings Inc., a Delaware corporation;
“Security Document(s)”
means the Guaranties, the Mortgages, the Assignments, the Assignment of Interest Rate Agreement, the Operating Account Pledge, the Accounts Control Agreement, the Vessel Manager’s Undertaking, the Membership Interest Pledge Agreement and any other documents that may be executed as security for the Loan and the Borrowers’ obligations in connection therewith;

“Security Party(ies)”	means each of the Borrowers, the Guarantors and the Vessel Manager and the Relevant Parents that is party to a Security Document;
“Security Trustee”	shall have the meaning ascribed thereto in the preamble;
“Shipbuilding Contract”
means each of (i) the shipbuilding contract, dated September 24, 2014 between the Builder and Falcon Global, as buyer in connection with Vessel 1, and (ii) the shipbuilding contract, dated September 24, 2014 between the Builder and Falcon Global, as buyer in connection with Vessel 2, as each such shipbuilding contract may be amended, modified, or supplemented from time to time;

“SMC”	means the safety management certificate issued in respect of a vessel in accordance with rule 13 of the ISM code;
“Subsidiary(ies)”
means, with respect to any Person, any business entity of which more than 50% of the outstanding voting stock or other equity interest is owned directly or indirectly by such Person and/or one or more other Subsidiaries of such Person;

“Swap Bank(s)”	means each of the financial institutions identified as a swap bank on Schedule 1 hereof;

“Taxes”
means any present or future income or other taxes, levies, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing authority whatsoever, except for taxes on or measured by the overall net income of any Lender imposed by its jurisdiction of incorporation or formation, or its applicable lending office, the United States of America, the State or City of New York or any governmental subdivision or taxing authority of any thereof or by any other taxing authority having jurisdiction over such Lender (unless and only to the specific extent such jurisdiction is asserted by reason of the activities of the Borrowers) or any taxes imposed under FATCA.

“Total Tranche B Amount”	means an amount (A) not less than the greater of (i) 10% of the aggregate Fair Market Value of the Vessels and (ii) $10,000,000 and (B) not greater than $18,000,000 ;
“Tranche A”
means the portion of the Loan to be made available to the Borrowers in connection with the Vessels by the Lenders pursuant to Section 3 hereof, in an amount not to exceed the lesser of (x) $62,500,000 and (y) 55% of the Project Cost divided into two sub-tranches, one for each Vessel which shall be in an amount, per Vessel, not to exceed the lesser of (x) $31,250,000 and (y) 55% of the Project Cost of the applicable Vessel;

“Tranche B”
means the portion of the Loan to be made available to the Borrowers by the Lenders pursuant to Section 3 hereof to be used to finance Project Costs in two sub-tranches, one for each Vessel, each of which sub-tranches shall be in an amount (A) not less than the greater of (i) 10% of the Fair Market Value of the applicable Vessel and $5,000,000 and (B) not greater than $9,000,000, for the applicable Vessel;

“Tranches”	means both of Tranche A and Tranche B (and a “Tranche” means either of them);
“Transaction Documents”	means each of this Agreement, the Note, the Security Documents, any Interest Rate Agreement and any other document designated as such by the Facility Agent and the Borrowers;
“Vessel 1”
means that certain M300-4 liftboat vessel, being Hull 1028 with 4 legs with not less than 300 ft. leg length, 14,000 sq. feet deck space and 150 person accommodation currently under construction with the Builder to be delivered to the applicable Borrower and registered under the laws of the Designated Jurisdiction;

“Vessel 2”
means that certain M300-4 liftboat vessel, being Hull 1029 with 4 legs with not less than 300 ft. leg length, 14,000 sq. feet deck space and 150 person accommodation currently under construction with the Builder to be delivered to the applicable Borrower and registered under the laws of the Designated Jurisdiction;

“Vessel(s)”	means Vessel 1 and Vessel 2 and each of them;
“Vessel Manager”
means SEACOR Offshore Dubai LLC, Seacor Marine LLC or any other entity controlled by the SEACOR Guarantor which will commercially and technically manage the Vessels at all times, or any other management company with the prior written consent of the Majority Lenders;

“Vessel Manager’s Undertaking(s)”	means each of the undertakings made or to be made by the Vessel Manager in favor of the Lenders in respect of a Vessel, substantially in the form set out in Exhibit N hereto; and
“Withdrawal Liability(ies)”	means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.
1.2    Computation of Time Periods; Other Definitional Provisions. In this Agreement, the Note, the Security Documents and any Interest Rate Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; words importing either gender include the other gender; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement, the Note or such Security Document or any Interest Rate Agreement, as applicable; references to agreements and other contractual instruments (including any Transaction Document) shall be deemed to include all subsequent amendments, amendments and restatements, supplements, extensions, replacements and other modifications to such instruments effected in accordance with the terms of this Agreement (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of the Transaction Documents); references to any matter that is “approved” or requires “approval” of a party shall mean approval given in the sole and absolute discretion of such party unless otherwise specified; words importing the plural include the singular and vice versa.
1.3    Accounting Terms. Unless otherwise specified herein, all accounting terms used in this Agreement, the Note, the Security Documents and any Interest Rate Agreement shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Facility Agent or the Lenders, as the case may be, under this Agreement shall be prepared, in accordance with generally accepted accounting principles for the United States (“GAAP”) as amended from time to time including amendments to GAAP made as a result of the conformity of GAAP to International Financial Reporting Standards in effect.
1.4    Certain Matters Regarding Materiality. To the extent that any representation, warranty, covenant or other undertaking of any Borrower in this Agreement is qualified by reference to those which are not reasonably expected to result in a “Material Adverse Effect” or language of similar import, no inference shall be drawn therefrom that the Facility Agent, Security Trustee or Lenders have knowledge or approves of any noncompliance by such Borrower with any governmental rule.
1.5    Forms of Documents. Except as otherwise expressly provided in this Agreement, references to documents or certificates “substantially in the form” of Exhibits to another document shall mean that such documents or certificates are duly completed in the form of the related Exhibits with substantive changes subject to the provisions of Section 17.7 of this Agreement, as the case may be, or the correlative provisions of the Security Documents and any Interest Rate Agreement.

2.	REPRESENTATIONS AND WARRANTIES
2.1    Representations and Warranties. In order to induce the Creditors to enter into this Agreement and to make the Loan available to the Borrowers, each of the Borrowers hereby represents and warrants to the Creditors (which representations and warranties shall survive the execution and delivery of this Agreement, the Note, and the drawdown of the Loan hereunder) that:
(a)    Due Organization and Power. It is duly formed or organized, as the case may be and is validly existing in good standing under the laws of its jurisdiction of formation, has full power to carry on its business as now being conducted and to enter into and perform its obligations under the Transaction Documents to which it is a party, and has complied with all statutory, regulatory and other requirements relative to such business and such agreements;
(b)    Authorization and Consents. All necessary corporate or limited liability company action has been taken to authorize, and all necessary consents and authorities have been obtained and remain in full force and effect to permit it to enter into and perform its obligations under Transaction Documents to which it is a party and to borrow, service and repay the Loan and, as of the date of this Agreement, no further consents or authorities are necessary for the service and repayment of the Loan or any part thereof;
(c)    Binding Obligations. Each Transaction Document to which it is a party constitutes or will, when executed and delivered, constitute the legal, valid and binding obligations of such Borrower, enforceable against it in accordance with the respective terms of such Transaction Document, except to the extent that such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights;
(d)    No Violation. The execution and delivery of, and the performance of the provisions of each of the Transaction Documents to which it is party do not contravene any applicable law or regulation existing at the date hereof material to the conduct of its business or any contractual restriction binding on it or its certificate of formation or operating agreement (or equivalent instruments) and that the proceeds of the Loan shall be used by the Borrowers exclusively for their own account;
(e)    Filings; Stamp Taxes. Other than the recording of the Mortgages with the Maritime Administrator’s office of the Republic of the Marshall Islands and the filing of Uniform Commercial Code financing statements in the District of Columbia in respect of the Assignments and any other relevant Transaction Document and the payment and filing or recording fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of the Transaction Documents that any of them or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar Taxes be paid on or in relation to the Transaction Documents;
(f)    Litigation. No action, suit or proceeding is pending or threatened against it before any court, board of arbitration or administrative agency which is reasonably likely to result in a Material Adverse Effect;

(g)    No Default. It is not in default under any material agreement by which it is bound, or is in default in respect of any financial commitments or obligations which in the aggregate exceed $1,000,000;
(h)    Vessels. Each Vessel:

(i)
will be in the sole and absolute ownership of the relevant Borrower and duly registered in its name under the laws and flag of the Designated Jurisdiction, unencumbered, save and except for the relevant Mortgage recorded against it, the Assignments, Permitted Liens and as permitted hereby and thereby;

(ii)	will be classed in the highest classification and rating for vessels of the same age and type with its Classification Society without any material outstanding recommendations or adverse notations; and

(iii)	will be insured in accordance with the provisions of the relevant Mortgage and the requirements thereof in respect of such insurances will have been complied with;
(i)    Insurance. It has insured its properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses;
(j)    Financial Information. On or prior to the date hereof, all financial statements, information and other data furnished by it to the Facility Agent or the Lenders, as the case may be, are complete and correct, such financial statements have been prepared in accordance with GAAP and accurately and fairly present the financial condition of the parties covered thereby as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements and it has no material contingent obligations, liabilities for taxes or other outstanding financial obligations;
(k)    Tax Returns. It has filed all tax returns required to be filed by it and has paid all taxes payable by it which have become due, other than those not yet delinquent and except for those taxes being contested in good faith and by appropriate proceedings or other acts and for which adequate reserves shall have been set aside on its books;
(l)    ERISA. No ERISA Funding Event, ERISA Termination Event, Foreign Termination Event or Foreign Underfunding exists or has occurred, or is reasonably expected to exist or occur with respect to any Plan maintained or contributed to by it or any ERISA Affiliate of it, that, when taken together with all other ERISA Funding Events, ERISA Termination Events, Foreign Termination Events and Foreign Underfundings that exist or have occurred, or which would reasonably be expected to exist or occur, could reasonably be expected to, insofar as ERISA applies thereto, result in it or any ERISA Affiliate of it incurring any liability, fine or penalty that would have a Material Adverse Effect. The execution and delivery of this Agreement and the consummation of the transactions hereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code;
(m)    Chief Executive Offices. Each Borrower’s chief executive office and chief place of business and the office in which the records relating to its earnings and other receivables are kept is located at 7910 Main Street, 2nd Floor, Houma, LA 70360.
(n)    Equity Ownership. (i) as of the date hereof, Falcon Global LLC is directly and beneficially owned fifty percent (50%) by Montco Global, LLC, and fifty percent (50%) by SEACOR LB Offshore (MI) LLC and (ii) each of Falcon Pearl LLC and Falcon Diamond LLC is directly and beneficially owned one hundred percent (100%) by Falcon Global LLC;
(o)    Environmental Matters and Claims. (a) Except as heretofore disclosed in writing to the Facility Agent (i) each of the Borrowers will, when required under applicable law to operate its business as then being conducted, be in compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements to which any is a party relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (“Environmental Laws”); (ii) each of the Borrowers will, when required under applicable law, have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws (“Environmental Approvals”) and will, when required under applicable law, be in compliance with all Environmental Approvals required to operate their business as then being conducted; (iii) each of the Borrowers has not received any notice of any claim, action, cause of action, investigation or demand by any person, entity, enterprise or Governmental Authority, alleging potential liability for, or a requirement to incur, material investigator costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys’ fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval (“Environmental Claim”) (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by it in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)); and (iv) there are no circumstances that may prevent or interfere with such full compliance in the future; and (b) except as heretofore disclosed in writing to the Facility Agent there is no Environmental Claim pending or threatened against any of the Security Parties and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against a Borrower, the adverse disposition of which is reasonably likely to result in a Material Adverse Effect;
(p)    Liens. In respect of each Borrower, there are no liens of any kind on any property owned by it other than Permitted Liens;
(q)    Indebtedness. The Borrowers have no Indebtedness other than the Indebtedness contemplated by this Agreement;
(r)    Payment Free of Taxes. Subject to compliance with Section 7.4, all payments made or to be made by it under or pursuant to the Transaction Documents shall be made free and clear of, and without deduction or withholding for an account of, any Taxes;
(s)    No Proceedings to Dissolve. There are no proceedings or actions pending or contemplated by any Borrower, or to its knowledge contemplated by any third party, to dissolve or terminate any Borrower;
(t)    Solvency. With respect to any Borrower, (i) the sum of its assets, at a fair valuation, does and will exceed its liabilities, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, (ii) the present fair market salable value of its assets is not and shall not be less than the amount that will be required to pay its probable liability on its then existing debts, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, as they mature, (iii) it does not and will not have unreasonably small working capital with which to continue its business and (iv) it has not incurred, does not intend to incur and does not believe it will incur, debts beyond its ability to pay such debts as they mature;
(u)    Compliance with Laws. It is in compliance with all applicable laws except where the failure to comply would not, alone or in the aggregate, be reasonably likely to result in a Material Adverse Effect;
(v)    Investment Company. It is not required to be registered as an “investment company” (as defined in the Investment Company Act of 1940, as amended);
(w)    Margin Stock. None of the proceeds of the Loan will be used to purchase or carry margin stock within the meanings of Regulations T, U or X of the Board of Governors of the Federal Reserve System; no Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System;
(z)    Sanctions and Anti-Money Laundering Laws. Each of the Borrowers and
their respective Subsidiaries, and, to the knowledge of the Borrowers, any Related Party of the foregoing, is and has been in compliance with Anti-Money Laundering Laws. None of the Borrowers, nor any of their Subsidiaries, nor any of their directors and officers, is (i) a Restricted Party; (ii) in breach of Sanctions; or (iii) to their knowledge subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any breach or alleged breach of Sanctions. None of the Borrowers, nor any of their respective Subsidiaries, are using or have used the Loan or the proceeds from the Loan, directly or indirectly, to lend, contribute, provide or otherwise make available funds to (1) a Restricted Party, or (2) a person or entity for the purpose of engaging in any activities targeted by, or in violation of, Sanctions or Anti-Money Laundering Laws, or that will otherwise result in a violation of Sanctions and Anti-Money Laundering Laws by such Security Party or such Subsidiary, or, to the knowledge of the Security Parties, any Related Party of the foregoing;
(aa)    Material Adverse Change. Since March 31, 2015 no material adverse change has occurred with respect to its financial condition or operations;
(bb)    Collateral. All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Security Documents (as then in effect) have been duly made or taken and are in full force and effect, and the Security Documents (as then in effect) to which it is a party create in favor of the Security Trustee, for the benefit of the Creditors, a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral, securing the payment of the obligations of the Security Parties under the Transaction Documents, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. The relevant Borrower is the legal and beneficial owner of the Collateral created under the Security Documents to which it is a party, free and clear of any Lien, except for the liens and security interests created or permitted under the Security Documents. Each Ship Mortgage, when executed and delivered, creates in favor of the Security Trustee for the benefit of the Lenders a legal, valid, and enforceable first preferred mortgage lien over the whole of the applicable Vessel; and
(cc)    Survival. All representations, covenants and warranties of the Borrowers and the other Security Parties made herein and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the making of the Loan and the issuance of the Note.

3.	THE FACILITY
3.1    Purposes. The Lenders shall make the Loan available to the Borrowers to provide pre- and post- Delivery Date part financing for the Vessels.
3.2    The Loan. Each of the Lenders, relying upon each of the representations and warranties set out in Section 2, as well as each of the representations, covenants and warranties set out in the other Transaction Documents, hereby severally and not jointly agrees with the Borrowers that, subject to and upon the terms of this Agreement, it will, on the relevant Drawdown Date, advance its portion of the relevant Tranche to the Borrowers at the address of the Borrowers set forth in Section 16.1 or at such other place as the Borrowers may direct in writing, not later than 11:00 a.m. (New York time) on the Drawdown Date. Tranche A shall be available during the relevant Availability Period to the Borrowers to finance Project Costs in multiple Advances, estimated as of the date hereof to be required at the times and in the amounts as set forth on the Drawdown Schedule, which times and amounts are subject to change to be notified to the Facility Agent, provided that the relevant Equity Contribution relating to the Project Cost as set forth on the Drawdown Schedule shall have been paid to the Builder by the Borrowers.
Tranche B shall be available in multiple Advances to finance the Project Costs during the relevant Availability Period. Prior to the relevant Delivery Date of a Vessel and so long as Acceptable EBITDA Backlog is at least $10,000,000, Advances made under Tranche B relating to a Vessel shall not exceed $5,000,000. After the relevant Delivery Date of the applicable Vessel, if (i) Acceptable EBITDA Backlog is greater than $10,000,000 but less than $20,000,000, 50% of the Total Tranche B Amount shall be available to the Borrowers, or (ii) Acceptable EBITDA Backlog is equal to or greater than $20,000,000, 100% of the then remaining amount under Tranche B shall be available to draw.  The amount of the relevant Advance made under Tranche B shall be made pro rata with the Equity Contribution to be made by the Borrowers. In the event that Acceptable EBITDA Backlog increases subsequent to the making of an Advance under Tranche B, but during the Availability Period, such that the Borrowers would be entitled to borrow all of Tranche B, the Borrowers shall be permitted to request an additional Advance. No Advances under Tranche B shall be available if Acceptable EBITDA Backlog is less than $10,000,000. Any portion of the Commitment not drawn within the relevant Availability Period shall be cancelled and the amount of the Loan shall be reduced proportionately.
3.3    Drawdown Notice. The Borrowers shall serve a notice (a “Drawdown Notice”), substantially in the form of Exhibit I hereto, on the Facility Agent no later than 12:00 p.m. (noon) (New York time) four (4) Banking Days prior to the date of the proposed making of the relevant Advance relating to the Loan (or such earlier date acceptable to the Lenders in their sole discretion). The Drawdown Notice shall (a) be in writing addressed to the Facility Agent, (b) be effective on receipt by the Facility Agent, (c) specify the Banking Day on which the relevant Advance is to be drawn and the particular Vessel to which such Advance relates, (d) specify the amount of the relevant Advance, and the relevant Tranche to which such Advance relates, (e) specify the Interest Period requested by the Borrower, (f) specify the disbursement instructions and (g) be irrevocable. The Majority Lenders may in their sole discretion waive the requirement for the aforementioned Drawdown Notice.
3.4    Effect of Drawdown Notice. Delivery of a Drawdown Notice shall be deemed to constitute a warranty by each of the Borrowers (a) that the representations and warranties stated in Section 2 (updated mutatis mutandis) are true and correct on and as of the date of such Drawdown Notice and will be true and correct on and as of such Drawdown Date as if made on such date, (b) that the representations and warranties stated in the other Transaction Documents (updated mutatis mutandis) are true and correct on and as of the date of the relevant Drawdown Notice and will be true and correct on and as of such Drawdown Date as if made on such date and (c) that no Event of Default nor any Default has occurred and is continuing.
3.5    Commitment Fee. The Borrowers agree to pay the Facility Agent for distribution to each Lender the Commitment Fee. The Commitment Fee shall begin to accrue five (5) days after the Closing Date and shall be due and payable quarterly in arrears on the last day of each of September, December, March and June in each year and on the last day of the Availability Period (or, if earlier, the date upon which the Commitment is terminated in its entirety).

4.	CONDITIONS PRECEDENT
4.1    Conditions Precedent to the Closing Date. The obligation of the Lenders to make the Loan available to the Borrowers under this Agreement shall be expressly subject to the following conditions precedent:

(a)    Corporate Authority. The Facility Agent shall have received the following documents in form and substance satisfactory to the Facility Agent:

(i)
copies, certified as true and complete by an officer of each of the Borrowers, of the resolutions of the directors, members or managers thereof evidencing approval of the Transaction Documents and any Interest Rate Agreements to which each is a party and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations, including the execution of a Drawdown Notice;

(ii)
copies, certified as true and complete by an officer of each of the other Security Parties, of the resolutions of the directors, members or managers thereof evidencing approval of the applicable Transaction Documents to which it is or will be a party and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

(iii)
copies, certified as true and complete by an officer of the relevant Security Party, of all documents evidencing any other necessary action (including actions by such parties thereto other than the Security Parties as may be required by the Lenders), approvals or consents with respect to the Transaction Documents;

(iv)
copies, certified as true and complete by an officer of each Security Party, of the certificate of formation or the articles of incorporation, the operating agreement or the by-laws, as the case may be, or equivalent instruments thereof;

(v)
certificate of an authorized officer of each Borrower certifying as to the record ownership of all of its issued and outstanding capital stock or limited liability company membership interests, as the case may be;

(vi)	certificate of the jurisdiction of formation of each Security Party as to the good standing thereof;

(vii)
copies, certified as true and complete by an officer of each of the Security Parties, of the names and true signatures of the officers of such Security Parties authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder; and

(viii)
a certificate signed by the Chairman, President, Executive Vice President, Treasurer, Comptroller, Controller or chief financial officer of (A) each of the Borrowers to the effect that no Default or Event of Default shall have occurred and be continuing and (B) each of the Security Parties to the effect that the representations and warranties of such Security Party contained in this Agreement are true and correct as of the date of such certificate.

(b)    This Agreement. The Borrowers shall have duly executed and delivered this Agreement to the Facility Agent;
(c)    Guaranty. Each Guarantor shall have duly executed and delivered the Guaranty to the Facility Agent;
(d)    Consent and Agreement. Each Security Party (other than the Borrowers) shall have executed and delivered the Consent and Agreement hereto;
(e)    [Reserved];
(f)    Membership Interest Pledge Agreement. A Membership Interest Pledge Agreement with respect to each of the Borrowers duly executed by the Relevant Parent;
(g)    UCC Filings. Each relevant Borrower shall have duly delivered to the Facility Agent the Uniform Commercial Code financing statements for filing with the State of Delaware, the District of Columbia and in such other jurisdictions as the Facility Agent may reasonably require;
(h)    Financial Statements. Each of the Borrowers shall deliver to the Facility Agent consolidated unaudited financial statements, together with a Compliance Certificate, for the period ending March 31, 2015;
(i)    Licenses, Consents and Approvals. The Facility Agent shall have received satisfactory evidence that all necessary licenses, consents and approvals in connection with the transactions contemplated by the Transaction Documents have been obtained;

(j)    Know Your Customer Requirements. The Facility Agent shall have received documentation to its satisfaction in connection with its know your customer requirements, including but not limited to:

(i)	completed bank account opening mandates with telephone and fax indemnities to include a list of all account holders’ authorized signatories and specimens of their signatures;

(ii)	certified list of directors, including titles, business and residential addresses and dates of birth;

(iii)	certified true copy of photo identification (i.e. passport or driving license) and evidence of residential address (i.e. utility bill or bank statement) for all authorized signatories;

(iv)	certificates of incorporation or similar documents, certified by the respective secretary or assistant secretary of such entity;

(v)	with respect to each Borrower, such entity’s tax form and tax identification number;

(vi)	with respect to each Borrower, certificate of ultimate beneficial ownership, certified by the respective secretary or assistant secretary of such entity; and
(vii)    non-resident declaration forms, if applicable;
(k)    [Reserved];
(l)    Withholding Tax. Assurance that any withholding tax will be paid or application to the relevant tax authorities is or will be sent, if relevant;
(m)    Legal Opinions. The Facility Agent shall have received legal opinions addressed to the Lenders from (i) Watson Farley & Williams (New York) LLP, special counsel to the Borrowers and the SEACOR Guarantor, (ii) Baldwin, Haspel, Burke & Mayer, LLC, special counsel to the MONTCO Guarantor, and (iii) Seward & Kissel LLP, special counsel to the Lenders, in each case in such form as the Facility Agent may require, as well as such other legal opinions as the Facility Agent shall have required as to all or any matters under the laws of the United States of America, the State of New York, the State of Delaware, the State of Louisiana and the Republic of the Marshall Islands in a form acceptable to the Facility Agent and its counsel;
(n)    No Event of Default. No Default or Event of Default having occurred and being continuing; and
(o)    Miscellaneous. The Borrowers shall provide to the Facility Agent any such other items as the Facility Agent may reasonably require.
4.2    Conditions Precedent to pre-Delivery Date Advances. The obligation of the Lenders to make an Advance on the occasion of each Drawdown Date (including the Initial Extension of Credit) prior to the relevant Delivery Date of a Vessel shall be expressly and separately subject to the following further conditions precedent on the relevant Drawdown Date (unless any such conditions have on a prior Drawdown Date been satisfied to the Facility Agent’s satisfaction):
(a)    Drawdown Notice. The Facility Agent having received a Drawdown Notice in accordance with the terms of Section 3.
(b)    The Note. The Borrowers shall have duly executed and delivered the Note to the Facility Agent,
(c)    Shipbuilding Contracts. Copies of the Shipbuilding Contracts certified by an officer of the Borrowers as being a true and correct copy thereof.
(d)    Refund Guarantees. Copies of the Refund Guarantees certified by an officer of the Borrowers as being a true and correct copy thereof.
(e)    Material Vendor Contracts. Copies of the Material Vendor Contracts certified by an officer of the Borrowers as being a true and correct copy thereof.
(f)    Builder’s Risk Insurance. Copies of the Builder’s risk insurances certified by an officer of the Borrowers as true and correct thereof.
(g)    Technical Advisor Report. A progress report satisfactory to the Facility Agent from an independent technical advisor appointed by the Facility Agent and acceptable to each of the Lenders, dated no earlier than 90 days (or such other date reasonably satisfactory to the Facility Agent) before the Drawdown Date, describing, inter alia, (i) the progress of the construction of the Vessels and the Builder’s performance with relation thereto, and (ii) confirming the Borrowers’ ability to take delivery of the Vessel within the scheduled time and cost at acceptable quality standards. All costs incurred in connection with the appointment of an independent technical advisor and the progress reports shall be for the account of the Borrowers.

(h)    Fees. The Creditors shall have received payment in full of all fees, costs and expenses due to each thereof pursuant to the terms hereof on the date when due including, without limitation, the Commitment Fee, all fees and expenses due under Section 13 and any fees required to be paid pursuant to the Fee Letter, payable to the Facility Agent for further distribution to the Lenders.
(i)    Representations and Warranties. The representations stated in Section 2 (updated mutatis mutandis to such date) and stated in the other Transaction Documents being true and correct as if made on and as of that date;
(j)    No Event of Default. No Default or Event of Default having occurred and being continuing;
(k)    Bringdown Officer’s Certificates. A bringdown certificate signed by an officer of each Security Party dated the relevant Drawdown Date bringing down each of the certificates, organizational documents and resolutions set forth in Section 4.1(a) and certifying that such certificates, organizational documents and resolutions are true and correct on, before and after giving effect to the Advance and to the application of the proceeds therefrom, as though made on and as of such date;
(l)    No Change in Laws. The Lenders being satisfied that no change in any applicable laws, regulations, rules or in the interpretation thereof shall have occurred which make it unlawful for any Security Party to make any payment as required under the terms of the Transaction Documents;
(m)    No Material Adverse Effect. There having occurred no matter or event which might result in a Material Adverse Effect since the date hereof;
(n)    Security Interests Valid. Evidence satisfactory to the Facility Agent that each of the Security Documents shall be effective to create in favor of the Security Trustee a legal, valid and enforceable first priority security interest in the Collateral and that such security interest is validly perfected. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Facility Agent to protect and preserve such security interests shall have been duly effected;
(o)    Assignment of Shipbuilding Contract and Refund Guarantee. The Assignment of Shipbuilding Contract and Refund Guarantee duly executed by the relevant Borrower and acknowledged by the Builder and the Refund Guarantor;
(p)    Assignment of Builder’s Risk Insurance. The Assignment of Builder’s Risk Insurance duly executed by the relevant Borrower and acknowledged by the underwriter;
(q)    Assignment of Interest Rate Agreement. The Assignment of Interest Rate Agreement, if any;
(r)    Assignment of Material Vendor Contracts. The Assignment of Material Vendor Contracts duly executed by the relevant Borrower and acknowledged by the relevant Material Vendor;
(s)    Legal Opinions. If requested by any Lender, the Facility Agent shall have received legal opinions addressed to the Lenders from (i) Watson Farley & Williams (New York) LLP, special counsel to the Borrowers and the SEACOR Guarantor, (ii) Baldwin, Haspel, Burke & Mayer, LLC, special counsel to the MONTCO Guarantor, and (iii) Seward & Kissel LLP, special counsel to the Lenders, in each case in such form as the Facility Agent may require, as well as such other legal opinions as the Facility Agent shall have required as to all or any matters under the laws of the United States of America, the State of New York, the State of Delaware, the State of Louisiana and the Republic of the Marshall Islands in a form acceptable to the Facility Agent and its counsel;
(t)    UCC Filings. Each relevant Borrower shall have duly delivered to the Facility Agent the Uniform Commercial Code financing statements for filing with the State of Delaware, the District of Columbia and in such other jurisdictions as the Facility Agent may reasonably require;
(u)    Equity Contribution. Evidence satisfactory to the Facility Agent that the Borrowers have paid the relevant Equity Contribution (including the Initial Equity Contribution) required in connection with the relevant Advance as set forth on Schedule 3;
(v)    Invoices. Certified copies of invoices issued by the Builder and/or the Material Vendors in connection with the relevant installment due to it under the Shipbuilding Contract relevant Material Vendor Contract to which the relevant Advance pertains; and
(w)    Assignment of Earnings. Falcon Global shall have duly executed and delivered to the Facility Agent an Assignment of Earnings;
(x)    Miscellaneous. The Borrowers shall provide to the Facility Agent any such other items as the Facility Agent may reasonably require.

4.3    Conditions Precedent to each Delivery Date Advance. The obligation of the Lenders to make an Advance available to the Borrowers under this Agreement on the relevant Delivery Date of a Vessel shall be expressly subject to the following conditions precedent:
(a)    Drawdown Notice. The Facility Agent having received a Drawdown Notice in accordance with the terms of Section 3.
(b)    Representations and Warranties. The representations stated in Section 2 (updated mutatis mutandis to such date) and the other Transaction Documents being true and correct as if made on and as of that date;
(c)    No Event of Default. No Default or Event of Default having occurred and being continuing;
(d)    Bringdown Officer’s Certificates. A bringdown certificate signed by an officer of each Security Party dated the relevant Drawdown Date bringing down each of the certificates, organizational documents and resolutions set forth in Section 4.1(a) and certifying that such certificates, organizational documents and resolutions are true and correct on, before and after giving effect to the Advance and to the application of the proceeds therefrom, as though made on and as of such date;
(e)    No Change in Laws. The Lenders being satisfied that no change in any applicable laws, regulations, rules or in the interpretation thereof shall have occurred which make it unlawful for any Security Party to make any payment as required under the terms of the Transaction Documents;
(f)    No Material Adverse Effect. There having occurred no matter or event which might result in a Material Adverse Effect since the date hereof;
(g)    Security Interests Valid. Evidence satisfactory to the Facility Agent that each of the Security Documents shall be effective to create in favor of the Security Trustee a legal, valid and enforceable first priority security interest in the Collateral and that such security interest is validly perfected. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Facility Agent to protect and preserve such security interests shall have been duly effected;
(h)    The Vessels. On the relevant Delivery Date the Facility Agent shall have received evidence satisfactory to it that each Vessel:

(i)
is in the sole and absolute ownership of the relevant Borrower (including the provision of a certified copy of the fully executed protocol of delivery and acceptance signed by the Builder and the relevant Borrower, evidence of assignment of the shipbuilding contract or other assignments by Falcon Global in favor of the relevant Borrower who will own the relevant Vessel) and duly registered in such Borrower’s name under the laws and flag of the relevant Designated Jurisdiction, unencumbered, save and except for the relevant Mortgage recorded against it, the Assignments, and Permitted Liens;

(ii)	is classed in the highest classification and rating for vessels of the same age and type with the respective Classification Society without any material outstanding recommendations;

(iii)	is operationally seaworthy and in every way fit for its intended service; and

(iv)
insured in accordance with the provisions of the applicable Mortgage and Section 9.1(v) hereof and all requirements of the applicable Mortgage and Section 9.1(v) hereof in respect of such insurance have been fulfilled (including, but not limited to, letters of undertaking from the insurance brokers, including confirmation notices of assignment, notices of cancellation and loss payable clauses acceptable to the Lenders);

(i)    Evidence of Current COFR. The Facility Agent shall have received evidence of current compliance with any applicable requirement for a Certificate of Financial Responsibility pursuant to the Oil Pollution Act 1990 for each relevant Vessel;
(j)    Operating Account. The Borrowers shall have established the Operating Account with the Account Bank into which Assigned Moneys are to be paid;
(k)    Operating Account Pledges. Falcon Global shall have executed and delivered to the Facility Agent the Operating Account Pledge relating to its Operating Account;
(l)    Accounts Control Agreement. Each of the Borrowers, the Account Bank and the Security Trustee shall have executed and delivered to the Facility Agent the Accounts Control Agreement;
(m)    Mortgages. Each Borrower shall have duly executed, and delivered to the Facility Agent, the Mortgage over each of its Vessels;

(n)    Recording of the Mortgages. The Facility Agent shall have received satisfactory evidence that the Mortgages have been duly recorded under the laws of the Republic of the Marshall Islands, and each such Mortgage constitutes a first preferred mortgage lien under the laws of such jurisdiction;
(o)    Assignments. Each relevant Borrower shall have duly executed and delivered to the Facility Agent:

(i)	an Insurances Assignment over each Vessel;

(ii)	an Assignment of Earnings and Charterparties by each of Falcon Pearl and Falcon Diamond;

(iii)	the Assignment Notices with respect to the above mentioned Assignments; and

(iv)	an Assignment of Interest Rate Agreement, if any;
(p)    Vessels Liens. Each relevant Borrower shall deliver to the Facility Agent evidence satisfactory to it and to its counsel that, save for the liens created by the Mortgage and the Assignments, there are no liens, charges or encumbrances of any kind whatsoever on a Vessel, or on its earnings except as permitted hereby or by any of the Security Documents;
(q)    Compliance with ISM Code, ISPS Code, Annex VI and MTSA. Each relevant Borrower shall deliver to the Facility Agent evidence satisfactory to it and to its counsel that each Vessel complies and the Operator complies with the requirements of the ISM Code, ISP Code, Annex VI and MTSA including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto and the Facility Agent shall have received a copy of the DOC, SMC, ISSC and IAPPC for the relevant Vessel;
(r)    No Threatened Withdrawal of DOC, ISSC, SMC or IAPPC. Each relevant Borrower shall deliver to the Facility Agent a certificate of such Borrower certifying that there is no actual or, to the best of such Borrower’s knowledge, threatened withdrawal of any Operator’s DOC, ISSC, SMC, IAPPC or other certification or documentation related to the ISM Code, ISPS Code, Annex VI or otherwise required for the operation of each Vessel or in respect to any of such Borrower’s Vessels;
(s)    Vessel Appraisals. The Facility Agent shall have received an appraisal of the Fair Market Value of the applicable Vessel from an Approved Broker, in form and substance satisfactory to the Facility Agent;
(t)    Insurance Report. The Facility Agent shall have received a detailed report from a firm of independent marine insurance consultants appointed by the Facility Agent in respect of the insurances on the applicable Vessel, in form and substance satisfactory to the Facility Agent, the cost of such report to be for the account of the relevant Borrower;
(u)    Vessel Manager Documents. Each Vessel Manager shall have duly executed and delivered to the Facility Agent the Vessel Manager’s Undertaking relating to the relevant Vessel together with a copy of the management agreement between the Vessel Manager and the relevant Borrower;
(v)    Legal Opinions. The Facility Agent shall have received legal opinions addressed to the Lenders from (i) Watson Farley & Williams (New York) LLP, special counsel to the Borrowers, and (ii) Seward & Kissel LLP, special counsel to the Lenders, in each case in such form as the Facility Agent may require, as well as such other legal opinions as the Facility Agent shall have required as to all or any matters under the laws of the United States of America,
(w)    Equity Contribution. Evidence satisfactory to the Facility Agent that the Borrowers have paid the Equity Contribution required in connection with the relevant Advance as set forth on Schedule 3;
(x)    Invoices. Certified copies of invoices issued by the Builder and/or the Material Vendors in connection with the relevant installment due to it under the Shipbuilding Contract relevant Material Vendor Contract to which the relevant Advance pertains; and
(y)    Miscellaneous. The Borrowers shall provide to the Facility Agent any such other items as the Facility Agent may reasonably require.
4.4    Conditions Precedent to each Advance in connection with Tranche B. The obligation of the Lenders to make that portion of the Loan available to the Borrowers in connection with Tranche B shall be expressly subject to the following conditions precedent:
(a)    Drawdown Notice. The Facility Agent having received a Drawdown Notice in accordance with the terms of Section 3;
(b)    Representations and Warranties. The representations stated in Section 2 (updated mutatis mutandis to such date) and stated in the other Transaction Documents being true and correct as if made on and as of that date;
(c)    No Event of Default. No Default or Event of Default having occurred and being continuing;

(d)    Bringdown Officer’s Certificates. A bringdown certificate signed by an officer of each Security Party dated the relevant Drawdown Date bringing down each of the certificates, organizational documents and resolutions set forth in Section 4.1(a) and certifying that such certificates, organizational documents and resolutions are true and correct on, before and after giving effect to the Advance and to the application of the proceeds therefrom, as though made on and as of such date;
(e)    No Change in Laws. The Lenders being satisfied that no change in any applicable laws, regulations, rules or in the interpretation thereof shall have occurred which make it unlawful for any Security Party to make any payment as required under the terms of the Transaction Documents;
(f)    No Material Adverse Effect. There having occurred no matter or event which might result in a Material Adverse Effect since the date hereof;
(g)    Security Interests Valid. Evidence satisfactory to the Facility Agent that each of the Security Documents shall be effective to create in favor of the Security Trustee a legal, valid and enforceable first priority security interest in the Collateral and that such security interest is validly perfected. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Facility Agent to protect and preserve such security interests shall have been duly effected;
(h)    Equity Contribution. Evidence satisfactory to the Facility Agent that the Borrowers have paid to the Builder its Equity Contribution as set forth on Schedule 3;
(i)    Invoices. Certified copies of invoices issued by the Builder and/or the Material Vendors in connection with the relevant installment due to it under the Shipbuilding Contract and/or the relevant Material Vendor Contract to which the relevant Advance pertains;
(j)    Acceptable EBITDA Backlog. Evidence satisfactory to the Facility Agent as to Acceptable EBITDA Backlog; and
(k)    Miscellaneous. The Borrowers shall provide to the Facility Agent any such other items as the Facility Agent may reasonably require.
4.5    Breakfunding Costs. In the event that, on the date specified for the making of the Advance in the relevant Drawdown Notice, any Lender shall not be obliged under this Agreement to make the relevant Advance or any portion thereof available, each Borrower, shall indemnify and hold such Lender fully harmless against any losses which such Lender may sustain as a result of borrowing or agreeing to borrow funds to meet the drawdown requirement of such Drawdown Notice and the certificate of such Lender shall, absent manifest error, be conclusive and binding on such Borrower as to the extent of any such losses.

5.	REPAYMENT AND PREPAYMENT
5.1    Repayment. Each of the Borrowers shall, on a joint and several basis, repay the principal amount of the Loan in quarterly installments commencing on the Initial Payment Date. The amount of each quarterly installment shall (A) for Tranche A be calculated from the Initial Payment Date and be in an amount of 1/40th of all Advances outstanding on the Initial Payment Date and (B) for Tranche B be in an amount of 1/40th of the Total Tranche B Amount based on the Fair Market Value of the Vessel to which such Tranche relates (and if the Fair Market Value of the second Vessel is not then available, assuming the same Fair Market Value for both Vessels), and to the extent Tranche B is not fully drawn on any repayment date, such installment shall be in the form of a commitment reduction of the same amount, and in the case of both Tranche A and Tranche B, a balloon payment, together with all accrued and unpaid interest and other amounts owed by any Security Party shall be paid on the Final Payment Date. Prior to the Initial Payment Date, the Facility Agent shall provide the Borrowers with a repayment schedule which shall be attached as an exhibit hereto and be made a part hereof. Such repayment schedule shall be updated by the Facility Agent after each Advance made subsequent to the Facility providing the initial repayment schedule with the last such update to be provided once the entire Loan is drawn or at the end of the Availability Period, whichever is earlier. Each such schedule shall be delivered to the Borrowers and the Lenders and attached as an exhibit hereto replacing the prior delivered schedule, and be made a part hereof.
5.2    Voluntary Prepayment. Subject to delivery of the notices and the minimum payment amounts required by this Section 5.2, the Borrowers may, at their option, on any Banking Day, prepay all or any portion of the Loan. The Borrowers shall compensate the Lenders for any loss, cost (including breakage costs) or expense incurred by them as a result of a prepayment made on any day other than the last day of the applicable Interest Period in accordance with the provisions of Section 11.5 or 5.5, as the case may be. Prepayments shall be without penalty or premium, other than the amounts payable under Section 5.5. Any prepayment shall be in a minimum amount of One Million Dollars ($1,000,000) or the full amount of the Loan then outstanding. The Borrowers shall deliver to the Facility Agent notice of such prepayment not less than five (5) Banking Days prior to the date on which the Borrowers intend to make such prepayment (which notice shall be irrevocable and shall specify the date and amount of prepayment). Any amount prepaid may not be redrawn and shall be applied against scheduled repayments, including the balloon payment on the Final Payment Date, on a pro rata basis.
5.3    Borrower’s Obligations Absolute. Each Borrower’s obligations to pay each Creditor hereunder and under the Note shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof and thereof, under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any or all of the Borrowers may have or have had against any Creditor.
5.4    Mandatory Prepayment; Sale or Loss; cancellation of Shipbuilding Contract; cancellation of a Material Vendor Contract. Upon (a) the sale of a Vessel, (b) the cancellation of any Shipbuilding Contract, (c) the date that one hundred and eighty (180) days after the cancellation of any Material Vendor Contract, unless such Material Vendor Contract is replaced with a contract reasonably acceptable to the Lenders within such one hundred and eighty (180) day period, or (d) the earlier of (x) ninety (90) days after the actual, constructive or compromised loss of a Vessel, or two hundred and seventy (270) days after the requisition of title, nationalization, confiscation or expropriation of a Vessel or (y) the date on which the insurance proceeds in respect of such loss are received by a Borrower, the Borrowers shall repay the Loan in an amount equal to the then outstanding amount of the Loan as it pertains to such Vessel (including accrued but unpaid interest). At the Borrowers’ option, an amount equal to the mandatory prepayment due under this Section 5.4 may be held by the Lenders as cash collateral in an interest bearing account, with interest (if any) for the benefit of the Borrowers until the end of the then current Interest Period, at which time such amount shall be applied towards the mandatory prepayment of the Loan. Any amount prepaid may not be redrawn and shall be applied against scheduled repayments, including the balloon payment on the Final Payment Date, on a pro rata basis.
5.5    Interest and Costs with Prepayments/Application of Prepayments. Any prepayment of the Loan made hereunder (including, without limitation, those made pursuant to Section 5) shall be subject to the condition that on the date of prepayment by or on behalf of the Borrowers all accrued interest to the date of such prepayment shall be paid in full or portions thereof being prepaid, together with any and all costs or expenses of any Lender in connection with any breaking of funding for prepayments other than on the last day of the applicable Interest Period (as certified by the Facility Agent, which certification shall, absent any manifest error, be conclusive and binding on the Borrowers). All prepayments of the Loan shall be applied towards the remaining installments on a pro rata basis. No amounts pre-paid or repaid will be available for re-borrowing.

6.	INTEREST AND RATE
6.1    Applicable Rate. The Borrowers shall pay to the Lenders (on a joint and several basis) interest on the unpaid principal amount of the Loan for the period commencing on the Closing Date until but not including the stated maturity thereof (whether by acceleration or otherwise) or the date of prepayment thereof at the Applicable Rate, which shall be the rate per annum which is equal to the aggregate of (a) LIBOR for the relevant Interest Period (provided that, if LIBOR is below zero, LIBOR shall be deemed to be zero), plus (b) the Margin plus (c) Mandatory Costs, if any. The Margin for each interest payment shall be determined by reference to twelve (12) months trailing EBITDA at the time of determination; provided, however, that no change in the Margin shall be effective until three (3) Banking Days after the date on which the Facility Agent receives or was entitled to receive the financial statements and the corresponding Compliance Certificate required to be delivered pursuant to Section 9.1(d). The Facility Agent shall promptly notify the Borrowers and the Lenders in writing of the Applicable Rate as and when determined. Each such determination, absent manifest error, shall be conclusive and binding upon the Borrowers. The Borrowers covenant and agree to pay interest on the Advances on the last day of each Interest Period and, if any Interest Period exceeds three months, on each three month anniversary of the date of the commencement of such Interest Period. It is hereby agreed that (x) prior to the end of the Availability Period, the Interest Periods relating to each Tranche shall be consolidated so that there shall be no more than six (6) Interest Periods in the aggregate in effect at any time applicable to the Loan and (y) after the end of the Availability Period, the Interest Periods relating to each Tranche shall be consolidated so that there shall be no more than two (2) Interest Periods in the aggregate in effect at any time applicable to the Loan.
6.2    Default Rate. Notwithstanding the foregoing, each of the Borrowers agrees that after the occurrence and during the continuance of an Event of Default, the Loan and any other outstanding amount under the Transaction Documents shall bear interest at the Default Rate. In addition, each of the Borrowers hereby promises to pay interest at the Default Rate on any other amount payable by the Borrowers hereunder or under any other Transaction Document which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the due date thereof until but not including the date the same is paid. Any interest at the Default Rate (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of the then applicable Interest Period but will remain immediately due and payable.
6.3    Interest Notice. The Borrowers shall give the Facility Agent an Interest Notice specifying the Interest Period selected at least three (3) Banking Days prior to the end of any then existing Interest Period, which notice the Facility Agent agrees to forward on to all Lenders as soon as practicable. If at the end of any then existing Interest Period the Borrowers fail to give an Interest Notice, the relevant Interest Period shall be three (3) months. No Interest Period may extend beyond the Final Payment Date. The Borrowers’ right to select an Interest Period shall be subject to the restriction that no selection of an Interest Period shall be effective unless each Lender is satisfied that the necessary funds will be available to such Lender for such period. The delivery of an Interest Notice shall be deemed to constitute a warranty by each of the Borrowers (a) that the representations and warranties stated in Section 2 (updated mutatis mutandis) and stated in the other Transaction Documents are true and correct on and as of the date of the Drawdown Notice and will be true and correct as if made on the date of such Interest Notice and (b) that no Event of Default or Default shall have occurred and be continuing.
6.4    Maximum Interest. Anything in this Agreement or the Note to the contrary notwithstanding, the interest rate on the Loan shall in no event be in excess of the maximum rate permitted by Applicable Law.

7.	PAYMENTS
7.1    Place of Payments, No Set Off. All payments to be made hereunder by each of the Borrowers shall be made to the Facility Agent, not later than 11 a.m. New York time (any payment received after 3 p.m. New York time shall be deemed to have been paid on the next Banking Day) on the due date of such payment, at its office located at 200 Park Avenue, New York, New York 10166, USA or to such other office of the Facility Agent as the Facility Agent may direct, without set-off or counterclaim and free from, clear of, and without deduction or withholding for, any Taxes except as compelled by law, provided, however, that if any of the Borrowers shall at any time be compelled by law to withhold or deduct any Taxes from any amounts payable to the Lenders hereunder, then such Borrower shall pay such additional amounts in Dollars as may be necessary in order that the net amounts received by the Lenders after withholding or deduction shall equal the amounts which would have been received if such withholding or deduction were not required and, in the event any withholding or deduction is made, whether for Taxes or otherwise, such Borrower shall promptly send to the Facility Agent such documentary evidence with respect to such withholding or deduction as may be required from time to time by the Lenders.
7.2    Tax Credits. If a Lender obtains the benefit of a credit against the liability thereof for federal income taxes imposed by any taxing authority for all or part of the Taxes as to which any Borrower has paid additional amounts as aforesaid, then such Lender shall pay an amount to the relevant Borrower which such Lender determines will leave it (after such payment) in the same position as it would have been had the Tax payment not been made by such Borrower. Each Lender agrees that in the event that Taxes are imposed on account of the situs of its loans hereunder, such Lender, upon acquiring knowledge of such event, shall, if commercially reasonable and if, in the opinion of such Lender, it is not prejudicial to it, shift such loans on its books to another office of such Lender so as to avoid the imposition of such Taxes. Nothing contained in this clause shall in any way prejudice the right of the Lenders to arrange their tax affairs in such way as they, in their sole discretion, deem appropriate. In particular, a Lender shall not be required to obtain such tax credit, if this interferes with the way such Lender normally deals with its tax affairs.
7.3    Exclusion of Gross-up for Taxes. None of the Borrowers shall be required to pay any additional amounts to or for the account of any Lender pursuant to Section 7.1 to the extent that:
(a)    the applicable Lender was not an original party to this Agreement and under applicable law (after taking into account relevant treaties and assuming that such Lender has provided all forms it may legally and truthfully provide) on the date such Lender became a party to this Agreement, withholding of Taxes would have been required on such payment, provided that this exclusion shall not apply to the extent such withholding does not exceed the withholding that would have been applicable if such payment had been made to the applicable Lender that was an original party to this Agreement;
(b)    the applicable Lender has changed its lending office and under applicable law (after taking into account relevant treaties and assuming that such Lender has provided all forms it may legally and truthfully provide) on the date such Lender changed its lending office, withholding of Taxes would have been required on such payment, provided that this exclusion shall not apply to the extent such withholding does not exceed the withholding that would have been applicable to such payment and with respect to which such Lender would have been entitled to receive additional amounts pursuant to Section 7.1 hereof if such Lender had never changed its lending office; or
(c)    withholding would not have been required on such payment if such Lender had complied with its obligations to deliver certain tax forms pursuant to Section 7.4 below.
7.4    Delivery of Tax Forms.
(a)    On or prior to the date hereof (or in the case of a transferee Lender, the date that it becomes a party to this Agreement), and thereafter when reasonably requested by a Borrower, each Lender or transferee that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) shall deliver to the Facility Agent two properly completed and duly executed copies of (as applicable) IRS Form W-8BEN-E, W-8ECI or W-8IMY or, upon request of a Borrower or the Facility Agent, any subsequent versions thereof or successors thereto, in each case claiming a reduced rate (which may be zero) of U.S. federal withholding tax under Sections 1441 and 1442 of the Code with respect to payments of interest hereunder as such Non-U.S. Lender may properly claim. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender shall, on or prior to the date hereof (or in the case of a transferee Lender, the date that it becomes a party to this Agreement), and thereafter when reasonably requested by a Security Party, provide to the Facility Agent in addition to the IRS Form W-8 required above a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of such Security Party and is not a controlled foreign corporation related to such Security

Party (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify the Facility Agent in the event any representation in such certificate is no longer accurate; and
(b)    In the case of a Non-U.S. Lender that is a party to this Agreement on the date hereof and that fails to provide an IRS Form W-8ECI or the certificate described in the last sentence of Section 7.4(a) with respect to a Security Party that is a U.S. person, the IRS Form W-8BEN-E or W-8IMY provided by such Non-U.S. Lender on or prior to the date hereof shall claim the benefits of an income tax treaty providing for no U.S. federal withholding tax under Sections 1441 and 1442 of the Code with respect to payments of interest hereunder with respect to such Security Party.
7.5    FATCA Information.
(a)    Subject to paragraph (c) below, each FATCA Relevant Party, within ten (10) Banking Days of a reasonable request by another FATCA Relevant Party, shall:

(i)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and

(ii)
supply to the requesting party (with a copy to all other FATCA Relevant Parties) such other form or forms (including IRS Form W-8 or Form W-9 or any successor or substitute form, as applicable) and any other documentation and other information relating to its status under FATCA (including its applicable “pass-thru percentage” or other information required under FATCA or other official guidance including intergovernmental agreements) as the requesting party reasonably requests for the purpose of determining whether any payment to such party may be subject to any FATCA Deduction.

(b)    If a FATCA Relevant Party confirms to any other FATCA Relevant Party that it is a FATCA Exempt Party or provides an IRS Form W-8 or W-9 showing that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall so notify all other FATCA Relevant Parties reasonably promptly.
(c)    Nothing in this Section 7.5 shall obligate any FATCA Relevant Party to do anything which would or, in its reasonable opinion, might constitute a breach of any law or regulation, any policy of that party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided that nothing in this paragraph shall excuse any FATCA Relevant Party from providing a true, complete and correct IRS Form W-8 or W-9 (or any successor or substitute form where applicable). Any information provided on such IRS Form W-8 or W-9 (or any successor or substitute forms) shall not be treated as confidential information of such party for purposes of this paragraph.
(d)    If a FATCA Relevant Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with the provisions of this agreement or the provided information is insufficient under FATCA, then:

(i)	such party shall be treated as if it were a FATCA Non-Exempt Party; and

(ii)
if that party failed to confirm its applicable pass-thru percentage then such party shall be treated for the purposes of any Transaction Document (and payments made thereunder) as if its applicable pass-thru percentage is 100%, until (in each case) such time as the party in question provides sufficient confirmation, forms, documentation or other information to establish the relevant facts.
7.6    FATCA Withholding.
(a)    A FATCA Relevant Party making a payment to any FATCA Non-Exempt Party shall make such FATCA Deduction as it determines is required by law and shall render payment to the IRS within the time allowed and in the amount required by FATCA.
(b)    If a FATCA Deduction is required to be made by any FATCA Relevant Party to a FATCA Non-Exempt Party, the amount of the payment due from such FATCA Relevant Party to such FATCA Non-Exempt Party shall be reduced by the amount of the FATCA Deduction reasonably determined to be required by such FATCA Relevant Party.
(c)    Each FATCA Relevant Party shall promptly upon becoming aware that a FATCA Deduction is required with respect to any payment owed to it (or that there is any change in the rate or basis of a FATCA Deduction) notify each other FATCA Relevant Party accordingly, and no Security Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction.

(d)    Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the party making such FATCA Deduction shall deliver to the Facility Agent for delivery to the party on account of whom the FATCA Deduction was made evidence reasonably satisfactory to that party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the IRS.
(e)    A FATCA Relevant Party who becomes aware that it must make a FATCA Deduction in respect of a payment to another FATCA Relevant Party (or that there is any change in the rate or basis of such FATCA Deduction) shall notify that party and the Facility Agent.
(f)    The Facility Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Lender which relates to a payment by the Security Parties (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Security Parties and the relevant Lender.
7.7    FATCA Mitigation. Notwithstanding any other provision of this Agreement, if a FATCA Deduction is or will be required to be made by any party under Section 7.6 in respect of a payment to any FATCA Non-Exempt Lender, the FATCA Non-Exempt Lender may either:

(i)	transfer its entire interest in the Loan to a U.S. branch or Affiliate, or

(ii)
nominate one or more transferee lenders who upon becoming a Lender would be a FATCA Exempt Party, by notice in writing to the Facility Agent and the Borrowers specifying the terms of the proposed transfer, and cause such transferee lender(s) to purchase all of the FATCA Non-Exempt Lender’s interest in the Loan.

7.8    Computations; Banking Day.
(a)    All computations of interest and fees shall be made by the Facility Agent or the Lenders, as the case may be, on the basis of a 360-day year, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which interest or fees are payable. Each determination by the Facility Agent or the Lenders of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Banking Day, such payment shall be due and payable on the next succeeding Banking Day unless the next succeeding Banking Day falls in the following calendar month, in which case it shall be payable on the immediately preceding Banking Day.

8.	EVENTS OF DEFAULT
8.1    Events of Default. The occurrence of any of the following events shall be an Event of Default:
(a)    Non-Payment of Principal; Interest; other amounts (i) the Borrowers shall fail to pay any principal of the Loan when the same shall become due and payable or (ii) the Borrowers shall fail to pay any interest on the Loan or any Borrower shall fail to make any other payment under any Transaction Document, unless failure to pay such principal or interest is caused by an administrative or technical error and payment is made within three (3) Banking Days of its due date; or
(b)    Representations. Any representation, warranty or other statement made by any Security Party in (i) this Agreement, (ii) any of the Security Documents, (iii) any Interest Rate Agreement or (iv) any other instrument, document or other agreement delivered in connection herewith or therewith, proves to have been untrue or misleading in any material respect as at the date as of which made or confirmed; or
(c)    Impossibility; Illegality. It becomes impossible or unlawful for any Security Party to fulfill any of its covenants or obligations under any Transaction Document or for any Creditor to exercise any of the rights vested in it under any Transaction Document; or
(d)    Mortgage. There is an event of default (after giving effect to applicable notice and cure periods) under any Mortgage; or
(e)    Certain Covenants. Any Borrower defaults in the performance or observance of any covenant contained in Sections 5.4 (Mandatory Prepayment; Sale or Loss, Cancellation of Shipbuilding Contracts), 5.5 (Interest and Costs with Prepayments/Application of Prepayments), 9.1(b) (Notice of Default, etc.), 9.1(d) (Financial Information), 9.1(e)(i) and 9.1(e)(iii) (Vessel Covenants), 9.1(f) (Corporate Existence; Citizenship), 9.1(l) (Environmental Matters), 9.1(n)(iii) (failure to notify in relation to DOC, etc.), 9.1(p) (Vessel Management), 9.1(z) (Sanctions and Anti-Money Laundering Laws), 9.2(a) (Liens), 9.2(b) (Investments), 9.2(c) (Loans), 9.2(d) (Guaranties), 9.2(f) (Change of Flag, Class, Management or Ownership), 9.2(i) (Sale of Assets), 9.2(l) (Consolidation and Merger), 9.2(q) (Use of Corporate Funds), or 9.3 (Financial Covenants);
(f)    Covenants. Any Borrower defaults in the performance of any term, covenant or agreement contained in any Transaction Document or in any other instrument, document or other agreement delivered in connection herewith or therewith or both Guarantors breach any covenant or other material provision contained in its respective Guaranty, in each case other than an Event of Default referred to elsewhere in this Section 8.1, or there occurs any other event which constitutes a default by any Borrower under any Transaction Document to which it is a party and in each case such default continues unremedied for a period of fourteen (14) days after the earlier of (x) actual knowledge or Constructive Knowledge thereof by an officer, director or manager of any Security Party or (y) any Borrower and both Guarantors having been notified thereof by the Facility Agent, in each case other than an Event of Default referred to elsewhere in this Section 8.1; or
(g)    Indebtedness. Any Borrower shall (i) default in the payment when due (after giving effect to applicable notice and cure periods) of any Indebtedness or of any other indebtedness, in each case where after taking into account such default the aggregate amount of any such Indebtedness and/or indebtedness in default equals $1,000,000 or more, or such Indebtedness or indebtedness is, or by reason of such default is subject to being, accelerated or any party becomes entitled to enforce the security for any such Indebtedness or indebtedness and such party shall take steps to enforce the same, or (ii) default in the observance or performance of any other agreement evidencing, securing or relating to any Indebtedness or indebtedness, in each case where after taking into account such default the aggregate amount of any such Indebtedness and/or indebtedness in default equals $1,000,000 or more, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness or indebtedness to become due prior to its stated maturity; or
(h)    Guarantor Indebtedness. Seacor Guarantor shall be in default in the payment when due of any Indebtedness or of any other indebtedness in the outstanding principal amount equal to or exceeding an aggregate amount of Twenty Five Million Dollars ($25,000,000) and Seacor Guarantor shall continue to be in default in the payment of any such Indebtedness or of any other indebtedness as of the time the Facility Agent receives notice of such default; or
(i)    Bankruptcy. (i) Any Security Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Security Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Security Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Security Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Security Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Security Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(j)    Certain ERISA Transactions. An ERISA Funding Event, ERISA Termination Event, Foreign Termination Event or Foreign Underfunding shall exist or occur that, in the reasonable opinion of the Majority Lenders, when taken together with all other ERISA Funding Events, ERISA Termination Events, Foreign Termination Events and Foreign Underfundings that exist or have occurred, or could reasonably be expected to exist or occur, would have a Material Adverse Effect; or
(k)    Judgments and Decrees. Any judgment, order or decree is made the effect whereof would be to render invalid this Agreement or any other Transaction Document or any material provision thereof or any Security Party asserts that any such agreement or provision thereof is invalid; or one or more judgments or decrees shall be entered against any Security Party involving in the aggregate a liability (not paid or fully covered by insurance) of, in the case of a Borrower, $3,000,000 or more or, in the case of a Guarantor, $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or
(l)    Invalidity of Agreement, Note, Security Documents and any Interest Rate Agreement. (i) Any Transaction Document or any material provision thereof shall cease, for any reason, to be in full force and effect, or any action or suit at law or in equity or other legal proceeding to cancel, revoke or rescind any Transaction Document or any material provision thereof shall be commenced by or on behalf of any Security Party or any Governmental Authority, or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
(m)    Business Suspended. Any Security Party shall be enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days; or
(n)    Loss or Suspension of License or Permit. There shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Borrower if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect; or
(o)    Classification Society Report. The Facility Agent shall have received a report by any Classification Society, or by any marine engineer or surveyor following an inspection that a Vessel is not in compliance with the requirements for the highest classification for vessels of like age and type or is not in compliance with the requirements of applicable law for use as intended under this Agreement and action shall not have been commenced within fifteen (15) days after written notice thereof shall have been given by the Facility Agent to the relevant Borrower and such corrective action shall not be diligently prosecuted or completed in a manner and time schedule consistent with industry standard; or
(p)    Termination of Operations; Sale of Assets. Any Security Party ceases its operations or sells or otherwise disposes of all or substantially all of its assets or all or substantially all of the assets thereof are seized or otherwise appropriated; or
(q)    Inability to Pay Debts. Any Security Party is unable to pay or admits its inability to pay its debts as they fall due or a moratorium shall be declared in respect of any material indebtedness of any Security Party; or
(r)    Material Adverse Change. In the reasonable opinion of all of the Lenders, (i) there is a Material Adverse Effect with respect to a Borrower or both Guarantors or (ii) any material adverse change occurs in the facts, circumstances or conditions utilized by or deemed material to the Facility Agent or any Lender, or upon which the Facility Agent or any Lender relied, in making the decision to make the Loan available to the Borrowers; or
(s)    Arrest of a Vessel. Any Vessel shall at any time be subject to an arrest, distress or (in the opinion of the Lenders) any analogous procedure or detention in any place for thirty (30) days or more; or

(t)    Change of Control. A Change of Control shall occur, unless, with respect to clause (iii) of the definition of “Change of Control as it applies to the MONTCO Guarantor only, a prepayment of the Loan in an amount equal to the Required MONTCO Guarantor Prepayment Amount shall have been made.
Upon and during the continuance of any Event of Default, the Lenders’ obligation to make the Loan available shall cease and the Facility Agent, on behalf of the Majority Lenders, may, and shall upon the Majority Lenders’ instruction, by notice to the Borrowers, declare the entire unpaid balance of the then outstanding Loan, accrued interest and any other sums payable by the Borrowers hereunder or under the Note and under the other Transaction Documents due and payable, whereupon the same shall forthwith be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; provided that upon the happening of an event specified in subsections (j) or (r) of this Section 8.1 with respect to the Borrowers, the Loan, accrued interest and any other sums payable by the Borrowers hereunder, under the Note and under the other Transaction Documents shall be immediately due and payable without declaration, presentment, demand, protest or other notice to the Borrowers all of which are expressly waived. In such event, the Creditors or any Creditor may proceed to protect and enforce their rights by action at law, suit in equity or in admiralty or other appropriate proceeding, whether for specific performance of any covenant contained in this Agreement, in the Note, in any other Transaction Document, or in aid of the exercise of any power granted herein or therein, or the Lenders, a Lender or the Facility Agent may proceed to enforce the payment of the Note or to enforce any other legal or equitable right of the Lenders, or proceed to take any action authorized or permitted under the terms of any Security Document or of any Interest Rate Agreement or by Applicable Law for the collection of all sums due, or so declared due, including, without limitation, the right to appropriate and hold or apply (directly, by way of set-off or otherwise) to the payment of the obligations of the Borrowers to the Creditors hereunder and/or under the Note (whether or not then due) all moneys and other amounts of the Borrowers then or thereafter in possession of any Creditor, the balance of any deposit account (demand or time, matured or unmatured) of the Borrowers then or thereafter with any Creditor and every other claim of the Borrowers then or thereafter against any of the Creditors.
8.2    Application of Moneys. Except as otherwise provided in any Security Document or in any Interest Rate Agreement, all moneys received by the Facility Agent, the Security Trustee or any Lender under or pursuant to any Transaction Document after the happening of any Event of Default (unless cured to the satisfaction of the Lenders) shall be applied by the Facility Agent in the following manner:

(i)
first, in or towards the payment or reimbursement of any expenses or liabilities incurred by the Facility Agent or the Security Trustee hereunder, under the Note and under any of the other Transaction Documents;

(ii)
secondly, in or towards the payment or reimbursement of any expenses or liabilities incurred by any of the other Creditors in connection with the protection or enforcement of its rights and remedies hereunder, under the Note and under the other Transaction Documents;

(iii)	thirdly, in or towards payment of any interest owing in respect of the Loan;

(iv)
fourthly, in or towards repayment of principal of the Loan and payments of any amounts then owed under any Interest Rate Agreement, including but not limited to, any costs associated with unwinding any Interest Rate Agreement relative to the relevant Borrower’s repayment obligations hereunder, on a pro rata basis;

(v)	fifthly, in or towards payment of all other sums which may be owing to any Creditor under any Transaction Document; and

(vi)	sixthly, the surplus (if any) shall be paid to the Borrowers or their respective designees.
8.3    Indemnification. Each of the Borrowers agrees to, and shall, jointly and severally indemnify and hold the Creditors harmless against any loss, as well as against any costs or expenses (including legal fees and expenses), which any of the Creditors sustains or incurs as a consequence of any default in payment of the principal amount of the Loan, interest accrued thereon or any other amount payable hereunder, under the Note related thereto or under any other Transaction Documents, including, but not limited to, all actual losses incurred in liquidating or re-employing fixed deposits made by third parties or funds acquired to effect or maintain the Loan or any portion thereof. Any Creditor’s certification of such costs and expenses shall, absent any manifest error, be conclusive and binding on the Borrowers.

9.	COVENANTS
9.1    Affirmative Covenants. Each of the Borrowers hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing by it in respect of this Agreement, under the Note, under any of the Security Documents or under any Interest Rate Agreement to which it is a party, that it will:
(a)    Performance of Agreements. Duly perform and observe, and procure the observance and performance of all other parties thereto (other than the Creditors) of the terms of the Transaction Documents to which it is a party;
(b)    Notice of Default, etc. Promptly upon, and in any event no later than five (5) Banking Days after, obtaining knowledge thereof, inform the Facility Agent of the occurrence of (a) any Event of Default or of any Default, (b) any litigation or governmental proceeding pending or threatened against it which could reasonably be expected to have a Material Adverse Effect, including but not limited to, in respect of any Environmental Claim, (c) the withdrawal of a Vessel’s rating by its Classification Society or the issuance by the Classification Society of any material recommendation or notation affecting class and (d) any other event or condition which is reasonably likely to have a Material Adverse Effect;
(c)    Obtain Consents. Without prejudice to Section 2.1 and this Section 9.1, obtain every consent and do all other acts and things which may from time to time be necessary or advisable for the continued due performance of all its obligations under any Transaction Document;
(d)    Financial Information. deliver to the Facility Agent:

(i)
as soon as available but not later than one hundred twenty (120) days after the end of each fiscal year of each Borrower, complete copies of the consolidated financial reports of (A) the Borrowers (together with a calculation of cash and Cash Equivalents and a Compliance Certificate) and (B) each of the Guarantors, all in reasonable detail, which shall include at least the consolidated balance sheet of each of the Borrowers as of the end of such year and the related consolidated statements of income and sources and uses of funds for such year, which shall be audited reports prepared by an Acceptable Accounting Firm;

(ii)
as soon as available but not later than sixty (60) days after the end of each of its fiscal quarters of each Borrower, the interim consolidated balance sheet of (A) the Borrowers (together with a Compliance Certificate) and, (B) each of the Guarantors, and the related consolidated profit and loss statements and sources and uses of funds, all in reasonable detail, unaudited, but certified to be true and complete by the chief financial officer of each Borrower;

(iii)
within ten (10) Banking Days of any Borrower’s receipt thereof, copies of all audit letters or other correspondence from any external auditors including material financial information in respect of such Borrower;

(iv)
such other statements (including, without limitation, monthly consolidated statements of operating revenues and expenses), lists of assets and accounts, budgets, forecasts, reports and other financial information and otherwise as to the condition, business or operations of the Borrowers or the Guarantors as the Facility Agent may from time to time request, certified to be true and complete by the chief financial officer of the relevant Borrower or Guarantor as the case may be;

(v)	all resolutions or minutes of meetings and budgets delivered by any Borrower or the Guarantors to their shareholders or creditors generally; and

(vi)	as soon as they become available, but in any event prior to the end of each fiscal year, its board approved budget and cash flow projections.
(e)    Vessel Covenants. With respect to each of the Vessels owned by it:
(i)    keep the Vessels registered in the name of the applicable Borrower;

(ii)	keep the Vessels in good and safe condition and state of repair (ordinary wear and tear and/or loss or damage by casualty or condemnation excepted);

(iii)
keep the Vessels insured in accordance with the provisions of Section 9.1(v) hereof and of the relevant Mortgage recorded against it and ensure that the requirements thereof in respect of any insurances have been complied with;

(iv)	notify the Facility Agent of all modifications to the Vessels and of the removal of any parts or equipment from the Vessels; and

(v)	provide the Facility Agent with all requested Vessel related information;
(f)    Corporate Existence; Citizenship. Do or cause to be done all things necessary to (i) preserve and keep in full force and effect its corporate or limited liability company existence registered under the laws of the Republic of the Marshall Islands and (ii) preserve and keep in full force and effect all licenses, franchises, permits and assets necessary to the conduct of its business;
(g)    Books and Records. At all times keep proper books of record and account into which full and correct entries shall be made in accordance with GAAP;
(h)    Taxes and Assessments. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property prior to the date upon which penalties attach thereto; provided, however, that it shall not be required to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge or levy so long as the legality thereof shall be contested in good faith and by appropriate proceedings or other acts and it shall set aside on its books adequate reserves with respect thereto;
(i)    Inspection. Allow, upon ten (10) Banking Days’ notice from the Facility Agent, any representative or representatives designated by the Facility Agent, subject to applicable laws and regulations, to visit and inspect any of its properties, and, on request, to examine its books of account, records, reports, agreements and other papers and to discuss its affairs, finances and accounts with its officers, all at such times and as often as the Facility Agent requests; provided, that the foregoing rights of the Facility Agent shall not unreasonably interfere with the conduct of the business of each of the Borrowers;
(j)    Inspection and Survey Reports. If the Facility Agent shall so request, the relevant Borrower shall provide the Lenders with copies of all internally generated inspection or survey reports on each Vessel;
(k)    Compliance with Statutes, Agreements, etc. Do or cause to be done, all things necessary to comply with (i) all contracts or agreements to which it is a party, except where failure to comply would not alone or in the aggregate result in a Material Adverse Effect, and (ii) all laws, and the rules and regulations thereunder, applicable to it, including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters except where the failure to comply would not, alone or in the aggregate, be reasonably likely to result in a Material Adverse Effect;
(l)    Environmental Matters. Promptly upon the occurrence of any of the following conditions, provide to the Facility Agent a certificate of an officer thereof, specifying in detail the nature of such condition and its proposed response or the response of any Environmental Affiliates of it: (a) its receipt or the receipt by such Environmental Affiliate of any written communication whatsoever that alleges that such Person is not in compliance with any applicable Environmental Law or Environmental Approval, if such noncompliance could reasonably be expected to have a Material Adverse Effect, (b) knowledge by it, or by any such Environmental Affiliate that there exists any Environmental Claim pending or threatened against any such Person, which could reasonably be expected to have a Material Adverse Effect, or (c) any release, emission, discharge or disposal of any material that could form the basis of any Environmental Claim against it or against any such Environmental Affiliate, if such Environmental Claim could reasonably be expected to have a Material Adverse Effect. Upon the written request by the Facility Agent, it will submit to the Facility Agent at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection;
(m)    ERISA. Forthwith upon learning of the existence or occurrence of (i) any ERISA Termination Event or Foreign Termination Event that, when taken together with all other ERISA Termination Events and Foreign Termination Events that exist or have occurred with respect to it or to its ERISA Affiliates, or which could reasonably be expected to exist or occur, could reasonably be expected to result in liability to the Borrowers and ERISA Affiliates thereof in the aggregate in excess of $300,000, (ii) any ERISA Funding Event, ERISA Termination Event or Foreign Termination Event that, when taken together with all other ERISA Funding Events, ERISA Termination Events and Foreign Termination Events that exist or have occurred, or which could reasonably be expected to exist or occur, could reasonably be expected to result in liability to the Borrowers and ERISA Affiliates thereof in the aggregate in excess of $500,000, or (iii) any ERISA Funding Event, ERISA Termination Event, Foreign Termination Event or Foreign Underfunding that, when taken together with all other ERISA Funding Events, ERISA Termination Events, Foreign Termination Events and Foreign Underfundings that exist or have occurred, or which could reasonably be expected to exist or occur, could reasonably be expected to result in a Material Adverse Effect on the relevant Borrower, furnish or cause to be furnished to the Facility Agent written notice thereof;
(n)    ISM Code, ISPS Code, Annex VI and MTSA Matters. With respect to each Vessel owned by it, procure that (i) the Vessel Manager is and shall at all times remain the Operator thereof, (ii) the Operator will comply with and ensure that each of the Vessels will comply with the requirements of the ISM Code, ISPS Code, Annex VI and MTSA in accordance with the implementation schedules thereof, including (but not limited to) the maintenance and renewal of valid certificates, and when required, security plans, pursuant thereto throughout the term of the Loan; and (iii) the Operator will immediately inform the Facility Agent if there is any threatened or actual withdrawal of its DOC, SMC, ISSC or IAPPC in respect of any Vessel; and (iv) the Operator will promptly inform the Facility Agent upon the issuance to the Borrowers or Operator of a DOC and to any of the Vessels of an SMC, ISSC or IAPPC;
(o)    Vessel Classification. Keep and cause to be kept each Vessel owned by it in a good and efficient state of repair so as to maintain her present class with its Classification Society and so as to comply with the provisions of all laws, regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered under the laws of the relevant Designated Jurisdiction, procure that each such Vessel’s Classification Society make available to the Security Trustee, upon its request, such information and documents in respect of such Vessel as are maintained in the records of such Classification Society, and procure that all repairs to or replacements of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of each such Vessel;
(p)    Vessel Management. Cause each of the Vessels to be managed both commercially and technically by the Vessel Manager. There shall be no change of commercial or technical management of any Vessel without the prior written consent of the Majority Lenders.
(q)    Brokerage Commissions, etc. Indemnify and hold each of the Creditors harmless from any claim for any brokerage commission, fee, or compensation from any broker or third party hired by any Security Party resulting from the transactions contemplated hereby;
(r)    Security Interests. Promptly upon request by either the Facility Agent or the Security Trustee, or any Lender through the Facility Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as either the Facility Agent or the Security Trustee, or any Lender through the Facility Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Transaction Documents, (B) to the fullest extent permitted by applicable law, subject any Security Party’s or any of its Subsidiaries’ properties, assets, rights or interests (in each case constituting Collateral) to the Liens now or hereafter intended to be covered by any of the Security Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder, and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Creditors the rights granted or now or hereafter intended to be granted to the Creditors under any Transaction Document or under any other instrument executed in connection with any Transaction Document to which any Security Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so;
(s)    Vessel Valuations. For inclusion with the Compliance Certificates delivered pursuant to Section 9.1(d), semi-annually, the Borrowers shall obtain appraisals of the Fair Market Value of the Vessels from an Approved Broker, such valuations to be at the Borrowers’ cost. In the event that the Borrowers fail or refuse to obtain the valuations required by this clause, the Facility Agent will be authorized to obtain such valuations from an Approved Broker, at the Borrowers cost, which valuations shall be deemed the equivalent of valuations duly obtained by the Borrowers pursuant to this clause, but the Facility Agent’s action in doing so shall not excuse any default of the Borrowers hereunder. If an Event of Default has occurred and is continuing, the Borrowers shall obtain appraisals of the Fair Market Value of the Vessels, such valuations to be at the Borrowers cost, at such further frequency as may be reasonably required by the Majority Lenders;
(t)    Evidence of Current COFR. If required to be maintained by law, provide the Facility Agent with copies of the current Certificate of Financial Responsibility pursuant to the Oil Pollution Act 1990 for any Vessel owned by it;
(u)    [Reserved].
(v)    Maintenance of Insurance.

(i)
Maintain with financially sound and reputable insurance companies, insurance on all its properties and against all such risks and in at least such amounts as are usually insured against by companies of established reputation engaged in the same or similar business from time to time; provided, that it is understood and acknowledged that breach of warranty coverage is not required;

(ii)
Maintain, at their own cost and expense, insurance with respect to its business generally and on the Vessels (including, without limitation, insurance required to be maintained under the terms of the relevant Mortgage) against risks (including, without limitation, marine hull and machinery (including excess value) insurance, marine protection and indemnity insurance, war risks insurance including acts of terrorism and piracy and war risks P&I and liability arising out of pollution), and in forms which are acceptable to the Facility Agent and placed through brokers and with insurance companies, underwriters, funds, mutual insurance associations, war risks and protection and indemnity risks associations, or clubs of recognized standing, in each case satisfactory to the Facility Agent. The Security Trustee and Facility Agent may act in all matters relating to insurances, including the granting or withholding of its consents and approvals on advice from an insurance advisor upon whose advice they may rely;

(iii)
Procure that the aggregate agreed Hull and Machinery, Hull Interest and/or Freight Interest) insured value of the Vessels shall be at least equal to the greater of (i) one hundred twenty percent (120%) of the Loan, and (ii) the Fair Market Value of the relevant Vessel. The agreed insured value for each Vessel’s Hull and Machinery insurance shall cover at least eighty percent (80%) of the Fair Market Value of the relevant Vessel, while the remaining cover may be taken out by way of Hull and Freight Interest Insurances;

(iv)
Acknowledge and agree that the Security Trustee shall place, at the expense of the Borrowers, mortgagee’s interest insurance and mortgagee’s additional perils (pollution) insurance, on conditions acceptable to the Facility Agent in an amount for all Vessels together equal to one hundred twenty percent (120%) of the aggregate outstanding amount of the Loan, and the Security Trustee on behalf of the Creditors agrees to obtain and maintain the same;

(v)	Promptly assign its interest in hull and machinery insurances (if any) to the Facility Agent (or Security Trustee) pursuant to Insurances Assignments; and

(vi)	Reimburse the Facility Agent for the cost of an insurance report in connection with the insurances pertaining to the Vessels.
(w)    Maintenance of Properties. Keep all material property necessary in its business in good working order and condition (loss or damage by casualty or condemnation excepted);
(x)    Know Your Customer Requirements. Provide all documentation (including documentation requested by the Lenders or any prospective Lenders subsequent to the date hereof) to the satisfaction of the Lenders or prospective Lenders (as the case may be) in connection with their know your customer requirements, including but not limited to:

(i)	completed bank account opening mandates with telephone and fax indemnities to include the list of the all account holders’ authorized signatories and specimens of their signatures;

(ii)	certified list of directors, including titles, business and residential addresses and dates of birth;

(iii)	certified true copy of photo identification (i.e. passport or driving license) and evidence of residential address (i.e. utility bill or bank statement) for all authorized signatories;

(iv)	certificates of incorporation or similar documents, certified by the respective secretary or assistant secretary of such entity;

(v)	with respect to each Borrower, such entity’s tax form and tax identification number;

(vi)	completed form 4-329 for each account signatory;

(vii)	with respect to each Borrower, certificate of ultimate beneficial ownership, certified by the respective secretary or assistant secretary of such entity; and

(viii)	non-resident declaration forms, if applicable;
(y)    Accounts. In the case of each of the Borrowers, on and after the establishment of each pursuant to Section 4.3(j) maintain the Operating Account and deposit therein all Assigned Moneys;
(z)    Sanctions and Anti-Money Laundering Laws. Remain, and ensure that each of the Borrowers, the Vessel Manager and any Related Party thereof shall remain, in compliance with all Sanctions and all Anti-Money Laundering Laws; and
(aa)    Additional Insurances Assignments. If any Borrower obtains political risk insurance or other similar insurances, it shall enter into Insurances Assignments over such insurances, substantially in the form of Exhibit G hereto.
(bb)    Delivery of Vessels. Procure that the Vessels are delivered no later than the Backstop Date.
9.2    Negative Covenants. Each of the Borrowers hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of this Agreement, under the Note or any other Transaction Documents, it will not without the prior written consent of the Majority Lenders (or all of the Lenders if required pursuant to this Section 9.2 or Section 17.7):
(a)    Liens. create, assume or permit to exist, any Lien whatsoever upon any Collateral except:

(i)
Liens for taxes, assessments or governmental charges not yet payable, for which adequate reserves have been maintained; provided, that once any such Lien is claimed, the relevant Borrower shall be permitted to contest any such Lien in good faith by appropriate action promptly initiated and diligently conducted, if (y) such reserve as shall be required by GAAP shall have been made therefor, and (z) the relevant Borrower shall have arranged for a bond or insurance (other than, and after giving effect to, any deductibles that the relevant Borrower may have on such insurance) related to such Lien in a manner that is satisfactory to the Lenders in accordance with law;

(ii)	Liens disclosed in writing to the Facility Agent prior to the date hereof and acceptable to the Facility Agent;

(iii)	the Mortgages, the Assignments and other Liens in favor of the Security Trustee;

(iv)	Liens against a Vessel permitted to exist under the terms of the Mortgage; and

(v)
other Liens incidental to the conduct of the business of the Borrower, the ownership of the Collateral (including, without limitation, the Vessels) and arising by operation of law which secure obligations not more than thirty (30) days overdue.

Items (i) through (v) of this Section 9.2(a) are referred to herein as “Permitted Liens”.
(b)    Investments. Make any Investment in any Person, except Investments in Cash Equivalents;
(c)    Loans. Make or permit to remain outstanding any loan or advance to, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person;
(d)    Guaranties. Assume, guarantee or, other than in the ordinary course of business of each of the Borrowers, endorse or otherwise become or remain liable in connection with any obligation of any Person;
(e)    Transaction with Affiliates. Enter into any transaction with an Affiliate, other than on an arms-length basis other than transactions for the benefit of such Borrower;
(f)    Change of Flag, Class, Management or Ownership. Change (i) the flag of a Vessel other than to another Designated Jurisdiction, other than with the prior written consent of all Lenders (ii) the Classification Society of a Vessel, (iii) the technical management of a Vessel other than to another Vessel Manager or (iv) the immediate or ultimate ownership of a Vessel;
(g)    Change in Business. (i) Change the nature of its business or commence any business materially different from its current business and (ii) ensure that none of the Guarantors shall change the nature of its business, commence any business different from its current business, or materially change its corporate structure;
(h)    Sale or Pledge of Membership Interests. Sell, assign, transfer, pledge or otherwise convey or dispose of, or permit to be sold, assigned, transferred, pledged or otherwise conveyed or disposed of (other than pursuant to the Membership Interest Pledge Agreements) any of the membership interests (or other equity interests) of any Subsidiary;
(i)    Sale of Assets. Except as otherwise permitted under this Agreement, sell, assign, transfer, pledge or otherwise convey or dispose of any of the Vessels owned by it;
(j)    Changes in Offices or Names. Change the location of the chief executive office of any Borrower, the office of the chief place of business of any Borrower or the office of any Borrower or Vessel Manager in which the records relating to the earnings or insurances of the Vessels are kept or the name of any Borrower unless the Lenders shall have received sixty (60) days prior written notice of any such change;
(k)    Distributions on Membership Interests. Permit Falcon Global to directly or indirectly declare or make any distribution on its membership interests; provided, however, that, notwithstanding the foregoing, Falcon Global shall be permitted to make distributions on its membership interests to its respective owners if all of the following conditions are met: (A) annually if the ratio of EBITDA Backlog for the subsequent four fiscal quarters to all of the Borrowers’ Future Debt Service, as certified by an authorized officer of Falcon Global with supporting calculations is greater than 1.25:1:00; provided that all covenants in Sections 9.1, 9.2, and 9.3 are met before and after such distribution, (B) at least the one (1) year has passed since the Delivery Date of the second Vessel, (C) both Vessels shall have been delivered to the respective Borrowers, and (D) no Default or Event of Default has occurred and is continuing or would result from such distribution or payment. If any event of default under any other

Indebtedness of either of the SEACOR Guarantor or the MONTCO Guarantor has occurred and such Indebtedness is in the aggregate of Ten Million Dollars ($10,000,000), the Borrowers shall be required to maintain not less than $10,000,000.00 in cash to be held in the Operating Account for so long as such event of default is continuing.
(l)    Consolidation and Merger. consolidate with, or merge into, any corporation or other entity, or merge any corporation or other entity into it;
(m)    Change Fiscal Year. change its fiscal year;
(n)    Indebtedness. Incur any new Indebtedness (which, for the sake of clarity, shall exclude any Indebtedness pursuant to this Agreement) except (i) Indebtedness under any interest rate, foreign exchange or derivatives transaction entered into in the ordinary course of business and not for speculative purposes, and (ii) Indebtedness under performance guarantees and standby letters of credit entered into in the ordinary course of business in a consolidated amount of not more than $2,500,000. Any and all other Indebtedness of the Borrowers shall be fully subordinated in all respects to the Loan and if an Event of Default has occurred no payment of interest or principal shall be permitted in connection with such other Indebtedness unless the Borrowers obligations under this Agreement and the other related Transaction Documents are discharged in full.
(o)    Anti-Money Laundering. (i) use, or permit or allow any Subsidiary or Affiliate of such Borrower to use, the Loan or the proceeds from the Loan, directly or indirectly, to lend, contribute, provide or otherwise make available funds to (1) a person or entity for the purpose of engaging in any activities in violation of Anti-Money Laundering Laws, or (2) in such a way that will otherwise result in a violation of Anti-Money Laundering Laws, by such Borrower, Subsidiary or Affiliate or any Related Party thereof; or (ii) permit or allow any of its assets (including, without limitation, any Vessel) to (1) be used, directly or indirectly in any trade or activity which is prohibited under Anti-Money Laundering Laws, or (2) in such a way that could expose any Borrower, its Subsidiary or its Affiliate or any Related Party or its assets or its insurers to enforcement proceedings or any other consequence whatsoever arising from Anti-Money Laundering Laws;
(p)    Sanctions. (A) No Borrower shall (and each Borrower shall ensure that that no other Relevant Person will) take any action, make any omission or use (directly or indirectly) any proceeds of the Loan, in a manner that:

(i)	is a breach of Sanctions; and/or

(ii)	causes (or will cause) a breach of Sanctions by any Relevant Person or Creditor.

(B)	No Borrower shall (and each Borrower shall ensure that no other Relevant Person will) take any action or make any omission that results, or is reasonably likely to result, in it or any Creditor becoming a Restricted Party or otherwise a target of sanctions, signifying an entity or person (“Target”) that is a target of laws, regulations, orders, sanctions or restrictive measures concerning any trade, economic or financial sanctions or embargoes by virtue of prohibitions and/or restrictions being imposed on any US person or other legal or natural person subject to the jurisdiction or authority of a US Sanctions Authority which prohibit or restrict them from them engaging in trade, business or other activities with such Target without all appropriate licenses or exemptions issued by all applicable US Sanctions Authorities.
(q)    Use of Corporate Funds. Except as permitted under Sections 9.2(b) and 9.2(k) above, pay out any funds to any company or person except (i) in the ordinary course of business in connection with the management of the business of a Borrower, including the operation and/or repair of the Vessels and other vessels owned or operated by such Borrower, (ii) the servicing of the Indebtedness permitted hereunder (but excluding, any prepayments of any Indebtedness other than the Loan);
(r)    Use of Proceeds. Use the proceeds of the Loan in violation of Regulation T, U or X;
(s)    Accounts. Establish any operating accounts or earnings accounts in respect of the Assigned Moneys with any financial institution other than the Facility Agent;
(t)    Change of Control. Permit a Change of Control to occur;
(u)    Form Subsidiaries. Form, or allow for the formation of any Subsidiaries of itself;
(v)    Shareholders Loans; Intercompany Borrowings. Any shareholder loans, intercompany borrowings and any other claims of each Relevant Party (including any charter hire or management fees owed by any Borrower to such Relevant Party in respect of any Vessel) shall be in all respects subordinated to the Loan. During the occurrence of any Event of Default, no payment of interest or principal or any other amount shall be permitted in connection with any shareholder loans, intercompany borrowings or any other claims of any Relevant Party until the Loan and any related obligations hereunder have been paid in full;

(w)    Variation Orders. Permit any material variation orders above $5,000,000 without the consent of the Majority Lenders (such consent not be unreasonably withheld, subject to satisfactory sources of capital, no material delay in the scheduled Delivery Date of the Vessels and validity of Refund Guarantees);
(x)    Refund Guarantees. Permit any amendments or modifications to any Refund Guarantee, other than amendments or modifications to increasing the amount of such Refund Guarantee or extending the expiration date thereof, without the prior written consent of all Lenders;
(y)    Chartering. Enter into any bareboat charter party agreement with respect to any Vessel, other than bareboat charter party agreements with an Affiliate of the Borrower or an Affiliate of a Guarantor, so long as (i) the Borrower shall have provided an executed Assignment of Earnings and Charterparties in respect of such bareboat charter party agreement, duly acknowledged by such Affiliate, (ii) such Affiliate shall have entered into an undertaking in form and substance reasonably acceptable to the Facility Agent, which will include an obligation from such Affiliate to ensure that charter revenues in respect of such Vessel shall be promptly forwarded to the Operating Account or such other account nominated by the Security Agent and shall not be pledged to any Person other than the Security Trustee and (iii) no Default or Event of Default shall have occurred and be continuing; or
(z)    Amendments of Constitutive Documents. Amend, or permit to be amended, its respective certificate of formation, limited liability company agreement or other constitutive documents, in each case, without the prior written consent of all Lenders.
9.3    Financial Covenants. So long as the Loan or any other Obligation of any Security Party under any Transaction Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrowers (on a consolidated basis) will (each of which covenant shall be tested on a quarterly basis and set forth in the Compliance Certificate delivered to the Facility Agent):
(a)    Debt Service Coverage Ratio. Maintain at all times following the Delivery Date of each Vessel, a Debt Service Coverage Ratio, of not less than 1.25:1.00, commencing with the fiscal quarter ending following the Delivery Date of the applicable Vessel.
(b)    Minimum Liquidity. Maintain, at all times after the Delivery Date of a relevant Vessel, minimum cash and Cash Equivalents of at least $1,000,000.00 per Vessel (to be deposited by the relevant Borrower on or before the relevant Delivery Date of the applicable Vessel to be owned by it) in an account to be held with the Facility Agent until the Final Payment Date and the repayment in full of all the obligations hereunder.
(c)    Maximum Leverage Ratio. Maintain at all times following the Delivery Date of each Vessel, a Funded Debt Ratio of no more than 4:1.
(d)    Maximum Loan to Value Ratio. Maintain, for a period of 2 years following the Delivery Date of each Vessel, a ratio of outstanding Loan relating to such Vessel to the Fair Market Value for such Vessel of no more than 80% , and thereafter, 74%. If the Guarantees are on a several basis, the Maximum Loan to Value Ratio is to be no more than 74% after the anniversary of the Delivery Date of each Vessel.

10.	ASSIGNMENT
10.1.This Agreement shall be binding upon, and inure to the benefit of, each of the Security Parties and each of the Creditors and their respective successors and assigns, except that the Security Parties may not assign any of their respective rights or obligations hereunder and the other Transaction Documents without the written consent of the Lenders. Each Lender shall be entitled to assign its rights and obligations under this Agreement or grant participation(s) in the Loan to an Eligible Assignee without the prior consent of the Borrowers. The consent of the Borrowers shall be required (not to be unreasonably withheld) if (i) after such assignment a Lender holds less than 2/3rd of its original Commitment or (ii) the assignment is made to a non-financial institution, unless (x) such transfer or assignment is made to another Lender or an affiliate of a Lender or (y) is made at a time when an Event of Default has occurred. The Borrowers will be deemed to have given their consent if no express refusal is received within twenty (20) Banking Days after delivery of a notice requesting such consent. An assignment fee of $7,500 for each such assignment or participation shall be payable to the Facility Agent; provided, however, that any such assignment must be made pursuant to an Assignment and Assumption Agreement. Each of the Security Parties will take all reasonable actions requested by the Facility Agent or any Lender to effect such assignment, including but not limited to, providing the documents required pursuant to Section 9.1(x). In addition, any Lender may disclose, with the written consent of the Borrowers (at the Borrowers’ reasonable discretion, provided, however, that such consent from the Borrowers is not required if an Event of Default has occurred and is continuing), to any prospective assignee otherwise eligible for assignment hereunder any information about the Security Parties and the Transaction Documents as the Lender shall consider appropriate if the person to whom the information is given agrees in writing to keep such information confidential.
10.2.    The Facility Agent, acting for this purpose as an agent of each of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount of the relevant Tranche of each Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Facility Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
10.3.    Upon its receipt of a duly completed Assignment and Assumption Agreement executed by an assigning Lender and an assignee, the assignment fee referred to above and any written consent to such assignment required, the Facility Agent shall accept such Assignment and Assumption Agreement and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Facility Agent shall have no obligation to accept such Assignment and Assumption Agreement and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
10.4.    In addition, any Lender may at any time, with the written consent of the Borrowers (at the Borrowers’ sole discretion, provided, however, that such consent from the Borrowers is not required if an Event of Default has occurred and is continuing), sell participations to any Person (other than a natural person or the Borrowers or any of the Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Facility Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to the terms of this Agreement and that directly affects such Participant.
10.5.    In the event that a Lender changes its lending office such Lender shall pay the Facility Agent a fee of $3,750.

11.	ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC
11.1    Illegality. In the event that by reason of any change in or introduction of any applicable law, regulation or regulatory requirement or in the interpretation thereof, a Lender has a reasonable basis to conclude that it has become unlawful for any Lender to maintain or give effect to its obligations as contemplated by this Agreement, such Lender shall inform the Facility Agent and each of the Borrowers to that effect, whereafter the liability of such Lender to make its portion of the Loan available shall forthwith cease and the Borrowers shall be required either to repay to such Lender that portion of the Loan advanced by such Lender within sixty (60) days or, if such Lender so agrees, to repay such portion of the Loan to the Lender on the last day of the calendar month in accordance with and subject to the provisions of Section 11.7. In any such event, but without prejudice to the aforesaid obligations of each Borrower to repay such portion of the Loan, each Borrower and the relevant Lender shall negotiate in good faith with a view to agreeing on terms for making such portion of the Loan available from another jurisdiction or otherwise restructuring such portion of the Loan on a basis which is not unlawful.
11.2    Increased Costs. If, after the date of this Agreement, any change in or introduction of applicable law, regulation or regulatory requirement (including any applicable law, regulation or regulatory requirement which relates to capital adequacy or liquidity controls or which affects the manner in which a Lender allocates capital resources under this Agreement), or in the interpretation or application thereof by any governmental or other authority, shall:

(i)	subject any Lender to any Taxes with respect to its income from the Loan, or any part thereof; or

(ii)
change the basis of taxation to a Lender of payments of principal or interest or any other payment due or to become due pursuant to this Agreement (other than a change in the basis effected by the jurisdiction of organization of such Lender, the jurisdiction of the principal place of business of such Lender, the United States of America, the State or City of New York or any governmental subdivision or other taxing authority having jurisdiction over such Lender (unless such jurisdiction is asserted by reason of the activities of the Security Parties) or such other jurisdiction where the Loan may be payable, or under FATCA), or

(iii)
impose, modify or deem applicable any reserve requirements or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, a Lender,

(iv)	impose on any Lender any other condition affecting the Loan or any part thereof, and the result of the foregoing is either to increase the cost to such Lender of making available or maintaining the Loan or any part thereof or to reduce the amount of any payment received by such Lender, then and, in any such case, if such increase or reduction, in the opinion of such Lender, materially affects the interests of such Lender under or in connection with this Agreement:
(b)    such Lender shall notify the Facility Agent and each Borrower of the happening of such event, and
(c)    each Borrower agrees forthwith upon demand to pay to such Lender such amount as such Lender certifies to be necessary to compensate such Lender for such additional cost or such reduction in respect of the relevant Tranche.
11.3    Market disruption. The following provisions of Sections 11.4 and 11.5 apply if:
(a)    LIBOR is not available for an Interest Period on the date of determination of LIBOR; or
(b)    at least one (1) Banking Day before the start of an Interest Period, the Lenders having Commitments amounting to 66 2/3% or more of the Loan notify the Facility Agent that such Lenders are unable to borrow Dollars from leading banks in the London Interbank Market in the ordinary course of business at published rates during the Interest Period.
11.4    Notification of market disruption. The Facility Agent shall promptly notify each of the Borrowers and each of the Lenders, stating the circumstances falling within Section 11.3 which have caused its notice to be given (the “Market-Disruption Notification”); provided, however, that the level of detail of the Market-Disruption Notification shall be in the Facility Agent’s discretion and the Market-Disruption Notification itself shall, absent manifest error, be final, conclusive and binding on all parties hereto.
11.5    Alternative rate of interest during market disruption. For so long as the circumstances falling within Section 11.3 are continuing, the rate of interest on each Lender’s share of that Tranche for the Interest Period shall be the percentage rate per annum which is the aggregate of (i) the higher of (a) the Facility Agent’s prime lending rate and (b) one-half percent (1/2%) above the Federal Funds Effective Rate, (ii) the Margin, and (iii) Mandatory Costs, if any.

11.6    Lender’s Certificate Conclusive. A certificate or determination notice of a the Facility Agent or any Lender, as the case may be, as to any of the matters referred to in this Section 11 shall, absent manifest error, be conclusive and binding on the Borrowers.
11.7    Compensation for Losses. Where the Loan or any portion thereof is to be repaid by any of the Borrowers pursuant to this Section 11,the Borrowers agree simultaneously with such repayment to pay to the relevant Lenders all accrued interest to the date of actual payment on the amount repaid and all other sums then payable by the Borrowers to the relevant Creditor pursuant to this Agreement, together with such amounts as may be necessary and are certified by the relevant Lender to be necessary to compensate such Lender for any actual loss, premium or penalties incurred or to be incurred thereby on account of funds borrowed to make, fund or maintain the Loan or such portion thereof for the remainder (if any) of the then current Interest Period or Interest Periods, if any, but otherwise without penalty or premium.

12.	CURRENCY INDEMNITY
12.1    Currency Conversion. If, for the purpose of obtaining or enforcing a judgment in any court in any country, it becomes necessary to convert into any other currency (the “judgment currency”) an amount due in Dollars under any Transaction Document, then the conversion shall be made, in the discretion of the Facility Agent, at the rate of exchange prevailing either on the date of default or on the day before the day on which the judgment is given or the order for enforcement is made, as the case may be (the “conversion date”), provided that the Creditors shall not be entitled to recover under this Section 12.1 any amount in the judgment currency which exceeds at the conversion date the amount in Dollars due under any Transaction Document.
12.2    Change in Exchange Rate. If there is a change in the rate of exchange prevailing between the conversion date and the date of actual payment of the amount due, each relevant Borrower shall pay such additional amounts (if any, but, in any event, not a lesser amount) as may be necessary to ensure that the amount paid in the judgment currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount then due under the Transaction Documents in Dollars; any excess over the amount due received or collected by any Lender shall be remitted to the relevant Borrower.
12.3    Additional Debt Due. Any amount due from the Borrowers under this Section 12 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of the Transaction Documents.
12.4    Rate of Exchange. The term “rate of exchange” in this Section 12 means the rate at which the Facility Agent in accordance with its normal practices is able on the relevant date to purchase Dollars with the judgment currency and includes any premium and costs of exchange payable in connection with such purchase.

13.	EXPENSES
13.1    Fees. All amounts payable in accordance with the terms hereof and the Fee Letter shall be paid on or before the date such fees become due.
13.2    Expenses. Each of the Borrowers agrees, whether or not the transactions hereby contemplated are consummated, on demand to pay, or reimburse the Facility Agent, the Security Trustee and the Lenders on a joint and several basis, for payment of, (i) the reasonable expenses of the Facility Agent, the Security Trustee and the Lenders incident to said transactions (and in connection with any supplements, amendments, waivers or consents relating thereto or incurred in connection with the enforcement or defense of any of the Creditors’ rights or remedies with respect thereto or in the preservation of the Creditors’ priorities under the documentation executed and delivered in connection therewith), including, without limitation, all costs and expenses of preparation, negotiation, execution and administration of this Agreement and the documents referred to herein, the fees and disbursements of Lenders’ counsel in connection therewith, as well as the fees and expenses of any independent appraisers, surveyors, engineers, inspectors and other consultants retained by a Lender in connection with this Agreement and the transactions contemplated hereby and under the Security Documents, (ii) all costs and expenses, if any, in connection with the enforcement of this Agreement, the Note and the Security Documents and (iii) stamp and other similar taxes, if any, incident to the execution and delivery of the documents (including, without limitation, the Note) herein contemplated and to hold the Facility Agent, the Security Trustee and the Lenders free and harmless in connection with any liability arising from the nonpayment of any such stamp or other similar taxes. Such taxes and, if any, interest and penalties related thereto as may become payable after the date hereof shall be paid immediately by the Borrowers to the Facility Agent, the Security Trustee or the Lenders, as applicable, when liability therefor is no longer contested by the Facility Agent, the Security Trustee or the Lenders or reimbursed immediately by the Borrowers to the Facility Agent, the Security Trustee or the Lenders after payment thereof (if the Facility Agent, the Security Trustee of the Lenders, in their sole discretion, choose to make such payment).

14.	APPLICABLE LAW, JURISDICTION AND WAIVER
14.1    Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
14.2    Jurisdiction. Each Borrower hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any of the Creditors under this Agreement or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on any or all of the Borrowers by mailing or delivering the same by hand to the relevant Borrower at the address indicated for notices in Section 16.1. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the relevant Borrower as such, and shall be legal and binding upon the relevant Borrower for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of any Borrower to the Lenders) against a Borrower in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. Each of the Borrowers will advise the Facility Agent promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Creditors may bring any legal action or proceeding in any other appropriate jurisdiction.
14.3    WAIVER OF IMMUNITY. TO THE EXTENT THAT ANY OF THE BORROWERS HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OF THE BORROWERS HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.
14.4    WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND AMONG EACH OF THE BORROWERS AND EACH OF THE CREDITORS THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

15.	THE FACILITY AGENT / THE SECURITY TRUSTEE.
15.1    Appointment of Agent. Each of the Lenders and the Swap Banks hereby irrevocably appoints and authorizes the Facility Agent and the Security Trustee, respectively, to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to the Facility Agent and the Security Trustee, respectively by the terms hereof and thereof. Neither the Facility Agent, nor the Security Trustee nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under any Transaction Document or in connection therewith, except for its or their own gross negligence or willful misconduct.
15.2    Security Trustee as Trustee. Each of the Creditors (other than the Security Trustee) irrevocably appoints, designates and authorizes the Security Trustee as trustee on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Creditors or any of them or for the benefit thereof under or pursuant to this Agreement or the other Transaction Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Creditor in the Transaction Documents), (ii) all moneys, property and other assets paid or transferred to or vested in any Creditor or any agent of any Creditor or received or recovered by any Creditor or any agent of any Creditor pursuant to, or in connection with, the Transaction Documents whether from the Borrowers or the Guarantors or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Creditor or any agent of any Creditor in respect of the same (or any part thereof).
To secure the payment of all sums of money from time to time owing to the Creditors under the Transaction Documents, and the performance of the covenants of the Borrowers and any other Security Party herein and therein contained, and in consideration of the premises and of the covenants herein contained and of the extensions of credit by the Creditors, the Security Trustee does hereby declare that it will hold as such trustee in trust for the benefit of the Creditors, from and after the execution and delivery thereof, all of its right, title and interest as mortgagee in, to and under the Mortgages and its right, title and interest as assignee and secured party under the other Transaction Documents (the right, title and interest of the Security Trustee in and to the property, rights and privileges described above, from and after the execution and delivery thereof, and all property hereafter specifically subjected to the security interest of the indenture created hereby and by the Transaction Documents by any amendment hereto or thereto are herein collectively called the “Estate”); TO HAVE AND TO HOLD the Estate unto the Security Trustee and its successors and assigns forever, BUT IN TRUST, NEVERTHELESS, for the equal and proportionate benefit and security of the Creditors and their respective successors and assigns without any priority of any one over any other, UPON THE CONDITION that, unless and until an Event of Default under this Agreement shall have occurred and be continuing, the relevant Security Party shall be permitted, to the exclusion of the Security Trustee, to possess and use the Vessels. IT IS HEREBY COVENANTED, DECLARED AND AGREED that all property subject or to become subject hereto is to be held, subject to the further covenants, conditions, uses and trusts hereinafter set forth, and each of the Borrowers and the Relevant Parents, for itself and its respective successors and assigns, hereby covenants and agrees to and with the Security Trustee and its successors in said trust, for the equal and proportionate benefit and security of the Creditors as hereinafter set forth.
The Security Trustee hereby accepts such appointment and the trusts imposed upon it as Security Trustee by this Agreement and the Security Trustee covenants and agrees to perform the same as herein expressed and agrees to receive and disburse all monies constituting part of the Estate in accordance with the terms hereof. Neither the Security Trustee nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under this Agreement, the Note or the other Transaction Documents or in connection therewith, except for its or their own gross negligence or willful misconduct.
15.3    Distribution of Payments. Whenever any payment is received by the Facility Agent or the Security Trustee from any of the Borrowers for the account of the Lenders, or any of them, whether of principal or interest on the Note, commissions, fees under Section 13, or otherwise, it will thereafter cause like funds relating to such payment to be promptly distributed ratably to the Lenders according to their respective Commitments, in each case to be applied according to the terms of this Agreement. Unless the Facility Agent or the Security Trustee, as the case may be, shall have received notice from the Borrowers prior to the date when any payment is due hereunder that the Borrowers will not make any payment on such date, the Facility Agent or the Security Trustee may assume that the Borrowers have made such payment to the Facility Agent or the Security Trustee, as the case may be, on the relevant date and the Facility Agent or the Security Trustee may, in reliance upon such assumption, make available to the Lenders on such date a corresponding amount relating to such payment ratably to the Lenders according to their respective Commitments. If and to the extent that the Borrowers shall not have so made such payment available to the Facility Agent or the Security Trustee, as the case may be, the Lenders and the Borrowers (but without duplication) severally agree to repay to the Facility Agent or the Security Trustee, as the case may be, forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Lenders until the date such amount is repaid to the Facility Agent or the Security Trustee, as the case may be, as calculated by the Facility Agent or Security Trustee to reflect its cost of funds.
15.4    Holder of Interest in Note. The Facility Agent may treat each Lender as the holder of all of the interest of such Lender in the Note unless and until the Facility Agent has received a copy of an Assignment and Assumption Agreement evidencing the transfer of all or any part of such Lender’s interest in the Loan.
15.5    No Duty to Examine, Etc. The Facility Agent shall not be under a duty to examine or pass upon the validity, effectiveness or genuineness of any of this Agreement, the other Transaction Documents or any instrument, document or communication furnished pursuant to this Agreement or in connection therewith or in connection with any other Transaction Document and the Facility Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.
15.6    Facility Agent and Security Trustee as Lenders. With respect to that portion of the Loan made available by it, each of the Facility Agent and the Security Trustee shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not an Facility Agent or the Security Trustee, as the case may be, and the term “Lender” or “Lenders” shall include the Facility Agent and the Security Trustee in their capacity as Lenders. Each of the Facility Agent and the Security Trustee and their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with, any of the Borrowers as if it were not the Facility Agent or the Security Trustee, as the case may be.
15.7    Obligations of Facility Agent and Security Trustee. The obligations of each of the Facility Agent and the Security Trustee, respectively, under this Agreement and the other Transaction Documents are only those expressly set forth herein and therein.
(a)    Neither the Facility Agent nor the Security Trustee shall at any time be under any duty to investigate whether an Event of Default, or a Default, has occurred or to investigate the performance of this Agreement or the other Transaction Documents by the Borrower.
(b)    Promptly upon receipt thereof by the Facility Agent, the Facility Agent shall furnish each Lender with a copy of all financial reports and notices delivered to it by each of the Borrowers hereunder.
15.8    Discretion of Facility Agents and Security Trustee. Each of the Facility Agent and the Security Trustee, respectively, shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of the Transaction Documents, unless the Facility Agent or Security Trustee, as the case may be, shall have been instructed by the Majority Lenders to exercise such rights or to take or refrain from taking such action; provided, however, that neither the Facility Agent nor the Security Trustee shall be required to take any action which (in the Facility Agent’s and/or the Security Trustee’s sole discretion) may expose such Facility Agent or the Security Trustee, as the case may be, to personal liability or which is contrary to this Agreement or applicable law.
(a)    Each of the Facility Agent and the Security Trustee shall in all cases be fully protected in acting or refraining from acting under this Agreement or under any other Transaction Document in accordance with the instructions of the Majority Lenders (or, where expressly required hereby, all the Lenders), and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.
15.9    Assumption re Event of Default. Except as otherwise provided in Section 15.15, the Facility Agent shall be entitled to assume that no Event of Default or Default has occurred and is continuing, unless the Facility Agent has been notified by any of the Borrowers of such fact or has been notified by a Lender that such Lender considers that an Event of Default or such an event (specifying in detail the nature thereof) has occurred and is continuing. In the event that the Facility Agent shall have been notified by any party in the manner set forth in the preceding sentence of any Event of Default or of any Default, the Facility Agent shall promptly notify the Lenders and shall take action and assert such rights and/or advise the Security Trustee to take such action or assert such rights under the Transaction Documents as the Majority Lenders shall request in writing.
15.10    No Liability of Agents and the Lenders. Neither the Facility Agent, nor the Security Trustee nor any Lender nor any Swap Bank shall be under any liability or responsibility whatsoever:
(a)    to any Borrower or any other person or entity as a consequence of any failure or delay in performance by, or any breach by, any other Lender or any other person of any of its or their obligations under this Agreement or the other Transaction Documents;
(b)    to any Lender or Lenders or any Swap Bank as a consequence of any failure or delay in performance by, or any breach by any of the Borrowers of any of its obligations under this Agreement or the other Transaction Documents; or
(c)    to any Lender or Lenders or any Swap Bank for any statements, representations or warranties contained in this Agreement or the other Transaction Documents or in any document or instrument delivered in connection with the transaction hereby contemplated; or for the validity, effectiveness, enforceability or sufficiency of this Agreement or the other Transaction Documents or any document or instrument delivered in connection with the transactions hereby contemplated.
15.11    Indemnification of Facility Agent and Security Trustee. The Lenders agree to indemnify each of the Facility Agent and the Security Trustee (to the extent not reimbursed by any of the Borrowers), pro rata according to the respective amounts of their interests in the Loan, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable legal fees and expenses incurred in investigating claims and defending itself against such liabilities) which may be imposed on, incurred by or asserted against, the Facility Agent or the Security Trustee, as the case may be, in any way relating to or arising out of this Agreement or the other Transaction Documents, any action taken or omitted by the Facility Agent or the Security Trustee, as the case may be, hereunder or thereunder or the preparation, administration, amendment or enforcement of, or waiver of any provision of, this Agreement or the other Transaction Documents, except that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Facility Agent’s or Security Trustee’s, as the case may be, gross negligence or willful misconduct.
15.12    Consultation with Counsel. Each of the Facility Agent and the Security Trustee may consult with legal counsel selected by the Facility Agent or Security Trustee, as the case may be and shall not be liable for any action taken, permitted or omitted by it in good faith in accordance with the advice or opinion of such counsel.
15.13    Resignation. Each of the Facility Agent and the Security Trustee may resign at any time by giving sixty (60) days’ written notice (the “Resignation Effective Date”) thereof to the Lenders and each of the Borrowers. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Facility Agent or Security Trustee, as the case may be. If no successor Facility Agent or Security Trustee, as the case may be, shall have been so appointed by the Majority Lenders and shall have accepted such appointment within sixty (60) days after the retiring Facility Agent’s or Security Trustee’s, as the case may be, giving notice of resignation, then the retiring Facility Agent or Security Trustee, as the case may be, may, on behalf of the Lenders, appoint a successor Facility Agent or Security Trustee, as the case may be, which shall be a bank or trust company of recognized standing. The appointment by the Majority Lenders of any successor to the Facility Agent or Security Trustee shall (unless an Event of Default has occurred and is continuing) be subject to the prior written consent of each of the Borrowers, such consent not to be unreasonably withheld. After any resignation of the Facility Agent or Security Trustee hereunder, the provisions of this Section 15 shall continue in effect for its benefit with respect to any actions taken or omitted by it while acting as Facility Agent or Security Trustee, as the case may be. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
15.14    Representations of Lenders. Each Lender represents and warrants to each other Lender, the Facility Agent and the Security Trustee that:

(i)
in making its decision to enter into this Agreement and to make its Commitment available hereunder, it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of each of the Borrowers, that it has made an independent credit judgment and that it has not relied upon any statement, representation or warranty by any other Lender the Facility Agent or the Security Trustee; and

(ii)	so long as any portion of its Commitment remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of each of the Borrowers.
15.15    Notification of Event of Default. If the Facility Agent has received a notice from any Borrower or any Lender about the occurrence of a Default or Event of Default, the Facility Agent shall promptly notify the Lenders of such Default or Event of Default.
15.16    Sharing of Payments, Etc. If any Lender shall obtain any payment (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Note or the Security Documents, or otherwise) on account of the amounts advanced and owing to it (other than pursuant to Sections 11.2 or 11.7 or otherwise in respect of any gross up for Taxes pursuant to Section 7.1) in excess of its ratable share of payments on account of the amounts advanced obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the amounts advanced owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each of the Borrowers agrees that any Lender so purchasing a participation from another Lender pursuant to this

Section 15.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

16.	NOTICES AND DEMANDS
16.1    Notices. All notices, requests, demands and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to any of the Borrowers and/or the Facility Agent and/or the Security Trustee at its respective address or facsimile number set forth below and to the Lenders at their addresses and facsimile numbers set forth in Schedule 1 hereto or at such other address or facsimile numbers as such party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 16.1 and telephonic confirmation of receipt thereof is obtained or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section 16.1 or when delivery at such address is refused.
If to the Borrowers or the SEACOR Guarantor:
c/o SEACOR Marine LLC
7910 Main St., 2nd Floor,
Houma, Louisiana 70360
with a copy to:
SEACOR Holdings Inc.
2200 Eller Drive
P.O. Box 13038
Ft. Lauderdale, FL 33316
Attn: Legal Department
Facsimile No.: 954-527-1772
If to the MONTCO Guarantor:
Montco Offshore, Inc.
17751 Highway 3235
PO Box 850
Galliano, Louisiana 70354
Attn: Finance
Telephone: 985-325-7157
Facsimile No.: 985-325-6795
If to the Vessel Manager:
Gulf Towers, Wing B-1, 4th Floor
Oud Metha Road, P.O. Box 32387
Dubai, United Arab Emirates
Facsimile No.: 971 4 3024 700
with a copy to
c/o SEACOR Marine LLC
7910 Main St., 2nd Floor,
Houma, Louisiana 70360
If to the Facility Agent or Security Trustee:
DNB BANK ASA
200 Park Avenue, 31st Floor
New York, New York 10166
Telephone No.: (212) 681-3800
Attention: Credit Middle Office / Loan Services Department
Facsimile No.: (212) 681-4123
Email: nyloanscsd@dnb.no

17.	MISCELLANEOUS
17.1    Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Facility Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held (including, but not limited to, the Operating Account) and other indebtedness at any time owing by the Facility Agent, such Lender or such Affiliate to or for the credit or the account of any of the Borrowers against any and all of the obligations of such Borrower now or hereafter existing under the Transaction Documents, irrespective of whether the Facility Agent or such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The Facility Agent and each Lender agrees promptly to notify each Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Facility Agent and each Lender and their respective Affiliates under this Section 17.1 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Facility Agent, such Lender, the Security Trustee and their respective Affiliates may have. Notwithstanding anything to the contrary set forth in Section 17 or elsewhere herein, the Facility Agent may not discriminate against the Lenders generally in favor of its own interests when exercising setoff rights against amounts received from any Borrower hereunder, including any amount in the Operating Account.
17.2    Time of Essence. Time is of the essence with respect to this Agreement but no failure or delay on the part of any of the Facility Agent, the Security Trustee or the Lenders to exercise any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by any of the Facility Agent, the Security Trustee or the Lenders of any power or right hereunder preclude any other or further exercise thereof or the exercise of any other power or right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.
17.3    Unenforceable, etc., Provisions–Effect. In case any one or more of the provisions contained in this Agreement or any other Transaction Document would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against any of the Borrowers, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby.
17.4    References. References herein to Articles, Sections, Exhibits and Schedules are to be construed as references to sections of, exhibits to, and schedules to, this Agreement or the other Transaction Documents as applicable, unless the context otherwise requires.
17.5    Further Assurances. Each of the Borrowers agrees that if this Agreement or any of the other Transaction Documents shall, in the reasonable opinion of the Creditors, at any time be deemed by the Creditors for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Creditors may be required in order to more effectively accomplish the purposes of this Agreement and/or the other Transaction Documents.
17.6    Prior Agreements, Merger. Any and all prior understandings and agreements heretofore entered into between the Security Parties on the one part, and any of the Lenders, on the other part, relating to the transactions contemplated hereby, whether written or oral are superseded by and merged into this Agreement and the other agreements (the forms of which are exhibited hereto) to be executed and delivered in connection herewith to which the Security Parties and the Lenders, the Facility Agent and the Security Trustee, as the case may be, are parties, which alone fully and completely express the agreements between the Security Parties and the Lenders.
17.7    Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties hereto. Neither this Agreement, the Note, any of the Security Documents nor any Interest Rate Agreement nor any terms hereof or thereof may be waived or amended unless such waiver or amendment is approved by each of the Borrowers and the Majority Lenders, provided that no such waiver or amendment shall, without the written consent of each Lender affected thereby, (i) reduce the Margin or the interest rate or extend the time of a scheduled payment of principal or interest or fees on the Loan or reduce the principal amount of the Loan or any fees hereunder, (ii) increase or decrease the Commitment of any Lender or subject any Lender to any additional obligation (it being understood that a waiver of any Event of Default, other than a payment default, or any mandatory repayment of the Loan shall not constitute a change in the terms of any Commitment of any Lender), (iii) amend, modify or waive any provision of Section 10 (Assignment), Section 14 (Applicable Law, Jurisdiction and Waiver) and this Section 17.7, (iv) amend the definition of “Majority Lenders” or any other definition referred to in this Section 17.7, (v) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement, (vi) waive any late fee more than twice during the term of the Loan, any such waiver to be for a maximum of ten (10) days, or (vii) release any Security Party from any of its obligations under any Transaction Document except as expressly provided herein or in such Transaction Document; provided, further, that approval by all Lenders shall be required for any amendment or waivers with respect to Section 5.4 of this Agreement. All amendments approved by the Majority Lenders under this Section 17.7 must be in writing and signed by each of the Borrowers, each of the Lenders comprising the Majority Lenders and, if applicable, each Lender affected thereby and any such amendment shall be binding on all the Lenders; provided, however, that any amendments or waivers with respect to Section 5.4 of this Agreement must be in writing and signed by each of the Borrowers and all of the Lenders.
17.8    Assumption re Event of Default. The Lenders shall be entitled to assume that no Event of Default or Default has occurred and is continuing, unless the Lenders have been notified by a Borrower of such fact. In the event that any Lender shall have been notified, in the manner set forth in the preceding sentence, by a Borrower of any Event of Default or Default, such Lender shall promptly notify the Facility Agent in writing, and the Majority Lenders may take action and assert such rights under this Agreement or under any other Transaction Document or as provided for under applicable law as they determine are appropriate.
17.9    Indemnification. Neither any Creditor nor any of its directors, officers, agents or employees shall be liable to any Borrower for any action taken or not taken thereby in connection herewith in the absence of its own gross negligence or willful misconduct. Each of the Borrowers hereby severally agrees, on a joint and several basis, to indemnify the Creditors, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all claims, losses, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of every nature and character (other than taxes) arising out of, in connection with, or as a result of the execution or delivery of the Transaction Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations under the Transaction Documents or the consummation of the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by a Borrower of the proceeds of any of the relevant Tranche, (b) the reversal or withdrawal of any provisional credits granted by the Facility Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with any Borrower, (c) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, and regardless of whether any Indemnitee is a party thereof, (d) any civil penalty or fine assessed by OFAC or another Governmental Authority against, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred in connection with defense thereof by, the Facility Agent or any other Creditor as a result of conduct of the Borrowers, any Subsidiary or Affiliate thereof or any Related Party thereof that violates a Sanctions Law or Anti-Money Laundering Law or (e) with respect to the Borrowers and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Materials of Environmental Concern or any action, suit, proceeding or investigation brought or threatened with respect to any Materials of Environmental Concern relating to any circumstance or occurrence arising in relation to, or during the time of, the management, use, control ownership or operation of property or assets by such Borrower (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, the relevant Borrower shall not be responsible for any liabilities, losses, damages and/or expenses under this Section 17.9 caused by an Indemnitee’s own gross negligence or willful misconduct. Notwithstanding anything herein to the contrary, the foregoing indemnification shall not apply to the extent that any claims, damages, expenses, obligations, penalties, actions, judgments, suits or costs arise with respect to any Vessel from and after such time as any Creditor (or any designee thereof) takes possession or control of such Vessel (except to the extent that any such matter arising under subsection 17.9(e) hereof relates to any circumstance or occurrence arising prior to such time). In litigation, or the preparation therefor, the Creditors and their Affiliates shall be entitled to select their own counsel and, if arising after the occurrence and during the continuation of an Event of Default, the Borrowers agree to pay promptly the reasonable fees and expenses of such counsel. To the extent that the respective interests of the Creditors in such litigation do not, and reasonably could not be expected to, conflict (such determination of existing or potential conflict to be made by the Creditors using their reasonable good faith judgment), the Creditors shall make reasonable efforts to use common counsel in connection with such litigation and the preparation therefor. If, and to the extent that the obligations of a Borrower under this Section 17.9 are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.
17.10    USA Patriot Act Notice; Bank Secrecy Act. The Facility Agent hereby notifies each of the Security Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the policies and practices of the Facility Agent, each of the Creditors is required to obtain, verify and record certain information and documentation that identifies each of the Security Parties, which information includes the name and address of each of the Security Parties and such other information that will allow the Creditors to identify each of the Security Parties in accordance with the Patriot Act. In addition, each of the Security Parties shall comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.
17.11    CEA Eligible Contract Participant. Notwithstanding anything to the contrary in any Transaction Document, no Security Party shall be deemed to guarantee, become jointly and severally obligated for or pledge assets in support of a “swap,” as defined in Section 1(a)(47) of the Commodity Exchange Act (“CEA”) of another Security Party in favor of the Swap Bank if at the time that swap is entered into, such Security Party is not an “eligible contract participant” as defined in Section 1(a)(18) of the CEA.

17.12    Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart. In the event that any of the Borrowers delivers an executed counterpart of this Agreement by facsimile or electronic transmission, such Borrower shall also deliver an originally executed counterpart as soon as practicable, but the failure of such Borrower to deliver an originally executed counterpart of this Agreement shall not affect the validity or effectiveness of this Agreement.
17.13    Headings. In this Agreement, section headings are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Agreement.
17.14    Publication. The Facility Agent or the Mandated Lead Arranger may, at its option and sole expense, publish information about its participation (including its arranger and agent role) in the Loan and for such purpose only, use the logo and trademark of any of the Borrowers and the Guarantors.
17.15    Joint and Several Liability.
(a)    All obligations, covenants, representations, warranties and undertakings in or pursuant to the Transaction Documents assumed, given, made or entered into by the Borrowers shall, unless otherwise expressly provided, be assumed, given, made or entered into by the Borrowers jointly and severally. The failure by a Borrower to perform its obligations under the Transaction Documents to which it is a party shall constitute a failure by the other Borrowers in the performance of their obligations under the Transaction Documents. Each Borrower shall be responsible for the performance of the obligations of the other Borrowers under the Transaction Documents;
(b)    The Lenders may, but only through the Facility Agent, take action against any of the Borrowers and/or release or compromise in whole or in part the liability of the other Borrowers under this Agreement or any other Transaction Document or grant any time or other indulgence to any of the Borrowers, in each case without affecting the liability of the other Borrowers;
(c)    Each Borrower agrees to be bound by the Transaction Documents to which it is, or is to be, a party notwithstanding that the other Borrowers which are intended to sign or to be bound may not do so or be effectually bound and notwithstanding that any of the Transaction Documents may be invalid or unenforceable against the other Borrowers, whether or not the deficiency is known to any Lender;
(d)    None of the obligations or liabilities of the Borrowers under this Agreement or any other Transaction Document shall be discharged or reduced by reason of:

(i)
the insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of any person whatsoever or any change of name or style or constitution of a Borrower or any other person liable;

(ii)
any Lender granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, a Borrower or any other person liable or renewing, determining, varying or increasing, any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever, or concurring in, accepting, varying any compromise, arrangement or settlement or omitting to claim or enforce payment from a Borrower or any other person liable; or

(iii)	anything done or omitted which but for this provision might operate to exonerate the Borrowers or any of them;
(e)    Each Borrower agrees that any rights which it may have at any time during the term of the Loan by reason of the performance of its obligations under the Transaction Documents to be indemnified by any other Borrower and/or to take the benefit of any security taken by the Agent pursuant to the Transaction Documents shall be exercised in such manner and on such terms as the Facility Agent may require or as provided in this Agreement. Each of the Borrowers agrees to hold any sums received by it as a result of its having exercised any such right on trust for the Facility Agent absolutely; and
(f)    Each Borrower agrees that it will not at any time during the term of the Loan claim any set off or counterclaim against any other Borrower in respect of any liability owed to it by that other Borrower under or in connection with the Transaction Documents, nor prove in competition with any of the Lenders in any liquidation of (or analogous proceeding in respect of) any other Borrower in respect of any payment made under the Transaction Documents or in respect of any sum which includes the proceeds of realisation of any security held by the Facility Agent for the repayment of the Loan.
[Signature Page Follows]
IN WITNESS whereof, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

FALCON GLOBAL LLC, as a Borrower

By:	/s/ JOHN GELLERT
Name:	John Gellert
Title:	Manager and Vice President

FALCON PEARL LLC, as a Borrower

By:	/s/ JOHN GELLERT
Name:	John Gellert
Title:	Director and Vice President

FALCON DIAMOND LLC, as a Borrower

By:	/s/ JOHN GELLERT
Name:	John Gellert
Title:	Director and Vice President

1

DNB BANK ASA, NEW YORK BRANCH as Facility Agent, Security Trustee and Swap Bank

By:	/s/ DANIEL AVEZBAKI
Name:	Daniel Avezbaki
Title:	Attorney-in-Fact

By:	/s/ CALEB CANAS
Name:	Caleb Canas
Title:	Attorney-in-Fact

DNB CAPITAL LLC, as Lender

By:	/s/ DANIEL AVEZBAKI
Name:	Daniel Avezbaki
Title:	Attorney-in-Fact

By:	/s/ CALEB CANAS
Name:	Caleb Canas
Title:	Attorney-in-Fact

2

CLIFFORD CAPITAL PTE. LTD., as Lender

By:	/s/ AUORA LOW
Name:	Auora Low
Title:	Head of Origination and Structuring

By:	/s/ LEE KHIA YEE
Name:	Lee Khia Yee
Title:	CFO

1

NIBC BANK N.V. as Lender and and Swap Bank

By:	/s/ DANIEL AVEZBAKI
Name:	Daniel Avezbaki
Title:	Attorney-in-Fact

By:	/s/ CALEB CANAS
Name:	Caleb Canas
Title:	Attorney-in-Fact

1

CONSENT AND AGREEMENT
Each of the undersigned, referred to in the foregoing Senior Secured Loan Agreement as a “Guarantor” or “Relevant Parent”, hereby consents and agrees to said Senior Secured Loan Agreement and to the documents contemplated thereby and to the provisions contained therein.

SEACOR LB OFFSHORE (MI) LLC

By:	/s/ JOHN GELLERT
Name:	John Gellert
Title:	President

2

CONSENT AND AGREEMENT
Each of the undersigned, referred to in the foregoing Senior Secured Loan Agreement as a “Guarantor” or “Relevant Parent”, hereby consents and agrees to said Senior Secured Loan Agreement and to the documents contemplated thereby and to the provisions contained therein.

SEACOR MARINE HOLDINGS INC.

By:	/s/ JOHN GELLERT
Name:	John Gellert
Title:	President

3

CONSENT AND AGREEMENT
Each of the undersigned, referred to in the foregoing Senior Secured Loan Agreement as a “Guarantor” or “Relevant Parent”, hereby consents and agrees to said Senior Secured Loan Agreement and to the documents contemplated thereby and to the provisions contained therein.

MONTCO GLOBAL, LLC

By:	/s/ DEREK C. BOUDREAUX
Name:	Derek C. Boudreaux
Title:	Director

4

CONSENT AND AGREEMENT
Each of the undersigned, referred to in the foregoing Senior Secured Loan Agreement as a “Guarantor” or “Relevant Parent”, hereby consents and agrees to said Senior Secured Loan Agreement and to the documents contemplated thereby and to the provisions contained therein.

MONTCO OFFSHORE, INC.

By:	/s/ DEREK C. BOUDREAUX
Name:	Derek C. Boudreaux
Title:	Secretary/Treasurer

5

EXHIBIT A

PROMISSORY NOTE
from
FALCON GLOBAL LLC, FALCON PEARL LLC AND
FALCON DIAMOND LLC,
as joint and several borrowers in favor of

DNB BANK ASA, NEW YORK BRANCH
as Facility Agent

[·], 2015

PROMISSORY NOTE
U.S. $[80,500,000]    [     ], 2015
New York, New York
FOR VALUE RECEIVED, the undersigned, FALCON GLOBAL LLC, FALCON PEARL LLC AND FALCON DIAMOND LLC, each a limited liability company organized and existing under the laws of the Republic of the Marshall Islands, as joint and several borrowers (each, a “Borrower” and together, the “Borrowers”), with offices at c/o SEACOR Marine LLC, 7910 Main St., 2nd Floor, Houma, Louisiana 70360, hereby promise to pay to the order of DNB Bank ASA, New York Branch, as facility agent for the Creditors (the “Facility Agent”), at its office at 200 Park Avenue, New York, NY 10166, or as it may otherwise direct, the principal sum of [Eighty Million Five Hundred Thousand] Dollars ($[80,500,000]) from time to time outstanding made by the Lenders to the Borrowers pursuant to that certain senior secured term loan agreement dated as of the [·] day of [·], 2015 (as amended, restated, modified or supplemented from time to time, the “Loan Agreement”), by and among, inter alios, (i) the Borrowers, (ii) the Facility Agent and security trustee, (iii) DNB Markets, Inc., Clifford Capital Pte. Ltd. and NIBC Bank N.V., as mandated lead arrangers, (iii) DNB Markets, Inc., as book runner, and (v) the financial institutions identified on Schedule 1 to the Loan Agreement (together with any bank or financial institution which becomes a lender pursuant to Section 10 of the Loan Agreement, the “Lenders”), as consented to and agreed by, inter alios, the Guarantors. The Borrowers shall repay the indebtedness represented by this Note as provided in Section 5 of the Loan Agreement. This Note may be prepaid on such terms as provided in the Loan Agreement.
Unless otherwise defined herein, words and expressions used herein (including those in the foregoing paragraph) and defined in the Loan Agreement shall have the same meaning herein as therein defined.
The Borrowers shall also pay interest on the Loan from the date of drawdown until payment in full at the rates determined from time to time in accordance with Section 6 of the Loan Agreement, which provisions are incorporated herein with full force and effect as if they were fully set forth herein. Any principal payment not paid when due, whether on an installment payment date or by acceleration, shall bear interest thereafter at the Default Rate. All interest shall accrue and be calculated on the actual number of days elapsed and on the basis of a 360-day year.
Both principal and interest are payable in Dollars to the Facility Agent, for the account of the Lenders, as the Facility Agent may direct, in immediately available same day funds.
If this Note or any payment required to be made hereunder becomes due and payable on a day which is not a Banking Day, the due date thereof shall be extended until the next following Banking Day and interest shall be payable during such extension at the rate applicable immediately prior thereto, unless such next following Banking Day falls in the following calendar month, in which case the due date thereof shall be adjusted to the immediately preceding Banking Day.
This Note is the Note referred to in the Loan Agreement and is entitled to the security and benefits therein provided, including, but not limited to, such security as provided in the relevant Security Documents and any other relevant Transaction Document. Upon the occurrence of any Event of Default under Section 8 of the Loan Agreement, the principal hereof and accrued interest hereon may be declared to be (or, with respect to certain Events of Default, automatically shall become) immediately due and payable.
In the event that any holder of this Note shall institute any action for the enforcement or the collection of this Note, there shall be immediately due and payable, in addition to the unpaid balance hereof, all late charges and all costs and expenses of such action, including reasonable attorneys’ fees.
Each Borrower hereby waives presentment, protest, demand for payment, diligence, notice of dishonor and of nonpayment, and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note, hereby waives and renounces all rights to the benefits of any statute of limitations and any moratorium, appraisement, exemption and homestead now provided or which may hereafter be provided by any federal or state statute, including, without limitation, exemptions provided by any federal or state statute, including, without limitation, exemptions provided by or allowed under any federal or state bankruptcy or insolvency laws, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals and modifications hereof and hereby consents to any extensions of time, renewals, releases of any party this Note, waiver or modification that may be granted or consented to by the holder of this Note.
Each Borrower agrees that its respective liabilities hereunder are absolute and unconditional without regard to the liability of any other party and that no delay on the part of the holder hereof in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.

If at any time this transaction would be usurious under applicable law, then regardless of any provision contained in the Loan Agreement or this Note or any other agreement made in connection with this transaction, it is agreed that (a) the total of all consideration which constitutes interest under applicable law that is contracted for, charged or received upon the Loan Agreement, this Note or any other agreement shall under no circumstances exceed the maximum rate of interest authorized by applicable law, if any, and any excess shall be credited to the Borrowers and (b) if the Lenders elect to accelerate the maturity of, or if the Borrowers prepay the indebtedness described in this Note, any amounts which because of such action would constitute interest may never include more than the maximum rate of interest authorized by applicable law and any excess interest, if any, provided for in the Loan Agreement, in this Note or otherwise, shall be credited to the Borrowers automatically as of the date of acceleration or prepayment.
THE UNDERSIGNED AND, BY ITS ACCEPTANCE HEREOF, THE FACILITY AGENT, HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ANY BENEFICIARY HEREOF ARISING IN RESPECT OF ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS NOTE.
This Note shall be governed by and construed in accordance with the laws of the State of New York.
[Signature Page Follows]

IN WITNESS WHEREOF, the Borrowers have executed and delivered this Note on the date and year first above written.

FALCON GLOBAL LLC, as a Borrower

By:
Name:
Title:

FALCON PEARL LLC, as a Borrower

By:
Name:
Title:

FALCON DIAMOND LLC, as a Borrower

By:
Name:
Title:

EXHIBIT B

GUARANTY

by

[SEACOR MARINE HOLDINGS INC.][MONTCO OFFSHORE, INC.]

in favor of

DNB BANK ASA, NEW YORK BRANCH,
as Security Trustee

[·], 2015

GUARANTY
THIS GUARANTY (this “Guaranty”), dated as of [·], 2015, is made by [SEACOR MARINE HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware][MONTCO OFFSHORE, INC., a corporation organized and existing under the laws of the State of Louisiana] (the “Guarantor”), in favor of DNB BANK ASA, New York Branch (“DNB”), as security trustee for the Creditors, under the Loan Agreement referred to in Recital (A) below.
WITNESSETH THAT:
WHEREAS:
(A)Pursuant to that certain senior secured term loan agreement dated as of [·], 2015 (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) made by and among (i) FALCON GLOBAL LLC (“Falcon Global”), FALCON PEARL LLC AND FALCON DIAMOND LLC, each a limited liability company organized and existing under the laws of the Republic of the Marshall Islands, as joint and several borrowers (each, a “Borrower” and together, the “Borrowers”), (ii) DNB, as facility agent for the Creditors (in such capacity, the “Facility Agent”) and security trustee for the Creditors (in such capacity, the “Security Trustee”), (iii) DNB Markets, Inc., Clifford Capital Pte. Ltd. and NIBC Bank N.V., as mandated lead arrangers, (iv) DNB Markets, Inc., as bookrunner, and (v) the financial institutions identified on Schedule 1 thereto (together with any bank or financial institution which becomes a lender pursuant to Section 10 of the Loan Agreement), as lenders (the “Lenders”), as consented and agreed to by, inter alios, the Guarantor, and [SEACOR MARINE HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware][MONTCO OFFSHORE, INC., a corporation organized and existing under the laws of the State of Louisiana] (the “[SEACOR][Montco] Guarantor”, and together with any other entity that becomes a guarantor hereunder [pursuant to Section 21 hereof], the “Guarantors”), the Lenders have agreed to provide to the Borrowers the Loan (as defined in the Loan Agreement).
(B)It is a condition precedent to the Lenders making the Loan available to the Borrowers under the Loan Agreement that the Guarantor enter into this Guaranty and otherwise agree to be bound by the terms of this Guaranty.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which the Guarantor hereby acknowledges, the Guarantor hereby agrees as follows:
1.DEFINITIONS
1.1Unless otherwise defined herein, terms defined in the Loan Agreement shall have the same meanings when used herein, including in the preamble and recitals hereof. In this Guaranty the words and expressions specified herein, including in the preamble hereof, shall, except where the context otherwise requires, have the meanings attributed to them below:
“Acceptable Fair Market Value” means an amount greater than 153% of the then outstanding amount of the Loan;
“Applicable Percentage” means, with respect to the Guarantor, its pro rata portion, as determined by reference to the Guarantor’s (direct or indirect or through its Affiliates) fractional ownership of membership interests in Falcon Global as a percentage of the aggregate membership interests of Falcon Global owned by all Guarantors[,provided that if the Applicable Percentage shall at any time be below 50%, the Applicable Percentage shall be deemed to be
50%]1. For the avoidance of doubt, the Applicable Percentage as of the date hereof shall be equal to 50%.
“Relevant Conditions” means each of the following conditions:
(a)the Borrowers achieve Acceptable EBITDA Backlog, measured from the Delivery Date of the first Vessel;

(b)	the aggregate Fair Market Value of the Vessels is an Acceptable Fair
Market Value;
(c)at least six (6) months shall have passed since the Delivery Date of the second Vessel and each Vessel has been contracted to and accepted by an Acceptable Oil & Gas Company; and

(d)	no Default or Event of Default has occurred under the Loan Agreement.

2.	GUARANTY
(a)The Guarantor hereby unconditionally and irrevocably, as primary obligor and not merely as surety, guarantees to the Security Trustee for the account of the Creditors on first demand the due and punctual (i) full and prompt payment, when due, whether by acceleration or otherwise, of all sums owing by the Borrowers to any of the Creditors under the Loan Agreement, the Note, or any other Transaction Document, together with any and all reasonable out-of-pocket legal costs and other expenses incurred in connection therewith by the Creditors and the performance by the Borrowers of their respective obligations and, in case of extension of time of payment or renewal in whole or in part of the said obligations of each Borrower, the prompt payment when due of all said sums according to such extension or extensions or renewal or renewals, whether by acceleration or otherwise and (ii) the punctual and full performance by each Borrower of each and every duty, covenant, agreement and obligation thereof under or in connection with the Loan Agreement, the Note, or any other Transaction Document (all obligations referred to in clauses (i) and (ii) above are herein referred to as the “Obligations”). Subject always to Section [21][22] hereof, the Guarantor’s obligations hereunder are joint and several with the [SEACOR][MONTCO] Guarantor.
(b)This Guaranty is a guaranty of payment and not of collection and the Guarantor expressly agrees that it shall not be necessary or required that any of the Creditors exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Borrower or any other Person before or as a condition to the Obligations of the Guarantor hereunder. This Guaranty is a primary obligation of the Guarantor and shall be an absolute, unconditional, present, and continuing obligation and shall not be subject to any counterclaim, setoff, deduction, diminution, abatement, recoupment, suspension, deferment, reduction, or defense based on any claim the Guarantor or any other person may have against any Borrower, any of the Creditors or any other person, and shall not be released, discharged or affected by any circumstance whatsoever, including without limitation: (a) the unenforceability, invalidity, irregularity or lack of genuineness of the Loan Agreement, the Note, or any other Transaction Document or any of the obligations under the Loan Agreement, the Note, or any other Transaction Document; (b) any amendment, modification, termination, or removal of, or addition or supplement to, the Loan Agreement, the Note, or any other Transaction Document, or any change in time, manner, or place of payment or performance of any Obligation; (c) any assignment, mortgage, release, exchange, addition, or transfer of any Collateral; (d) any failure, refusal, omission or delay on the part of any Borrower, any of the Creditors or any other Person to conform or comply with any term of the Loan Agreement, the Note, any other Transaction Document or any other relevant agreement; (e) any waiver, consent, extension, indulgence, surrender, settlement, subordination, release, compromise, or other agreement, or the exercise or nonexercise of any right or remedy thereunder, with or without consideration; (f) the occurrence and/or continuance of any bankruptcy, insolvency, reorganization, liquidation, arrangement, adjustment of debt, relief of debtors, dissolution, or similar proceeding with respect to the any Borrower, any of the Creditors, or any other Person, including without limitation any modification of any Borrower’s obligations under the Loan Agreement, the Note, or any other Transaction Document in connection with any such proceeding; (g) any defect in the title, condition, compliance with specifications, design, operation, or fitness for use of, or any damage to or loss of, or governmental prohibition or restriction, condemnation, requisition, or seizure of, any Collateral for any reason; (h) any merger, consolidation, restructuring, termination of existence, sale of assets, or change in the ownership of any membership interests or shares of capital stock of a Borrower or the Guarantor; (i) any present or future law, regulation, or order in any jurisdiction (whether of right or in fact) or any agency thereof affecting any term of any Obligation or any rights of any of the Creditors with respect thereto, including, without limitation, any law, regulation or order purporting to vary the terms of payment or to restrict the right or power of any Borrower or of the Guarantor to make payment of its Obligations to the Creditors; or (j) any other circumstances whatsoever which might otherwise constitute a defense available to, or a discharge of, any Borrower or the Guarantor.

3.	REPRESENTATIONS AND WARRANTIES
(a)The Guarantor hereby represents and warrants to the Security Trustee on behalf of the Creditors (which representations and warranties shall survive the execution and delivery of this Guaranty) that:

(i)	Due Organization and Power. it is duly formed and is validly existing in good standing under the laws of its jurisdiction of incorporation, has full power to carry on its business as now being conducted and to enter into and perform its obligations under this Guaranty, and has complied with all statutory, regulatory and other requirements relative to this Guaranty;

(ii)
Authorization and Consents. all necessary corporate action has been taken to authorize, and all necessary consents and authorities have been obtained and remain in full force and effect to permit, the Guarantor to enter into and perform its obligations under this Guaranty and, as of the date of this Guaranty, no further consents or authorities are necessary for the performance thereof;

(iii)
Binding Obligations. this Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable against it in accordance with its terms, except to the extent that such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights;

(iv)
No Violation. the execution and delivery of, and the performance of the provisions of, this Guaranty by the Guarantor do not contravene any applicable law or regulation existing at the date hereof material to the conduct of the Guarantor’s business or any contractual restriction binding on the Guarantor or the certificate of formation or operating agreement (or equivalent instruments) thereof;

(v)
Filings; Stamp Taxes. other than the recording of the Mortgages with the Maritime Administrator’s office of the Republic of the Marshall Islands and the filing of Uniform Commercial Code financing statements in the District of Columbia in respect of the Assignments and any other relevant Transaction Document and the payment and filing or recording fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Guaranty that it or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar Taxes be paid on or in relation to this Guaranty;

(vi)
Litigation. no action, suit or proceeding is pending or threatened against it before any court, board of arbitration or administrative agency which is reasonably likely to result in a Material Adverse Effect;

(vii)
No Default. the Guarantor is not in default (x) under any material agreement by which it is bound, or (y) in respect of any financial commitments or obligations which in the aggregate exceed $25,000,000;

(viii)	Insurance. the Guarantor has insured its properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses;

(ix)
Financial Information. on or prior to the date hereof, all financial statements, information and other data furnished by the Guarantor to the Facility Agent or the Lenders, as the case may be, are complete and correct, such financial statements have been prepared in accordance with GAAP and accurately and fairly present the financial condition of the parties covered thereby as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements and it has no material contingent obligations, liabilities for taxes or other outstanding financial obligations;

(x)
Tax Returns. the Guarantor has filed all tax returns required to be filed by it and has paid all taxes payable by it which have become due, other than those not yet delinquent and except for those taxes being contested in good faith and by appropriate proceedings or other acts and for which adequate reserves shall have been set aside on its books;

(xi)
ERISA. no ERISA Funding Event, ERISA Termination Event, Foreign Termination Event or Foreign Underfunding exists or has occurred, or is reasonably expected to exist or occur with respect to any Plan maintained or contributed to by it or any ERISA Affiliate of it, that, when taken together with all other ERISA Funding Events, ERISA Termination Events, Foreign Termination Events and Foreign Underfundings that exist or have occurred, or which would reasonably be expected to exist or occur, could reasonably be expected to, insofar as ERISA applies thereto, result in it or any ERISA Affiliate of it incurring any liability, fine or penalty that would have a Material Adverse Effect. The execution and delivery of this Guaranty and the consummation of the transactions hereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code;

(xii)
Equity Ownership. (i) as of the date hereof, Falcon Global is directly and beneficially owned fifty percent (50%) by Montco Global, LLC, and fifty percent (50%) by SEACOR LB Offshore (MI) LLC and (ii) each of Falcon Pearl LLC and Falcon Diamond LLC is wholly directly and beneficially owned by Falcon Global;

(xiii)
Environmental Matters and Claims. (a) except as heretofore disclosed in writing to the Facility Agent (i) the Guarantor will, when required under applicable law to operate its business as then being conducted, be in compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements to which any is a party relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (“Environmental Laws”); (ii)the Guarantor will, when required under applicable law, have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws (“Environmental Approvals”) and will, when required under applicable law, be in compliance with all Environmental Approvals required to operate their business as then being conducted; (iii) the Guarantor has not received any notice of any claim, action, cause of action, investigation or demand by any person, entity, enterprise or Governmental Authority, alleging potential liability for, or a requirement to incur, material investigator costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys’ fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval (“Environmental Claim”) (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by it in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)); and (iv) there are no circumstances that may prevent or interfere with such full compliance in the future; and (b) except as heretofore disclosed in writing to the Facility Agent there is no Environmental Claim pending or threatened against the Guarantor and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against the Guarantor, the adverse disposition of which is reasonably likely to result in a Material Adverse Effect;

(xiv)
Payment Free of Taxes. subject to compliance with Section 7.4 of the Loan Agreement, all payments made or to be made by the Guarantor under or pursuant to the Transaction Documents shall be made free and clear of, and without deduction or withholding for an account of, any Taxes, other than Taxes imposed under FATCA;

(xv)	No Proceedings to Dissolve. there are no proceedings or actions pending or contemplated by the Guarantor, or to its knowledge contemplated by any third party, to dissolve or terminate the Guarantor;

(xvi)
Solvency. (i) the sum of its assets, at a fair valuation, does and will exceed its liabilities, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, (ii) the present fair market salable value of its assets is not and shall not be less than the amount that will be required to pay its probable liability on its then existing debts, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, as they mature, (iii) it does not and will not have unreasonably small working capital with which to continue its business and (iv) it has not incurred, does not intend to incur and does not believe it will incur, debts beyond its ability to pay such debts as they mature;

(xvii)
Compliance with Laws. the Guarantor is in compliance with all applicable laws except where the failure to comply would not, alone or in the aggregate, be reasonably likely to result in a Material Adverse Effect;

(xviii)	Investment Company. the Guarantor is not required to be registered as an “investment company” (as defined in the Investment Company Act of 1940, as amended);

(xix)
Sanctions and Anti-Money Laundering Laws. each of the Guarantor and its Subsidiaries is and has been in compliance with Anti-Money Laundering Laws. None of the Guarantor, nor any of its Subsidiaries, nor any of their directors and officers is (i) a Restricted Party;

(ii) in breach of Sanctions; or (iii) to their knowledge subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any breach or alleged breach of Sanctions;

(xx)	Material Adverse Change. since March 31, 2015, no material adverse change has occurred with respect to the financial condition or operations of the Guarantor; and

(xxi)
Survival. all representations, covenants and warranties of the Guarantor made herein and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the making of this Guaranty.

4.	COVENANTS
(a)The Guarantor hereby covenants and undertakes with the Security Trustee on behalf of the Creditors that from the date hereof and so long as any principal, interest or other monies are owing by the Borrowers under or in connection with the Loan Agreement, the Note, or any other Transaction Document, or any of them, it will:
(i)duly perform and observe the terms of this Guaranty;
(ii)promptly upon obtaining knowledge thereof, inform the Facility Agent of the occurrence of (a) any default by it in the payment when due of any Indebtedness or of any other indebtedness in the outstanding principal amount equal to or exceeding an aggregate amount of One Million Dollars ($1,000,000), (b) any Event of Default or of any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, (c) any litigation or governmental proceeding pending or threatened against it which could reasonably be expected to have a material adverse effect on its business, assets, operations, property or financial condition and (d) any other event or condition which is reasonably likely to have a material adverse effect on its ability to perform its obligations under this Guaranty and to make any payments hereunder;
(iii)obtain every consent and do all other acts and things which may from time to time be necessary or advisable for the continued due performance of all its obligations under this Guaranty; and
(iv)perform each and every covenant and undertaking in the Loan Agreement applicable to it as though such covenants and undertakings were set forth at length herein.
(b)The Guarantor hereby covenants and undertakes with the Security Trustee on behalf of the Lenders that, from the date hereof and so long as any principal, interest or other monies are owing by the Borrowers under or in connection with the Loan Agreement, the Note, or any other Transaction Document or any of them, it will not, without the prior written consent of the Security Trustee on behalf of the Lenders other than as expressly permitted by the terms of the Loan Agreement, the Note, and the other Transaction Documents:
(i)consolidate with, or merge into, any corporation or other entity, or merge any corporation or other entity into it[, except that the Guarantor may convert its form of doing business from a Louisiana corporation to a Louisiana limited liability company for state law purposes without having to obtain the prior written consent of the Security Trustee on behalf of the Lenders; provided that (1) there exists no Event of Default at the time of consummation of such reorganization; (2) all representations and warranties of the Guarantor contained in this Guaranty are true and correct with the same effect as though such representations and warranties had been made on the date thereof and (3) the new articles of formation and operating agreement of the Guarantor shall be promptly delivered to the Security Trustee following such reorganization;]2; or
allow a Change of Control to occur.

5.	PAYMENTS
5.1Payment. (a) All payments by the Guarantor under this Guaranty shall be made in the same manner as the Borrowers are required to make payments under the Loan Agreement as specifically set forth therein.
(b) On all sum or sums for which the Guarantor is liable hereunder interest shall be due at the Default Rate specified in Section 6 in the Loan Agreement from the due date thereof under the Loan Agreement until the date of payment of such amount by the Guarantor.
5.2Taxes; Withholdings. Should the Guarantor be compelled by law, regulation, decree, order or stipulation to make any deduction or withholding on account of any present or future taxes (including, without limitation, property, sales, use, consumption, franchise, capital, occupational, license, value added, excise, stamp, levies and imposts taxes and customs and other duties), assessments, fees (including, without limitation, documentation, license, filing and registration fees), deductions, withholdings and charges, of any kind or nature whatsoever, together with any penalties, fines, additions to tax or interest thereon, however imposed, withheld, levied, or assessed by any country or governmental subdivision thereof

orInsert bracketed language into Montco Offshore, Inc. Guaranty therein, any international authority or any other taxing authority (“Taxes”) from any payment due under this Guaranty for the account of the Creditors, the sum due from the Guarantor in respect of such payment shall be increased by such additional amounts necessary to ensure that, after the making of such deduction or withholding with respect to Taxes, each of the Creditors receives a net sum equal to the sum which it would have received had no such deduction or withholding with respect to Taxes been made and the Guarantor shall indemnify each of the Creditors against any losses or costs incurred by it by reason of any failure of the Guarantor to make any such deduction or withholding or by reason of any such additional payment not being made to the relevant Creditor on the due date for such payment. The Guarantor will deliver to the relevant Creditor evidence satisfactory to such Creditor including all relevant tax receipts that such Tax has been duly remitted to the appropriate authority. Notwithstanding the foregoing, the Guarantor shall not be required to pay additional amounts or otherwise indemnify any Creditor for or on account of:
(i)Taxes based on or measured by the overall net income of any Creditor or Taxes in the nature of franchise taxes or taxes for the privilege of doing business imposed by any jurisdiction or any political subdivision or taxing authority therein unless such are imposed as a result of the activities of any Borrower or the Guarantor within the relevant taxing jurisdiction;
(ii)Taxes imposed by any jurisdiction or any political subdivision or taxing authority therein on such Creditor that would not have been imposed but for such Creditor's being organized in or conducting business in or maintaining a place of business in the relevant taxing jurisdiction, or engaging in activities or transactions in the relevant taxing jurisdiction that are unrelated to the transactions contemplated by the Loan Agreement, but only to the extent such Taxes are not imposed as a result of the activities of any Borrower or the Guarantor within the relevant taxing jurisdiction or the legal status of any Borrower or the Guarantor under the laws of the taxing jurisdiction; or

(iii)	any Taxes imposed under FATCA.

6.	PRESERVATION OF RIGHTS
(a)The Guarantor hereby consents that from time to time, without notice to or further consent of the [SEACOR][Montco] Guarantor, the time for the performance and/or observance by the Borrowers of any of the agreements, covenants or conditions in the Loan Agreement, the Note, or any other Transaction Document, or any of them, on the part of the Borrowers, to be performed and/or observed may be waived or the time of performance thereof extended by any of the Creditors and payment of any sums owing or payable under any such document may be extended or any such document may be renewed in whole or in part or modified in any respect or any collateral or arrangement provided for by any such document as security for any obligation contemplated by any such document may be exchanged, surrendered, released or otherwise dealt with as the Creditors may determine, that the time for the making of any payment of any obligation hereby guaranteed may be accelerated in accordance with any agreement between any of the Creditors and the Borrowers, and that any of the acts mentioned in any of said documents may be done and that any document or security therefor may be released in whole or in part without affecting the obligations of the Guarantor.

(b)
The Guarantor hereby waives, to the extent permitted by applicable law: (i) any notice required by law or otherwise to preserve any rights hereunder or under the Loan Agreement, the Note, or any other Transaction Document against such Guarantor or against a Borrower, including without limitation: (A) acceptance, presentment, demand, protest, or proof of nonperformance of any Obligation, (B) notice of the sale of any Collateral or the transfer by a Borrower of any interest in any Collateral or the Loan Agreement, the Note or any other Transaction Document, (C) notice of the acceptance of this Guaranty and of any change in any Borrower’s financial condition, (D) notices of the creation, renewal, extension, or accrual of any Obligation or any of the matters referred to in Section 2 hereof, or any notice of or proof of reliance by any of the Creditors upon this Guaranty or acceptance of this Guaranty (the Obligations, and any of them, shall conclusively be deemed to have been created, contracted, incurred or renewed, extended, amended or waived in reliance upon this Guaranty and all dealings between the Borrowers or the Guarantor and the Creditors shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty), and (E) notices which may be required by statute, rule of law or otherwise, now or hereafter in effect, to preserve intact any rights of any of the Creditors against such Guarantor; (ii) the prior exercise of any remedy contained in the Loan Agreement, the Note, or any other Transaction Document or otherwise available to the Creditors; (iii) any requirement of diligence on the part of any Person including without limitation diligence in making any claim or commencing suit hereon or on the Loan Agreement, the Note, or any other Transaction Document, and any requirement to mitigate damages or exhaust remedies under the Loan Agreement, the Note, or any other Transaction Document; (iv) the right to interpose all substantive and procedural defense of the law of guaranty, indemnification, suretyship, or other applicable law except the defense of prior payment or prior performance by the Borrowers or the Guarantor of the

Obligations; (v) all rights and remedies accorded by applicable laws to guarantors or sureties, including any extension of time conferred by any law now or hereafter in effect; (vi) any right or claim of right to cause a marshaling of any Borrower’s assets or to cause any of the Creditors to proceed against a Borrower or any collateral held by any of the Creditors at any time or in any particular order; (vii) rights to the enforcement, assertion, or exercise by any of the Creditors of any right, power, privilege, or remedy conferred herein or in the Loan Agreement, the Note, or any other Transaction Document or otherwise; (viii) notices of the sale, transfer or other disposition of any right, title to, or interest in the Loan Agreement, the Note, or any other Transaction Document; and (ix) any other right whatsoever which might otherwise constitute a discharge, release, or defense of the Guarantor hereunder or of any Borrower or the Guarantor under the Loan Agreement, the Note, or any other Transaction Document or which might otherwise limit recourse against a Borrower or the Guarantor. No failure to exercise and no delay in exercising, on the part of any of the Creditors, any right, power, or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof, or the exercise of any other power or right. The obligations of the Guarantor hereunder shall not be affected by receipt by any of the Creditors of any proceeds of any security at any time held by any of the Creditors. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.
(c)The Guarantor agrees that so long as any Borrower remains under any actual or contingent liability under the Loan Agreement, the Note, or any other Transaction Document, any rights which such Guarantor may at any time have by reason of the performance by such Guarantor of its obligations hereunder (x) to be indemnified by any Borrower and/or (y)to claim any contribution from any Borrower or any other guarantor of any Borrower’s obligations under the Loan Agreement, the Note, or any other Transaction Document and/or (z) to take the benefit (in whole or in part) of any security taken pursuant to this Guaranty or the Loan Agreement, the Note, or any other Transaction Document by, all or any of the persons to whom the benefit of such Guarantor’s obligations are given, shall be exercised by such Guarantor in such manner and upon such terms as the Creditors may require and further agrees to hold any monies at any time received by it as a result of the exercise of any such rights or otherwise for and on behalf of and to the order of the Creditors for application in or towards payment of any sums at any time owed by a Borrower under the Loan Agreement, the Note, or any other Transaction Document.
(d)The Guarantor further agrees that its liabilities hereunder shall be unconditional irrespective of any other circumstance which might otherwise constitute a discharge at law or in equity of a guarantor or surety. The Guarantor further guarantees that all payments made by a Borrower, any Guarantor, or any of them, to any of the Creditors on any obligation hereby guaranteed will, when made, be final and agrees that, if any such payment is recovered from, or repaid by, any of the Creditors in whole or in part in any bankruptcy, insolvency or similar proceeding instituted by or against a Borrower, or any Guarantor, or any of them, this Guaranty shall continue to be fully applicable to such obligation to the same extent as though the payment so recovered or repaid had never been originally made on such obligation.
(e)The Creditors may enforce the obligations of the Guarantor hereunder without in any way first pursuing or exhausting any other rights or remedies which the Creditors may have against a Borrower, or against any other person, firm or corporation, or against any security any of the Creditors may hold.
(f)The Guarantor hereby irrevocably waives all rights of subrogation (whether contractual, under Section 509 of Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (herein called the “Bankruptcy Code”), under common law, or otherwise) to the claims of any of the Creditors against a Borrower, and all contractual, statutory or common law rights of contribution, reimbursement, indemnification and similar rights and “claims” (as such term is defined in the Bankruptcy Code) against a Borrower, which arise in connection with, or as a result of, this Guaranty, until such time as the obligations of each Borrower under or in connection with the Loan Agreement, the Note, or any other Transaction Document have been indefeasably paid in full.
(g)The Guarantor shall not assign, transfer, hypothecate or dispose of any claim that it has or may have against a Borrower while any indebtedness of any Borrower to any of the Creditors remains unpaid, without the written consent of the Creditors.
(h)Any delay in or failure to exercise any right or remedy of any of the Creditors shall not be deemed a waiver of any obligation of the Guarantor or right of any of the Creditors. This Guaranty may be modified, and the Creditors’ rights hereunder waived, only by an agreement in writing signed by the Creditors.
(i)Notice of acceptance by the Creditors of this Guaranty and of the incurring of any or all of the obligations hereby guaranteed is hereby waived by the Guarantor, and this Guaranty and all of the terms and provisions hereof shall immediately be binding upon the Guarantor from the date of execution hereof.

7.	BENEFIT OF GUARANTY; ASSIGNMENT

This Guaranty shall inure to the benefit of the Creditors, their successors and assigns, and shall bind the successors and assigns of the Guarantor.

8.	FURTHER ASSURANCES.
The Guarantor agrees that if this Guaranty shall in the reasonable opinion of the Security Trustee, at any time be deemed by the Security Trustee for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Security Trustee may be required in order to more effectively accomplish the purposes of this Guaranty.
9.REMEDIES; REMEDIES CUMULATIVE AND NOT EXCLUSIVE; NO WAIVER.
Each and every right, power and remedy herein given to the Security Trustee shall be cumulative and shall be in addition to every other right, power and remedy of the Security Trustee now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Security Trustee, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Security Trustee in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by the Guarantor shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Security Trustee of any security or of any payment of or on account of any of the amounts due from the Guarantor to the Security Trustee under or in connection with the Loan Agreement or any documents delivered in connection therewith and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right to take advantage of any future breach or default or of any past breach or default not completely cured thereby.

10.	INVALIDITY
In case any one or more of the provisions contained in this Guaranty would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the Guarantor, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby. In the event that it should transpire that by reason of any law or regulation, or by reason of a ruling of any court, or by any other reason whatsoever, the Guaranty herein contained is either wholly or partly defective, the Guarantor hereby undertakes to furnish the Security Trustee with an alternative Guaranty or alternative security and/or to do all such other acts as, in the reasonable opinion of the Security Trustee, shall be required in order to ensure and give effect to the full intent of this Guaranty.

11.	WAIVER; AMENDMENT
None of the terms and conditions of this Guaranty may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Security Trustee and the Guarantor.

12.	TERMINATION
If the Guarantor has irrevocably and indefeasibly paid and discharged all of its obligations under or in connection with the Loan Agreement, the Note and the other Transaction Documents or is released therefrom in accordance with the terms thereof, all of the right, title and interest herein assigned shall revert to the Guarantor and this Guaranty shall terminate.

13.	WAIVER OF JURY TRIAL
IT IS MUTUALLY AGREED BY AND AMONG THE ASSIGNOR AND THE ASSIGNEE THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS ASSIGNMENT.

14.	NOTICES
Notices and other communications hereunder shall be in writing and may be given or made by facsimile as follows:
If to the Guarantor:
[c/o SEACOR MARINE LLC
7910 Main St. 2nd Floor Houma, Louisiana 70360 Attention: President
Facsimile No.: (985) 876-5444]

with a copy to: SEACOR Holdings Inc. 2200 Eller Drive
P.O. Box 13038
Ft. Lauderdale, FL 33316 Attn: Legal Department Facsimile No.: 954-527-1772
[MONTCO OFFSHORE, INC.
17751 Highway 3235
PO Box 850
Galliano, Louisiana 70354 Attention: Finance Telephone: 985-325-7157
Facsimile No: 985-325-6795]
If to the Facility Agent or Security Trustee: DNB BANK ASA
New York Branch
200 Park Avenue, 31st Floor New York, New York 10166
Attn: Credit Middle Office / Loan Services Department Facsimile No.: (212) 681-4123
Email: nyloanscsd@dnb.no
or to such other address as any party shall from time to time specify in writing. Any notice sent by facsimile shall be confirmed by letter dispatched as soon as practicable thereafter.
Every notice or demand shall, except so far as otherwise expressly provided by this Guaranty, be deemed to have been received (provided that it is received prior to 2 p.m. New York time), in the case of a facsimile, on the date of dispatch thereof (provided that if the date of dispatch is not a Banking Day in the locality of the party to whom such notice or communication is sent it shall be deemed to have been received on the next following Banking Day in such locality), and, in the case of a letter, at the time of receipt thereof.

15.	APPLICABLE LAW
This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflict of law (excluding Section 5- 1401 and 5-1402 of the New York General Obligations law).

16.	SUBMISSION TO JURISDICTION
The Guarantor hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any of the Creditors under this Guaranty or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the Guarantor by mailing or delivering the same by hand to the Guarantor at the address indicated for notices in Section 14. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Guarantor as such, and shall be legal and binding upon the Guarantor for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Guarantor to the Creditors) against the Guarantor in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. The Guarantor will advise the Security Trustee promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Creditors may bring any legal action or proceeding in any other appropriate jurisdiction.

17.	SEVERABILITY
If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Security Trustee in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

18.	COUNTERPARTS
This Guaranty may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of this Guaranty by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart. In the event that the Guarantor delivers an executed counterpart of this Agreement by facsimile or electronic transmission, the Guarantor shall also deliver an originally executed counterpart as soon as practicable, but the failure of the Guarantor to deliver an originally executed counterpart of this Guaranty shall not affect the validity or effectiveness of this Guaranty.

19.	HEADINGS
In this Guaranty, Section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Guaranty.

20.	JOINT AND SEVERAL LIABILITY.
(a)Except as provided in Section 21 hereof, all Obligations, covenants, representations, warranties and undertakings in or pursuant to this Guaranty assumed, given, made or entered into by the Guarantor shall, unless otherwise expressly provided, be assumed, given, made or entered into by the Guarantor on a joint and several basis with the [SEACOR][Montco] Guarantor. The failure by the Guarantor to perform its obligations under this Guaranty shall constitute a failure by the other Guarantor in the performance of its Obligations hereunder. Each Guarantor shall be responsible for the performance of the Obligations of the other Guarantor under its Guarantee; and
(b)The Lenders may, but only through the Facility Agent, take action against the Guarantor and/or release or compromise in whole or in part the liability of the [SEACOR][Montco] Guarantor or grant any time or other indulgence to the Guarantor, in each case without affecting the liability of the other Guarantor.

21.	[TRANSFER RESTRICTION
Prior to transferring any membership interests in Falcon Global (either directly or indirectly or through Affiliates) to any Person who is not an Affiliate (the “Transferee”), the Guarantor shall either (i) obtain the prior written consent of the Administrative Agent (acting at the direction of all Lenders in their sole discretion) whereupon the Transferee shall, immediately following such transfer, execute a counterpart of this Guaranty and, without any further action, become a Guarantor hereunder, or (ii) prepay the Obligations in an amount equal to the product of (1) the total amount of Obligations, multiplied by (2) the fractional (direct or indirect) ownership of membership interests of Falcon Global being transferred to the Transferee as a percentage of the total aggregate membership interests of Falcon Global. Any prepayment made according to clause (ii) of this Section 21 shall not be duplicative of the Required MONTCO Guarantor Prepayment Amount. In the event the Guarantor has transferred its entire ownership to the Transferee and has complied with the conditions set forth above, the Guarantor will be released from this Guaranty.

22.	RELEVANT CONDITIONS FOR SEVERAL LIMITED GUARANTY.
From and after the first date upon which all the Relevant Conditions have been met as determined by the Facility Agent (acting on behalf of the Lenders) and at all times thereafter, all Obligations, covenants, representations, warranties and undertakings in or pursuant to this Guaranty assumed, given, made or entered into by the Guarantor shall be assumed, given, made or entered into by the Guarantor severally such that the total aggregate liability of the Guarantor under this Guaranty shall be equal and limited to the Applicable Percentage of (i) the outstanding principal amount of the Loan as of the date of any demand hereunder, including any interest thereon, plus (ii) any other Obligations (exclusive of principal and interest hereunder); provided, that if a demand for payment under this Guaranty has been made by the Security Trustee on behalf of the Lenders and the Guarantor has paid, in the aggregate, the limited amounts set forth in this Section 22 (the date of the making of such payment or the last of such payments, the “Guaranty Payment Date”), the Guarantor shall not be responsible for any further costs and expenses which might be incurred by any of the Creditors in enforcing any other Guaranty and related Security Documents after the Guaranty Payment Date.
[Signature Page Follows]

IN WITNESS WHEREOF, this Guaranty has been duly executed by the Guarantor as of the     day of     , 2015.

SEACOR MARINE HOLDINGS INC.

By:
Name:
Title:

MONTCO OFFSHORE INC.

By:
Name:
Title:

EXHIBIT C

ASSIGNMENT OF SHIPBUILDING CONTRACT AND REFUND GUARANTEE

given by [·]
in favor of

DNB BANK ASA, NEW YORK BRANCH

[·], 2015

ASSIGNMENT OF SHIPBUILDING CONTRACT AND REFUND GUARANTEE
THIS ASSIGNMENT is made the [·] day of [·], 2015, by [·] (the “Assignor”), a limited liability company organized and existing under the laws of the Republic of the Marshall Islands, in favor of DNB BANK ASA, NEW YORK BRANCH a corporation incorporated under the laws of the Kingdom of Norway (“DNB”), as security trustee for and on behalf of itself and the other Creditors (the “Assignee”).
W I T N E S S E T H T H A T :
WHEREAS:
(A)The Assignor has entered into a shipbuilding contract (as amended, supplemented or otherwise modified from time to time, the “Shipbuilding Contract”) with [Triyards Marine Services Pte. Ltd.] a company incorporated in Singapore (the “Builder”) providing for the construction and acquisition of a Montco 300 1/4 Class Liftboat with builder’s hull #[1028][1029] (the “Vessel”).
(B)The Assignor is the beneficiary of a refund guarantee #[ICMPG 119937][ICMPG 119936], dated [10 December 2014][12 December 2014] (as amended, supplemented, replaced, substituted or otherwise modified from time to time, the “Refund Guarantee1”, and together with the Shipbuilding Contract, the “Assigned Contracts”, and each separately, an “Assigned Contract”) issued in connection with the Shipbuilding Contract by United Overseas Bank, Limited (the “Refund Guarantor”).
(C)Pursuant to a senior secured term loan agreement, dated [·], 2015 (the “Loan Agreement”) made by and among (i) Falcon Global LLC, Falcon Pearl LLC and Falcon Diamond LLC, as joint and several borrowers, (each, a “Borrower” and together, the “Borrowers”), (ii) DNB, as facility agent for the Creditors (in such capacity, the “Facility Agent”) and security trustee for the Creditors (in such capacity, the “Security Trustee”) (iii) DNB Markets, Inc., Clifford Capital Pte. Ltd. and NIBC Bank N.V., as mandated lead arrangers, (iv) DNB Markets, Inc., as book runner, and (v) the banks and financial institutions listed on Schedule 1 of the Loan Agreement, as lenders (together with any bank or financial institution which becomes a Lender pursuant to Section 10 of the Loan Agreement, the “Lenders”), as consented to and agreed by, inter alios, the Guarantors, the Lenders have agreed to make available to the Borrowers a senior secured term loan facility in the aggregate amount of up to Eighty Million Five Hundred Thousand Dollars ($80,500,000) (the “Facility”).
(D)It is a condition precedent to the availability of the Facility under the Loan Agreement that the Assignor executes and delivers to the Assignee, as security for the obligations of the Assignor to the Creditors in connection with the Loan Agreement, an assignment of all of the Assignor’s rights, title and interest in and to the Assigned Contracts.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and by way of security for the due performance of all of the obligations of the Assignor under the Loan Agreement, the Note and any other relevant Transaction Documents:
1.Defined Terms. Capitalized terms used herein (including in the preamble hereto) and not otherwise defined herein shall have the meanings given such terms in the Loan Agreement and such definitions are hereby specifically incorporated herein and made a part hereof.
2.Grant of Security. The Assignor, as security for its obligations under the Loan Agreement, as aforesaid and as legal and beneficial owner, does hereby assign, transfer and set over unto the Assignee, for the benefit of the Assignee and its successors and assigns, and does hereby grant the Assignee a security interest in, all of such Assignor’s right, title and interest in and to (i) the Assigned Contracts, (ii) all moneys and claims for moneys due and to become due to the Assignor, whether as indemnities, payments or otherwise, under, and all claims for damages arising out of any breach of, the Assigned Contracts, and (iii) all proceeds of all of the foregoing (the “Assigned Rights”). The Assignor hereby represents and warrants that the Assigned Rights are free and clear of all prior liens and encumbrances whatsoever.
3.Notice of Assignment. The Assignor will promptly give notice, in the form annexed hereto as Exhibit 1, of this Assignment to each of the Builder and the Refund Guarantor and obtain the acknowledgment of the Builder and the Refund Guarantor thereto substantially in the form annexed hereto as Exhibit 2 and Exhibit 3, respectively.
4.Payment. The Assignor shall cause all sums payable to the Assignor and assigned hereby, whether as indemnities or otherwise, to be paid, after the occurrence and during the continuance of an Event of Default, directly to the Assignee at its offices at 200 Park Avenue, 31st Floor, New York, New York 10166, to such account as the Assignee shall direct for the account of the Assignee. The Assignor shall cause each of the Builder and the Refund Guarantor to confirm that any payments due the Assignor under the Assigned Contracts be made directly to the Assignee for credit to the above referenced account. All monies collected or received from time to time by the Assignee pursuant to this Assignment shall be dealt with as provided in Section 8.2 of the Loan Agreement.

5.Performance under Assigned Contracts; No Duty of Inquiry; Indemnification. The Assignor hereby undertakes that, notwithstanding the assignment herein contained, it shall punctually perform all of its respective obligations under the Assigned Contracts. It is hereby expressly agreed that, anything contained herein to the contrary notwithstanding, the Assignor shall remain liable under the Assigned Contracts to perform its obligations thereunder, and the Assignee shall have no obligation or liability under the Assigned Contracts by reason of or arising out of the assignment contained herein, nor shall the Assignee be required to assume or be obligated in any manner to perform or fulfill any obligation of the Assignor under or pursuant to the Assigned Contracts or to make any payment or make any inquiry as to the nature or sufficiency of any payment received by the Assignee, or, unless and until indemnified to its satisfaction, to present or file any claim or to take any other action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled hereunder or pursuant hereto at any time or times. Unless an Event of Defaultshall have occurred and be continuing, the Assignor shall be entitled to exercise all of its rights under the Assigned Contracts (subject to the terms and conditions hereof) as if this Assignment had not been made. The Assignor shall indemnify and hold the Assignee harmless from and against all actions, losses, claims, proceedings, costs, demands and liabilities which may be suffered or incurred by the Assignee under or by virtue of the Assigned Contracts or in respect of the Vessels other than those incurred by the Assignee as a result of its own gross negligence or wilful misconduct.
6.Advances. As set forth in the immediately preceding Section, the Assignee shall be under no obligation to perform any right or obligation of the Assignor under the Assigned Contracts unless the Assignee in its sole discretion so elects. In the event the Assignee elects to implement any of the Assigned Contracts upon the non-performance thereof by the Assignor and if the Assignee makes any payments in respect of or relating to any of the Assigned Contracts in addition to any such amount or amounts as the Creditors are obligated to advance under the Loan Agreement, all moneys so expended by the Assignee for the purpose aforesaid shall on demand be repaid by the Assignor together with interest thereon at a rate calculated in accordance with Section 6.2 of the Loan Agreement from the date of such expenditure until payment.
7.Filings. The Assignor hereby represents, warrants and undertakes that, except as hereinafter stated, all filings and other actions necessary or advisable to perfect and protect the security interest granted herein have been duly made or taken. Appropriate financing statements have been or are concurrently herewith being filed at all governmental offices in each jurisdiction where such filing is necessary to perfect the security interest intended to be covered hereby and such security interest shall, upon such filing, constitute a perfected security interest in the Assigned Rights in favor of the Assignee (to the extent that such security interest can be perfected in the Assigned Rights by filing a financing statement under the Uniform Commercial Code or applicable state or foreign law) which are enforceable as such against all creditors of and purchasers from the Assignor. The Assignor does hereby irrevocably appoint and constitute the Assignee as its true and lawful attorney-in-fact to file any and all Uniform Commercial Code financing statements or renewals thereof in connection with this Assignment without the signature of such Assignor which the Assignee may deem to be necessary or advisable in order to perfect or maintain the security interest granted hereby.
8.No Consents. The Assignor hereby represents, warrants and undertakes that no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (other than as contemplated by the immediately preceding Section) is required either (i) for the grant by the Assignor of the security interest granted hereby or for the execution, delivery or performance of this Assignment by the Assignor or (ii) for the perfection of or the exercise by the Assignee of its right and remedies hereunder.
9.Negative Pledge. The Assignor does hereby warrant and represent that it has not assigned or pledged, and hereby covenants that it will not assign or pledge so long as this Assignment shall remain in effect, any of its right, title or interest in the whole or any part of the Assigned Rights to anyone other than the Assignee, it will not take or omit to take any action, the taking or omission of which might result in an alteration or impairment of the Assigned Rights or any of the rights created in this Assignment; and the Assignor does hereby irrevocably appoint and constitute the Assignee as its true and lawful attorney-in-fact during the continuance of any Event of Default with full power (in the name of such Assignor or otherwise) (i) to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys assigned hereby, (ii) to endorse any checks or other instruments or orders in connection therewith, and (iii) to file any claims or take any action or institute any proceedings which the Assignee may deem to be necessary or advisable in the premises; provided, however, that the Assignee shall not exercise its power as attorney-in-fact hereunder until such time as an Event of Default shall have occurred and be continuing.

10.	Covenants. The Assignor hereby undertakes and agrees:

(i)	to ensure that at all times during the construction of the Vessel, the Vessel is well and effectually insured in accordance with the terms of the Shipbuilding Contract;

(ii)	duly and punctually to observe and perform all material conditions and obligations imposed on it by the Assigned Contracts;

(iii)	to ensure that the Builder observes and performs material conditions and obligations imposed on it by the Shipbuilding Contract and to take all steps within its power, subject to force majeure, to insure that the Builder proceeds with the construction of the Vessel with due diligence and dispatch;

(iv)	not to sell or agree to sell the Vessel or any share or interest therein without the prior written consent of the Assignee;

(v)
not to create or agree to create any mortgage or other charge or encumbrance on the Vessel (or any share or interest therein) or on any of the other Assigned Rights otherwise than in favor of the Assignee without the prior written consent of the Assignee;

(vi)
should an Event of Default have occurred and be continuing, not to either exercise or fail to exercise any right which the Assignor may have to reject the Vessel without the prior written consent of the Assignee and in any event to provide notice to the Assignee in the case of any rejection of the Vessel; and

(vii)	not amend or modify, transfer or assign any Assigned Contract without the prior written consent of the Assignee.
11.Application of Proceeds. All moneys collected or received from time to time by the Assignee pursuant to this Assignment shall be dealt with as provided in Section 8.2 of the Loan Agreement.
12.Further Assurances. The Assignor agrees that if this Assignment shall in the reasonable opinion of the Assignee, at any time be deemed by the Assignee for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Assignee may be required in order to more effectively accomplish the purposes of this Assignment. In the event that the Builder and/or the Refund Guarantor and/or the Assignor resort to arbitration pursuant to the Assigned Contracts, the Assignor will immediately notify the Assignee in writing that such arbitration has been initiated and of the identities of the appointed arbitrators, and upon termination of such arbitration, notify the Assignee in writing to that effect and supply the Assignee with a copy of the arbitration award.
13.Remedies; Remedies Cumulative and Not Exclusive; No Waiver. Upon the occurrence of an Event of Default, the Assignee shall be entitled to put into force and exercise as and when it may see fit any and every power possessed by it by virtue of this Assignment, including without limitation:

(i)
upon such terms as the Assignee shall in its absolute discretion determine, to assign all rights, title, interest and benefits in and under the Assigned Contracts or, in accordance with other applicable security documents executed by Assignor in favor of the Assignee, to sell the Vessel in its then state of construction or after its delivery under the Shipbuilding Contract or otherwise;

(ii)	to undertake the further supervision of construction of the Vessel; and

(iii)
to collect, recover or compromise and give a good discharge for any moneys payable to the Assignor by the Builder or the Refund Guarantor or any damages recoverable by the Assignor from the Builder or the Refund Guarantor under any of the Shipbuilding Contract or the Refund Guarantee or in connection therewith.

Each and every right, power and remedy herein given to the Assignee shall be cumulative and shall be in addition to every other right, power and remedy of the Assignee now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Assignee, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Assignee in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by the Assignor shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Assignee of any security or of any payment of or on account of any of the amounts due from the Assignor to the Assignee under or in connection with the Loan Agreement or any documents delivered in connection therewith and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right to take advantage of any future breach or default or of any past breach or default not completely cured thereby.
14.Invalidity. In case any one or more of the provisions contained in this Assignment would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the Assignor, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby. In the event that it should transpire that by reason of any law or regulation, or by reason of a ruling of any court, or by any other reason whatsoever, the assignment herein contained is either wholly or partly defective, the Assignor hereby undertakes to furnish the Assignee with an alternative assignment or alternative security and/or to do all such other acts as, in the reasonable opinion of the Assignee, shall be required in order to ensure and give effect to the full intent of this Assignment.
15.Continuing Security. It is declared and agreed that the security created by this Assignment shall be held by the Assignee as a continuing security for the payment of all moneys which may at any time and from time to time be or become payable by the Assignor under the Loan Agreement, the Note or any other Transaction Document and that the security so created shall not be satisfied by an intermediate payment or satisfaction of any part of the amount hereby secured and that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Assignee for all or any part of the moneys hereby secured. Notwithstanding the foregoing, the Assignee shall not be entitled to collect amounts under this Assignment which are greater than the then outstanding amount under the Loan Agreement, the Note and any other Transaction Document.
16.Waiver; Amendment. None of the terms and conditions of this Assignment may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Assignee and the Assignor.
17.Termination. If the Assignor has irrevocably and indefeasibly paid and discharged all of its obligations under or in connection with the Loan Agreement, the Note and the other Transaction Documents or is released therefrom in accordance with the terms thereof, all of the right, title and interest herein assigned shall revert to the Assignor and this Assignment shall terminate.
18.WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND BETWEEN THE ASSIGNOR AND THE ASSIGNEE THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS ASSIGNMENT.
19.Notices. Notices and other communications hereunder shall be in writing and may be sent by telecopy as follows:
If to the Assignor:
c/o SEACOR Marine LLC
7910 Main St., 2nd Floor,
Houma, Lousiana 70360
With copy to: SEACOR Holdings Inc. 2200 Eller Drive
P.O. Box 13038
Ft. Lauderdale, FL 33316
Attention: Legal Department
Facsimile: 954-527-1772
If to the Assignee:
DNB Bank ASA New York Branch
200 Park Avenue, 31st Floor
New York, New York 10166
Attention: Credit Middle Office / Loan Services Department
Facsimile: 212-681-4123
Email: nyloanscsd@dnb.no
or to such other address as either party shall from time to time specify in writing to the other. Any notice sent by facsimile shall be confirmed by letter dispatched as soon as practicable thereafter.
Every notice or other communication shall, except so far as otherwise expressly provided by this Assignment, be deemed to have been received (provided that it is received prior to 2 p.m. New York time; otherwise it shall be deemed to have been received on the next following Banking Day) in the case of a facsimile on the date of dispatch thereof (provided further that if the date of dispatch is not a Banking Day in the locality of the party to whom such notice or demand is sent, it shall be deemed to have been received on the next following Banking Day in such locality), and in the case of a letter, at the time of receipt thereof.
20.Applicable Law. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflict of law (excluding Section 5-1401 and 5-1402 of the New York General Obligations law).
21.Submission to Jurisdiction. The Assignor hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any of the Creditors under this Assignment or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the Assignor by mailing or delivering the same by hand to the Assignor at the address indicated for notices in Section 19. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Assignor as such, and shall be legal and binding upon the Assignor for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Assignor to the Creditors) against the Assignor in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. The Assignor will advise the Assignee promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Creditors may bring any legal action or proceeding in any other appropriate jurisdiction.
22.Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Assignee in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.
23.Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of this Assignment by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart. In the event that the Assignor delivers an executed counterpart of this Agreement by facsimile or electronic transmission, the Assignor shall also deliver an originally executed counterpart as soon as practicable, but the failure of the Assignor to deliver an originally executed counterpart of this Assignment shall not affect the validity or effectiveness of this Assignment.
24.Headings. In this Assignment, section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Assignment.
[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Assignor has caused this Assignment to be executed on the day and year first above written.

[ ]

By:
Name:
Title:

DNB BANK ASA, NEW YORK BRANCH as Security Trustee

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT 1
ASSIGNMENT NOTICE
TO:    [    ]
TAKE NOTICE:

(a)
that by an Assignment of Shipbuilding Contract and Refund Guarantee dated the [·] day of [·], 2015 made by us to DNB Bank ASA, NEW YORK BRANCH (“DNB”), as security trustee (the “Assignee”), we have assigned to the Assignee as from the date hereof a security interest in all of our right, title and interest in and to (i) that certain shipbuilding contract (as amended, supplemented or otherwise modified from time to time, the “Shipbuilding Contract”) with [Triyards Marine Services Pte. Ltd.] a company incorporated in Singapore (the “Builder”) providing for the construction and acquisition of a Montco 300’/4 Class Liftboat with builder’s hull #[1028][1029]/[refund guarantee #[ICMPG 119937][ICMPG 119936], dated [10 December 2014][12 December 2014] (as amended, supplemented or otherwise modified from time to time, the “Refund Guarantee”)], with respect to the construction and acquisition of [describe Vessel], as defined in the Loan Agreement dated as of [·], 2015, by and among, inter alios, (i) the Assignor, [Falcon Pearl LLC and Falcon Diamond LLC], as joint and several borrowers, (ii) DNB, as facility agent and security trustee, (iii) DNB Markets, Inc., as mandated lead arranger and book runner, and (iv) the banks and financial institutions listed on Schedule 1 of the Loan Agreement, as lenders, as the same may be amended, supplemented or otherwise modified from time to time, (ii) all moneys and claims for moneys due and to become due to the undersigned, whether as indemnities, payments or otherwise, under, and all claims for damages arising out of any breach of, such [Shipbuilding Contract]/[Refund Guarantee], and (iii) all proceeds of all of the foregoing.

(b)
that you are hereby irrevocably authorized and instructed (i) before making payment of any such aforesaid moneys to inquire with the Assignee as to whether such payment should be made to the Assignee or the undersigned, and (ii) if such discretion is to pay the Assignee, then to pay all of such aforesaid moneys to the account of [    ] with reference [    ] or to such other account of the Assignee as the Assignee may direct, and (iii) if such direction is to pay the undersigned, then to pay all of such aforesaid moneys to such account as the undersigned may direct.

(c)	all notices and communication from you to the Assignee hereunder shall be in writing and may be sent as follows:
DNB Bank ASA
200 Park Avenue, 31st Floor New York, New York 10166
Attention: Credit Middle Office / Loan Services Department Facsimile: +1-212-681-4123
DATED THIS [·] day of [·], 2015.

[ASSIGNOR]

By:
Name:
Title:

EXHIBIT 2
BUILDER’S ACKNOWLEDGEMENT
THE UNDERSIGNED, [·], hereby acknowledges receipt of the above Assignment Notice and agrees and undertakes to be bound by the terms thereof.
We further undertake that should [·] (the “Assignor”) default in their obligations to make payment of any installment or installments of the Contract Price (as such term is defined in the Shipbuilding Contract) or should the Assignor commit any other default by reason whereof the undersigned would have the right to rescind or terminate the Shipbuilding Contract, we shall promptly give the Assignee notice in writing of such default and shall not exercise any option, remedy or right accruing to us on any such default without first giving the Assignee the option, exercisable within seven (7) business days, of making good the default and assuming all of the Assignor’s liabilities and obligations under the Shipbuilding Contract.

For and on behalf of:

By:
Dated:

EXHIBIT 3

REFUND GUARANTOR’S ACKNOWLEDGEMENT
To: [Assignor]
THE UNDERSIGNED, UNITED OVERSEAS BANK, LIMITED, hereby acknowledges receipt of the Assignment Notice dated [ ] from [Assignor] in relation to the Refund Guarantee (as defined therein) and agrees and undertakes to be bound by the terms thereof.

For and on behalf of:
UNITED OVERSEAS BANK LIMITED

By:
Dated:

EXHIBIT D-1

MEMBERSHIP INTEREST PLEDGE AGREEMENT
between FALCON GLOBAL, LLC,
as Pledgor

and

DNB BANK ASA, NEW YORK BRANCH,
as Security Trustee, as Pledgee

[·], 2015

MEMBERSHIP INTEREST PLEDGE AGREEMENT
THIS MEMBERSHIP INTEREST PLEDGE AGREEMENT (this “Pledge Agreement”) is made as of this [·] day of [·], 2015 between FALCON GLOBAL, LLC, a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (herein called the “Pledgor”), and DNB BANK ASA, NEW YORK BRANCH (“DNB”), as security trustee for and on behalf of itself and the other Creditors, as pledgee (together with its successors and permitted assigns, herein called the “Pledgee”).
W I T N E S S E T H T H A T:
WHEREAS:
A.The Pledgor is the registered owner of one hundred percent (100%) of the membership interests (the “Membership Interests”) in each of Falcon Pearl LLC and Falcon Diamond LLC, each a single purpose company registered under the laws of the Republic of the Marshall Islands (each, a “Pledged Company”, and collectively, the “Pledged Companies”), which each Pledged Company has such authorized, issued and outstanding membership interests as is set forth on Schedule I;
B.By a senior secured loan agreement dated as of [ ], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), made by and among (i) Falcon Global LLC, Falcon Pearl LLC and Falcon Diamond LLC, as joint and several borrowers (each, a “Borrower” and together, the “Borrowers”), (ii) DNB, as facility agent for the Creditors (in such capacity, the “Facility Agent”) and security trustee for the Creditors (in such capacity, the “Security Trustee”), (iii) DNB Markets, Inc., Clifford Capital Pte. Ltd. and NIBC Bank N.V., as mandated lead arrangers, (iv) DNB Markets, Inc., as book runner, and (v) the banks and financial institutions listed on Schedule 1 of the Loan Agreement, as lenders (together with any bank or financial institution which becomes a Lender pursuant to Section 10 of the Loan Agreement, the “Lenders”), as consented to and agreed by, inter alios, the Guarantors, the Lenders have agreed to provide to the Borrowers a senior secured term loan facility in the principal amount of up to Eighty Million Five Hundred Thousand Dollars ($80,500,000) (the “Facility”);
C.It is a condition precedent to the availability of the Facility under the Loan Agreement that the Pledgor execute and deliver to the Pledgee, as security for the obligations of the Security Parties under or in connection with the Loan Agreement and the other Transaction Documents to the Facility Agent, the Security Trustee and the Lenders (the “Obligations”), a pledge of all of the Pledgor’s right, title and interest in and to the Membership Interests.
NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Pledgor, the Pledgor agrees with the Pledgee as follows:
1.Defined Terms. Unless otherwise defined herein, terms defined in the Loan Agreement shall have the same meanings when used herein.
2.Grant of Security. As security for the complete payment to the Facility Agent and the Creditors of all sums owing by the Borrower to the Creditors whether for principal, interest, fees, expenses or otherwise, under and in connection with the Loan Agreement and the other Transaction Documents and the due and punctual performance by the Pledged Company of all other Obligations under the Loan Agreement and the other Transaction Documents, the Pledgor hereby pledges, assigns and transfers to the Pledgee and hereby grants to the Pledgee a first lien on, and first security interest in, the following (the “Pledged Collateral”):
(i)the Membership Interests in each Pledged Company, and all distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of said Membership Interests;
(ii)all additional Membership Interests of each of the Pledged Companies that may from time to time be acquired by the Pledgor in any manner and all cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional Membership Interests; and

(iii)	any proceeds of any of the foregoing.
3.Delivery of Irrevocable Proxy and Membership Interest Transfer. Concurrently with the execution of this Pledge Agreement, the Pledgor shall deliver to the Pledgee (i) a fully executed irrevocable proxy with respect to each of the Pledged Companies in favor of the Pledgee, in substantially the form of Exhibit I (the “Irrevocable Proxy”), (ii) a fully executed instrument of transfer of limited liability company interests with respect to each of the Pledged Companies in substantially the form of Exhibit II (the “Transfer”) and (iii) fully executed letters of resignation from each Officer and Director (or equivalent) of each of the Pledged Companies (“Letters of Resignation”). The exercise by the Pledgee of voting rights evidenced by an Irrevocable Proxy shall be subject to the limitations thereon set forth in Section 8 hereof.

4.	Representations and Warranties. The Pledgor represents and warrants that:
(i)it is the legal and beneficial owner of, and has good and marketable title to, the Membership Interests in each Pledged Company, subject to no pledge, lien, mortgage, hypothecation, security interest, charge, option or other encumbrance whatsoever except for the lien and security interest created by this Pledge Agreement;
(ii)it has full power, authority and legal right to execute, deliver and perform this Pledge Agreement and to create the security interest for which this Pledge Agreement provides;
(iii)the Membership Interests in each Pledged Company (a) have been duly and validly created pursuant to the limited liability company agreement of the respective Pledged Company and (b) constitute 100% of the legal and beneficial ownership interests of the Pledgor in each Pledged Company and 100% of the membership interests in such Pledged Company;
(iv)as of the date hereof, the Pledgor has not entered into any options, warrants or other agreements to acquire additional membership interests in any Pledged Company and there are no voting trusts or other member agreements or arrangements relating to any Membership Interests in any Pledged Company to which the Pledgor is a party other than the limited liability company agreement for the respective Pledged Company, except to the extent that grantees of any such interests at the same time pledge any and all such membership interests to the Pledgee at the time of issuance and that any options, warrants or other agreements with respect thereto are made subject to the foregoing requirements;
(v)this Pledge Agreement constitutes a valid obligation of the Pledgor, legally binding upon it and enforceable in accordance with its terms, except to the extent such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditor’s rights;
(vi)the pledge, hypothecation and assignment of the Membership Interests in each Pledged Company pursuant to and/or described in this Pledge Agreement, together with any and all fillings and other actions necessary to perfect the security interest therein, creates a valid first perfected security interest in each of such Pledged Company’s Membership Interests and the proceeds thereof;
(vii)no consent of any other party which has not already been given is required in connection with the execution, delivery, performance, validity, enforceability or enforcement of this Pledge Agreement, and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity, enforceability or enforcement of this Pledge Agreement;
(viii)the execution, delivery and performance of this Pledge Agreement will not violate or contravene any provision of any existing law or regulation or decree of any court, governmental authority, bureau or agency having jurisdiction in the premises or of the certificate of incorporation, articles of incorporation, bylaws or other constituent documents of the Pledgor or of any mortgage, indenture, security agreement, contract, undertaking or other agreement to which the Pledgor is a party or which purports to be binding upon it or any of its properties or assets and will not result in the creation or imposition of any lien, charge or encumbrance on, or security interest in, any of its properties or assets pursuant to the provisions of any such mortgage, indenture, security agreement, contract, undertaking or other agreement; and
(ix)Pledgor owns no interest in any Pledged Company other than the Membership Interests.
5.Covenants. The Pledgor hereby covenants that during the continuance of this Pledge Agreement:
(i)it shall warrant and defend the right and title of the Pledgee conferred by this Pledge Agreement in and to the Membership Interests in each Pledged Company at the cost of the Pledgor against the claims and demands of all persons whomsoever;
(ii)except as herein provided, it shall not sell, assign, transfer, change, pledge or encumber in any manner any part of the Membership Interests in any Pledged Company or suffer to exist any encumbrance on the Membership Interests;
(iii)without the prior written consent of the Pledgee, it will not amend or modify any limited liability company agreement relating to any Pledged Company including, without limitation, any amendment or modification which would cause the Membership Interests to constitute a security under Article 8 of the UCC;
(iv)it shall not vote the Membership Interests in any Pledged Company in favor of the consolidation, merger, dissolution, liquidation or any other corporate reorganization of the respective Pledged Company;

(v)it shall not take from any Pledged Company any undertaking or security in respect of its liability hereunder or in respect of any other liability of any Pledged Company to the Pledgor and the Pledgor shall not prove nor have the right of proof, in competition with the Pledgee, for any monies whatsoever owing from any Pledged Company to the Pledgor, in any insolvency or liquidation, or analogous proceedings under any applicable law, of the Pledgor; and
(vi)the Pledgor shall not cause any Pledged Company to transfer or issue any additional membership interests in such Pledged Company nor any options, warrants or other agreements to do so issued or entered into, except to the extent that grantees of any such interests at the same time pledge any and all such membership interests to the Pledgee at the time of issuance and that any options, warrants or other agreements with respect thereto are made subject to the foregoing requirements.
6.Delivery of Additional Membership Interests. If the Pledgor shall become entitled to receive or shall receive any membership certificates, option or rights, whether as an addition to, in substitution of, or in exchange for any of the Membership Interests, the Pledgor agrees to accept the same as the agent of the Pledgee and to hold the same in trust for the benefit of the Pledgee and to deliver the same forthwith to the Pledgee in the exact form received, with the endorsement of the Pledgor when necessary and/or appropriate instruments of transfer duly executed in blank, and Irrevocable Proxies and Transfers for any membership certificates so received, to be held by the Pledgee, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Membership Interests on the liquidation or dissolution of any Pledged Company shall be paid over to the Pledgee to be held by it as additional collateral security for the Obligations.
7.General Authority. The Pledgor hereby consents that, without the necessity of any reservation of rights against the Pledgor, and without notice to or further assent by the Pledgor, any demand for payment of any of the Obligations made by any of the Creditors in connection with an Event of Default may be rescinded by the relevant Creditors and any of the Obligations continued, and the Obligations, or the liability of the Pledgor upon or for any part thereof, or any other collateral security (including, without limitation, any collateral security held pursuant to any of the other Transaction Documents executed and delivered pursuant to the Loan Agreement) or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released by the Pledgee, and the Transaction Documents, any guarantees and any other collateral security documents executed and delivered by any other Security Party and/or any Pledged Company or any other obligors in respect of the Obligations may be amended, modified, supplemented or terminated, in whole or in part, as the Pledgee may deem advisable, from time to time, and any other collateral security at any time held by the Pledgee for the payment of the Obligations (including, without limitation, any collateral security held pursuant to any other collateral security document executed and delivered pursuant to the Loan Agreement and the Transaction Documents) may be sold, exchanged, waived, surrendered or released, all without notice to or further assent by the Pledgor or any Pledged Company, which will remain bound hereunder, notwithstanding any such renewal, extension, modification, acceleration, compromise, amendment, supplement, termination, sale, exchange, waiver, surrender or release. The Pledgor waives any and all notices of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Pledgee upon this Pledge Agreement, and the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Pledge Agreement, and all dealings between any Pledged Company and the Pledgee shall likewise be conclusively presumed to have been had or consummated in reliance upon this Pledge Agreement. The Pledgor waives diligence, presentment, protest, demand for payment and notice of default or non-payment to or upon the Pledgor, the Pledged Companies or any other Security Party with respect to the Obligations. Pledgor waives any defense based on the invalidity or unenforceability of any other pledge in favor of Pledgee of membership interests in any Pledged Company or any failure of Pledgee to demand or receive a pledge of any other membership interest in any Pledged Company.
8.Voting Rights. (i) The Pledgee, as the holder of the Irrevocable Proxy, shall have the right (but not the obligation) to vote the Membership Interests in relation to any Pledged Company at its own discretion at any annual or special meeting, as the case may be, of the members of the respective Pledged Company, provided, however, that the Pledgee shall not exercise such right to vote until such time that an Event of Default shall have occurred and be continuing under the Loan Agreement in the payment or performance of the Obligations and shall not have been remedied to the Pledgee’s satisfaction or waived in writing and, provided, further, that if an event described in Section 8.1(i) or Section 8.1(q) (bankruptcy and inability to pay debts) of the Loan Agreement shall have occurred, the Pledgee may exercise any or all its rights hereunder.(ii) Unless and until there shall have occurred an Event of Default, the Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral owned by it, and to give consents, waivers and ratifications in respect thereof; provided that, in each case, no vote shall be cast or any consent, waiver or ratification given or any action taken or omitted to be taken which would violate or be inconsistent with the terms of any Transaction Document, or which could be reasonably be expected to have the effect of impairing the value of the Pledged Collateral or any part thereof or the position or interests of the Pledgee in the Pledged Collateral (including, without limitation, any action or inaction which would cause any of the Membership Interests to constitute a security under Article 8 of the UCC) unless expressly permitted by the terms of the Transaction Documents.
9.Default. The security constituted by this Pledge Agreement shall become immediately enforceable on the occurrence of an Event of Default under the Loan Agreement.
10.Remedies. At any time after the security constituted by this Pledge Agreement shall have become enforceable as aforesaid, or in the event any of the security created by or pursuant to this Pledge Agreement shall be imperiled or jeopardized in a manner deemed material by the Pledgee, whereupon the security constituted by this Pledge Agreement shall become enforceable, the Pledgee shall be entitled, without further notice to the Pledgor:
(i)subject to the limitations of Sections 9-610 and 9-615 of the Uniform Commercial Code of the State of New York (if applicable), to sell, assign, transfer and deliver at any time the whole, or from time to time any part, of the Pledged Collateral or any rights or interests therein, at public or private sale or in any other manner, at such price or prices and on such terms as the Pledgee may deem appropriate, and either for cash, on credit, for other property or for future delivery, at the option of the Pledgee, upon not less than 10 days’ written notice (which 10 day notice is hereby acknowledged by the Pledgor to be reasonable) addressed to the Pledgor at its last address on file with the Pledgee, but without demand, advertisement or other notice of any kind (all of which are hereby expressly waived by the Pledgor). If any of the Pledged Collateral or any rights or interests thereon are to be disposed of at a public sale, the Pledgee may, without notice or publication, adjourn any such sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, occur at the time and place identified in such announcement. If any of the Pledged Collateral or any rights or interests therein shall be disposed of at a private sale, the Pledgee shall be relieved from all liability or claim for inadequacy of price, provided that the Pledgee has acted in good faith. At any such public sale the Pledgee may purchase the whole or any part of the Pledged Collateral or any rights or interests therein so sold. Each purchaser, including the Pledgee should it acquire the Pledged Collateral, at any public or private sale shall hold the property sold free from any claim or right of redemption, stay, appraisal or reclamation on the part of the Pledgor which are hereby expressly waived and released to the extent permitted by applicable law. If any of the Pledged Collateral or any rights or interests therein shall be sold on credit or for future delivery, the Pledged Collateral or rights or interests so sold may be retained by the Pledgee until the selling price thereof shall be paid by the purchaser, but the Pledgee shall not incur any liability in case of failure of the purchaser to take up and pay for the Pledged Collateral or rights or interests therein so sold. In case of any such failure, such Pledged Collateral or rights or interests therein may again be sold on not less than 10 days’ written notice as aforesaid;
(ii)to exercise all voting and other limited liability company rights at any meeting of any Pledged Company and exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to the Membership Interests of any Pledged Company as if it were the absolute owner thereof, including, without limitation, the right to exchange at its discretion, such Membership Interests upon the merger, consolidation, reorganization, recapitalization or other readjustment of the respective Pledged Company or, upon the exercise by any Pledged Company or the Pledgee of any right, privilege or option pertaining to such Membership Interests, and in connection therewith, to deposit and deliver such Membership Interests with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it.
In addition to the rights and remedies granted to it in this Pledge Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Obligations, the Pledgee shall have rights and remedies of a secured party under the Uniform Commercial Code of the State of New York.
11.No Duty on Pledgee. The Pledgee shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.
12.Application of Proceeds. All moneys collected or received by the Pledgee pursuant to this Pledge Agreement shall be dealt with as provided in Section 8.2 of the Loan Agreement.
13.Further Assurances. The Pledgor agrees that if this Pledge Agreement shall in the reasonable opinion of the Pledgor, at any time be deemed by the Pledgor for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Pledgor may be required in order to more effectively accomplish the purposes of this Pledge Agreement.
14.Remedies; Remedies Cumulative and Not Exclusive; No Waiver. Each and every right, power and remedy herein given to the Pledgee shall be cumulative and shall be in addition to every other right, power and remedy of the Pledgee now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Pledgee, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Pledgee in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by the Pledgor shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Pledgee of any security or of any payment of or on account of any of the amounts due from the Pledgor to the Pledgee under or in connection with the Loan Agreement or any documents delivered in connection therewith and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right to take advantage of any future breach or default or of any past breach or default not completely cured thereby.
15.Invalidity. In case any one or more of the provisions contained in this Pledge Agreement would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the Pledgor, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby. In the event that it should transpire that by reason of any law or regulation, or by reason of a ruling of any court, or by any other reason whatsoever, the assignment herein contained is either wholly or partly defective, the Pledgor hereby undertakes to furnish the Pledgor with an alternative pledge or alternative security and/or to do all such other acts as, in the reasonable opinion of the Pledgee, shall be required in order to ensure and give effect to the full intent of this Pledge.
16.Continuing Security. It is declared and agreed that the security created by this Pledge Agreement shall be held by the Pledgee as a continuing security for the payment of all moneys which may at any time and from time to time be or become payable by the Pledgor under the Loan Agreement, the Note or any other Transaction Document and that the security so created shall not be satisfied by an intermediate payment or satisfaction of any part of the amount hereby secured and that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Pledgee for all or any part of the moneys hereby secured. Notwithstanding the foregoing, the Pledgee shall not be entitled to collect amounts under this Pledge Agreement which are greater than the then outstanding amount under the Loan Agreement, the Note and any other Transaction Document.
17.Waiver; Amendment. None of the terms and conditions of this Pledge Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Pledgee and the Pledgor.
18.Termination. When all of the Obligations shall have been fully satisfied, the Pledgee agrees that it shall forthwith release the Pledgor from its obligations hereunder and the Pledgee, at the request and expense of the Pledgor, will promptly execute and deliver to the Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Pledge Agreement, and the Irrevocable Proxy, Transfer and Letters of Resignation shall terminate forthwith and be delivered to the Pledgor forthwith together with the other items furnished to the Pledgee pursuant to Section 2 hereof.
19.WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND BETWEEN THE PLEDGOR AND THE PLEDGEE THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS PLEDGE AGREEMENT.
20.Notices. Every notice or demand under this Pledge Agreement shall be in writing and may be sent by telecopy as follows:
If to the Pledgor:

FALCON GLOBAL LLC
7910 Main St. 2nd Floor
Houma, Louisiana 70360

With a copy to:

SEACOR Holdings Inc. 2200 Eller Drive
P.O. Box 13038
Ft. Lauderdale, FL 33316
Attn: Legal Department
Facsimile No.: 954-527-1772

If to the Pledgee:

DNB BANK ASA, NEW YORK BRANCH
200 Park Avenue, 31st Floor New York, NY 10166-0369
Telephone No.: (212) 681-3800

Attention: Credit Middle Office / Loan Services Department
Facsimile No.: (212) 681-4123 Email: nyloanscsd@dnb.no

or to such other address as either party shall from time to time specify in writing to the other. Any notice sent by facsimile shall be confirmed by letter dispatched as soon as practicable thereafter.
Every notice or other communication shall, except so far as otherwise expressly provided by this Assignment, be deemed to have been received (provided that it is received prior to 2 p.m. New York time; otherwise it shall be deemed to have been received on the next following Banking Day) in the case of a facsimile on the date of dispatch thereof (provided further that if the date of dispatch is not a Banking Day in the locality of the party to whom such notice or demand is sent, it shall be deemed to have been received on the next following Banking Day in such locality), and in the case of a letter, at the time of receipt thereof.
21.Applicable Law. This Pledge Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflict of law (excluding Section 5-1401 and 5-1402 of the New York General Obligations law).
22.Submission to Jurisdiction. The Pledgor hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any of the Creditors under this Pledge Agreement or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the Pledgor by mailing or delivering the same by hand to the Pledgor at the address indicated for notices in Section 20. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Pledgor as such, and shall be legal and binding upon the Pledgor for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Pledgor to the Creditors) against the Pledgor in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. The Pledgor will advise the Assignee promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Creditors may bring any legal action or proceeding in any other appropriate jurisdiction.
23.Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Pledgee in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.
24.Counterparts. This Pledge Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of this Pledge Agreement by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart. In the event that the Pledgor delivers an executed counterpart of this Agreement by facsimile or electronic transmission, the Pledgor shall also deliver an originally executed counterpart as soon as practicable, but the failure of the Pledgor to deliver an originally executed counterpart of this Pledge Agreement shall not affect the validity or effectiveness of this Pledge Agreement.
25.Headings. In this Pledge Agreement, section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Pledge Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed the day and year first above written.

Pledgor:
FLACON GLOBAL LLC

By:
Name:
Title:

Pledgee:
DNB BANK ASA, NEW YORK BRANCH as Security Trustee

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I PLEDGED COMPANIES

Name of Pledged Company	Jurisdiction of Formation	Percentage of Membership Interest Pledged
Falcon Pearl LLC	Republic of Marshall Islands	100%
Falcon Diamond LLC	Republic of Marshall Islands	100%

EXHIBIT I
IRREVOCABLE PROXY
The undersigned, the registered and beneficial owner of 100% of the membership interests of each of Falcon Pearl LLC and Falcon Diamond LLC, each a limited liability company registered under the laws of the Republic of the Marshall Islands (the “Pledged Companies”), hereby makes, constitutes and appoints DNB BANK ASA, NEW YORK BRANCH, as Security Trustee for the Lenders (the “Pledgee”) with full power to appoint a nominee or nominees to act hereunder from time to time, the true and lawful attorney and proxy of the undersigned to vote 100% of the issued and outstanding membership interests in each of the Pledged Companies at all annual and special meetings of the members of any Pledged Company or take any action by written consent with the same force and effect as the undersigned might or could do, hereby ratifying and confirming all that the said attorney or its nominee or nominees shall do or cause to be done by virtue hereof.
The said membership interests have been pledged to the Pledgee pursuant to a Pledge Agreement dated as of the date hereof between the undersigned and the Pledgee.
This power and proxy is coupled with an interest and is irrevocable and shall remain irrevocable so long as the Pledge is outstanding and is in full force and effect.
IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed this [ ] day of [ ], 20[ ].

FLACON GLOBAL LLC

By:
Name:
Title:

EXHIBIT II
INSTRUMENT OF TRANSFER OF LIMITED LIABILITY COMPANY INTERESTS
We, FALCON GLOBAL LLC, a limited liability company existing under the laws of the Republic of Marshall Islands (the “Pledgor”), for value received, do hereby transfer unto DNB BANK ASA, NEW YORK BRANCH or its nominee (the “Transferee”) 100% of the limited liability company interests in each of Falcon Pearl LLC and Falcon Diamond LLC, each a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (the “Pledged Companies”), registered in the name of the Pledgor and the Transferee does hereby agree to take the said limited liability company interests in each Pledged Company.
As witness our hands the        day of        , 20 .

Transferor:
FALCON GLOBAL LLC

By:
Name:
Title:

Transferee:
DNB BANK ASA, NEW YORK BRANCH as Security Trustee

By:
Name:
Title:

EXHIBIT D-2

MEMBERSHIP INTEREST PLEDGE AGREEMENT

between

[SEACOR LB OFFSHORE (MI) LLC][MONTCO GLOBAL, LLC],
as Pledgor and
DNB BANK ASA, NEW YORK BRANCH,
as Security Trustee, as Pledgee

[·], 2015

MEMBERSHIP INTEREST PLEDGE AGREEMENT
THIS MEMBERSHIP INTEREST PLEDGE AGREEMENT (this “Pledge Agreement”) is made as of this [·] day of [·], 2015 between [SEACOR LB OFFSHORE (MI) LLC][MONTCO GLOBAL, LLC], a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (herein called the “Pledgor”), and DNB BANK ASA, NEW YORK BRANCH (“DNB”), as security trustee for and on behalf of itself and the other Creditors, as pledgee (together with its successors and permitted assigns, herein called the “Pledgee”).
W I T N E S S E T H T H A T:
WHEREAS:
A.The Pledgor is the registered owner of fifty percent (50%) of the membership interests (the “Membership Interests”) in Falcon Global LLC, a single purpose company registered under the laws of the Republic of the Marshall Islands (the “Pledged Company”), with such authorized, issued and outstanding membership interests as is set forth on Schedule I;
B.By a senior secured loan agreement dated as of [ ], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), made by and among the Pledged Company, Falcon Pearl LLC and Falcon Diamond LLC, as joint and several borrowers (each, a “Borrower” and together, the “Borrowers”), (ii) DNB, as facility agent for the Creditors (in such capacity, the “Facility Agent”) and security trustee for the Creditors (in such capacity, the “Security Trustee”), (iii) DNB Markets, Inc., Clifford Capital Pte. Ltd. and NIBC Bank N.V., as mandated lead arrangers, (iv) DNB Markets, Inc., as book runner, and (v) the banks and financial institutions listed on Schedule 1 of the Loan Agreement, as lenders (together with any bank or financial institution which becomes a Lender pursuant to Section 10 of the Loan Agreement, the “Lenders”), as consented to and agreed by, inter alios, the Guarantors, the Lenders have agreed to provide to the Borrowers a senior secured term loan facility in the principal amount of up to Eighty Million Five Hundred Thousand Dollars ($80,500,000) (the “Facility”);
C.It is a condition precedent to the availability of the Facility under the Loan Agreement that the Pledgor execute and deliver to the Pledgee, as security for the obligations of the Security Parties under or in connection with the Loan Agreement and the other Transaction Documents to the Facility Agent, the Security Trustee and the Lenders (the “Obligations”), a pledge of all of the Pledgor’s right, title and interest in and to the Membership Interests.
NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Pledgor, the Pledgor agrees with the Pledgee as follows:
1.Defined Terms. Unless otherwise defined herein, terms defined in the Loan Agreement shall have the same meanings when used herein.
2.Grant of Security. As security for the complete payment to the Facility Agent and the Creditors of all sums owing by the Borrower to the Creditors whether for principal, interest, fees, expenses or otherwise, under and in connection with the Loan Agreement and the other Transaction Documents and the due and punctual performance by the Pledged Company of all other Obligations under the Loan Agreement and the other Transaction Documents, the Pledgor hereby pledges, assigns and transfers to the Pledgee and hereby grants to the Pledgee a first lien on, and first security interest in, the following (the “Pledged Collateral”):
(i)the Membership Interests in the Pledged Company, and all distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of said Membership Interests;
(ii)all additional Membership Interests of the Pledged Company that may from time to time be acquired by the Pledgor in any manner and all cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional Membership Interests; and

(iii)	any proceeds of any of the foregoing.
3.Delivery of Irrevocable Proxy and Membership Interest Transfer. Concurrently with the execution of this Pledge Agreement, the Pledgor shall deliver to the Pledgee (i) a fully executed irrevocable proxy with respect to the Pledged Company in favor of the Pledgee, in substantially the form of Exhibit I (the “Irrevocable Proxy”), (ii) a fully executed instrument of transfer of limited liability company interests with respect to the Pledged Company in substantially the form of Exhibit II (the “Transfer”) and (iii) fully executed letters of resignation from each Officer and Director (or equivalent) of the Pledged Company (“Letters of Resignation”). The exercise by the Pledgee of voting rights evidenced by an Irrevocable Proxy shall be subject to the limitations thereon set forth in Section 8 hereof.

4.	Representations and Warranties. The Pledgor represents and warrants that:
(i)it is duly formed or organized and is validly existing in good standing under the laws of its jurisdiction of formation, has full power to carry on its business as now being conducted and to enter into and perform its obligations under this Pledge Agreement, and has complied with all statutory, regulatory and other requirements relative to such business and this Pledge Agreement;
(ii)all necessary limited liability company action has been taken to authorize, and all necessary consents and authorities have been obtained and remain in full force and effect to permit it to enter into and perform its obligations under this Pledge Agreement and, as of the date of this Pledge Agreement, no further consents or authorities are necessary for the performance thereof;
(iii)the execution and delivery of, and the performance of the provisions of this Pledge Agreement do not contravene any applicable law or regulation existing at the date hereof material to the conduct of the Pledgor’s business or any contractual restriction binding on the Pledgor or its certificate of formation or operating agreement (or equivalent instruments);
(iv)other than the recording of the Mortgages with the Maritime Administrator’s office of the Republic of the Marshall Islands and the filing of Uniform Commercial Code financing statements in the District of Columbia in respect of the Assignments and any other relevant Transaction Document and the payment and filing or recording fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Pledge Agreement that it or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar Taxes be paid on or in relation to this Pledge Agreement;
(v)it is the legal and beneficial owner of, and has good and marketable title to, the Membership Interests in the Pledged Company, subject to no pledge, lien, mortgage, hypothecation, security interest, charge, option or other encumbrance whatsoever except for the lien and security interest created by this Pledge Agreement;
(vi)it has full power, authority and legal right to execute, deliver and perform this Pledge Agreement and to create the security interest for which this Pledge Agreement provides;
(vii)the Membership Interests in the Pledged Company (a) have been duly and validly created pursuant to its limited liability company agreement and (b) constitute 100% of the legal and beneficial ownership interests of the Pledgor in the Pledged Company and 50% of the membership interests in the Pledged Company;
(viii)as of the date hereof, the Pledgor has not entered into any options, warrants or other agreements to acquire additional membership interests in the Pledged Company and there are no voting trusts or other member agreements or arrangements relating to any Membership Interests in the Pledged Company to which the Pledgor is a party other than the limited liability company agreement for the Pledged Company, except to the extent that grantees of any such interests at the same time pledge any and all such membership interests to the Pledgee at the time of issuance and that any options, warrants or other agreements with respect thereto are made subject to the foregoing requirements;
(ix)this Pledge Agreement constitutes a valid obligation of the Pledgor, legally binding upon it and enforceable in accordance with its terms, except to the extent such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditor’s rights;
(x)the pledge, hypothecation and assignment of the Membership Interests in the Pledged Company pursuant to and/or described in this Pledge Agreement, together with any and all fillings and other actions necessary to perfect the security interest therein, create a valid first perfected security interest in the Membership Interests in the Pledged Company and the proceeds thereof;
(xi)no consent of any other party which has not already been given is required in connection with the execution, delivery, performance, validity, enforceability or enforcement of this Pledge Agreement, and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity, enforceability or enforcement of this Pledge Agreement;
(xii)the execution, delivery and performance of this Pledge Agreement will not violate or contravene any provision of any existing law or regulation or decree of any court, governmental authority, bureau or agency having jurisdiction in the premises or of the certificate of incorporation, articles of incorporation, bylaws or other constituent documents of the Pledgor or of any mortgage, indenture, security agreement, contract, undertaking or other agreement to which the Pledgor is a party or which purports to be binding upon it or any of its properties or assets and will not result in the creation or imposition of any lien, charge or encumbrance on, or security interest in, any of its properties or assets pursuant to the provisions of any such mortgage, indenture, security agreement, contract, undertaking or other agreement;
(xiii)Pledgor owns no interest in the Pledged Company other than the Membership Interests;
(xiv)no action, suit or proceeding is pending or threatened against it before any court, board of arbitration or administrative agency which is reasonably likely to result in a Material Adverse Effect;
(xv)it is not in default under any material agreement by which it is bound, or is in default in respect of any financial commitments or obligations which in the aggregate exceed $1,000,000;
(xvi)it has insured its properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses;
(xvii)on or prior to the date hereof, all financial statements, information and other data furnished by the Pledgor to the Pledgee are complete and correct, such financial statements have been prepared in accordance with GAAP and accurately and fairly present the financial condition of the parties covered thereby as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements and it has no material contingent obligations, liabilities for taxes or other outstanding financial obligations;
(xviii)it has filed all tax returns required to be filed by it and has paid all taxes payable by it which have become due, other than those not yet delinquent and except for those taxes being contested in good faith and by appropriate proceedings or other acts and for which adequate reserves shall have been set aside on its books;
(xix)No ERISA Funding Event, ERISA Termination Event, Foreign Termination Event or Foreign Underfunding exists or has occurred, or is reasonably expected to exist or occur with respect to any Plan maintained or contributed to by it or any ERISA Affiliate of it, that, when taken together with all other ERISA Funding Events, ERISA Termination Events, Foreign Termination Events and Foreign Underfundings that exist or have occurred, or which would reasonably be expected to exist or occur, could reasonably be expected to, insofar as ERISA applies thereto, result in it or any ERISA Affiliate of it incurring any liability, fine or penalty that would have a Material Adverse Effect. The execution and delivery of this Agreement and the consummation of the transactions hereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code;
(xx)(a) except as heretofore disclosed in writing to the Pledgee (i) the Pledgor will, when required under applicable law to operate its business as then being conducted, be in compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements to which any is a party relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (“Environmental Laws”); (ii) the Pledgor will, when required under applicable law, have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws (“Environmental Approvals”) and will, when required under applicable law, be in compliance with all Environmental Approvals required to operate their business as then being conducted; the Pledgor has not received any notice of any claim, action, cause of action, investigation or demand by any person, entity, enterprise or Governmental Authority, alleging potential liability for, or a requirement to incur, material investigator costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys’ fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval (“Environmental Claim”) (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by it in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)); and (iv) there are no circumstances that may prevent or interfere with such full compliance in the future; and (b) except as heretofore disclosed in writing to the Pledgee there is no Environmental Claim pending or threatened against the Pledgor and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against the Pledgor, the adverse disposition of which is reasonably likely to result in a Material

Adverse Effect;
(xxi)subject to compliance with Section 7.4 of the Loan Agreement, all payments made or to be made by the Pledgor under or pursuant to the Transaction Documents shall be made free and clear of, and without deduction or withholding for an account of, any Taxes;
(xxii)there are no proceedings or actions pending or contemplated by the Pledgor, or to its knowledge contemplated by any third party, to dissolve or terminate the Pledgor;
(xxiii)(i) the sum of its assets, at a fair valuation, does and will exceed its liabilities, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, (ii) the present fair market salable value of its assets is not and shall not be less than the amount that will be required to pay its probable liability on its then existing debts, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, as they mature, (iii) it does not and will not have unreasonably small working capital with which to continue its business and (iv) it has not incurred, does not intend to incur and does not believe it will incur, debts beyond its ability to pay such debts as they mature;
(xxiv)it is in compliance with all applicable laws except where the failure to comply would not, alone or in the aggregate, be reasonably likely to result in a Material Adverse Effect;
(xxv)it is not required to be registered as an “investment company” (as defined in the Investment Company Act of 1940, as amended);
(xxvi)it and its Subsidiaries is and has been in compliance with Anti-Money Laundering Laws. Neither the Pledgor, nor any of its Subsidiaries, nor any of their directors and officers is (i) a Restricted Party; (ii) in breach of Sanctions; or (iii) to their knowledge subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any breach or alleged breach of Sanctions;
(xxvii)since March 31, 2015 no material adverse change has occurred with respect to its financial condition or operations; and
(xxviii)all representations, covenants and warranties of the Pledgor made herein and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the making of this Pledge.
5.Covenants. The Pledgor hereby covenants that during the continuance of this Pledge Agreement:
(i)it shall warrant and defend the right and title of the Pledgee conferred by this Pledge Agreement in and to the Membership Interests in the Pledged Company at the cost of the Pledgor against the claims and demands of all persons whomsoever;
(ii)except as herein provided, it shall not sell, assign, transfer, change, pledge or encumber in any manner any part of the Membership Interests in the Pledged Company or suffer to exist any encumbrance on the Membership Interests;
(iii)without the prior written consent of the Pledgee, it will not amend or modify any limited liability company agreement relating to the Pledged Company including, without limitation, any amendment or modification which would cause the Membership Interests to constitute a security under Article 8 of the UCC;
(iv)it shall not vote the Membership Interests in the Pledged Company in favor of the consolidation, merger, dissolution, liquidation or any other corporate reorganization of the Pledged Company;
(v)it shall not take from the Pledged Company any undertaking or security in respect of its liability hereunder or in respect of any other liability of the Pledged Company to the Pledgor and the Pledgor shall not prove nor have the right of proof, in competition with the Pledgee, for any monies whatsoever owing from the Pledged Company to the Pledgor, in any insolvency or liquidation, or analogous proceedings under any applicable law, of the Pledgor; and
(vi)the Pledgor shall not cause the Pledged Company to transfer or issue any additional membership interests in the Pledged Company nor any options, warrants or other agreements to do so issued or entered into, except to the extent that grantees of any such interests at the same time pledge any and all such membership interests to the Pledgee at the time of issuance and that any options, warrants or other agreements with respect thereto are made subject to the foregoing requirements.
6.Delivery of Additional Membership Interests. If the Pledgor shall become entitled to receive or shall receive any membership certificates, option or rights, whether as an addition to, in substitution of, or in exchange for any of the

Membership Interests, the Pledgor agrees to accept the same as the agent of the Pledgee and to hold the same in trust for the benefit of the Pledgee and to deliver the same forthwith to the Pledgee in the exact form received, with the endorsement of the Pledgor when necessary and/or appropriate instruments of transfer duly executed in blank, and Irrevocable Proxies and Transfers for any membership certificates so received, to be held by the Pledgee, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Membership Interests on the liquidation or dissolution of the Pledged Company shall be paid over to the Pledgee to be held by it as additional collateral security for the Obligations.
7.General Authority. The Pledgor hereby consents that, without the necessity of any reservation of rights against the Pledgor, and without notice to or further assent by the Pledgor, any demand for payment of any of the Obligations made by any of the Creditors in connection with an Event of Default may be rescinded by the relevant Creditors and any of the Obligations continued, and the Obligations, or the liability of the Pledgor upon or for any part thereof, or any other collateral security (including, without limitation, any collateral security held pursuant to any of the other Transaction Documents executed and delivered pursuant to the Loan Agreement) or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released by the Pledgee, and the Transaction Documents, any guarantees and any other collateral security documents executed and delivered by any other Security Party and/or the Pledged Company or any other obligors in respect of the Obligations may be amended, modified, supplemented or terminated, in whole or in part, as the Pledgee may deem advisable, from time to time, and any other collateral security at any time held by the Pledgee for the payment of the Obligations (including, without limitation, any collateral security held pursuant to any other collateral security document executed and delivered pursuant to the Loan Agreement and the Transaction Documents) may be sold, exchanged, waived, surrendered or released, all without notice to or further assent by the Pledgor or the Pledged Company, which will remain bound hereunder, notwithstanding any such renewal, extension, modification, acceleration, compromise, amendment, supplement, termination, sale, exchange, waiver, surrender or release. The Pledgor waives any and all notices of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Pledgee upon this Pledge Agreement, and the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Pledge Agreement, and all dealings between the Pledged Company and the Pledgee shall likewise be conclusively presumed to have been had or consummated in reliance upon this Pledge Agreement. The Pledgor waives diligence, presentment, protest, demand for payment and notice of default or non-payment to or upon the Pledgor, the Pledged Company or any other Security Party with respect to the Obligations. Pledgor waives any defense based on the invalidity or unenforceability of any other pledge in favor of Pledgee of membership interests in the Pledged Company or any failure of Pledgee to demand or receive a pledge of any other membership interest in the Pledged Company. The Pledgor further consents to any other pledge of membership interests in the Pledged Company by any other party owning membership interests in the Pledged Company and agrees hereby that any enforcement of the Pledged Collateral shall not be subject to Sections 7.1 and 7.2 of the Pledged Company’s Limited Liability Company Agreement, dated September 25, 2014, as amended by Amendment No. 1, dated May 27, 2015, and as further amended, supplemented or otherwise modified in accordance with the terms of the Loan Agreement.
8.Voting Rights. (i) The Pledgee, as the holder of the Irrevocable Proxy, shall have the right (but not the obligation) to vote the Membership Interests in relation to the Pledged Company at its own discretion at any annual or special meeting, as the case may be, of the members of the Pledged Company, provided, however, that the Pledgee shall not exercise such right to vote until such time that an Event of Default shall have occurred and be continuing under the Loan Agreement in the payment or performance of the Obligations and shall not have been remedied to the Pledgee’s satisfaction or waived in writing and, provided, further, that if an event described in Section 8.1(i) or Section 8.1(q) (bankruptcy and inability to pay debts) of the Loan Agreement shall have occurred, the Pledgee may exercise any or all its rights hereunder.
(ii) Unless and until there shall have occurred an Event of Default, the Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral owned by it, and to give consents, waivers and ratifications in respect thereof; provided that, in each case, no vote shall be cast or any consent, waiver or ratification given or any action taken or omitted to be taken which would violate or be inconsistent with the terms of any Transaction Document, or which could be reasonably be expected to have the effect of impairing the value of the Pledged Collateral or any part thereof or the position or interests of the Pledgee in the Pledged Collateral (including, without limitation, any action or inaction which would cause any of the Membership Interests to constitute a security under Article 8 of the UCC) unless expressly permitted by the terms of the Transaction Documents.
9.Default. The security constituted by this Pledge Agreement shall become immediately enforceable on the occurrence of an Event of Default under the Loan Agreement.
10.Remedies. At any time after the security constituted by this Pledge Agreement shall have become enforceable as aforesaid, or in the event any of the security created by or pursuant to this Pledge Agreement shall be imperiled or jeopardized in a manner deemed material by the Pledgee, whereupon the security constituted by this Pledge Agreement shall become enforceable, the Pledgee shall be entitled, without further notice to the Pledgor:

(i)subject to the limitations of Sections 9-610 and 9-615 of the Uniform Commercial Code of the State of New York (if applicable), to sell, assign, transfer and deliver at any time the whole, or from time to time any part, of the Pledged Collateral or any rights or interests therein, at public or private sale or in any other manner, at such price or prices and on such terms as the Pledgee may deem appropriate, and either for cash, on credit, for other property or for future delivery, at the option of the Pledgee, upon not less than 10 days’ written notice (which 10 day notice is hereby acknowledged by the Pledgor to be reasonable) addressed to the Pledgor at its last address on file with the Pledgee, but without demand, advertisement or other notice of any kind (all of which are hereby expressly waived by the Pledgor). If any of the Pledged Collateral or any rights or interests thereon are to be disposed of at a public sale, the Pledgee may, without notice or publication, adjourn any such sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, occur at the time and place identified in such announcement. If any of the Pledged Collateral or any rights or interests therein shall be disposed of at a private sale, the Pledgee shall be relieved from all liability or claim for inadequacy of price, provided that the Pledgee has acted in good faith. At any such public sale the Pledgee may purchase the whole or any part of the Pledged Collateral or any rights or interests therein so sold. Each purchaser, including the Pledgee should it acquire the Pledged Collateral, at any public or private sale shall hold the property sold free from any claim or right of redemption, stay, appraisal or reclamation on the part of the Pledgor which are hereby expressly waived and released to the extent permitted by applicable law. If any of the Pledged Collateral or any rights or interests therein shall be sold on credit or for future delivery, the Pledged Collateral or rights or interests so sold may be retained by the Pledgee until the selling price thereof shall be paid by the purchaser, but the Pledgee shall not incur any liability in case of failure of the purchaser to take up and pay for the Pledged Collateral or rights or interests therein so sold. In case of any such failure, such Pledged Collateral or rights or interests therein may again be sold on not less than 10 days’ written notice as aforesaid;
(ii)to exercise all voting and other limited liability company rights at any meeting of the Pledged Company and exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to the Membership Interests of the Pledged Company as if it were the absolute owner thereof, including, without limitation, the right to exchange at its discretion, such Membership Interests upon the merger, consolidation, reorganization, recapitalization or other readjustment of the Pledged Company or, upon the exercise by the Pledged Company or the Pledgee of any right, privilege or option pertaining to such Membership Interests, and in connection therewith, to deposit and deliver such Membership Interests with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it.
In addition to the rights and remedies granted to it in this Pledge Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Obligations, the Pledgee shall have rights and remedies of a secured party under the Uniform Commercial Code of the State of New York.
11.No Duty on Pledgee. The Pledgee shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.
12.Application of Proceeds. All moneys collected or received by the Pledgee pursuant to this Pledge Agreement shall be dealt with as provided in Section 8.2 of the Loan Agreement.
13.Further Assurances. The Pledgor agrees that if this Pledge Agreement shall in the reasonable opinion of the Pledgor, at any time be deemed by the Pledgor for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Pledgor may be required in order to more effectively accomplish the purposes of this Pledge Agreement.
14.Remedies; Remedies Cumulative and Not Exclusive; No Waiver. Each and every right, power and remedy herein given to the Pledgee shall be cumulative and shall be in addition to every other right, power and remedy of the Pledgee now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Pledgee, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Pledgee in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by the Pledgor shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Pledgee of any security or of any payment of or on account of any of the amounts due from the Pledgor to the Pledgee under or in connection with the Loan Agreement or any documents delivered in connection therewith and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right to take advantage of any future breach or default or of any past breach or default not completely cured thereby.

15.Invalidity. In case any one or more of the provisions contained in this Pledge Agreement would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the Pledgor, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby. In the event that it should transpire that by reason of any law or regulation, or by reason of a ruling of any court, or by any other reason whatsoever, the assignment herein contained is either wholly or partly defective, the Pledgor hereby undertakes to furnish the Pledgor with an alternative pledge or alternative security and/or to do all such other acts as, in the reasonable opinion of the Pledgee, shall be required in order to ensure and give effect to the full intent of this Pledge.
16.Continuing Security. It is declared and agreed that the security created by this Pledge Agreement shall be held by the Pledgee as a continuing security for the payment of all moneys which may at any time and from time to time be or become payable by the Pledgor under the Loan Agreement, the Note or any other Transaction Document and that the security so created shall not be satisfied by an intermediate payment or satisfaction of any part of the amount hereby secured and that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Pledgee for all or any part of the moneys hereby secured. Notwithstanding the foregoing, the Pledgee shall not be entitled to collect amounts under this Pledge Agreement which are greater than the then outstanding amount under the Loan Agreement, the Note and any other Transaction Document.
17.Waiver; Amendment. None of the terms and conditions of this Pledge Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Pledgee and the Pledgor.
18.Termination. When all of the Obligations shall have been fully satisfied, the Pledgee agrees that it shall forthwith release the Pledgor from its obligations hereunder and the Pledgee, at the request and expense of the Pledgor, will promptly execute and deliver to the Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Pledge Agreement, and the Irrevocable Proxy, Transfer and Letters of Resignation shall terminate forthwith and be delivered to the Pledgor forthwith together with the other items furnished to the Pledgee pursuant to Section 2 hereof.
19.WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND BETWEEN THE PLEDGOR AND THE PLEDGEE THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS PLEDGE AGREEMENT.
20.Notices. Every notice or demand under this Pledge Agreement shall be in writing and may be sent by telecopy as follows::
If to the Pledgor:

[SEACOR LB OFFSHORE (MI) LLC
7910 Main St. 2nd Floor Houma, Louisiana 70360

With a copy to:

SEACOR Holdings Inc. 2200 Eller Drive
P.O. Box 13038
Ft. Lauderdale, FL 33316 Attn: Legal Department Facsimile No.: 954-527-1772]

[MONTCO GLOBAL, LLC
17751 Highway 3235
PO Box 850
Galliano, Louisiana 70354 Attn: Finance
Telephone: 985-325-7157
Facsimile No: 985-325-6795]

If to the Pledgee:

DNB BANK ASA, NEW YORK BRANCH
200 Park Avenue, 31st Floor New York, NY 10166-0369
Telephone No.: (212) 681-3800
Attention: Credit Middle Office / Loan Services Department
Facsimile No.: (212) 681-4123 Email: nyloanscsd@dnb.no

or to such other address as either party shall from time to time specify in writing to the other. Any notice sent by facsimile shall be confirmed by letter dispatched as soon as practicable thereafter.
Every notice or other communication shall, except so far as otherwise expressly provided by this Assignment, be deemed to have been received (provided that it is received prior to 2 p.m. New York time; otherwise it shall be deemed to have been received on the next following Banking Day) in the case of a facsimile on the date of dispatch thereof (provided further that if the date of dispatch is not a Banking Day in the locality of the party to whom such notice or demand is sent, it shall be deemed to have been received on the next following Banking Day in such locality), and in the case of a letter, at the time of receipt thereof.
21.Applicable Law. This Pledge Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflict of law (excluding Section 5-1401 and 5-1402 of the New York General Obligations law).
22.Submission to Jurisdiction. The Pledgor hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any of the Creditors under this Pledge Agreement or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the Pledgor by mailing or delivering the same by hand to the Pledgor at the address indicated for notices in Section 20. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Pledgor as such, and shall be legal and binding upon the Pledgor for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Pledgor to the Creditors) against the Pledgor in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. The Pledgor will advise the Assignee promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Creditors may bring any legal action or proceeding in any other appropriate jurisdiction.
23.Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Pledgee in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii)the invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.
24.Counterparts. This Pledge Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of this Pledge Agreement by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart. In the event that the Pledgor delivers an executed counterpart of this Agreement by facsimile or electronic transmission, the Pledgor shall also deliver an originally executed counterpart as soon as practicable, but the failure of the Pledgor to deliver an originally executed counterpart of this Pledge Agreement shall not affect the validity or effectiveness of this Pledge Agreement.
25.Headings. In this Pledge Agreement, section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Pledge Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed the day and year first above written.

Pledgor:
[SEACOR LB OFFSHORE (MI) LLC][MONTCO OFFSHORE, INC.]

By:
Name:
Title:

Pledgee:
DNB BANK ASA, NEW YORK BRANCH as Security Trustee

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I PLEDGED COMPANY

Name of Pledged Company	Jurisdiction of Formation	Percentage of Membership Interest Pledged
Falcon Global LLC	Republic of Marshall Islands	50%

EXHIBIT I
IRREVOCABLE PROXY
The undersigned, the registered and beneficial owner of 50% of the membership interests of Falcon Global LLC, a single purpose company registered under the laws of the Republic of the Marshall Islands (the “Pledged Company”), hereby makes, constitutes and appoints DNB BANK ASA, NEW YORK BRANCH, as Security Trustee for the Lenders (the “Pledgee”) with full power to appoint a nominee or nominees to act hereunder from time to time, the true and lawful attorney and proxy of the undersigned to vote 50% of the issued and outstanding membership interests in each of the Pledged Company at all annual and special meetings of the members of the Pledged Company or take any action by written consent with the same force and effect as the undersigned might or could do, hereby ratifying and confirming all that the said attorney or its nominee or nominees shall do or cause to be done by virtue hereof.
The said membership interests have been pledged to the Pledgee pursuant to a Pledge Agreement dated as of the date hereof between the undersigned and the Pledgee.
This power and proxy is coupled with an interest and is irrevocable and shall remain irrevocable so long as the Pledge is outstanding and is in full force and effect.
IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed this day of     , 20 .

[SEACOR LB OFFSHORE (MI) LLC][MONTCO OFFSHORE, INC.]

By:
Name:
Title:

EXHIBIT II
INSTRUMENT OF TRANSFER OF LIMITED LIABILITY COMPANY INTERESTS
We, [SEACOR LB OFFSHORE (MI) LLC][MONTCO GLOBAL, LLC], a limited liability company formed and existing under the laws of the Republic of the Marshall Islands (the “Pledgor”), for value received, do hereby transfer unto DNB BANK ASA, NEW YORK BRANCH or its nominee (the “Transferee”) 50% of the limited liability company interests in Falcon Global LLC, a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (the “Pledged Company”), registered in the name of the Pledgor and the Transferee does hereby agree to take the said limited liability company interests in the Pledged Company.
As witness our hands the day of     , 20 .

Transferor:
[SEACOR LB OFFSHORE (MI) LLC][MONTCO OFFSHORE, INC.]

By:
Name:
Title:

Transferee:
DNB BANK ASA, NEW YORK BRANCH

By:
Name:
Title:

EXHIBIT E

═══════════════════════════════════════════════════════

FIRST PREFERRED MORTGAGE

- on the -

Marshall Islands Flag Vessel [VESSEL],
[BORROWER],

as Owner to
DNB BANK ASA, NEW YORK BRANCH,
as Mortgagee

[·], 2015

═══════════════════════════════════════════════════════

THIS FIRST PREFERRED MORTGAGE is made and given this [·] day of [·], 2015 by [BORROWER], a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (the “Owner”), in favor of DNB BANK ASA, New York Branch (“DNB”), as security trustee for and on behalf of itself and the other Creditors (as defined in the Loan Agreement (as hereinafter defined)) (the “Mortgagee”).
W H E R E A S:
The Owner is the sole owner of the whole of the vessel [VESSEL], Official No. [OFFICIAL NUMBER], of [GROSS TONS] gross tons and [NEW TONS] net tons, built in [YEAR BUILT], and registered and documented in the name of the Owner under the laws and flag of the Republic of the Marshall Islands (the “Vessel”).
By a senior secured term loan agreement dated as of [·], 2015 (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) made by and among, inter alios, (1) the Owner, [Falcon Global LLC], [Falcon Pearl LLC] and [Falcon Diamond LLC], as joint and several borrowers (each, a “Borrower” and collectively, the “Borrowers”), (2) DNB, as facility agent for the Creditors (in such capacity, the “Facility Agent”) and security trustee for the Creditors (in such capacity, the “Security Trustee”), (1) DNB Markets, Inc., Clifford Capital Pte. Ltd. and NIBC Bank N.V., as mandated lead arrangers, (4) DNB Markets, Inc., as book runner, and (5) the financial institutions identified on Schedule 1 to the Loan Agreement (together with any bank or financial institution which becomes a lender pursuant to Section 10 of the Loan Agreement), as lenders (the “Lenders”), as consented and agreed to by, inter alios, the Guarantors, a copy of the form of the Loan Agreement, without schedules or exhibits other than Schedule 1 is annexed hereto as Exhibit A and is made a part hereof, the Lenders have agreed to provide to the Borrowers a senior secured term loan facility in the aggregate amount of up to Eighty Million Five Hundred Thousand Dollars ($80,500,000) for the purposes of providing pre- and post- Delivery Date part financing for the Vessels, the obligations of the Owner to repay the Loan being evidenced by that certain promissory note dated [·], executed by the Owner to the order of DNB, a copy of which being attached hereto as Exhibit B and is made a part hereof. The Loan and interest, fees and commissions thereon are to be repaid and paid, as the case may be, as provided in the Loan Agreement. Unless otherwise defined herein, terms defined in the Loan Agreement shall have the same meanings when used herein.
A.Pursuant to Section 15 of the Loan Agreement, each of the Creditors has appointed the Mortgagee as trustee on its behalf with regard to, inter alia, the security conferred on such Creditors pursuant to the Loan Agreement, the Note, and the Transaction Documents.
B.[The Owner has entered into][or guaranties the obligations of, one or more of the other Borrowers under] one or more Interest Rate Agreements with respect to the Loan (and/or the Commitment) with the Swap Bank. The estimated aggregate notional amount of the liabilities of the Borrowers under the Interest Rate Agreements entered into with respect to the Loan (and/or the Commitment) is [Five Million] United States Dollars (U.S.$[5,000,000]) (the “Hedging Liabilities”). A copy of the form of the Interest Rate Agreements (including related schedules and confirmations) is attached hereto as Exhibit C and made a part hereof]
C.The Owner, in order to secure the payment of the Obligations, as that term is defined in sub-section 1(A)(v) hereof, and to secure the performance and observance of and compliance with all the covenants, terms and conditions in the Note, the Loan Agreement and in this Mortgage contained, expressed or implied, to be performed, observed and complied with by and on the part of the Owner, has duly authorized the execution and delivery of this First Preferred Mortgage under and pursuant to Chapter 3 of the Maritime Act 1990 of the Republic of Marshall Islands, as amended (the “Maritime Law”).
N O W, T H E R E F O R E, T H I S M O R T G A G E W I T N E S S E TH:
1.2Definitions: In this Mortgage, unless the context otherwise requires:

(i)
“Classification Society” means the American Bureau of Shipping or another member of the International Association of Classification Societies, approved by the Majority Lenders, with whom the Vessel is entered and who conducts periodic physical surveys and/or inspections of the Vessel;

(ii)
“Earnings” includes all freight, hire and passage moneys, compensation payable in event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys and any other earnings whatsoever payable and belonging to the Owner due or to become due in respect of the Vessel at any time during the Security Period;

(iii)	“Event of Default” means any of the events of default set out in Section 7 of this Mortgage;

(ii)
“Insurances” includes all policies and contracts of insurance and reinsurance, including all entries of the Vessel in a protection and indemnity or war risks association or club which are from time to time taken out or entered into in respect of the Vessel, the Vessel's hull and machinery, her Earnings, and all benefits thereof, including, without limitation, all claims of whatsoever nature, as well as return premiums, or otherwise howsoever in connection with the Vessel;

(iii)
“Obligations” means the obligations of the Owner under or in connection with the Loan Agreement, the Note, this Mortgage, and the otherTransaction Documents, including but not limited to the obligations to repay the Loan when due;

(iv)
“Person” means any individual, sole proprietorship, corporation, partnership (general or limited), limited liability company, business trust, bank, trust company, joint venture, association, joint stock company, trust or other unincorporated organization, whether or not a legal entity, or any government or agency or political subdivision thereof;

(v)
“Requisition Compensation” means all moneys or other compensation payable and belonging to the Owner during the Security Period by reason of requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire;

(vi)	“Security Period” means the period commencing on the date hereof and terminating upon discharge of the security created by this Mortgage by payment in full of the Obligations;

(vii)	“Total Loss” means any of the:

(a)	actual, constructive or compromised or arranged total loss of the Vessel;

(b)	requisition for title or other compulsory acquisition of the Vessel (otherwise than by requisition for hire) which shall continue for thirty (30) days; and

(c)
capture, seizure, arrest, detention or confiscation of the Vessel by any government or by Persons acting or purporting to act on behalf of any government unless the Vessel be released and restored to the Owner from such capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof; and

(viii)
“Vessel” means the whole of the vessel described in Recital A hereof and includes her engines, machinery, boats, boilers, masts, rigging, anchors, chains, cables, apparel, tackle, outfit, spare gear, fuel, consumable or other stores, freights, belongings and appurtenances, whether on board or ashore, whether now owned or hereafter acquired, and all additions, improvements and replacements hereafter made in or to said Vessel, or any part thereof, or in or to the stores, belongings and appurtenances aforesaid except such equipment or stores which, when placed aboard said Vessel, do not become the property of the Owner.

(A)	In Section 5(B) hereof:

(i)
“excess risks” means the proportion of claims for general average and salvage charges and under the ordinary running-down clause not recoverable in consequence of the value at which a vessel is assessed for the purpose of such claims exceeding her insured value;

(ii)
“protection and indemnity risks” means the usual risks covered by a United States or an English or another protection and indemnity association or club acceptable to the Mortgagee including the proportion not recoverable in case of collision under the ordinary running-down section; and

(iii)	“war risks” means the risk of mines and all risks excluded from the standard form of United States marine policy by the War, Strikes and Related Exclusion clause.
1.3Other Defined Terms. Except as otherwise defined herein, terms defined in the Loan Agreement shall have the same meaning when used herein. For the purposes of this Mortgage, when any term is modified by the word “relevant” such term shall be construed to mean with respect to, among others, as the case may be, the Owner.
1.3Loan Agreement Prevails. This Mortgage shall be read together with the Loan Agreement but in case of any inconsistency or conflict between the two, the provisions of the Loan Agreement shall prevail to the extent not contrary to any relevant legal requirement relating to the creation, validity and enforceability of the security interests purported to be created pursuant to this Mortgage and provided further that this Section 1.3 shall not be construed to limit in any way any covenant or obligation of the Owner under this Mortgage or to affect the governing law provision found in Section 23 of this Mortgage.
2.Grant of Mortgage; Representations and Warranties.
2.1In consideration of the premises and of other good and valuable consideration, the receipt and adequacy whereof are hereby acknowledged, and in order to secure the payment of the Obligations and to secure the performance and observance of and compliance with the covenants, terms and conditions in the Loan Agreement, the Note, this Mortgage and the other relevant Transaction Documents contained, the Owner has granted, conveyed and mortgaged and does by these presents grant, convey and mortgage to and in favor of the Mortgagee, its successors and assigns, the whole of the Vessel TO HAVE AND TO HOLD the same unto the Mortgagee, its successors and assigns, forever, upon the terms set forth in this Mortgage for the enforcement of the payment of the Obligations and to secure the performance and observance of and compliance with the covenants, terms and conditions in this Mortgage, the Loan Agreement, the Note and the other relevant Transaction Documents contained;
PROVIDED, ONLY, and the conditions of these presents are such that, if the Owner and/or its successors or assigns shall pay or cause to be paid to the Mortgagee or the Creditors, as the case may be, their respective successors and assigns, the Obligations as and when the same shall become due and payable in accordance with the terms of this Mortgage, the Loan Agreement, the Note and the other relevant Transaction Documents and shall perform, observe and comply with all and singular of the covenants, terms and conditions in this Mortgage, the Loan Agreement, the Note and the other relevant Transaction Documents contained, expressed or implied, to be performed, observed or complied with by and on the part of the Owner or its successors or assigns, all without delay or fraud and according to the true intent and meaning hereof and thereof, then, these presents and the rights of the Mortgagee under this Mortgage shall cease and desist and, in such event, the Mortgagee agrees by accepting this Mortgage, at the expense of the Owner, to execute all such documents as the Owner may reasonably require to discharge this Mortgage under the laws of the Republic of the Marshall Islands; otherwise to be and remain in full force and effect.

2.2	The Owner hereby represents and warrants to the Mortgagee that:
(A)the Owner is a limited liability company duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;
(B)the Owner lawfully owns the whole of the Vessel free from any security interest, debt, lien, mortgage, charge, encumbrance or other adverse interest, other than the encumbrance of this Mortgage and except as permitted by Section 5(O) hereof; and
(C)the Vessel is tight, staunch and strong and well and sufficiently tackled, appareled, furnished and equipped and in all respects seaworthy and in the highest possible classification and rating for vessels of the same age and type with the respective Classification Society without any qualifications or material recommendations.
3.Payment of Obligations. The Owner hereby further covenants and agrees to pay when due the Obligations to the Creditors or their successors or assigns.

4.	Covenants Regarding Security Granted Hereunder. It is declared and agreed that:
(A)The security created by this Mortgage shall be held by the Mortgagee as a continuing security for the payment of the Obligations and that the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby secured.
(B)Any settlement or discharge under this Mortgage between the Mortgagee and the Owner shall be conditional upon no security or payment to the Mortgagee or the other Creditors, related to or which reduces the obligations secured hereby, by the Owner or any other Person being avoided or set-aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being in force, and if such condition is not satisfied, the Mortgagee shall be entitled to recover from the Owner on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.
(C)The rights of the Mortgagee under this Mortgage and the security hereby constituted shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to impair, affect or discharge such rights and security, including without limitation, and whether or not known to or discoverable by the Owner, the Mortgagee or any other Person:
(i)any time or waiver granted to, or compromise with, the Owner or any other Person; or
(ii)the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Owner or any other Person; or
(iii)any legal limitation, disability, dissolution, incapacity or other circumstances relating to the Owner or any other Person; or
(iv)any amendment or supplement to the Loan Agreement, the Note or any other relevant Transaction Document; or
(v)the unenforceability, invalidity or frustration of any obligations of the Owner or any other Person under the Loan Agreement, the Note or any other relevant Transaction Document.
(D)The Owner acknowledges and agrees that it has not received any security from any Person for the granting of this Mortgage and it will not take any such security without the prior written consent of the Mortgagee, and the Owner will hold any security taken in breach of this provision in trust for the Mortgagee.
(E)Until the Obligations have been unconditionally and irrevocably paid and discharged in full to the satisfaction of the Mortgagee, the Owner shall not by virtue of any payment made under the Loan Agreement, the Note, this Mortgage or any other relevant Transaction Document on account of such moneys and liabilities or by virtue of any enforcement by the Mortgagee of its right under or the security constituted by this Mortgage:
(i)be entitled to exercise any right of contribution from any co-surety liable in respect of such moneys and liabilities under any other guarantee, security or agreement; or
(ii)exercise any right of set-off or counterclaim against any such co- surety; or
(iii)receive, claim or have the benefit of any payment, distribution, security or indemnity from any such co-surety; or
(iv) unless so directed by the Mortgagee (which the Owner shall prove in accordance with such directions), claim as a creditor of any such co-surety in competition with the Mortgagee.
The Owner shall hold in trust for the Mortgagee and forthwith pay or transfer (as appropriate) to the Mortgagee any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.
(F)The Owner hereby irrevocably subordinates all of its rights of subrogation (whether contractual, statutory, under common law or otherwise) to the claims of the Mortgagee against any Person and all contractual, statutory or common law rights of contribution, reimbursement indemnification and similar rights and claims against any Person which arise in connection with, or as a result of, the Loan Agreement, this Mortgage or any other relevant Transaction Document until full and final payment of all of the Obligations.
5.Affirmative Covenants and Insurances. The Owner further covenants with the Mortgagee and undertakes at all times throughout the Security Period:
(A)to maintain:

(i)	its existence as a limited liability company of the Republic of the Marshall Islands;

(ii)	its good standing under the laws of the Republic of the Marshall Islands; and

(iii)	a registered office as required by the laws of the Republic of the Marshall Islands;
(B)(i) To insure and keep the Vessel insured or cause or procure the Vessel to be insured and to be kept insured at no expense to the Mortgagee (or, with regard to the insurance cover described in (d) below, to reimburse the Mortgagee therefor), using brokers, insurance companies, underwriters and/or War Risk/P&I Associations as the Security Trustee shall from time to time approve in writing, in regard to:

(a)	all fire and usual marine risks (including increased value, which shall not exceed twenty percent (20%) of the total hull and machinery coverage) on an agreed value basis;

(b)
war risks on an agreed value basis (including war protection and indemnity liability with a separate limit not less than hull value) covering, inter alia, the perils of confiscation, terrorism, piracy, expropriation, nationalization, seizure and blocking;

(c)
protection and indemnity risks (including pollution risks and including protection and indemnity war risks in excess of the amount for war risks (hull)) to the highest amount available in the market for the full value and tonnage of the ship, as approved in writing by the Security Trustee, and, in case of oil pollution liability risks, at the highest level of cover from time to time available under basic protection and indemnity clubs entry, currently One Billion Dollars ($1,000,000,000); and

(d)
Mortgagee's interest including mortgagee’s interest additional perils (pollution) risks and, on demand, reimburse the Security Trustee for all premiums, costs and expenses paid or incurred by the Security Trustee from time to time;

(i)with respect to the Vessel, to effect the Insurances aforesaid or to cause or procure the same to be effected:

(a)
in the cases of the Insurances referred to in sub-sections (i) (a), (b) and (d) above and total loss, (A) in such amounts on an agreed value basis as shall be at least equivalent to the higher of (I) the Fair Market Value (as such term is defined in the Loan Agreement) of the Vessel and (II) One Hundred Twenty percent (120%) of the outstanding balance of the Loan multiplied by a fraction, the numerator of which is the Fair Market Value of the Vessel and the denominator of which is the aggregate of the Fair Market Value of the Vessel and the Fair Market Value of the other vessels mortgaged to the Mortgagee pursuant to the Loan Agreement, and (B) all such insurance shall be payable in lawful money of the United States of America, and (C) upon such terms (including provisions as to named insureds and loss payees and prior notice of cancellation) and with such deductibles as shall from time to time be approved by the Mortgagee in the reasonable exercise of its judgment;

(b)
in the case of the protection and indemnity Insurances referred to in sub- section (i)(c) above, in respect of the Vessel’s full tonnage, and in an amount equal to the highest level of cover commercially available as at the date of this Mortgage and to include provisions as to loss payees and prior notice of cancellation in form and substance satisfactory to the Mortgagee; and

(c)	with first class insurance companies, underwriters and protection and indemnity associations or clubs acceptable to the Mortgagee (hereinafter called the “Insurers”);
(ii)to renew all such Insurances or cause or procure the same to be renewed before the relevant policies or contracts expire and to procure that the Insurers or the firm of insurance brokers referred to herein below shall promptly confirm in writing to the Mortgagee as and when each such renewal is effected;
(iii)to procure concurrently with the execution hereof and thereafter at intervals of not more than twelve (12) calendar months, a detailed report from a firm of independent marine insurance brokers, appointed by the Facility Agent, with respect to the Insurances together with their opinion to the Mortgagee that the Insurances comply with the provisions of this Section 5(B), such report and opinion to be addressed and delivered promptly to the Mortgagee and the costs of such report and opinion procured concurrently with the execution hereof to be for the account of the Owner;
(iv)to cause the said independent marine insurance brokers or the Insurers to agree to use reasonable efforts to advise the Mortgagee promptly of any failure to renew any of the Insurances and of any default in payment of any premium and of any other act or omission on the part of the Owner of which they have knowledge and which might, in their opinion, invalidate or render unenforceable, or cause the lapse of or prevent the renewal or extension of, in whole or in part, any Insurances on the Vessel;
(v)to cause the said independent marine insurance brokers to agree to mark their records and to use their best efforts to advise the Mortgagee, at least fourteen (14) days prior to the expiration date of any of the Insurances, that such Insurances have been renewed or replaced with new insurance which complies with the provisions of this Section 5(B);
(vi)duly and punctually to pay or to cause duly and punctually to be paid all premiums, calls, contributions or other sums payable in respect of all such Insurances, to produce or to cause to be produced all relevant receipts when so required by the Mortgagee and duly and punctually to perform and observe or to cause duly and punctually to be performed and observed any other obligations and conditions under all such Insurances;
(vii)to execute or use reasonable efforts to cause to be executed such guarantees as may from time to time be required by any relevant protection and indemnity association or club;
(viii)to procure that all policies, binders, cover notes or other instruments of the Insurances referred to in subsections (i)(a) and (b) above shall be taken out in the name of the Owner, with the Mortgagee as an additional assured (without liability for premiums), as its or their respective interests may appear, and shall incorporate a loss payable clause naming the Mortgagee as loss payee prepared in compliance with the terms of this Mortgage and such loss payable clause to be in any event in form and substance acceptable to the Mortgagee and all policies, binders, cover notes or other instruments referred to in subsection (i) shall (a) provide for prior notice of at least fourteen (14) days (except war risks which shall be seven (7) days unless terminated automatically in accordance with the provisions of the automatic termination and cancellation clauses contained in such policies) to be given to the Mortgagee before cancellation of insurance for any reason whatsoever and for a waiver of liability for payment of premiums as to the Mortgagee; provided, however, that unless otherwise required by the Mortgagee by notice to the underwriters, although all losses under such Insurances are payable to the Mortgagee, in case of any such losses involving any damage to the Vessel the underwriters may pay direct for the repair, salvage and other charges involved or, if the Owner shall have first fully repaired the damage or paid all of the salvage and other charges may pay the Owner as reimbursement therefor, provided, further, however, that if such damage involves a loss in excess of $1,000,000, or its equivalent, the underwriters shall not make such payment without first obtaining the written consent thereto of the Mortgagee, and (b) in the event that the Vessel shall be insured under any form of fleet cover, undertakings that the brokers, underwriters, association or club (as the case may be) will not set off claims relating to the Vessel against premiums, calls or contributions in respect of any other vessel or other insurance and that the insurance cover of the Vessel will not be cancelled by reason of non-payment of premiums, calls or contributions relating to any other vessel or other insurance;
(ix)to procure that all entries, policies, binders, cover notes or other instruments of the Insurances referred to in sub-section (i)(c) above incorporate a loss payable clause naming the Mortgagee as loss payee prepared in compliance with the terms of this Mortgage and such loss payable clause to be in any event in form and substance acceptable to the Mortgagee and shall provide for prior notice of at least fourteen (14) days to be given to the Mortgagee before cancellation of insurance for any reason whatsoever and for a waiver of liability for payment of premiums, backcalls and assessments as to the Mortgagee, it being agreed that although such insurance is payable to the Mortgagee so long as no Event of Default has occurred and is continuing under this Mortgage, any loss payments under any such insurance on the Vessel may be paid directly to the Owner to reimburse it for any loss, damage or expenses incurred by it and covered by such insurance or to the Person to whom any liability covered by such insurance has been incurred;
(x)not to reduce the coverage of any Insurances without the Mortgagee’s prior written approval;
(xi)to procure that all policies, bindings, cover notes or other instruments of the Insurances referred to in sub-section (i)(d) to the extent obtained by the Owner shall be taken out in the name of the Mortgagee and shall incorporate a loss payable clause naming the Mortgagee as loss payee and shall provide for prior notice of at least fourteen (14) days to be given to the Mortgagee before cancellation of insurance for any reason whatsoever and for a waiver of liability for payment of premiums as to the Mortgagee and the Lenders;
(xii)to procure that Certificates of Insurance or summaries or copies of all such instruments of Insurances as are referred to in sub-sections (ix) and (x) above shall be from time to time deposited with the Mortgagee within thirty (30) days after placement of the relevant Insurances, provided, however, that originals or copies of all such instruments of Insurances as are referred to in sub-sections (ix) and (x) above shall be made available to the Mortgagee upon request by the Mortgagee;
(xiii)not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of all policies, binders, cover notes or other instruments of the Insurances (including any warranties express or implied therein) without first obtaining the written consent of the Insurers to such employment (if required by such Insurers) and complying with such requirements as to extra premiums or otherwise as the Mortgagee and/or the Insurers may prescribe;to do all things necessary and proper, and execute and deliver all documents and instruments to enable the Mortgagee to collect or recover any moneys to become due the Mortgagee in respect of the Insurances;
(xiv)to provide, within a reasonable period of time after a written request therefor, such additional insurances as the Mortgagee may from time to time require on account of such insurances being required by any applicable law, regulation, public body, classification society or similar relevant authority or such insurances in the reasonable opinion of the Mortgagee being customary or recommended for vessels of a similar type or vessels employed in a similar trade, in which case the provisions of this clause B shall be applicable, if appropriate; and
(xv)reimburse the Mortgagee for the cost of an insurance report provided by its independent marine insurance consultants as required under Section 9.1(v);
(C)To keep and to cause to be kept the Vessel in a good and efficient state of repair so as to enable her to maintain her present class with its Classification Society and so as to enable her to comply with the provisions of all laws, regulations and other requirements (statutory or otherwise) from time to time applicable to vessels registered under the laws of the Republic of the Marshall Islands, to procure that the Vessel’s Classification Society make available to the Mortgagee, upon its request, such information and documents in respect of the Vessel as are maintained in the records of such Classification Society, and to procure that all repairs to or replacements of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel;
(D)To submit or to cause the Vessel to be submitted on a timely basis to such periodic or other surveys as may be required for classification purposes and, if requested by the Mortgagee, to supply or to cause to be supplied to the Mortgagee copies of all survey and inspection reports and confirmations of class issued in respect thereof and to procure that the Classification Society provides the Mortgagee with the same rights and privileges to its records relating to the Vessel as given to the Owner;
(E)To permit the Mortgagee, by surveyors or other Persons appointed by it in its behalf, to board the Vessel at all reasonable times for the purpose of inspecting her condition or for the purpose of satisfying themselves in regard to proposed or executed repairs and to afford or to cause to be afforded all proper facilities for such inspections, provided that such inspections will cause no undue delay to the Vessel;
(F)(i) To pay and discharge or to cause to be paid and discharged all debts, damages and liabilities whatsoever which have given or may give rise to maritime or possessory liens on or claims enforceable against the Vessel except to the extent permitted by Section 5(O) hereof and (ii) in event of arrest of the Vessel pursuant to legal process or in event of her detention in exercise or purported exercise of any such lien as aforesaid to procure the release of the Vessel from such arrest or detention within fifteen (15) days of receiving notice thereof by providing bail or otherwise as the circumstances may require;
(G)Not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the laws of the Republic of the Marshall Islands or the United States of America or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation or to destruction, seizure or confiscation and in event of hostilities in any part of the world (whether war be declared or not), not to employ the Vessel or suffer her employment in carrying any contraband goods or to enter or trade to any zone which is declared a war zone by any government or by the Vessel’s war risks insurers unless the required extra war risk insurance cover has been obtained for the Vessel;
(H)Promptly to furnish or to use its best efforts to cause promptly to be furnished to the Mortgagee all such information as the Mortgagee may from time to time reasonably request regarding the Vessel, her employment, position and engagements, particulars of all towages and salvages and copies of all charters and other contracts for her employment or otherwise howsoever pertaining to the Vessel;
(I)Promptly after learning of the same to notify or cause to be notified the Mortgagee forthwith in writing of:
(i)any accident to the Vessel involving repairs the cost whereof will or is likely to exceed five percent (5%) of the insured value of the Vessel;
(ii)any occurrence in consequence whereof the Vessel has become or is likely to become a Total Loss;
(iii)any material requirement or recommendation made by any Insurer or Classification Society or by any competent authority which is not complied with in accordance with reasonable commercial practices;

(iv)	any arrest of the Vessel or the exercise or purported exercise of any lien on the Vessel or her Earnings; and
(v)any occurrence of circumstances forming the basis of an Environmental Claim.
(J)To keep or to cause to be kept proper books of account of the Owner in respect of the Vessel and her Earnings and, if requested by the Mortgagee, to make or to cause to be made such books available for inspection on behalf of the Mortgagee and furnish or cause to be furnished satisfactory evidence that the wages and allotments and the insurance and pension contributions of the Master and crew are being regularly paid and that all deductions from crew's wages in respect of any tax liability are being properly accounted for and that the Master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress;
(K)To assign and provide that Requisition Compensation is applied in accordance with Section 8 hereof as if received in respect of the sale of the Vessel;
(L)Not, without the previous consent in writing of the Mortgagee, materially alter the structure of the Vessel or its equipment or remove any material parts of the Vessel to the extent such action could reasonably be expected to reduce the value of the Vessel;
(M)Not, without the previous consent in writing of the Mortgagee, to put the Vessel or suffer her to be put into the possession of any Person for the purpose of work being done upon her other than routine drydockings and ordinary maintenance in an amount exceeding or likely to exceed five percent (5%) of the insured value of the Vessel unless such work is fully covered by insurance, subject to applicable deductibles satisfactory to the Mortgagee, or unless such Person shall first have given to the Mortgagee and on terms satisfactory to it a written undertaking not to exercise any lien on the Vessel or her Earnings for the cost of such work or otherwise;

(N)	To keep the Vessel registered under the laws of the Republic of the Marshall Islands;
(O)To keep and to cause the Vessel to be kept free and clear of all liens, charges, mortgages and encumbrances except in favor of the Mortgagee, and except for crew's wages remaining unpaid in accordance with reasonable commercial practices or for collision or salvage, liens in favor of suppliers of necessaries or other similar liens arising in the ordinary course of its business, accrued for not more than thirty (30) days (unless any such lien is being contested in good faith and by appropriate proceedings or other acts and the Owner shall have set aside on its books adequate reserves with respect to such lien and so long as such deferment in payment shall not subject the Vessel to forfeiture or loss) or liens for loss, damage or expense which are fully covered by insurance, subject to applicable deductibles satisfactory to the Mortgagee, or in respect of which a bond or other security has been posted by or on behalf of the Owner with the appropriate court or other tribunal to prevent the arrest or secure the release of the Vessel from arrest, and not, except in favor of the Mortgagee, to pledge, charge, assign or otherwise encumber (in favor of any Person other than the Mortgagee) her Insurances, Earnings or Requisition

Compensation or to suffer the creation of any such pledge, charge, assignment or encumbrance as aforesaid to or in favor of any Person other than the Mortgagee;
(P)Not, without the previous consent in writing of the Mortgagee (and then only subject to such terms and conditions as the Mortgagee may impose; provided, however nothing contained herein shall be construed to entitle the Mortgagee to renegotiate the terms and conditions of the Loan Agreement, including, but not limited to, the Margin, the Applicable Rate and the terms and conditions contained in Section 5.4 of the Loan Agreement), to sell, abandon or otherwise dispose of the Vessel or any interest therein;
(Q)To pay promptly to the Mortgagee all moneys (including fees of counsel) whatsoever which the Mortgagee shall or may expend, be put to or become liable for, in or about the protection, maintenance or enforcement of the security created by this Mortgage or in or about the exercise by the Mortgagee of any of the powers vested in it hereunder and to pay interest thereon at the Default Rate from the date whereon such expense or liability was incurred by the Mortgagee;
(R)To comply with all declaration and reporting requirements imposed by the protection and indemnity club or insurers including, without limitation, the quarterly declarations required by the U.S. Oil Pollution Section 20/2/91, and to pay all premiums required to maintain in force the necessary U.S. Oil Pollution Cover;
(S)To comply with and satisfy all the requisites and formalities established by the laws of the Republic of the Marshall Islands to perfect this Mortgage as a legal, valid and enforceable first and preferred lien upon the Vessel and to furnish to the Mortgagee from time to time such proofs as the Mortgagee may reasonably request for its satisfaction with respect to the compliance by the Owner with the provisions of this Section 5(S);
(T)Not without the previous consent of the Mortgagee in writing, which consent shall not be unreasonably withheld, to let the Vessel or permit the Vessel to be let on demise charter (other than any demise charter to a company related to the Owner or any of its members) for any period;
(U)To place or to cause to be placed and at all times and places to retain or to cause to be retained a properly certified copy of this Mortgage on board the Vessel with her papers and cause this Mortgage to be exhibited to any and all Persons having business with the Vessel which might give rise to any lien thereon other than liens for crew's wages and salvage, and to any representative of the Mortgagee on demand; and to place and keep or to cause to be placed and kept prominently displayed in the chart room and in the Master's cabin of the Vessel a framed printed notice in plain type in English of such size that the paragraph of reading matter shall cover a space not less than six inches wide by nine inches high, reading as follows:
“NOTICE OF MORTGAGE
This Vessel is owned by [OWNER] (the “Owner”) and is subject to a first preferred mortgage (the “First Mortgage”) in favor of DNB Bank ASA, New York Branch, as trustee and mortgagee, under the authority of Chapter 3 of the Maritime Act 1990 of the Republic of the Marshall Islands, as amended. Under the terms of the First Mortgage, neither the Owner nor any charterer nor the Master of this Vessel nor any other person has any power, right or authority whatever to create, incur or permit to be imposed upon this Vessel any lien or encumbrance except for crew's wages and salvage.”

(V)	to retain a manager of the Vessel, if any, as required under the Loan Agreement.
6.Mortgagee's Right to Cure.    Without prejudice to any other rights of the Mortgagee hereunder:
(i)in the event that the provisions of Section 5(B) hereof or any of them shall not be complied with, the Mortgagee shall be at liberty, but not obligated, to effect and thereafter to replace, maintain and renew all such Insurances upon the Vessel as it in its sole discretion may deem advisable;
(ii)in the event that the provisions of Section 5(C) and/or 5(D) hereof or any of them shall not be complied with, the Mortgagee shall be at liberty, but not obligated, to arrange for the carrying out of such repairs and/or surveys as it deems expedient or necessary; and
(iii)in the event that the provisions of Section 5(F) hereof or any of them shall not be complied with, the Mortgagee shall be at liberty, but not obligated, to pay and discharge all such debts, damages and liabilities as are therein mentioned and/or to take any such measures as it deems expedient or necessary for the purpose of securing the release of the Vessel;
Any and all expenses incurred by the Mortgagee (including fees of counsel) in respect of its performances under the foregoing sub-sections (i), (ii) and (iii) shall be paid by the Owner on demand, with interest thereon at the rate provided for in Section 5(Q) hereof from the date when such expenses were incurred by the Mortgagee.

7.	Events of Default and Remedies.

(A)	Each of the following events shall constitute an “Event of Default”:
(i)a default in the payment when due of all or any part of the Obligations; or
(ii)an event of default stipulated in Section 8.1 of the Loan Agreement shall occur and be continuing; or
(iii)a default by the Owner occurs in the due and punctual observance of any of the covenants contained in subsections (A)(i), (B) (other than subclauses (iv), (vi) and (xiii) thereof), (F), (G), (I), (K), (L), (M), (N), (O), (P), (R), (S), (T), (U) or (V) of Section 5 of this Mortgage; or
(iv)a default by the Owner occurs in the due and punctual observance of the covenants contained in subsections (C), (D), (E), (H), (J) or (Q) or subclauses (ii) and (iii) of subsection (A) and subclauses (iv), (vi) and (xiii) of subsection B of Section 5 of this Mortgage and such default continues unremedied for a period of thirty (30) days; or
(v)it becomes impossible or unlawful for the Owner to fulfill any of the covenants and obligations contained in this Mortgage and the Mortgagee considers that such impossibility or illegality will have a material adverse effect on its rights under this Mortgage or the enforcement thereof.
(A)If any Event of Default shall happen, the Mortgagee shall be entitled:
(i)to demand payment by written notice to the Owner of the Obligations, whereupon such payment shall be immediately due and payable, anything contained in the Loan Agreement, the Note, this Mortgage or any of the other relevant Transaction Documents to the contrary notwithstanding and without prejudice to any other rights and remedies of the Mortgagee or the Creditors, as the case may be, under the Loan Agreement, the Note, this Mortgage or any of the other relevant Transaction Documents, provided, however, that if, before any sale of the Vessel, all defaults shall have been remedied in a manner satisfactory to the Mortgagee, the Mortgagee may waive such defaults by written notice to that effect to the Owner; but no such waiver shall extend to or affect any subsequent or other default or impair any rights and remedies consequent thereon;
(ii)at any time and as often as may be necessary to take any such action as the Mortgagee may in its discretion deem advisable for the purpose of protecting the security created by this Mortgage and each and every expense or liability (including reasonable fees of counsel) so incurred by the Mortgagee in or about the protection of such security shall be repayable to it by the Owner promptly after demand, together with interest thereon at the rate provided for in Section 5(Q) hereof from the date whereon such expense or liability was incurred by the Mortgagee. The Owner shall promptly execute and deliver to the Mortgagee such documents or cause promptly to be executed and delivered to the Mortgagee such documents, if any, and shall promptly do and perform such acts, if any, as in the opinion of the Mortgagee or its counsel may be necessary or advisable to facilitate or expedite the protection, maintenance and enforcement of the security created by this Mortgage;
(iii)to exercise all the rights and remedies in foreclosure and otherwise given to the Mortgagee by any applicable law, including those under the provisions of the Maritime Law;
(iv)to take possession of the Vessel, wherever the same may be, without prior demand and without legal process (when permissible under applicable law) and cause the Owner or other Person in possession thereof forthwith upon demand of the Mortgagee to surrender to the Mortgagee possession thereof as demanded by the Mortgagee, and by notice to the Owner, request that the crew be ordered to remain onboard the Vessel, that the Master of the Vessel be ordered to sail the Vessel at the cost of the Owner to any port designated by the Mortgagee and/or that the Owner take such action regarding the Vessel as may be requested by the Mortgagee;
(v)to require that all policies, contracts and other records relating to the Insurances (including details of and correspondence concerning outstanding claims) be forthwith delivered to such adjusters, brokers or other insurers as the Mortgagee may nominate;
(vi)to collect, recover, compromise and give a good discharge for all claims then outstanding or thereafter arising under the Insurances or any of them and to take over or institute (if necessary using the name of the Owner) all such proceedings in connection therewith as the Mortgagee in its absolute discretion deems advisable and to permit the brokers through whom collection or recovery is effected to charge the usual brokerage therefor;

(vii)to discharge, compound, release or compromise claims against the Owner in respect of the Vessel which have given or may give rise to any charge or lien on the Vessel or which are or may be enforceable by proceedings against the Vessel;
(viii)to take appropriate judicial proceedings for the foreclosure of this Mortgage and/or for the enforcement of the Mortgagee's rights hereunder or otherwise; recover judgment for any amount due by the Owner in respect of the Loan Agreement, the Note, this Mortgage, or any of the other relevant Transaction Documents and collect the same out of any property of the Owner;
(ix)to sell the Vessel at public auction, free from any claim of or by the Owner of any nature whatsoever by first giving notice of the time and place of sale with a general description of the property in the following manner:

(a)	by publishing such notice for ten (10) consecutive days in a daily newspaper of general circulation published in New York City;

(b)	if the place of sale should not be New York City, then also by publication of a similar notice in a daily newspaper, if any, published at the place of sale; and

(c)
by sending a similar notice by facsimile confirmed by registered mail to the Owner at its address hereinafter set forth at least fourteen (14) days prior to the date of sale. Such sale of the Vessel may be held at such place as the Mortgagee in such notices may have specified, or such sale may be adjourned by the Mortgagee from time to time by announcement at the time and place appointed for such sale or for such adjourned sale and without further notice or publication the Mortgagee may make such sale at the time and place to which the same shall be so adjourned; and such sale may be conducted without bringing the Vessel to the place designated for such sale and in such manner as the Mortgagee may deem to be for its best advantage, and the Mortgagee may become the purchaser at such sale.

(x)pending sale of the Vessel (either directly or indirectly) to manage, charter, lease, insure, maintain and repair the Vessel and to employ or lay up the Vessel upon such terms, in such manner and for such period as the Mortgagee in its absolute discretion deems expedient and for the purpose aforesaid the Mortgagee shall be entitled to do all acts and things incidental or conducive thereto and in particular to enter into such arrangements respecting the Vessel, her insurance, management, maintenance, repair, classification and employment in all respects as if the Mortgagee were the owner of the Vessel and without being responsible for any loss thereby incurred;
(xi)to recover from the Owner on demand any such losses as may be incurred by the Mortgagee in or about the exercise of the powers vested in the Mortgagee under Section 7(B)(x) above with interest thereon at the rate provided for in Section 5(Q) hereof from the date when such losses were incurred by the Mortgagee; and
(xii)to recover from the Owner on demand all expenses, payments and disbursements (including fees and expenses of counsel) incurred by the Mortgagee in or about or incidental to the exercise by it of any of the powers vested in it hereunder together with interest thereon at the rate provided for in Section 5(Q) hereof from the date when such expenses, payments or disbursements were incurred by it;
PROVIDED, ALWAYS, that any sale of the Vessel or any interest therein by the Mortgagee pursuant to Section 7(B)(ix) above shall operate to divest all right, title and interest of the Owner, its successors and assigns, in or to the Vessel so sold and upon such sale the purchaser shall not be bound to see or inquire whether the Mortgagee's power of sale has arisen in the manner herein provided and the sale shall be deemed to be within the power of the Mortgagee and the receipt of the Mortgagee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.
In case the Mortgagee shall have proceeded to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Mortgagee, then and in every such case the Owner and the Mortgagee shall be restored to their former positions and rights hereunder with respect to the property, subject or intended to be subject to this Mortgage, and all rights, remedies and powers of the Mortgagee shall continue as if no such proceedings had been taken.
(B)Notwithstanding the foregoing, it is understood that a Total Loss of the Vessel which is covered by the insurance maintained by Owner pursuant to Section 5(B) hereof shall not be deemed to be a default under this Mortgage, the Loan Agreement, the Note or any of the other relevant Transaction Documents, or any of them.
8.Application of Proceeds. The proceeds of any sale made either under the power of sale hereby granted to the Mortgagee or under a judgment or decree in any judicial proceedings for the foreclosure of this Mortgage or for the enforcement of any remedy granted to the Mortgagee hereunder, any net earnings arising from the management, charter or other use of the Vessel by the Mortgagee under any of the powers herein contained or by law provided and the proceeds of any and all Insurances and any claims for damages on account of the Vessel or the Owner of any nature whatsoever and any Requisition Compensation, shall be applied as follows:

First:
To the payment of all costs and expenses (together with interest thereon as hereinbefore provided) of the Mortgagee, the Facility Agent and/or any of the other Creditors, including the compensation of their agents and attorneys, by reason of any sale, retaking, management or operation of the Vessel and all other sums payable to the Mortgagee, the Facility Agent and/or any of the other Creditors hereunder by reason of any expenses or liabilities incurred or advances made by it for the protection, maintenance and enforcement of the security or of any of its rights hereunder or in the pursuit of any remedy hereby conferred; and at the option of the Mortgagee to the payment of all taxes, assessments or liens claiming priority over the lien of this Mortgage;

Second:	To the payment of the Obligations in such priority as set forth in the Loan Agreement; and

Third:	Any surplus thereafter remaining, to the Owner or to the Owner's successors in interest or assigns, or to whomsoever may be lawfully entitled to receive the same.
In the event that the proceeds are insufficient to pay the amounts specified in paragraphs “First” and “Second” above, the Mortgagee shall be entitled to collect the balance from the Owner or any other Person liable therefor.
9.No Waiver. No delay or omission of the Mortgagee or the other Creditors to exercise any right or power vested in it under the Loan Agreement, the Note, this Mortgage or any of the other relevant Transaction Documents, or any of them shall impair such right or power or be construed as a waiver thereof or as acquiescence in any default by the Owner hereunder, nor shall the acceptance by the Mortgagee of any payments in connection with this Mortgage from any source be deemed a waiver hereunder. However, if at any time after an Event of Default and prior to the actual sale of the Vessel by the Mortgagee or prior to any foreclosure proceedings the Owner cures all Events of Default and pays all expenses, advances and damages to the Mortgagee consequent on such Events of Default, with interest at the rate provided for in Section 5(Q) hereof from the date when such expenses, advances and damages were incurred, then the Mortgagee may accept such cure and payment and restore the Owner to its former position, but such action shall not affect any subsequent Event of Default or impair any rights consequent thereon.
10.Delegation of Power. The Mortgagee shall be entitled at any time and as often as may be expedient to delegate all or any of the powers and discretions vested in it by this Mortgage (including the power vested in it by virtue of Section 12 hereof) in such manner and upon such terms and to such Persons as the Mortgagee in its absolute discretion may deem advisable.
11.Indemnity. Without prejudice to any other rights and remedies of the Mortgagee under the Loan Agreement, the Note, this Mortgage or any of the other relevant Transaction Documents, the Owner hereby agrees and undertakes to indemnify the Mortgagee against all obligations and liabilities whatsoever and whensoever arising which the Mortgagee may incur in good faith in respect of, in relation to or in connection with the Vessel or otherwise howsoever in relation to or in connection with the enforcement of the Mortgagee's rights hereunder or under the Loan Agreement, the Note or any of the other relevant Transaction Documents.

12.	Power of Attorney.
(A)The Owner hereby irrevocably appoints the Mortgagee as its attorney-in-fact for the duration of the Security Period to do in its name or in the name of the Owner all acts which the Owner, or its successors or assigns, could do in relation to the Vessel, including without limitation, to demand, collect, receive, compromise, settle and sue for (insofar as the Mortgagee lawfully may) all freights, hire, earnings, issues, revenues, income and profits of the Vessel, and all amounts due from underwriters under the Insurances as payment of losses or as return premiums or otherwise, salvage awards and recoveries, recoveries in general average or otherwise, and all other sums due or to become due to the Owner or in respect of the Vessel, and to make, give and execute in the name of the Owner, acquittance, receipts, releases or other discharges for the same, whether under seal or otherwise, to take possession of, sell or otherwise dispose of or manage or employ, the Vessel, to execute and deliver charters and a bill of sale with respect to the Vessel, and to endorse and accept in the name of the Owner all checks, notes, drafts, warrants, agreements and all other instruments in writing with respect to the foregoing. PROVIDED, HOWEVER, that, unless the context otherwise permits under this Mortgage, such power shall not be exercisable by or on behalf of the Mortgagee unless and until any Event of Default stipulated in Section 7(A) hereof shall occur and shall not be exercisable after all defaults have been cured.

(B)The exercise of the power granted in this Section 12 by or on behalf of the Mortgagee shall not require any Person dealing with the Mortgagee to conduct any inquiry as to whether any such Event of Default has occurred and is continuing, nor shall such Person be in any way affected by notice that any such Event of Default has not occurred nor is continuing, and the exercise by the Mortgagee of such power shall be conclusive evidence of its right to exercise the same.
13.Appointment of Receiver. If any legal proceedings shall be taken to enforce any right under this Mortgage, the Mortgagee shall be entitled as a matter of right to the appointment of a receiver of the Vessel and of the freights, hire, earnings, issues, revenues, income and profits due or to become due and arising from the operation thereof.
14.Commencement of Proceedings. The Mortgagee shall have the right to commence proceedings in the courts of any country having competent jurisdiction and in particular the Mortgagee shall have the right to arrest and take action against the Vessel at whatever place the Vessel shall be found lying and for the purpose of any action which the Mortgagee may bring before the local court for the jurisdiction of such court or other judicial authority and the Owner agrees that for the purpose of proceedings against the Vessel any writ, notice, judgment or other legal process or documents may be served upon the Master of the Vessel (or upon anyone acting as the Master) and that such service shall be deemed good service on the Owner for all purposes.
15.Partial Invalidity. In the event that any provision or provisions of this Mortgage shall be declared invalid, void or otherwise inoperative by any present or future court of competent jurisdiction in any country, the Owner will, without prejudice to any other right and remedy of the Mortgagee under the Loan Agreement, the Note, this Mortgage, the other relevant Transaction Documents or any of them, execute and deliver such other and further instruments and do such things as in the opinion of the Mortgagee or its counsel will be necessary or advisable to carry out the true intent and spirit of this Mortgage. In any event, any such declaration of partial invalidity shall not affect the validity of any other provision or provisions of this Mortgage, or the validity of this Mortgage as a whole.
16.Remedies; Remedies Cumulative and Not Exclusive; No Waiver. Each and every right, power and remedy herein given to the Mortgagee shall be cumulative and shall be in addition to every other right, power and remedy of the Mortgagee now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Mortgagee, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Mortgagee in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by the Owner shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Mortgagee of any security or of any payment of or on account of any of the amounts due from the Owner to the Mortgagee and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right to take advantage of any future breach or default or of any past breach or default not completely cured thereby.
17.Waiver; Amendment. None of the terms and conditions of this Mortgage may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Owner and the Mortgagee (with the consent of the Majority Lenders, or all of the Lenders if required by Section 17.7 of the Loan Agreement).
18.Recordation of Mortgage. The maximum principal amount that may be outstanding under this Mortgage at any time is [Eighty Five Million Five Hundred Thousand Dollars ($[85,500,000]) comprising of (x) [$80,500,000] for the Loan and (y) [$5,000,000] for the Hedging Liabilities, and for the purpose of recording this First Preferred Mortgage as required by Chapter 3 of the Maritime Act 1990 of the Republic of the Marshall Islands, as amended, the total amount of this Mortgage is Eighty Five Million Five Hundred Thousand Dollars ($[85,500,000]), and interest, expenses and performance of mortgage covenants. The discharge amount is the same as the total amount. It is not intended that this Mortgage shall include property other than the Vessel and it shall not include property other than the Vessel as the term “vessel” is used in the Maritime Law. Notwithstanding the foregoing, for property other than the Vessel, if any should be determined to be covered by this Mortgage, the discharge amount is zero point zero one percent (0.01%) of the total amount.
19.No Waiver of Preferred Status. Anything herein to the contrary notwithstanding, it is intended that nothing herein shall waive the preferred status of this Mortgage under the laws of the Republic of the Marshall Islands or under the corresponding provisions of any other jurisdiction in which it is sought to be enforced and that, if any provision or portion thereof herein shall be construed to waive the preferred status of this Mortgage, then such provision to such extent shall be void and of no effect.
20.Notices. Notices and other communications under this Mortgage shall be in writing and may be given by facsimile as follows:
If to the Owner -

[OWNER]
c/o SEACOR Marine LLC
7910 Main St. 2nd Floor
Houma, Louisiana 70360
Attn: President
Facsimile No.: (985) 876-5444

With a copy to:
SEACOR Holdings Inc.
2200 Eller Drive
P.O. Box 13038
Ft. Lauderdale, Florida 33316
Attn.: Legal Department
Facsimile No.: (954) 527-1772

If to the Mortgagee -

DNB BANK ASA
200 Park Avenue, 31st Floor
New York, New York 10166
Telephone No.: (212) 681-3800
Attention: Credit Middle Office / Loan Services Department
Facsimile No.: (212) 681-4123
Email: nyloanscsd@dnb.no

or to such other address as either party shall from time to time specify in writing to the other. Any notice sent by facsimile shall be confirmed by letter dispatched as soon as practicable thereafter.
Every notice or other communication shall, except so far as otherwise expressly provided by this Mortgage, be deemed to have been received (provided that it is received prior to 2 p.m. New York time; otherwise it shall be deemed to have been received on the next following Banking Day ), in the case of a facsimile at the time of dispatch thereof (provided further that if the date of dispatch is not a Banking Day in the locality of the party to whom such notice or demand is sent it shall be deemed to have been received on the next following Banking Day in such locality), and in the case of a letter, at the time of receipt thereof.
21.Rights of Owner. Unless one or more Events of Default shall have occurred and be continuing, the Owner (a) shall be suffered and permitted to retain actual possession and use of the Vessel and (b) shall have the right, from time to time in its discretion, and without application to the Mortgagee, and without obtaining a release thereof by the Mortgagee, to dispose of, free from the lien hereof, any boilers, engines, machinery, masts, spars, sails, rigging, boats, anchors, cables, chains, tackle, apparel, furniture, fittings, equipment or any other appurtenances of the Vessel that are no longer useful, necessary, profitable or advantageous in the operation of the Vessel, first or simultaneously replacing the same by new boilers, engines, machinery, masts, spars, sails, rigging, boats, anchors, cables, chains, tackle, apparel, furniture, fittings, equipment or any other appurtenances of substantially equal value to the Owner, which shall forthwith become subject to the lien of this Mortgage.
22.Successors and Assigns. All the covenants, promises, stipulations and agreements of the Owner and all the rights and remedies of the Mortgagee contained in this Mortgage shall bind the Owner, its successors and assigns, and shall inure to the benefit of the Mortgagee, its successors and assigns, whether so expressed or not.
23.Applicable Law. This Mortgage shall be governed by, and construed in accordance with, the laws of the Republic of the Marshall Islands.
24.Counterparts. This Mortgage may be executed in any number of counterparts each of which shall be an original but such counterparts shall together constitute but one and the same instrument.
25.Headings. In this Mortgage, section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Mortgage.
[Signature Page Follows]

IN WITNESS WHEREOF, the Owner has executed this Mortgage by its duly authorized representative on the day and year first above written.

[OWNER]

By:
Name:
Title:

ACKNOWLEDGMENT OF MORTGAGE

STATE OF NEW YORK    )
: ss: COUNTY OF NEW YORK )

On this     day of     , 2015, before me personally appeared
    , to me known, who, being by me duly sworn, did depose and say that he/she is         of [OWNER], the limited liability company described in and which executed the foregoing Mortgage; and that he/she signed his/her name thereto pursuant to authority granted to him/her by the [Board of Managers] of [OWNER] acting on behalf of said limited liability company.

Notary Public

Exhibit A

Loan Agreement

Exhibit B

Note

EXHIBIT F-1

ASSIGNMENT OF EARNINGS AND CHARTERPARTIES

in favor of

DNB BANK ASA, NEW YORK BRANCH

[·], 2015

m.v.[    ]

ASSIGNMENT OF EARNINGS AND CHARTERPARTIES
M.V. [    ]
THIS    ASSIGNMENT    OF    EARNINGS    AND    CHARTERPARTIES    (this
“Assignment”) is made as of the [·] day of [·], 2015, by [OWNER], a limited liability company formed and existing under the laws of the Republic of the Marshall Islands (the “Assignor”), in favor of DNB BANK ASA, New York Branch, as security trustee for and on behalf of itself and the other Creditors (the “Assignee”), as security for the due performance by the Assignor of its obligations to the Creditors under or in connection with the Loan Agreement.
W I T N E S S E T H T H A T:
WHEREAS:
1.The Assignor is the sole owner of the whole of the Marshall Islands flag vessel m.v. [        ], Official No. [    ] (the “Vessel”);
2.The Assignor has entered into that certain senior secured term loan agreement dated [·], 2015 (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among, inter alios, (1) the Assignor, [Falcon Global LLC], [Falcon Pearl LLC] and [Falcon Diamond LLC], as joint and several borrowers (each, a “Borrower” and collectively, the “Borrowers”), (2) DNB Bank ASA, New York Branch, as facility agent for the Creditors (in such capacity, the “Facility Agent”) and security trustee for the Creditors (in such capacity, the “Security Trustee”), (3) DNB Markets, Inc., Clifford Capital Pte. Ltd. and NIBC Bank N.V., as mandated lead arrangers, (4) DNB Markets, Inc., as book runner, and (5) the financial institutions identified on Schedule 1 to the Loan Agreement (together with any bank or financial institution which becomes a lender pursuant to Section 10 of the Loan Agreement), as lenders (the “Lenders”), as consented and agreed to by, inter alios, the Guarantors, pursuant to which the Lenders have agreed to make available to the Borrowers a senior secured term loan facility in the aggregate amount of up to Eighty Million Five Hundred Thousand Dollars ($80,500,000) for the purposes of providing pre- and post- Delivery Date part financing for the Vessels; and
3.It is a condition precedent to the Lenders making the Loan available to the Borrowers under the Loan Agreement that the Assignor executes and delivers to the Assignee, as security for the obligations of the Assignor to the Creditors under or in connection with the Loan Agreement, the Note and the other relevant Transaction Documents, an assignment of all of the Assignor’s right, title and interest in and to the earnings of, requisition compensation of, and charters covering, the Vessel and all other earnings of the Assignor.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Assignor:
1.Defined Terms. Unless otherwise defined herein, terms defined in the Loan Agreement shall have the same meanings when used herein, including in the preamble and recitals of this Assignment. For the purposes of this Assignment, when any term is modified by the word “relevant” such term shall be construed to mean with respect to, among others, as the case may be, the Assignor.
2.Grant of Security. As security for the payments and performance by the Assignor for the indebtedness, liabilities and obligations of the Assignor from time to time under the Loan Agreement, the Note and the other relevant Transaction Documents, the Assignor, as legal and beneficial owner, does hereby assign, transfer and set over unto the Assignee, for the benefit of the Assignee and its successors and assigns, and does hereby grant the Assignee a security interest in, all of the Assignor’s right, title and interest in and to (i) all moneys and claims for moneys due and to become due thereto, whether as charter hire, freights, loans, indemnities, payments or otherwise, under, and all claims for damages arising out of any breach of, any bareboat, time or voyage charter, contract of affreightment or other contract for the use or employment of the Vessel, (ii) all remuneration for salvage and towage services, demurrage and detention moneys and any other earnings whatsoever due or to become due to the Assignor arising from the use or employment of the Vessel, (iii) all moneys or other compensation payable by reason of requisition for title or for hire or other compulsory acquisition of the Vessel, (iv) any charter or other contract to which it is a party now or hereafter entered into in respect of the Vessel, (v) all other earnings, remunerations, or moneys whatsoever which are now, or later become, payable to the Assignor and (vi) all proceeds of all of the foregoing.
3.Notice of Assignment. With respect to any charterer or contractee of the Vessel having a charter term of less than 6 months (including any exercised optional extensions or renewals), the Assignor will, upon the occurrence of an Event of Default (a) give notice, in the form annexed hereto as Exhibit 1 of this Assignment, and (b) use commercially reasonable efforts to cause any such charterer or contractee of the Vessel to execute a Consent and Agreement, in the form annexed hereto as Exhibit 2 to this Assignment and deliver such Consent and Agreement to the Assignee. With respect to any charterer or contractee of the Vessel having a charter term of 6 months or more (including any exercised optional extensions or renewals), the Assignor will (a) give notice, in the form annexed hereto as Exhibit 3 of this Assignment, and (b) use commercially reasonable efforts to cause any such charterer or contractee of the Vessel to execute a Consent and Agreement, in the form annexed thereto and deliver such Consent and Agreement to the Assignee.
4.Payment. The Assignor shall cause all sums payable to the Assignor and assigned hereby, whether as charterhire, freight, indemnities or otherwise, to be paid directly to the Assignee or, in the case of payments made to an agent of the Assignor, to be transferred promptly upon receipt by such agent, to the Operating Account or to such other account (any such other account, a “Replacement Account”) as the Assignee shall direct for the account of the Assignor. The Assignor does hereby pledge, assign and grant to the Assignee a security interest in all right, title and interest of the Assignor in and to the Operating Account and any Replacement Account. Unless and until an Event of Default shall have occurred, the Assignor, subject to the limitations hereinafter set forth, may exercise all its rights under and with respect to the Operating Account or any Replacement Account, including the right to withdraw and transfer moneys therefrom.
5.Performance under Charters; No Duty of Inquiry. The Assignor hereby undertakes that, notwithstanding the assignment herein contained, it shall punctually perform all its obligations under all charters and contracts pertaining to the Vessel to which it is a party. It is hereby expressly agreed that, anything contained herein to the contrary notwithstanding, the Assignor shall remain liable under all charters and contracts pertaining to the Vessel to which it is a party to perform the obligations assumed by it thereunder, and the Assignee shall have no obligation or liability under any such charter or contract by reason of or arising out of the assignment contained herein, nor shall the Assignee be required to assume or be obligated in any manner to perform or fulfill any obligation of the Assignor under or pursuant to any such charter or contract or to make any payment or make any inquiry as to the nature or sufficiency of any payment received by the Assignee, or, unless and until indemnified to its satisfaction, to present or file any claim or to take any other action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled hereunder or pursuant hereto at any time or times.
6.Requisition. The Assignor shall promptly notify the Assignee in writing of the commencement and termination of any period during which the Vessel may be requisitioned.
7.Employment of Vessel. The Assignor hereby further covenants and undertakes promptly to furnish the Assignee with all such information as it may from time to time require regarding the employment, position and engagements of the Vessel, however not to unreasonably interfere with the conduct of the Assignor’s business.
8.Negative Pledge. The Assignor does hereby warrant and represent that it has not assigned or pledged, and hereby covenants that it will not assign or pledge so long as this Assignment shall remain in effect, any of its right, title or interest in the whole or any part of the moneys and claims hereby assigned to anyone other than the Assignee, and it will not take or omit to take any action, the taking or omission of which might result in a material alteration or impairment of the rights hereby assigned or any of the rights created in this Assignment; and the Assignor does hereby irrevocably appoint and constitute the Assignee as the Assignor’s true and lawful attorney-in-fact with full power (in the name of the Assignor or otherwise) should an Event of Default have occurred and be continuing to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys assigned hereby, to endorse any checks or other instruments or orders in connection therewith, and to file any claims or take any action or institute any proceedings which the Assignee may deem to be necessary or advisable and otherwise to do any and all things which the Assignor itself could do in relation to the property hereby assigned including but not limited to filing any and all Uniform Commercial Code financing statements or renewals thereof in connection with this Assignment which the Assignee may deem to be necessary or advisable in order to perfect or maintain the security interest granted hereby.
9.Application of Proceeds. All moneys collected or received from time to time by the Assignee pursuant to this Assignment shall be dealt with as provided in Section 8.2 of the Loan Agreement.
10.Further Assurances. The Assignor agrees that if this Assignment shall in the reasonable opinion of the Assignee, at any time be deemed by the Assignee for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Assignee may be required in order to more effectively accomplish the purposes of this Assignment.

11.Remedies; Remedies Cumulative and Not Exclusive; No Waiver. Each and every right, power and remedy herein given to the Assignee shall be cumulative and shall be in addition to every other right, power and remedy of the Assignee now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Assignee, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Assignee in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by the Assignor shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Assignee of any security or of any payment of or on account of any of the amounts due from the Assignor to the Assignee under or in connection with the Loan Agreement or any documents delivered in connection therewith and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right to take advantage of any future breach or default or of any past breach or default not completely cured thereby.
12.Invalidity. In case any one or more of the provisions contained in this Assignment would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the Assignor, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby. In the event that it should transpire that by reason of any law or regulation, or by reason of a ruling of any court, or by any other reason whatsoever, the assignment herein contained is either wholly or partly defective, the Assignor hereby undertakes to furnish the Assignee with an alternative assignment or alternative security and/or to do all such other acts as, in the reasonable opinion of the Assignee, shall be required in order to ensure and give effect to the full intent of this Assignment.
13.Continuing Security. It is declared and agreed that the security created by this Assignment shall be held by the Assignee as a continuing security for the payment of all moneys which may at any time and from time to time be or become payable by the Assignor under the Loan Agreement, the Note or any other Transaction Document and that the security so created shall not be satisfied by an intermediate payment or satisfaction of any part of the amount hereby secured and that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Assignee for all or any part of the moneys hereby secured. Notwithstanding the foregoing, the Assignee shall not be entitled to collect amounts under this Assignment which are greater than the then outstanding amount under the Loan Agreement, the Note and any other Transaction Document.
14.Waiver; Amendment. None of the terms and conditions of this Assignment may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Assignee and the Assignor.
15.Termination. If the Assignor has irrevocably and indefeasibly paid and discharged all of its obligations under or in connection with the Loan Agreement, the Note and the other Transaction Documents or is released therefrom in accordance with the terms thereof, all of the right, title and interest herein assigned shall revert to the Assignor and this Assignment shall terminate.
16.WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND BETWEEN THE ASSIGNOR AND THE ASSIGNEE THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS ASSIGNMENT.
17.Notices. Notices and other communications hereunder shall be in writing and may be sent by telecopy as follows:

If to the Assignor:    [·]
c/o SEACOR Marine LLC 7910 Main St., 2nd Floor, Houma, Louisiana 70360

With copy to: SEACOR Holdings Inc. 2200 Eller Drive
P.O. Box 13038
Ft. Lauderdale, FL 33316

Attention: Legal Department Facsimile: 954-527-1772

If to the Assignee:	DNB Bank ASA New York Branch
200 Park Avenue, 31st Floor
New York, New York 10166

Attention:    Credit Middle Office / Loan Services Department
Facsimile: 212-681-4123 Email: nyloanscsd@dnb.no

or to such other address as either party shall from time to time specify in writing to the other. Any notice sent by facsimile shall be confirmed by letter dispatched as soon as practicable thereafter.
Every notice or other communication shall, except so far as otherwise expressly provided by this Assignment, be deemed to have been received (provided that it is received prior to 2 p.m. New York time; otherwise it shall be deemed to have been received on the next following Banking Day) in the case of a facsimile on the date of dispatch thereof (provided further that if the date of dispatch is not a Banking Day in the locality of the party to whom such notice or demand is sent, it shall be deemed to have been received on the next following Banking Day in such locality), and in the case of a letter, at the time of receipt thereof.
18.Applicable Law. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflict of law (excluding Section 5-1401 and 5-1402 of the New York General Obligations law).
19.Submission to Jurisdiction. The Assignor hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any of the Creditors under this Assignment or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the Assignor by mailing or delivering the same by hand to the Assignor at the address indicated for notices in Section 17. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Assignor as such, and shall be legal and binding upon the Assignor for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Assignor to the Creditors) against the Assignor in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. The Assignor will advise the Assignee promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Creditors may bring any legal action or proceeding in any other appropriate jurisdiction.
20.Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Assignee in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.
21.Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of this Assignment by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart. In the event that the Assignor delivers an executed counterpart of this Agreement by facsimile or electronic transmission, the Assignor shall also deliver an originally executed counterpart as soon as practicable, but the failure of the Assignor to deliver an originally executed counterpart of this Assignment shall not affect the validity or effectiveness of this Assignment.
22.Headings.    In this Assignment, section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Assignment.
[Signature Page Follows]

IN WITNESS WHEREOF, the Assignor has caused this Assignment to be executed as of the day and year first above written.

[ASSIGNOR]

By:
Name:
Title:

EXHIBIT 1
EARNINGS AND CHARTERPARTIES ASSIGNMENT NOTICE
TO:
TAKE NOTICE:
(a)that by an Assignment of Earnings and Charterparties (the “Assignment”) dated as of the day of     , 2015 made by us to DNB Bank ASA, New York Branch, 200 Park Avenue, 31st Floor, New York, New York 10166, as
security trustee (the “Assignee”), we, the owner of the Marshall Islands flag vessel [VESSEL NAME] (the “Vessel”), Official No.     , have assigned to the Assignee, as from the date of said assignment, a security interest in all our right, title and interest in and to:

(i)
all moneys and claims for moneys due and to become due thereto, whether as charter hire, freights, loans, indemnities, payments or otherwise, under, and all claims for damages arising out of any breach of, any bareboat, time or voyage charter, contract of affreightment or other contract for the use or employment of the Vessel;

(ii)
all remuneration for salvage and towage services, demurrage and detention moneys and any other earnings whatsoever due or to become due to the undersigned arising from the use or employment of the Vessel;

(iii)	all moneys or other compensation payable by reason of requisition for title or for hire or other compulsory acquisition of the Vessel;

(iv)	any charter or other contract to which we are a party now or hereafter entered into by the Assignor in respect of the Vessel and

(v)	all proceeds of all of the foregoing.
(b)upon the occurrence and during the continuance of an Event of Default (as defined in the Assignment), that you are hereby irrevocably authorized and instructed to pay as from the date hereof all of such aforesaid moneys to the Assignee, for the account of the undersigned (Account
No.     ), at the above address of the Assignee (or at such other place as the Assignee may direct).
DATED THIS     day of      , 20 .

[ASSIGNOR]

By:
Name:
Title:

EXHIBIT 2
CONSENT AND AGREEMENT
The undersigned, being the charterer of the Marshall Islands flag vessel [VESSEL NAME] (the “Vessel”) from [FALCON GLOBAL LLC][FALCON PEARL LLC][FALCON DIAMOND LLC] (the “Owner”) under the Charterparty dated         , 20      between the undersigned and the Owner (as at any time amended, the “Charter”) which is the subject of an Assignment of Earnings and Charterparties (the “Assignment”) by the Owner to DNB Bank ASA, New York Branch, as security trustee (the “Assignee”), in consideration of One Dollar lawful money of the United States of America to it in hand paid, hereby acknowledges notice of and agrees that upon the occurrence and during the continuance of an Event of Default (as defined in the Assignment), it will make payment of all moneys due and to become due under the Charter directly to the Assignee to be credited to the account of the undersigned (Account No.     ), until receipt of written notice from the Assignee to the contrary, provided, however, that this Consent and Agreement is without prejudice to any right which the undersigned may have under the Charter including but not limited to the rights to make deductions from payments of hire to the extent of claims which the undersigned may have against the Vessel under the Charter and in respect of which the undersigned is entitled to make deductions from charter hire pursuant to the relevant provisions of the Charter.
DATED THIS     day of      , 20 .

[CHARTERER]

By:
Name:
Title:

EXHIBIT 3
NOTICE OF ASSIGNMENT OF CHARTER AND
AGREEMENT AND CONSENT TO ASSIGNMENT
To: [Charterer]
[VESSEL NAME]
We refer to the charter dated     , 2015, as amended, made between us, [FALCON GLOBAL LLC][FALCON PEARL LLC][FALCON DIAMOND LLC] (the "Assignor"), and
you, [Charterer], by which we agreed to let and you agreed to take on charter for the period and on the terms and conditions set out in the Charter of the [VESSEL NAME], Official No. [ ] of about [ ] net tons and [ ] gross tons registered in our name under the United States flag.
We hereby give you notice of the following, and you by your execution and delivery of this Agreement and Consent to Assignment hereby agree to the following:

1.
By an assignment (the "Assignment," the defined terms therein being used herein as therein defined) dated         , 2015 (a copy of which is attached hereto) granted by us in favor of the Security Trustee referred to therein, we have sold, assigned, transferred and set over unto the Security Trustee all our right, title and interest in and to the Charter (as such term is defined in the attached Assignment) and in and to certain moneys and claims for moneys due and to become due to us (all as more fully described in the Assignment).

2.
You are hereby irrevocably authorized and instructed, to pay, and agree that you will make payment of, all such moneys payable by you under the Charter to the following account: [____________][___________] held with DNB Bank ASA, New York Branch or to such other place as the Security Trustee may from time to time direct.

3.
We shall remain liable to perform all our obligations under the Charter and the Security Trustee shall not be under any obligation under the Charter, but should the Security Trustee exercise its right to perform, or cause performance by its designee of, our obligations under the Charter, you agree, without thereby releasing us from our obligations under the Charter, to accept such performance.

4.
You consent to such assignment, and agree that, upon receipt of written notice from the Security Trustee, you will make payment of all moneys due and to become due under the Charter, without setoff or deduction for any claim not arising under the Charter, direct to the account described in paragraph 2 above or such other account specified by the Security Trustee at such address as the Security Trustee shall request the undersigned in writing until receipt of written notice from the Security Trustee that all obligations of the Assignor to it have been paid in full. You agree that you shall not seek the recovery of any payment actually made by you to the Security Trustee pursuant to this Charterer's Consent and Agreement once such payment has been made. You hereby waive the right to assert against the Security Trustee, as assignee of the Assignor, any claim, defense, counterclaim or setoff that you could assert against the Assignor under the Charter. This provision shall not be construed to relieve the Assignor of any liability to the Charterer.

5.
You agree that the Security Trustee shall be entitled to exercise any and all rights and remedies of the Assignor under the Charter in accordance with the terms of the Assignment and the Ship Mortgage dated [_ _ __], 2015, (as the same may be amended, restated, supplemented or modified from time to time, the "Ship Mortgage"), by the Assignor to the Security Trustee, as mortgagee, with respect to the Vessel and you shall comply in all respects with such exercise. You agree that the Charter, including, without limitation, all of your liens thereunder, shall be subordinated in all respects to the lien of the Ship Mortgage in favor of the Security Trustee on the Vessel, and, at the option of the Security Trustee, foreclosure under the Ship Mortgage shall terminate such Charter and such liens and divest you and your subcharterers of all right, title and interest in and to the Vessel. You agree that each subcharter of the Vessel shall be subordinate in all respects to the lien of the Ship Mortgage.

6.	You hereby agree that, so long as any obligations under the Loan Agreement or the other Transaction Documents shall be outstanding:

(a)
Upon the request of the Security Trustee from time to time, you shall provide to the Security Trustee such information as the Security Trustee may reasonably request regarding the Vessel and its use, including but not limited to the terms of each subcharter thereof, the subcharter party, the routes plied and to be plied by such Vessel and its scheduled arrival and departure from each port on such route.

(b)
You covenant and agree with the Security Trustee that you will (i) duly perform and observe all of the terms and provisions of any charter or contract of affreightment on your part to be performed or observed; and (ii) clearly record on your books and records notations of the Assignment.

(c)
At any time and from time to time, upon the written request of the Security Trustee, you shall promptly and duly execute and deliver any and all such further instruments and documents as the Security Trustee may reasonably request in order to obtain the full benefits of the Assignment and of the rights and powers herein granted.

(d)
Whenever requested by the Security Trustee, you shall deliver letters to each of your agents and representatives into whose hands or control may come any earnings, moneys and property assigned by the Assignment or assigned pursuant to the Assignment, informing each such addressee of such assignments and, if any Event of Default has occurred, instructing such addressee to remit or deliver promptly to the Security Trustee all earnings, moneys and property hereby assigned which may come into the addressee's hands or control and to continue to make such remittances or delivery until such time as the addressee may receive written notice or instructions to the contrary direct from the Security Trustee. Each such addressee shall acknowledge directly to the Security Trustee receipt of your letter of notification and instructions.

7.
Your acknowledgement and consent hereunder, and your agreements herein contained, are for the benefit of the Security Trustee and the Creditors and shall be enforceable by the Security Trustee for its benefit and the benefit of the Credtors.

8.
This Agreement and Consent to Assignment shall terminate, and be of no further force and effect, upon the payment in full of all of the obligations under the Loan Agreement and the other Transaction Documents, the termination or expiration of the Loan Agreement and the performance and observance of all agreements, covenants and provisions contained in the Loan Agreement and other Transaction Documents, and the absence of any further actual or contingent liability in respect of any thereof.

The authorizations and instructions by us in this Agreement and Consent to Assignment cannot be revoked or varied by us without the Security Trustee's prior written consent.
[THE REMAINDER OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

For and on behalf of

[FALCON GLOBAL LLC][FALCON PERAL LLC][FALCON DIAMOND LLC]

By:
Name:
Title:
Dated:

To: [FALCON GLOBAL LLC][FALCON PEARL LLC][FALCON DIAMOND LLC]
In consideration of the Charter, and for other good and valuable consideration, the receipt of which is hereby acknowledged, we hereby agree to the terms set out above and consent to, and agree to be bound by, the Assignment.
For and on behalf of

[CHARTERER]

By:
Name:
Title:
Dated:

EXHIBIT F-2

ASSIGNMENT OF EARNINGS

in favor of

DNB BANK ASA, NEW YORK BRANCH

[·], 2015

ASSIGNMENT OF EARNINGS
THIS ASSIGNMENT OF EARNINGS (this “Assignment”) is made as of the [·] day of [·], 2015, by FALCON GLOBAL LLC, a limited liability company formed and existing under the laws of the Republic of the Marshall Islands (the “Assignor”), in favor of DNB BANK ASA, New York Branch, as security trustee for and on behalf of itself and the other Creditors (the “Assignee”), as security for the due performance by the Assignor of its obligations to the Creditors under or in connection with the Loan Agreement.
W I T N E S S E T H T H A T:
WHEREAS:
1.The Assignor has entered into that certain senior secured term loan agreement dated [·], 2015 (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among, inter alios, (1) the Assignor, Falcon Pearl LLC and Falcon Diamond LLC, as joint and several borrowers (each, a “Borrower” and collectively, the “Borrowers”), (2) DNB Bank ASA, New York Branch, as facility agent for the Creditors (in such capacity, the “Facility Agent”) and security trustee for the Creditors (in such capacity, the “Security Trustee”), (3) DNB Markets, Inc., Clifford Capital Pte. Ltd. and NIBC Bank N.V., as mandated lead arrangers, (4) DNB Markets, Inc., as book runner, and (5) the financial institutions identified on Schedule 1 to the Loan Agreement (together with any bank or financial institution which becomes a lender pursuant to Section 10 of the Loan Agreement), as lenders (the “Lenders”), as consented and agreed to by, inter alios, the Guarantors, pursuant to which the Lenders have agreed to make available to the Borrowers a senior secured term loan facility in the aggregate amount of up to Eighty Million Five Hundred Thousand Dollars ($80,500,000) for the purposes of providing pre- and post- Delivery Date part financing for the Vessels; and
2.It is a condition precedent to the Lenders making the Loan available to the Borrowers under the Loan Agreement that the Assignor executes and delivers to the Assignee, as security for the obligations of the Assignor to the Creditors under or in connection with the Loan Agreement, the Note and the other relevant Transaction Documents, an assignment of all of the Assignor’s right, title and interest in and to any and all earnings of the Assignor.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Assignor:
1.Defined Terms. Unless otherwise defined herein, terms defined in the Loan Agreement shall have the same meanings when used herein, including in the preamble and recitals of this Assignment. For the purposes of this Assignment, when any term is modified by the word “relevant” such term shall be construed to mean with respect to, among others, as the case may be, the Assignor.
2.Grant of Security. As security for the payments and performance by the Assignor for the indebtedness, liabilities and obligations of the Assignor from time to time under the Loan Agreement, the Note and the other relevant Transaction Documents, the Assignor, as legal and beneficial owner, does hereby assign, transfer and set over unto the Assignee, for the benefit of the Assignee and its successors and assigns, and does hereby grant the Assignee a security interest in, all of the Assignor’s right, title and interest in and to all earnings remunerations, or moneys whatsoever which are now, or later become, payable to the Assignor and all proceeds emanating therefrom.
3.Payment. The Assignor shall cause all sums payable to the Assignor and assigned hereby to be paid directly to the Assignee or, in the case of payments made to an agent of the Assignor, to be transferred promptly upon receipt by such agent, to the Operating Account or to such other account (any such other account, a “Replacement Account”) as the Assignee shall direct for the account of the Assignor. The Assignor does hereby pledge, assign and grant to the Assignee a security interest in all right, title and interest of the Assignor in and to the Operating Account and any Replacement Account. Unless and until an Event of Default shall have occurred, the Assignor, subject to the limitations hereinafter set forth, may exercise all its rights under and with respect to the Operating Account or any Replacement Account, including the right to withdraw and transfer moneys therefrom.
4.Performance under Contracts; No Duty of Inquiry. The Assignor hereby undertakes that, notwithstanding the assignment herein contained, it shall punctually perform all its obligations under all contracts to which it is a party. It is hereby expressly agreed that, anything contained herein to the contrary notwithstanding, the Assignor shall remain liable under all contracts to which it is a party to perform the obligations assumed by it thereunder, and the Assignee shall have no obligation or liability under any such contract by reason of or arising out of the assignment contained herein, nor shall the Assignee be required to assume or be obligated in any manner to perform or fulfill any obligation of the Assignor under or pursuant to any such contract or to make any payment or make any inquiry as to the nature or sufficiency of any payment received by the Assignee, or, unless and until indemnified to its satisfaction, to present or file any claim or to take any other action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled hereunder or pursuant hereto at any time or times.
5.Negative Pledge. The Assignor does hereby warrant and represent that it has not assigned or pledged, and hereby covenants that it will not assign or pledge so long as this Assignment shall remain in effect, any of its right, title or interest in the whole or any part of the moneys and claims hereby assigned to anyone other than the Assignee, and it will not take or omit to take any action, the taking or omission of which might result in a material alteration or impairment of the rights hereby assigned or any of the rights created in this Assignment; and the Assignor does hereby irrevocably appoint and constitute the Assignee as the Assignor’s true and lawful attorney-in-fact with full power (in the name of the Assignor or otherwise) should an Event of Default have occurred and be continuing to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys assigned hereby, to endorse any checks or other instruments or orders in connection therewith, and to file any claims or take any action or institute any proceedings which the Assignee may deem to be necessary or advisable and otherwise to do any and all things which the Assignor itself could do in relation to the property hereby assigned including but not limited to filing any and all Uniform Commercial Code financing statements or renewals thereof in connection with this Assignment which the Assignee may deem to be necessary or advisable in order to perfect or maintain the security interest granted hereby.
6.Application of Proceeds. All moneys collected or received from time to time by the Assignee pursuant to this Assignment shall be dealt with as provided in Section 8.2 of the Loan Agreement.
7.Further Assurances. The Assignor agrees that if this Assignment shall in the reasonable opinion of the Assignee, at any time be deemed by the Assignee for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Assignee may be required in order to more effectively accomplish the purposes of this Assignment.
8.Remedies; Remedies Cumulative and Not Exclusive; No Waiver. Each and every right, power and remedy herein given to the Assignee shall be cumulative and shall be in addition to every other right, power and remedy of the Assignee now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Assignee, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Assignee in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by the Assignor shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Assignee of any security or of any payment of or on account of any of the amounts due from the Assignor to the Assignee under or in connection with the Loan Agreement or any documents delivered in connection therewith and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right to take advantage of any future breach or default or of any past breach or default not completely cured thereby.
9.Invalidity. In case any one or more of the provisions contained in this Assignment would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the Assignor, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby. In the event that it should transpire that by reason of any law or regulation, or by reason of a ruling of any court, or by any other reason whatsoever, the assignment herein contained is either wholly or partly defective, the Assignor hereby undertakes to furnish the Assignee with an alternative assignment or alternative security and/or to do all such other acts as, in the reasonable opinion of the Assignee, shall be required in order to ensure and give effect to the full intent of this Assignment.
10.Continuing Security. It is declared and agreed that the security created by this Assignment shall be held by the Assignee as a continuing security for the payment of all moneys which may at any time and from time to time be or become payable by the Assignor under the Loan Agreement, the Note or any other Transaction Document and that the security so created shall not be satisfied by an intermediate payment or satisfaction of any part of the amount hereby secured and that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Assignee for all or any part of the moneys hereby secured. Notwithstanding the foregoing, the

Assignee shall not be entitled to collect amounts under this Assignment which are greater than the then outstanding amount under the Loan Agreement, the Note and any other Transaction Document.
11.Waiver; Amendment. None of the terms and conditions of this Assignment may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Assignee and the Assignor.
12.Termination. If the Assignor has irrevocably and indefeasibly paid and discharged all of its obligations under or in connection with the Loan Agreement, the Note and the other Transaction Documents or is released therefrom in accordance with the terms thereof, all of the right, title and interest herein assigned shall revert to the Assignor and this Assignment shall terminate.
13.WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND BETWEEN THE ASSIGNOR AND THE ASSIGNEE THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS ASSIGNMENT.
14.Notices. Notices and other communications hereunder shall be in writing and may be sent by telecopy as follows:
If to the Assignor:    FALCON GLOBAL LLC
c/o SEACOR Marine LLC 7910 Main St., 2nd Floor,

With copy to: SEACOR Holdings Inc. 2200 Eller Drive
P.O. Box 13038
Ft. Lauderdale, FL 33316

Attention: Legal Department Facsimile: 954-527-1772

If to the Assignee:	DNB Bank ASA New York Branch
200 Park Avenue, 31st Floor
New York, New York 10166

Attention:    Credit Middle Office / Loan Services Department
Facsimile: 212-681-4123 Email: nyloanscsd@dnb.no

or to such other address as either party shall from time to time specify in writing to the other. Any notice sent by facsimile shall be confirmed by letter dispatched as soon as practicable thereafter.
Every notice or other communication shall, except so far as otherwise expressly provided by this Assignment, be deemed to have been received (provided that it is received prior to 2 p.m. New York time; otherwise it shall be deemed to have been received on the next following Banking Day) in the case of a facsimile on the date of dispatch thereof (provided further that if the date of dispatch is not a Banking Day in the locality of the party to whom such notice or demand is sent, it shall be deemed to have been received on the next following Banking Day in such locality), and in the case of a letter, at the time of receipt thereof.
15.Applicable Law. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflict of law (excluding Section 5-1401 and 5-1402 of the New York General Obligations law).
16.Submission to Jurisdiction. The Assignor hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any of the Creditors under this Assignment or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the Assignor by mailing or delivering the same by hand to the Assignor at the address indicated for notices in Section 17. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Assignor as such, and shall be legal and binding upon the Assignor for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Assignor to the Creditors) against the Assignor in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. The Assignor will advise the Assignee promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Creditors may bring any legal action or proceeding in any other appropriate jurisdiction.
17.Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Assignee in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.
18.Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of this Assignment by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart. In the event that the Assignor delivers an executed counterpart of this Agreement by facsimile or electronic transmission, the Assignor shall also deliver an originally executed counterpart as soon as practicable, but the failure of the Assignor to deliver an originally executed counterpart of this Assignment shall not affect the validity or effectiveness of this Assignment.
19.Headings. In this Assignment, section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Assignment.
[Signature Page Follows]

IN WITNESS WHEREOF, the Assignor has caused this Assignment to be executed as of the day and year first above written.

FALCON GLOBAL LLC

By:
Name:
Title:

Exhibit G

ASSIGNMENT OF INSURANCES

in favor of

DNB BANK ASA, NEW YORK BRANCH

[·], 2015

m.v.    [·]

ASSIGNMENT OF INSURANCES
m.v.    [·]
THIS ASSIGNMENT OF INSURANCES (this “Assignment”) is made as of the [·] day of [·], 2015, by [·], a limited liability company formed and existing under the laws of the Republic of the Marshall Islands (the “Assignor”), in favor of DNB BANK ASA, New York Branch, as security trustee for and on behalf of itself and the other Creditors (the “Assignee”), as security for the due performance by the Assignor of its obligations to the Creditors under or in connection with the Loan Agreement.
W I T N E S S E T H T H A T:
WHEREAS:
(A)The Assignor is the sole owner of the whole of the Marshall Islands flag vessel m.v. [·], Official No. [·] (the “Vessel”);
(B)The Assignor has entered into that certain senior secured term loan agreement, dated [·], 2015 (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among, inter alios, (1) Falcon Global LLC, Falcon Pearl LLC and Falcon Diamond LLC, as joint and several borrowers (each, a “Borrower” and together, the “Borrowers”), (2) DNB Bank ASA, New York Branch, as facility agent for the Creditors (in such capacity, the “Facility Agent”) and security trustee for the Creditors (in such capacity, the “Security Trustee”), (3) DNB Markets, Inc., Clifford Capital Pte. Ltd. and NIBC Bank N.V., as mandated lead arrangers, (4) DNB Markets, Inc., as book runner and (5) the financial institutions identified on Schedule 1 to the Loan Agreement (together with any bank or financial institution which becomes a lender pursuant to Section 10 of the Loan Agreement), as lenders (the “Lenders”), as consented and agreed to by, inter alios, the Guarantors, pursuant to which the Lenders have agreed to make available to the Borrowers a senior secured term loan facility in the aggregate amount of up to Eighty Million Five Hundred Thousand Dollars ($80,500,000) for the purposes of providing pre- and post- Delivery Date part financing for the Vessels; and
(C)It is a condition precedent to, among other things, the Lenders making the Loan available to the Borrowers under the Loan Agreement that the Assignor executes and delivers to the Assignee, as security for the obligations of the Assignor to the Creditors under or in connection with the Loan Agreement, the Note and the other relevant Transaction Documents, an assignment of any and all insurances taken out in respect of the Vessel.
NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Assignor:
1.Defined Terms. Unless otherwise defined herein, terms defined in the Loan Agreement shall have the same meanings when used herein, including in the preamble and recitals of this Assignment. For the purposes of this Assignment, when any term is modified by the word “relevant” such term shall be construed to mean with respect to, among others, as the case may be, the Assignor.
2.Grant of Security. The Assignor as legal and beneficial owner does hereby assign, transfer and set over unto the Assignee, for the benefit of the Assignee and its successors and assigns, and does hereby grant the Assignee a security interest in, all of the Assignor’s right, title and interest in, to and under all policies and contracts of insurance, including the Assignor’s rights under all entries in any Protection and Indemnity Association or Club, which are from time to time taken out by or for the Assignor in respect of the Vessel, the Vessel’s hull and machinery, and all the benefits thereof including, without limitation, all claims of whatsoever nature, as well as return premiums (all of which are herein collectively called the “Insurances”), and in and to all moneys and claims for moneys in connection therewith and all proceeds of all of the foregoing.

3.	Notices; Loss Payable Clauses.
(A)All Insurances, except entries in Protection and Indemnity Associations or Clubs, or insurances effected in lieu of such entries, relating to the Vessel shall contain a loss payable and notice of cancellation clause in the form of Exhibit 1 hereto or in such other form as the Assignee may agree.
(B)All entries in Protection and Indemnity Associations or Clubs or insurances effected in lieu of such entries relating to the Vessel shall contain a loss payable and notice of cancellation clause in the form of Exhibit 2 hereto or in such other form as the Assignee may agree.

4.	Covenants and Undertakings. The Assignor hereby covenants with the Assignee that:
(A)It will do or permit to be done each and every act or thing which the Assignee may from time to time require to be done for the purpose of enforcing the Assignee’s rights under this Assignment and will allow its name to be used as and when required by the Assignee for that purpose; and
(B)It will forthwith give notice in the form set out in Exhibit 3 attached hereto, or cause its insurance brokers to give notice, of this Assignment to all insurers, underwriters, clubs and associations providing insurance in connection with the Vessel and procure that such notice is endorsed on all the policies and entries of insurances in respect of the Vessel.
5.No Duty of Inquiry. The Assignee shall not be obliged to make any inquiry as to the nature or sufficiency of any payment received by it hereunder or to make any claim or take any other action to collect any moneys or to enforce any rights and benefits hereby assigned to the Assignee or to which the Assignee may at any time be entitled hereunder except such reasonable action as may be requested by any underwriter, association or club. The Assignor shall remain liable to perform all the obligations assumed by it in relation to the property hereby assigned and the Assignee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever (including, without limitation, any obligation or liability with respect to the payment of premiums, calls, assessments or any other sums at any time due and owing in respect of the Insurances) in the event of any failure by the Assignor to perform such obligations.
6.Negative Pledge. The Assignor does hereby warrant and represent that it has not assigned or pledged, and hereby covenants that it will not assign or pledge so long as this Assignment shall remain in effect, any of its right, title or interest in the whole or any part of the moneys and claims hereby assigned, to anyone other than the Assignee, and it will not take or omit to take any action, the taking or omission of which might result in an alteration or impairment of the rights hereby assigned or any of the rights created in this Assignment; and the Assignor hereby irrevocably appoints and constitutes the Assignee as the Assignor’s true and lawful attorney-in-fact with full power (in the name of the Assignor or otherwise) should an Event of Default have occurred and be continuing to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys assigned hereby, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Assignee may deem to be necessary or advisable and otherwise to do any and all things which the Assignor itself could do in relation to the property hereby assigned including but not limited to filing any and all Uniform Commercial Code financing statements or renewals thereof in connection with this Assignment which the Assignee may deem to be necessary or advisable in order to perfect or maintain the security interest granted hereby.
7.Application of Proceeds. All moneys collected or received from time to time by the Assignee pursuant to this Assignment shall be dealt with as provided in Section 8.2 of the Loan Agreement.
8.Further Assurances. The Assignor agrees that if this Assignment shall in the reasonable opinion of the Assignee, at any time be deemed by the Assignee for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Assignee may be required in order to more effectively accomplish the purposes of this Assignment.
9.Remedies; Remedies Cumulative and Not Exclusive; No Waiver. Each and every right, power and remedy herein given to the Assignee shall be cumulative and shall be in addition to every other right, power and remedy of the Assignee now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Assignee, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Assignee in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by the Assignor shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Assignee of any security or of any payment of or on account of any of the amounts due from the Assignor to the Assignee under or in connection with the Loan Agreement or any documents delivered in connection therewith and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right to take advantage of any future breach or default or of any past breach or default not completely cured thereby.

10.Invalidity. In case any one or more of the provisions contained in this Assignment would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the Assignor, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby. In the event that it should transpire that by reason of any law or regulation, or by reason of a ruling of any court, or by any other reason whatsoever, the assignment herein contained is either wholly or partly defective, the Assignor hereby undertakes to furnish the Assignee with an alternative assignment or alternative security and/or to do all such other acts as, in the reasonable opinion of the Assignee, shall be required in order to ensure and give effect to the full intent of this Assignment.
11.Continuing Security. It is declared and agreed that the security created by this Assignment shall be held by the Assignee as a continuing security for the payment of all moneys which may at any time and from time to time be or become payable by the Assignor under the Loan Agreement, the Note or any other Transaction Document and that the security so created shall not be satisfied by an intermediate payment or satisfaction of any part of the amount hereby secured and that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Assignee for all or any part of the moneys hereby secured. Notwithstanding the foregoing, the Assignee shall not be entitled to collect amounts under this Assignment which are greater than the then outstanding amount under the Loan Agreement, the Note and any other Transaction Document.
12.Waiver; Amendment. None of the terms and conditions of this Assignment may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Assignee and the Assignor.
13.Termination. If the Assignor has irrevocably and indefeasibly paid and discharged all of its obligations under or in connection with the Loan Agreement, the Note and the other Transaction Documents or is released therefrom in accordance with the terms thereof, all of the right, title and interest herein assigned shall revert to the Assignor and this Assignment shall terminate.
14.WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND BETWEEN THE ASSIGNOR AND THE ASSIGNEE THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS ASSIGNMENT.
15.Notices. Notices and other communications hereunder shall be in writing and may be sent by telecopy as follows:
If to the Assignor:    [·]
c/o SEACOR Marine LLC 7910 Main St., 2nd Floor, Houma, Louisiana 70360

With copy to:
SEACOR Holdings Inc.
2200 Eller Drive
P.O. Box 13038
Ft. Lauderdale, FL 33316

Attention: Legal Department Facsimile: 954-527-1772

If to the Assignee:	DNB Bank ASA New York Branch
200 Park Avenue, 31st Floor
New York, New York 10166

Attention:    Credit Middle Office / Loan Services Department
Facsimile: 212-681-4123 Email: nyloanscsd@dnb.no

or to such other address as either party shall from time to time specify in writing to the other. Any notice sent by facsimile shall be confirmed by letter dispatched as soon as practicable thereafter.
Every notice or other communication shall, except so far as otherwise expressly provided by this Assignment, be deemed to have been received (provided that it is received prior to 2 p.m. New York time; otherwise it shall be deemed to have been received on the next following Banking Day) in the case of a facsimile on the date of dispatch thereof (provided further that if the date of dispatch is not a Banking Day in the locality of the party to whom such notice or demand is sent, it shall be deemed to have been received on the next following Banking Day in such locality), and in the case of a letter, at the time of receipt thereof.
16.Applicable Law. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflict of law (excluding Section 5-1401 and 5-1402 of the New York General Obligations law).
17.Submission to Jurisdiction. The Assignor hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any of the Creditors under this Assignment or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the Assignor by mailing or delivering the same by hand to the Assignor at the address indicated for notices in Section 17. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Assignor as such, and shall be legal and binding upon the Assignor for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Assignor to the Creditors) against the Assignor in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. The Assignor will advise the Assignee promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Creditors may bring any legal action or proceeding in any other appropriate jurisdiction.
18.Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Assignee in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.
19.Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of this Assignment by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart. In the event that the Assignor delivers an executed counterpart of this Agreement by facsimile or electronic transmission, the Assignor shall also deliver an originally executed counterpart as soon as practicable, but the failure of the Assignor to deliver an originally executed counterpart of this Assignment shall not affect the validity or effectiveness of this Assignment.
20.Headings. In this Assignment, section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Assignment.
[Signature Page Follows]

IN WITNESS WHEREOF, the Assignor has caused this Assignment to be executed as of the day and year first above written.

[ASSIGNOR]

By:
Name:
Title:

EXHIBIT 1
LOSS PAYABLE CLAUSE
Hull and Machinery
Loss, if any, payable to DNB Bank ASA, New York Branch, as trustee and as mortgagee (the “Mortgagee”), for distribution by it to itself and to [·], as owner (the “Owner”), as their respective interests may appear, or order, except that, unless underwriters have been otherwise instructed by notice in writing from the Mortgagee, in the case of any loss involving any damage to the Vessel or liability of the Vessel, the underwriters may pay directly for the repair, salvage, liability or other charges involved or, if the Owner shall have first fully repaired the damage and paid the cost thereof, or discharged the liability or paid all of the salvage or other charges, then the underwriters may pay the Owner as reimbursement therefor; provided, however, that if such damage involves a loss of more than $1,000,000 or its equivalent, the underwriters shall not make such payment without first obtaining the written consent thereto of the Mortgagee.
In the event of the actual total loss or agreed, compromised or constructive total loss of the Vessel, unless the Vessel has been replaced with other acceptable collateral granted to the Mortgagee, payment shall be made to DNB Bank ASA, New York Branch, as trustee and as Mortgagee, for distribution by it to itself and to the Owner as their respective interests appear.
The Mortgagee shall be advised:
(1)except with respect to any war risk cover, at least ten (10) days before cancellation of this insurance may take effect before its scheduled termination date for non-payment of insurance premiums and otherwise at least fourteen (14) days before cancellation of this insurance may take effect and with respect to war risk cover, except as otherwise provided by the automatic termination provisions of the war risk policy, at least seven (7) days before cancellation of this insurance may take effect before its scheduled termination date for non-payment of insurance premiums and otherwise at least seven (7) days before cancellation of this insurance may take effect;
(2)of any act or omission or of any event of which the insurer has knowledge and which might invalidate or render unenforceable in whole or in part any such insurance; and
(3)of any default in the payment of any premium with respect to, or the material alteration of, any such insurances.

EXHIBIT 2
LOSS PAYABLE CLAUSE
Protection and Indemnity
Payment of any recovery that [·] (the “Owner”) is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by him shall be made to the Owner or to his order unless and until the Association receives notice from DNB Bank ASA, New York Branch, as trustee and as Mortgagee, that the Owner is in default under the Mortgage, in which event all recoveries shall thereafter be paid to the Mortgagee for distribution by it to itself and the Owner, as their respective interests may appear, or order; provided always that no liability whatsoever shall attach to the Association, its managers or their agents for failure to comply with the latter obligation until after the expiry of two business days from the receipt of such notice.
The Mortgagee shall be advised:
(1)except with respect to any war risk cover, at least ten (10) days before cancellation of this insurance may take effect before its scheduled termination date for non-payment of insurance premiums and otherwise at least fourteen (14) days before cancellation of this insurance may take effect and with respect to war risk cover, except as otherwise provided by the automatic termination provisions of the war risk policy, at least seven (7) days before cancellation of this insurance may take effect before its scheduled termination date for non-payment of insurance premiums and otherwise at least seven (7) days before cancellation of this insurance may take effect;
(2)of any act or omission or of any event of which the insurer has knowledge and which might invalidate or render unenforceable in whole or in part any such insurance; and
(3)of any default in the payment of any premium with respect to, or the material alteration of, any such insurances.

EXHIBIT 3
TO:
TAKE NOTICE:
NOTICE OF ASSIGNMENT OF INSURANCES

(a)
that by an Assignment of Insurances dated as of the     day of     2015 made by us to DNB Bank ASA, New York Branch, as security trustee (the “Assignee”), a copy of which is attached hereto, we have assigned to the Assignee as from the date of said assignment, inter alia, all our right, title and interest in, to and under all policies and contracts of insurance, including our rights under all entries in any Protection and Indemnity Association or Club, which are from time to time taken out by us in respect of the Marshall Islands flag vessel [·] (the “Vessel”), Official No. [·], and its earnings and all the benefits thereof including all claims of whatsoever nature (all of which together are hereinafter called the “Insurances”).

(b)	that you are hereby irrevocably authorized and instructed to pay as from the date hereof all payments under

(i)
all Insurances, except entries in Protection and Indemnity Associations or Clubs or insurances effected in lieu of such entries, relating to the Vessel in accordance with the loss payable clause in Exhibit 1 of the Assignment of Insurances;

(ii)
all entries in Protection and Indemnity Associations or Clubs or insurances effected in lieu of such entries relating to the Vessel in accordance with the loss payable clause in Exhibit 2 of the Assignment of Insurances;

(c)	that you are hereby instructed to endorse the assignment, notice of which is given to you herein, on all policies or entries relating to the Vessel.
DATED THIS     day of      , 20 .

[ASSIGNOR]

By:
Name:
Title:

We hereby acknowledge receipt of the foregoing Notice of Assignment and agree to act in accordance with the terms thereof:

By:
Name:
Title:

EXHIBIT H
ASSIGNMENT OF BUILDER’S RISK INSURANCES
HULL NO. [·]
By this Assignment of Builder’s Risk Insurances dated as of [·], 2015 (as amended, restated, supplemented or otherwise modified from time to time, this “Assignment”), the undersigned, [·], a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (the “Assignor”), the owner of the [·] documented vessel listed on Schedule I attached hereto (the “Vessel”), in consideration of One Dollar ($1) lawful money of the United States of America and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has sold, assigned, transferred and set over, and by this instrument does sell, assign, transfer and set over unto DNB Bank ASA, New York Branch (the “Assignee”), as security trustee for and on behalf of itself and the other Creditors under that certain senior secured term loan agreement dated as of [·], 2015 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among, inter alios, (i) Falcon Global LLC, Falcon Pearl LLC and Falcon Diamond LLC, as joint and several borrowers (each, a “Borrower” and together, the “Borrowers”), (ii) DNB Bank ASA, New York Branch, as facility agent and security trustee for the Creditors, (iii) DNB Markets, Inc., Clifford Capital Pte. Ltd. and NIBC Bank N.V., as mandated lead arrangers, (iv) DNB Markets, Inc., as book runner and (v) the financial institutions identified on Schedule 1 to the Loan Agreement (together with any bank or financial institution which becomes a lender pursuant to Section 10 of the Loan Agreement), as lenders, as consented and agreed to by, inter alios, the Guarantors, and unto the Assignee’s successors and assigns, to its and its successors’ and assigns’ own proper use and benefit, and, as security for all of the obligations of the Assignor under the Loan Agreement, the Note and the other Transaction Documents, and the payment of all other sums of money payable by the Borrowers under the Loan Agreement and the other Transaction Documents, and the payment of all other sums of money (whether for principal, premium, if any, interest, fees, expenses or otherwise) from time to time payable by the Assignor under this Assignment and the other Transaction Documents to which it is a party (collectively, the “Obligations”), and to secure as well the performance and observance of all agreements, covenants and provisions contained in this Assignment, all right, title and interest of the Assignor under, in and to (a) all builder’s risk insurances in respect of the Vessel, whether heretofore, now or hereafter effected, and all renewals of or replacements for the same, including all reinsurance in respect thereof (the “Insurances”), (b) all claims, returns of premium and other moneys and claims for moneys due and to become due under or in respect of the Insurances, (c) all other rights of the Assignor under or in respect of the Insurances and (d) any proceeds of any of the foregoing. Capitalized terms used herein and not otherwise defined are used herein as defined in the Loan Agreement.
Section 1. Representations, Warranties and Covenants. The Assignor hereby warrants and represents that each of the Insurances is in full force and effect and is enforceable in accordance with its terms, and that the Assignor is not in default thereunder. The Assignor hereby further warrants and represents that it has not assigned, pledged or in any way created or suffered to be created any security interest in the whole or any part of the right, title and interest hereby assigned, except for the assignment to the Assignee. The Assignor hereby covenants that, without the prior written consent thereto of the Assignee, so long as this Assignment shall remain in effect, it will not assign or pledge the whole or any part of the right, title and interest hereby assigned to anyone other than the Assignee, its successors or assigns, and it will not take or omit to take any action, the taking or omission of which might result in an alteration or impairment of the Insurances in any material respect, or of this Assignment or of any of the rights created by the Insurances or this Assignment.
The Assignor hereby further covenants and agrees to procure that notice of this Assignment substantially in the form attached hereto as Exhibit 1 shall be duly given to all underwriters and that where the consent of any underwriter is required pursuant to any of the insurances assigned hereby it shall be obtained and evidence thereof shall be given to the Assignee and that there shall be duly endorsed upon all slips, cover notes, policies, certificates of entry or other instruments issued or to be issued in connection with the insurances assigned hereby such clauses as to named assured or loss payees as the Assignee may require or approve. In all cases, unless otherwise agreed in writing by the Assignee, such slips, cover notes, notices, certificates of entry or other instruments shall show the Assignee as named assured and shall provide that there will be no recourse against the Assignee for payment of premiums, calls or assessments.
The Assignor agrees that at any time and from time to time, upon the written request of the Assignee, its successors and assigns, the Assignor will promptly and duly execute and deliver any and all such further instruments and documents as the Assignee, its successors and assigns may reasonably request in order to obtain the full benefits of this Assignment and of the rights and powers herein granted.
Any payments made pursuant to the terms hereof shall be made to such account as may, from time to time, be designated by the Assignee.

Section 2. Freedom of Assignee from Obligations. It is hereby expressly agreed that anything herein contained to the contrary notwithstanding, the Assignor shall remain liable under the Insurances to perform all of the obligations assumed by it thereunder and the Assignee shall have no obligation or liability (including, without limitation, any obligation or liability with respect to the payment of premiums, calls or assessments) under the Insurances by reason of or arising out of this Assignment, nor shall the Assignee be required or obligated in any manner to perform or fulfill any obligations of the Assignor under or pursuant to the Insurances or to make any payment or to make any inquiry as to the nature or sufficiency of any payment received by the Assignee or to present or file any claim, or to take any other action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled hereunder at any time or times.
Section 3. Power of Attorney; Financing Statements. The Assignee, its successors and assigns, are hereby constituted lawful attorneys, irrevocably, with full power (in the name of the Assignor or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due and to become due under or arising out of the Insurances, to endorse any check or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Assignee may deem to be necessary or advisable in the premises. Any action or proceeding brought by the Assignee pursuant to any of the provisions hereof or of the Insurances or otherwise, and any claim made by the Assignee hereunder or under the Insurances, may be compromised, withdrawn or otherwise dealt with by the Assignee without any notice to, or approval of the Assignor. The Assignor hereby irrevocably authorizes the Assignee, at the Assignor’s expense, to file, at any time and from time to time, such financing and continuation statements or papers of similar purpose or effect relating to this Assignment, without the Assignor’s signature, as the Assignee at its option may deem appropriate and appoints the Assignee as the Assignor’s attorney-in-fact to execute any such statements in the Assignor’s name and to perform all other acts which the Assignee may deem appropriate to perfect and continue the security interests conferred hereby.
Section 4. Conditions of Assignment. Unless and until an Event of Default shall have occurred and be continuing, the Assignor shall be entitled to exercise all its rights under the Insurances (subject to the provisions of this Assignment) in all respects as if this Assignment had not been made.
SECTION 5. GOVERNING LAW, SUBMISSION TO JURSIDICTION AND WAIVERS. (a) THIS ASSIGNMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST- JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK.
(a)THE ASSIGNOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN ANY ACTION, SUIT, PROCEEDING OR CLAIM BROUGHT AGAINST IT BY THE ASSIGNEE UNDER THIS ASSIGNMENT OR UNDER ANY DOCUMENT DELIVERED HEREUNDER. IN THE EVENT THE ASSIGNOR COMMENCES ANY ACTION, SUIT, PROCEEDING OR CLAIM IN CONNECTION WITH THIS ASSIGNMENT OR ANY DOCUMENT DELIVERED HEREUNDER OR HEREBY, SUCH ACTION, SUIT, PROCEEDING OR CLAIM SHALL BE BROUGHT ONLY IN EITHER THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR IN THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, LOCATED IN THE BOROUGH OF MANHATTAN. BY EXECUTING AND DELIVERING THIS ASSIGNMENT, THE ASSIGNOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, HEREBY EXPRESSLY AND IRREVOCABLY (I) SUBMITS GENERALLY AND UNCONDITIONALLY TO THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, (II) WAIVES JURISDICTION AND VENUE OF COURTS IN ANY OTHER JURISDICTION IN WHICH IT MAY BE ENTITLED TO BRING SUIT BY REASON OF ITS PRESENT AND FUTURE DOMICILE OR OTHERWISE AND ANY DEFENSE OF FORUM NON CONVENIENS AND (III) AGREES THAT SERVICE AS PROVIDED BELOW IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER IT IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE ASSIGNEE MAY BRING ANY LEGAL ACTION OR PROCEEDING IN ANY OTHER APPROPRIATE JURISDICTION.
(b)EACH OF THE ASSIGNOR AND THE ASSIGNEE HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ANY BENEFICIARY HEREOF ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS ASSIGNMENT. EACH OF THE ASSIGNOR AND THE ASSIGNEE ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS

ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS ASSIGNMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 6(c) AND EXECUTED BY EACH OF THE ASSIGNOR AND THE ASSIGNEE), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS ASSIGNMENT. IN THE EVENT OF LITIGATION, THIS ASSIGNMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(c)TO THE EXTENT THAT THE ASSIGNOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE ASSIGNOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS ASSIGNMENT.
Section 6. Notices. All notices or other communications required or permitted to be made or given hereunder shall be made in writing, in English, and personally delivered to an officer or other responsible employee of the addressee, or sent, by registered air mail, return receipt requested, postage prepaid, facsimile transmission, or other direct written electronic means to the applicable address set forth under such party’s name below, or to such other address as any party hereto may from time to time designate to the others in such manner:
If to the Assignee:
DNB Bank ASA, New York Branch
200 Park Avenue
New York, NY 10166
Telephone No.: (212) 681-3800
Attention: Credit Middle Office / Loan Services Department
Facsimile: (212) 681-4123

with a copy to: Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attention: Mike Timpone
Facsimile: (212) 574-8421

If to the Assignor: [·]
c/o SEACOR Marine LLC
7910 Main St., 2nd Floor,
Houma, Louisiana 70360

with a copy to: SEACOR Holdings Inc. 2200 Eller Drive
P.O. Box 13038
Ft. Lauderdale, FL 33316
Attn: Legal Department
Facsimile No.: 954-527-1772

Any communication personally delivered shall be deemed to have been validly and effectively given or delivered on the date of such delivery. Any communication transmitted by facsimile, or other direct written electronic means, or by registered air mail, shall be deemed to have been validly and effectively given or delivered on the day when received.
Section 7. No Waiver. No failure on the part of the Assignee to exercise, and no delay in exercising, any right,

remedy, power or privilege shall operate as waiver thereof, nor shall any single or partial exercise by the Assignee of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies of the Assignee under this Assignment are cumulative and may be exercised (where possible to do so) singly, concurrently, successively and/or in conjunction with or apart from and without prejudice to any other rights and remedies available to the Assignee under the other Transaction Documents and are not exclusive of any rights or remedies provided by law.
No amendment or waiver of any provision of this Assignment, nor consent to any departure by the Assignor herefrom, shall be effective unless the same shall be in writing and signed by the Assignee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
Section 8. Headings. The division of this Assignment into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation or construction of this Assignment.
Section 9. Termination. This Assignment shall terminate, and be of no further force and effect, upon the payment in full of all of the Obligations, the termination or expiration of the Loan Agreement, and the performance and observance of all agreements, covenants and provisions contained in the Loan Agreement and the other Transaction Documents, and the absence of any further actual or contingent liability in respect of any thereof.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Assignor has caused this Assignment to be duly executed as of the day and year first above written.

[ ]

By:
Name:
Title:

IN WITNESS WHEREOF, the Assignee has caused this Assignment to be duly executed as of the day and year first above written.

DNB BANK ASA, NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I
DESCRIPTION OF THE VESSEL

Vessel Name                                    Hull Number

EXHIBIT 1
NOTICE OF ASSIGNMENT
[·]
The undersigned (the “Owner”), party to that certain shipbuilding contract entered into as of [·] by and between [·] and the Owner relating to that vessel identified on Schedule I hereto (the “Vessel”), HEREBY GIVES NOTICE that by an Assignment dated as of [·], 2015, made by the Owner to DNB Bank ASA, New York Branch (the “Assignee”), as security trustee pursuant to that certain senior secured term loan agreement dated as of [·], 2015 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among, inter alios, (i) Falcon Global LLC, Falcon Pearl LLC and Falcon Diamond LLC, as joint and several borrowers, (ii) DNB Bank ASA, New York Branch, as facility agent and security trustee, (iii) DNB Markets, Inc. and Clifford Capital Pte. Ltd., as mandated lead arrangers, (iv) DNB Markets, Inc., as book runner and (v) the financial institutions identified on Schedule 1 to the Loan Agreement (together with any bank or financial institution which becomes a lender pursuant to Section 10 of the Loan Agreement), as lenders, as consented and agreed to by, inter alios, the Guarantors, the Owner assigned to the Assignee all of the Owner’s right, title and interest in and to all builder’s risk insurances and the benefit of all builder’s risk insurances, heretofore, now or hereafter taken out in respect of the Vessel. This Notice and the attached Loss Payable Clause are to be endorsed on all policies and certificates of entry evidencing such insurances.

[ ]

By:
Name:
Title:

We hereby acknowledge receipt of the foregoing Notice of Assignment and agree to act in accordance with the terms thereof.

[ ]

By:
Name:
Title:

LOSS PAYABLE CLAUSE
Builder’s Risk
Loss, if any, payable to DNB Bank ASA, New York Branch, in its capacity as facility agent and security trustee pursuant to that certain senior secured term loan agreement dated as of [·], 2015 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among, inter alios, (i) Falcon Global LLC, Falcon Pearl LLC and Falcon Diamond LLC, as joint and several borrowers, (ii) DNB Bank ASA, New York Branch, as facility agent and security trustee (in such capacity, the “Security Trustee”), (iii) DNB Markets, Inc. and Clifford Capital Pte. Ltd., as mandated lead arrangers, (iv) DNB Markets, Inc., as book runner and (v) the financial institutions identified on Schedule 1 to the Loan Agreement (together with any bank or financial institution which becomes a lender pursuant to Section 10 of the Loan Agreement), as lenders, as consented and agreed to by, inter alios, the Guarantors, for distribution by it to the Security Trustee and then to the Owner as their respective interests may appear, or order, except that, unless the underwriters have been otherwise instructed by notice in writing from the Security Trustee in the case of any loss involving any damage to the Vessel or liability of any component of the vessel with hull no. [·] under construction by [·] (the “Vessel”), the underwriters may pay directly for the repair, salvage, liability or other charges involved, provided, however, that if such damage in respect of the Vessel involves a loss in excess of U.S. $1,000,000 or its equivalent the underwriters shall not make such payment without first obtaining the written consent thereto of the Security Trustee.
In the event of an actual or constructive total loss or a compromised or arranged total loss or requisition of title, all insurance payments therefor shall be paid to the Security Trustee, for distribution by it to itself and the Owner as their respective interest appear.

EXHIBIT I
Drawdown Notice
[·], 201[·]
DNB Bank ASA, New York Branch, as Facility Agent
200 Park Avenue 31st Floor
New York, NY 10166
Ladies and Gentlemen:
Please be advised that, in accordance with Section 3.3 of that certain senior secured term loan agreement dated [·], 2015 (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”; all capitalized terms not defined herein having the meaning provided therein) by and among, inter alios, (1) FALCON GLOBAL LLC, FALCON PEARL LLC and FALCON DIAMOND LLC, each a limited liability company formed and existing under the laws of the Republic of the Marshall Islands, as joint and several borrowers (each, a “Borrower” and together, the “Borrowers”), (2) DNB Bank ASA, New York Branch, as facility agent and security trustee for the Creditors, (3) DNB Markets, Inc., Clifford Capital Pte. Ltd. and NIBC Bank N.V., as mandated lead arrangers, (4) DNB Markets, Inc., as book runner, and (4) the financial institutions identified on Schedule 1 to the Loan Agreement (together with any bank or financial institution which becomes a lender pursuant to Section 10 of the Loan Agreement), as lenders, as consented and agreed to by, inter alios, the Guarantors, the undersigned hereby request that the Loan be advanced to the Borrowers as follows:
Drawdown Date:             , 2015
Amount to be drawn down:    US$
Disbursement Instructions:    See Exhibit 1 Interest Period:
Relevant Vessel:
Tranche:    [A][B]
Each of the undersigned hereby represents and warrants that (a) the representations and warranties stated in Section 2 of the Loan Agreement (updated mutatis mutandis) are true and correct on the date hereof and will be true and correct on the Drawdown Date specified above as if made on such date unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (b) no Event of Default has occurred and is continuing or will haveoccurred and be continuing on the Drawdown Date, and no event has occurred or is continuing which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.
Each of the undersigned hereby covenants and undertakes that, in the event that on the date specified for making available the Loan as stated above, any of the Lenders shall not be obliged under the Loan Agreement to make the Loan available, each of the undersigned shall indemnify and hold such Lenders fully harmless against any losses which such Lenders may sustain as a result of borrowing or agreeing to borrow funds to meet the drawdown requirements as stated above, and the certificate of such Lenders shall (save and except for manifest error) be conclusive and binding on the undersigned as to the extent of any losses sustained by such Lenders.
This Drawdown Notice is effective upon receipt by you and shall be irrevocable.
[Signature Page Follows]

Very truly yours,

FALCON GLOBAL LLC, as a Borrower

By:
Name:
Title:

FALCON PEARL LLC, as a Borrower

By:
Name:
Title:

FALCON DIAMOND LLC, as a Borrower

By:
Name:
Title:

Exhibit 1

Disbursement Instructions

(a)	Tranche A:

(b)	Tranche B:

EXHIBIT J
Interest Notice

[·], 20[·]
DNB Bank ASA, New York Branch, as Facility Agent
200 Park Avenue 31st Floor
New York, NY 10166
Ladies and Gentlemen:
Please be advised that, in accordance with that certain senior secured term loan agreement dated as of [·], 2015 (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms not defined herein having the meaning provided therein), among, inter alios, (1) FALCON GLOBAL LLC, FALCON PEARL LLC AND FALCON DIAMOND LLC, each a limited liability company formed and existing under the laws of the Republic of Marshall Islands, as joint and several borrowers,
(1)DNB Bank ASA, New York Branch, as facility agent and security trustee for the Creditors,
(2)DNB Markets, Inc., Clifford Capital Pte. Ltd. and NIBC Bank N.V., as mandated lead arrangers, (4) DNB Markets, Inc., as book runner, and (5) the financial institutions identified on Schedule 1 to the Loan Agreement (together with any bank or financial institution which becomes a lender pursuant to Section 10 of the Loan Agreement), as lenders, as consented and agreed to by, inter alios, the Guarantors, the undersigned hereby notify you that the duration of the Interest Period to commence [insert date of commencement of next Interest Period] with respect to $     shall be as follows:

Interest Period:    [three or six] months

Each of the undersigned hereby represents and warrants that (a) the representations and warranties stated in Section 2 of the Loan Agreement (updated mutatis mutandis) are true and correct as of the date hereof unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (b) no Event of Default has occurred and is continuing or will have occurred, and no event has occurred or is continuing which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

Very truly yours,

FALCON GLOBAL LLC, as a Borrower

By:
Name:
Title:

FALCON PEARL LLC, as a Borrower

By:
Name:
Title:

FALCON DIAMOND LLC, as a Borrower

By:
Name:
Title:

EXHIBIT K

ASSIGNMENT AND ASSUMPTION AGREEMENT

between

[NAME OF ASSIGNOR]

and

[NAME OF ASSIGNEE]

[·], 20[·]

ASSIGNMENT AND ASSUMPTION AGREEMENT
ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of [·], 20[·] among [NAME OF ASSIGNOR], a [bank]/[corporation] organized under the laws of [JURISDICTION OF ASSIGNOR] (the “Assignor”), and [NAME OF ASSIGNEE], a [bank]/[corporation] organized under the laws of [JURISDICTION OF ASSIGNEE] (the “Assignee”), supplemental to:
(i)that certain senior secured term loan agreement, dated as of [·], 2015 (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), made by and among, inter alios, (1) FALCON GLOBAL LLC, FALCON PEARL LLC AND FALCON DIAMOND LLC, each a limited liability company organized and existing under the laws of the Republic of the Marshall Islands, as joint and several borrowers (each, a “Borrower” and together, the “Borrowers”), (2) DNB Bank ASA, New York Branch, as facility agent for the Creditors (in such capacity, the “Facility Agent”) and as security trustee for the Creditors (in such capacity, the “Security Trustee”), (3) DNB Markets, Inc., Clifford Capital Pte. Ltd. and NIBC Bank N.V., as mandated lead arrangers, (4) DNB Markets, Inc., as book runner, and (5) the financial institutions identified on Schedule 1 to the Loan Agreement, as lenders (the “Lenders”), as consented and agreed to by, inter alios, the Guarantors, the Lenders have agreed to provide to the Borrowers a senior secured term loan facility in the aggregate amount of up to Eighty Million Five Hundred Thousand Dollars ($80,500,000) (the “Loan”);
(ii)the promissory note from the Borrowers in favor of the Facility Agent dated as of [·], 2015 (the “Note”) evidencing the Loan; and
(iii)the Security Documents, any Interest Rate Agreement and any other Transaction Documents.
Except as otherwise defined herein, terms defined in the Loan Agreement shall have the same meaning when used herein.
In consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Pursuant to Section 10 of the Loan Agreement, the Assignor hereby sells, transfers and assigns [·]% of its Commitment (the “Assigned Commitment”) under the Loan Agreement and an undivided share of its right, title and interest in, to and under the Loan Agreement, the Note (including, without limitation, its interest in the indebtedness evidenced by the Note), the Security Documents, any Interest Rate Agreement and any other Transaction Document to the Assignee to the extent of the Assigned Commitment, including a share of the rights of the Assignor with respect to all Commitments under the Loan Agreement equal to the proportion that the amount of the Assigned Commitment bears to the aggregate amount of all Commitments under the Loan Agreement. Simultaneously herewith, the Assignee shall pay to the Assignor an amount equal to $[·], which amount constitutes the product derived by multiplying (a) $[·], being the sum of the present outstanding principal balance of the Loan by the Assignor, by (b) the Assignor’s percentage of interest that the Assigned Commitment bears to the Assignor’s Commitment.
2.The Assignee hereby assumes, and shall be fully liable for, the obligations of the Assignor in respect of the Assigned Commitment under the Loan Agreement (including, but not limited to, the obligation to advance its respective percentage of the Loan as and when required) and undertakes to observe and perform all of the covenants and obligations on the part of the Lenders under the Loan Agreement and to be bound by all of the covenants, obligations, undertakings and provisions contained in the Loan Agreement, any Security Document, any Interest Rate Agreement and any other Transaction Documents as are expressed to be binding on the Lenders and shall hereinafter be deemed a “Lender” for all purposes of the Loan Agreement, the Note, the Security Documents, any Interest Rate Agreement, any other Assignment and Assumption Agreement(s) and any other Transaction Documents, the Assignee’s Commitment thereunder being $[·] in respect of the Loan.
3.The Assignee shall pay an administrative fee of $7,500 to the Facility Agent to reimburse the Facility Agent for its cost in processing the assignment and assumption herein contained.
4.All references in the Note, in each of the Security Documents, in any Interest Rate Agreement and in any of the other Transaction Documents to the Loan Agreement shall be deemed to be references to the Loan Agreement as assigned and assumed pursuant to the terms hereof.

5.The Assignee, by entering into this Agreement, agrees to the terms of Section 15.14 of the Loan Agreement as if fully incorporated herein.
6.The Assignee represents and warrants that it is an Eligible Assignee (as defined in the Loan Agreement).
7.The Assignee irrevocably designates and appoints the Facility Agent and the Security Trustee as its agent and trustee and irrevocably authorizes the Facility Agent and the Security Trustee to take such action on its behalf and to exercise such powers on its behalf under the Loan Agreement, under the Note, under the other Security Documents, under any Interest Rate Agreement and under any other Transaction Documents, each as supplemented hereby, as are delegated to the Facility Agent and the Security Trustee by the terms of each thereof, together with such powers as are reasonably incidental thereto all as provided in Section 15 of the Loan Agreement.
8.Every notice or demand under this Agreement shall be in writing and may be given by telecopy and shall be sent as follows:
If to the Assignor:
[NAME OF ASSIGNOR]
[ADDRESS]
Facsimile No.:
Attention:

If to the Assignee

[NAME OF ASSIGNOR]
[ADDRESS]
Facsimile No.:
Attention:

Every notice or demand hereunder shall be deemed to have been received at the time of receipt thereof.
9.IT IS MUTUALLY AGREED BY AND BETWEEN THE ASSIGNOR AND THE ASSIGNEE THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS ASSIGNMENT.
10.This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflict of law (excluding Section 5-1401 and 5-1402 of the New York General Obligations law).
11.This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart. In the event that either party delivers an executed counterpart of this Agreement by facsimile or electronic transmission, such party shall also deliver an originally executed counterpart as soon as practicable, but the failure to deliver an originally executed counterpart of this Agreement shall not affect the validity or effectiveness of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

EXHIBIT L

ACCOUNTS CONTROL AGREEMENT AMONG
[·],
as Assignor AND
DNB BANK ASA, NEW YORK BRANCH,
as Security Trustee and Account Bank

[·], 2015

Accounts Control Agreement
THIS ACCOUNTS CONTROL AGREEMENT (this “Agreement”) is made as of the [·] day of [·], 2015, by and among (1) [·] LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands, as assignor (the “Assignor”), (2) DNB BANK ASA, New York Branch (“DNB”), not in its individual capacity but solely as security trustee for and on behalf of itself and the other Creditors and (3) DNB, as the account bank (the “Account Bank”), as the bank (as defined in Section 9-102 of the UCC as in effect on the date hereof in the State of New York (the “UCC”)) with which one or more “deposit accounts” (as defined in Section 9-102 of the UCC) are maintained by the Assignor.
WITNESSETH:
WHEREAS:
A.By a senior secured term loan agreement dated as of [·], 2015 (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) made by and among (1) Falcon Global LLC, Falcon Pearl LLC and Falcon Diamond LLC, as joint and several borrowers, (each, a “Borrower” and together, the “Borrowers”), (2) DNB, as facility agent for the Creditors (in such capacity, the “Facility Agent”) and security trustee for the Creditors (in such capacity, the “Security Trustee”), (3) DNB Markets, Inc., Clifford Capital Pte. Ltd. and NIBC Bank N.V., as mandated lead arrangers, (4) DNB Markets, Inc., as book runner, and (5) the financial institutions identified on Schedule 1 to the Loan Agreement (together with any bank or financial institution which becomes a lender pursuant to Section 10 of the Loan Agreement), as lenders (the “Lenders”), as consented and agreed to by, inter alios, the Guarantors, pursuant to which the Lenders have agreed to make available to the Borrowers a senior secured term loan facility in the aggregate amount of up to Eighty Million Five Hundred Thousand Dollars ($80,500,000) for the purposes of providing pre- and post- Delivery Date part financing for the Vessels (the “Loan”). Unless otherwise defined herein, terms defined in the Loan Agreement shall have the same meanings when used herein.
B.The Assignor has opened and maintains the deposit account or deposit accounts with the Account Bank set forth opposite its name in Schedule I attached hereto (each such account, an “Account” and collectively the “Accounts” and, together with the moneys from time to time on deposit therein, the “Collateral”);
C.The Assignor has executed and delivered to the Security Trustee, as security for the Assignor’s obligations under, inter alia, the Loan Agreement, an assignment and pledge of its Account(s) pursuant to an account pledge dated as of the date hereof (the “Account Pledge”) in favor of the Security Trustee; and
D.It is a condition precedent to the availability of the Loan that the Assignor and the Account Bank enter into this Agreement in order to establish “control” (as defined in Section 9-104 of the UCC) in each Account and to provide for the rights of the parties under this Agreement with respect to such Accounts.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration (the receipt and sufficiency whereof are hereby acknowledged), it is hereby agreed as follows:
1.Assignor’s Dealings with Accounts; Notice of Exclusive Control. Until the Account Bank shall have received from the Security Trustee a Notice of Exclusive Control (as defined below), the Assignor shall be entitled to present items drawn on and otherwise to withdraw or direct the disposition of funds from its Account(s) and give instructions in respect of said Account(s); provided, however, that the Assignor may not, and the Account Bank agrees that it shall not permit the Assignor to, without the Security Trustee’s prior written consent, close any Account. If upon the occurrence and during the continuance of an Event of Default the Security Trustee shall give to the Account Bank a notice of the Security Trustee’s exclusive control of the Accounts, which notice states that it is a “Notice of Exclusive Control” (a “Notice of Exclusive Control”), only the Security Trustee shall be entitled to withdraw funds from the Accounts, to give any instructions in respect of the Accounts and any funds held therein or credited thereto or otherwise to deal with the Accounts.

2.	Security Trustee’s Right to Give Instructions as to the Accounts.
(a)Notwithstanding the foregoing or any separate agreement that the Assignor may have with the Account Bank, the Security Trustee shall be entitled, following the occurrence and during the continuance of an Event of Default for purposes of this Agreement, at any time to give the Account Bank instructions as to the withdrawal or disposition of any funds from time to time credited to any Account, or as to any other matters relating to any Account or any other Collateral, without further consent from the Assignor. The Assignor hereby irrevocably authorizes and instructs the Account Bank, and the Account Bank hereby agrees, to comply with any such instructions from the Security Trustee without any further consent from the

Assignor. Such instructions may include the giving of stop payment orders for any items being presented to any Account for payment. The Account Bank shall be fully entitled to rely on, and shall comply with, such instructions from the Security Trustee even if such instructions are contrary to any instructions or demands that the Assignor may give to the Account Bank. In case of any conflict between instructions received by the Account Bank from the Security Trustee and from the Assignor, the instructions from the Security Trustee shall prevail.
(b)It is understood and agreed that the Account Bank’s duty to comply with instructions from the Security Trustee regarding the Accounts is absolute, and the Account Bank shall be under no duty or obligation, nor shall it have the authority, to inquire or determine whether or not such instructions are in accordance with the Account Pledge, the Loan Agreement or any other Transaction Document, nor seek confirmation thereof from the Assignor or any other Person.
3.Assignor’s Exculpation and Indemnification of Account Bank. The Assignor hereby irrevocably authorizes and instructs the Account Bank to follow instructions from the Security Trustee regarding its Account(s) even if the result of following such instructions from the Security Trustee is that the Account Bank dishonors items presented for payment from any such Account. The Assignor further confirms that the Account Bank shall have no liability to the Assignor for wrongful dishonor of such items in following such instructions from the Security Trustee. The Account Bank shall have no duty to inquire or determine whether any of the Assignor’s obligations to the Security Trustee are in default or whether the Security Trustee is entitled, under any separate agreement between the Assignor and the Security Trustee, to give any such instructions. The Assignor further agrees to be responsible for the Account Bank’s customary charges and to indemnify the Account Bank from and to hold the Account Bank harmless against any loss, cost or expense that the Account Bank may sustain or incur in acting upon instructions which the Account Bank believes in good faith to be instructions from the Security Trustee excluding any loss, cost or expense to the extent incurred as a direct result of the gross negligence or willful misconduct of the Account Bank.
4.Subordination of Security Interests; Account Bank’s Recourse to Accounts. The Account Bank hereby subordinates any claims and security interests it may have against, or with respect to, any Account at any time established or maintained with it by the Assignor (including any amounts, investments, instruments or other Collateral from time to time on deposit therein) to the security interests of the Security Trustee (for the benefit of the Lenders) therein, and agrees that no amounts shall be charged by it to, or withheld or set-off or otherwise recouped by it from, any Account of the Assignor or any amounts, investments, instruments or other Collateral from time to time on deposit therein; provided that the Account Bank may, however, from time to time debit the Accounts for any of its customary charges in maintaining the Accounts or for reimbursement for the reversal of any provisional credits granted by the Account Bank to any Account, to the extent, in each case, that the Assignor has not separately paid or reimbursed the Account Bank therefor.
5.Representations, Warranties and Covenants of Account Bank. The Account Bank represents and warrants to the Security Trustee that:
(a)The Account Bank constitutes a “bank” (as defined in Section 9-102 of the UCC), that the jurisdiction (determined in accordance with Section 9-304 of the UCC) of the Account Bank for purposes of each Account maintained by the Assignor with the Account Bank shall be the State of New York.

(b)	Each of the Accounts is a “deposit account” (as defined in Section 9-102 of the UCC);
(c)The Account Bank shall not permit the Assignor to establish any demand, time, savings, passbook or other account with it which does not constitute an “account” (as defined in Section 9-102 of the UCC).
(d)The account agreements between the Account Bank and the Assignor relating to the establishment and general operation of the Accounts provide, whether specifically or generally, that the laws of New York govern secured transactions relating to the Accounts and that the Account Bank’s “jurisdiction” for purposes of Section 9-304 of the UCC in respect of the Accounts is New York. The Account Bank will not, without the Security Trustee’s prior written consent, amend any such account agreement so that the Account Bank’s jurisdiction for purposes of Section 9-304 of the UCC is other than a jurisdiction permitted pursuant to preceding clause (a). The Account Bank will promptly furnish to the Security Trustee a copy of the account agreement for each Account hereafter established by the Account Bank for the Assignor.
(e)The Account Bank has not entered and will not enter, into any agreement with any other Person by which the Account Bank is obligated to comply with instructions from such other Person as to the disposition of funds from any Account or other dealings with any Account or other of the Collateral.
(f)On the date hereof, the Account Bank maintains no Accounts for the Assignor other than the Accounts specifically identified in Schedule I hereto.
(g)Any items or funds received by the Account Bank for any of the Assignor’s accounts will be credited to said Accounts specified in paragraph (f) above.
(h)The Account Bank will promptly notify the Security Trustee of each Account hereafter established by the Account Bank for the Assignor (which notice shall specify the account number of such Account and the location at which the Account is maintained), and each such new Account shall be subject to the terms of this Agreement in all respects.
6.Account Statements and Information. The Account Bank agrees, and is hereby authorized and instructed by the Assignor, to furnish to the Security Trustee, at its address indicated below, copies of all account statements and other information relating to each Account that the Account Bank sends to the Assignor and to disclose to the Security Trustee all information requested by the Security Trustee regarding any Account.
7.Conflicting Agreements. This Agreement shall have control over any conflicting agreement between the Account Bank and the Assignor.
8.Merger or Consolidation of Account Bank. Without the execution or filing of any paper or any further act on the part of any of the parties hereto, any bank into which the Account Bank may be merged or with which it may be consolidated, or any bank resulting from any merger to which the Account Bank shall be a party, shall be the successor of the Account Bank hereunder and shall be bound by all provisions hereof which are binding upon the Account Bank and shall be deemed to affirm as to itself all representations and warranties of the Account Bank contained herein.
9.Further Assurances. The Assignor agrees that if this Agreement shall in the reasonable opinion of the Assignee, at any time be deemed by the Assignee for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Assignee may be required in order to more effectively accomplish the purposes of this Agreement.
10.Remedies; Remedies Cumulative and Not Exclusive; No Waiver. Each and every right, power and remedy herein given to the Assignee shall be cumulative and shall be in addition to every other right, power and remedy of the Assignee now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Assignee, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Assignee in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by the Assignor shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Assignee of any security or of any payment of or on account of any of the amounts due from the Assignor to the Assignee under or in connection with the Loan Agreement or any documents delivered in connection therewith and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right to take advantage of any future breach or default or of any past breach or default not completely cured thereby.
11.Invalidity. In case any one or more of the provisions contained in this Agreement would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the Assignor, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby. In the event that it should transpire that by reason of any law or regulation, or by reason of a ruling of any court, or by any other reason whatsoever, the assignment herein contained is either wholly or partly defective, the Assignor hereby undertakes to furnish the Assignee with an alternative assignment or alternative security and/or to do all such other acts as, in the reasonable opinion of the Assignee, shall be required in order to ensure and give effect to the full intent of this Agreement.
12.Continuing Security. It is declared and agreed that the security created by this Agreement shall be held by the Assignee as a continuing security for the payment of all moneys which may at any time and from time to time be or become payable by the Assignor under the Loan Agreement, the Note or any other Transaction Document and that the security so created shall not be satisfied by an intermediate payment or satisfaction of any part of the amount hereby secured and that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Assignee for all or any part of the moneys hereby secured. Notwithstanding the foregoing, the Assignee shall not be entitled to collect amounts under this Agreement which are greater than the then outstanding amount under the Loan Agreement, the Note and any other Transaction Document.
13.Waiver; Amendment. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Assignee and the Assignor.
14.Termination. If the Assignor has irrevocably and indefeasibly paid and discharged all of its obligations under or in connection with the Loan Agreement, the Note and the other Transaction Documents or is released therefrom in accordance with the terms thereof, all of the right, title and interest herein assigned shall revert to the Assignor and this Agreement shall terminate.
15.WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND AMONG THE ASSIGNOR, THE ASSIGNEE AND THE ACCOUNT BANK THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.
16.Notices. Notices and other communications hereunder shall be in writing and may be sent by telecopy as follows:
If to the Assignor:

[ASSIGNOR]
c/o SEACOR Marine LLC
7910 Main St. 2nd Floor
Houma, Louisiana 70360
Attention: President
Facsimile No.: 985-876-5444

with a copy to:
SEACOR Holdings Inc.
2200 Eller Drive
P.O. Box 13038
Ft. Lauderdale, FL 33316
Attn: Legal Department
Facsimile No.: 954-527-1772

If to the Security Trustee:
DNB BANK ASA, New York Branch
200 Park Avenue, 31st Floor
New York, NY 10166-0369
Attention: Credit Middle Office / Loan Services Dept.
Facsimile No.:(212) 681-4123

If to the Account Bank:
DNB BANK ASA, New York Branch
200 Park Avenue, 31st Floor
New York, NY 10166-0369
Attention: Credit Middle Office / Loan Services Dept.
Facsimile No.: (212) 681-4123

or to such other address as either party shall from time to time specify in writing to the other. Any notice sent by facsimile shall be confirmed by letter dispatched as soon as practicable thereafter.
Every notice or other communication shall, except so far as otherwise expressly provided by this Agreement, be deemed to have been received (provided that it is received prior to 2 p.m. New York time; otherwise it shall be deemed to have been received on the next following Banking Day) in the case of a facsimile on the date of dispatch thereof (provided further that if the date of dispatch is not a Banking Day in the locality of the party to whom such notice or demand is sent, it shall be deemed to have been received on the next following Banking Day in such locality), and in the case of a letter, at the time of receipt thereof.
17.Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflict of law (excluding Section 5-1401 and 5-1402 of the New York General Obligations law).
18.Submission to Jurisdiction. The Assignor hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any of the Creditors under this Agreement or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the Assignor by mailing or delivering the same by hand to the Assignor at the address indicated for notices in Section 16. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Assignor as such, and shall be legal and binding upon the Assignor for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Assignor to the Creditors) against the Assignor in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. The Assignor will advise the Assignee promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Creditors may bring any legal action or proceeding in any other appropriate jurisdiction.
19.Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Assignee in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.
20.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart. In the event that the Assignor delivers an executed counterpart of this Agreement by facsimile or electronic transmission, the Assignor shall also deliver an originally executed counterpart as soon as practicable, but the failure of the Assignor to deliver an originally executed counterpart of this Agreement shall not affect the validity or effectiveness of this Agreement.
[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

Assignor:

By:
Name:
Title:

Security Trustee:
DNB BANK ASA, NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

Account Bank:
DNB BANK ASA, NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I

Accounts

Assignor	Type/Name of Account	Account No:

Operating Account

EXHIBIT M

OPERATING ACCOUNT PLEDGE
between [VESSEL OWNER],
as Assignor and
DNB BANK ASA, NEW YORK BRANCH,
as Security Trustee and as Assignee

[·], 2015

OPERATING ACCOUNT PLEDGE
THIS OPERATING ACCOUNT PLEDGE (this “Pledge”) is made as of the [·] day of [·], 2015, by and between [VESSEL OWNER], a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (the “Assignor”), and DNB BANK ASA, New York Branch (“DNB”), in its capacity as security trustee for and on behalf of itself and the other Creditors (the “Assignee”).
WITNESSETH:
WHEREAS:
A.By a senior secured term loan agreement dated as of [·], 2015 (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) made by and among (1) Falcon Global LLC, Falcon Pearl LLC and Falcon Diamond LLC, as joint and several borrowers (each, a “Borrower” and together, the “Borrowers”), (2) DNB, as facility agent for the Creditors (in such capacity, the “Facility Agent”) and security trustee for the Creditors (in such capacity, the “Security Trustee”), (3) DNB Markets, Inc., Clifford Capital Pte. Ltd. and NIBC Bank N.V., as mandated lead arrangers, (4) DNB Markets, Inc., as book runner, and (5) the financial institutions identified on Schedule 1 to the Loan Agreement (together with any bank or financial institution which becomes a lender pursuant to Section 10 of the Loan Agreement), as lenders (the “Lenders”), as consented and agreed to by, inter alios, the Guarantors, pursuant to which the Lenders have agreed to make available to the Borrowers a senior secured term loan facility in the aggregate amount of up to Eighty Million Five Hundred Thousand Dollars ($80,500,000) for the purposes of providing pre- and post- Delivery Date part financing for the Vessels (the “Loan”);
B.The Assignor has opened and maintains an account with account number [     ] (the “Operating Account”) with DNB (the “Account Bank”); and
C.It is a condition precedent to the availability of the Loan that the Assignor execute and deliver to the Assignee, as security for its obligations under the Loan Agreement, the Note and the other relevant Transaction Documents, an assignment and pledge of the Operating Account in favor of the Assignee.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration (the receipt and sufficiency whereof are hereby acknowledged), and by way of security for the due performance of the obligations of the Assignor under the Loan Agreement, the Note and the other relevant Transaction Documents, it is hereby agreed as follows:
1.Defined Terms.    Unless otherwise defined herein, terms defined in the Loan Agreement shall have the same meanings when used herein. For the purposes of this Pledge, when any term is modified by the word “relevant” such term shall be construed to mean with respect to, among others, as the case may be, the Assignor.
2.Grant of Security. As security for the complete payment to the Assignee of all sums owing by the Assignor to the Assignee whether for principal, interest, fees, expenses or otherwise, under and in connection with the Loan Agreement, the Note and the other relevant Transaction Documents or otherwise, and the due and punctual performance by the Assignor of its obligations in connection with the foregoing, including, without limitation, the due and punctual performance by the Assignor of all its obligations under this Pledge now or hereafter existing hereinafter (the “Obligations”), the Assignor, as legal and beneficial owner, does hereby assign, transfer and set over unto the Assignee absolutely and does hereby grant a security interest in, all of its right, title and interest, present and future, in and to the Operating Account and all moneys from time to time on deposit in the Operating Account, together with interest on the foregoing and proceeds thereof.
3.Representations and Warranties. The parties hereto acknowledge and agree that the Operating Account is a “deposit account” as such term in set forth in the Code. The Assignor does hereby warrant and represent that it has not assigned or pledged, and hereby covenants that it will not assign or pledge so long as this Pledge shall remain in effect, any of its right, title or interest in the whole or any part of the property hereby assigned to anyone other than the Assignee or as permitted by the Loan Agreement, and it will not take or omit to take any action, the taking or omission of which might result in a material alteration or impairment of the rights hereby assigned or any of the rights created in this Pledge; the Assignor further represents that the lien created hereby constitutes a perfected first priority security interest in the Operating Account in favor of the Assignee; the Assignor shall not create, assume or suffer to exist any additional lien, charge, security interest, writ, order, judgment, warrant of attachment, execution or similar process upon the Operating Account. The Assignor does hereby constitute the Assignee the Assignor’s true and lawful attorney irrevocably, with full power (in the name of the Assignor or otherwise) upon the occurrence and during the continuance of an Event of Default (i) to set off and apply all moneys in the Operating Account in or towards satisfaction of any and all moneys, obligations and liabilities hereby secured and in such order as the Assignee in its absolute discretion may from time to time conclusively determine, (ii) to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys assigned hereby, (iii) to endorse any checks or other instruments or orders in connection therewith, and (iv) to file any claims or take any action or institute any proceedings which the Assignee may deem to be necessary or advisable in the premises.
4.Accounts Control Agreement. The Assignor represents that it has entered into an accounts control agreement which provides, inter alia, that the Operating Account shall be under the control of the Assignee, and that the Assignor shall have the right to withdraw and otherwise direct the disposition of funds in the Operating Account until such time as the Assignee shall have issued a notice to the Account Bank of its exclusive right to direct withdrawals from the Operating Account and to exercise all rights with respect to all of the funds in the Operating Account after the occurrence and during the continuance of an Event of Default.
5.Application of Proceeds. All moneys collected or received from time to time by the Assignee pursuant to this Pledge shall be applied in accordance with the terms and provisions of the Loan Agreement.
6.Further Assurances. The Assignor agrees that if this Pledge shall in the reasonable opinion of the Assignee, at any time be deemed by the Assignee for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Assignee may be required in order to more effectively accomplish the purposes of this Pledge.
7.Remedies; Remedies Cumulative and Not Exclusive; No Waiver. Each and every right, power and remedy herein given to the Assignee shall be cumulative and shall be in addition to every other right, power and remedy of the Assignee now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Assignee, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Assignee in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by the Assignor shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Assignee of any security or of any payment of or on account of any of the amounts due from the Assignor to the Assignee under or in connection with the Loan Agreement or any documents delivered in connection therewith and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right to take advantage of any future breach or default or of any past breach or default not completely cured thereby.
8.Invalidity. In case any one or more of the provisions contained in this Pledge would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the Assignor, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby. In the event that it should transpire that by reason of any law or regulation, or by reason of a ruling of any court, or by any other reason whatsoever, the assignment herein contained is either wholly or partly defective, the Assignor hereby undertakes to furnish the Assignee with an alternative assignment or alternative security and/or to do all such other acts as, in the reasonable opinion of the Assignee, shall be required in order to ensure and give effect to the full intent of this Pledge.
9.Continuing Security. It is declared and agreed that the security created by this Pledge shall be held by the Assignee as a continuing security for the Obligations which may at any time and from time to time be or become payable and that the security so created shall not be satisfied by an intermediate payment or satisfaction of any part of the amount hereby secured andthat the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Assignee for all or any part of the Obligations hereby secured.
10.Waiver; Amendment. None of the terms and conditions of this Pledge may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Assignee and the Assignor.
11.Termination. When all of the Obligations shall have been fully satisfied, the Assignee agrees that the security interest granted hereby shall terminate and it shall forthwith release the Assignor from its Obligations hereunder and the Assignee, at the request and expense of the Assignor, will promptly execute and deliver to the Assignor a proper instrument or instruments acknowledging the satisfaction and termination of this Pledge, and all rights, title and interests herein assigned shall revert to the Assignor, and this Pledge shall terminate.

12.WAIVER OF JURY TRIAL. EACH OF THE ASSIGNOR AND THE ASSIGNEE HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ANY BENEFICIARY HEREOF ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS PLEDGE.
13.Notices. Notices and other communications hereunder shall be in writing and may be sent by facsimile as follows:
If to the Assignor:
[VESSEL OWNER]
c/o SEACOR Marine LLC 7
910 Main St. 2nd Floor
Houma, Louisiana 70360
Attention: President
Facsimile No.: 985-876-5444

with a copy to:
SEACOR Holdings Inc.
2200 Eller Drive
P.O. Box 13038
Ft. Lauderdale, FL 33316
Attn: Legal Department
Facsimile No.: 954-527-1772

If to the Assignee:

DNB BANK ASA, New York Branch
200 Park Avenue, 31st Floor
New York, NY 10166-0369
Attention: Credit Middle Office / Loan Services
Department Facsimile No.:(212) 681-4123
Email: nyloanscsd@dnb.no

or to such other address as either party shall from time to time specify in writing to the other. Any notice sent by facsimile shall be confirmed by letter dispatched as soon as practicable thereafter.
Every notice or other communication shall, except so far as otherwise expressly provided by this Pledge, be deemed to have been received (provided that it is received prior to 2 p.m. New York time; otherwise it shall be deemed to have been received on the next following Banking Day) in the case of a facsimile on the date of dispatch thereof (provided further that if the date of dispatch is not a Banking Day in the locality of the party to whom such notice or demand is sent, it shall be deemed to have been received on the next following Banking Day in such locality), and in the case of a letter, at the time of receipt thereof.
14.Applicable Law. This Pledge shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflict of law (excluding Section 5-1401 and 5-1402 of the New York General Obligations law).
15.Submission to Jurisdiction. The Assignor hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any of the Creditors under this Pledge or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the Assignor by mailing or delivering the same by hand to the Assignor at the address indicated for notices in Section 13. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Assignor as such, and shall be legal and binding upon the Assignor for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Assignor to the Creditors) against the Assignor in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. The Assignor will advise the Assignee promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Creditors may bring any legal action or proceeding in any other appropriate jurisdiction.
16.Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Assignee in order to carry out the intentions of the parties hereto as nearly as may be possible;and (ii) the invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.
17.Counterparts. This Pledge may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of this Pledge by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart. In the event that the Assignor delivers an executed counterpart of this Agreement by facsimile or electronic transmission, the Assignor shall also deliver an originally executed counterpart as soon as practicable, but the failure of the Assignor to deliver an originally executed counterpart of this Pledge shall not affect the validity or effectiveness of this Pledge.
18.Headings. In this Pledge, section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Pledge.
[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Pledge to be executed as of the day and year first above written.

Assignor:
[VESSEL OWNER]

By:
Name:
Title:

Assignee:
DNB BANK ASA, NEW YORK BRANCH as Security Trustee

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT N

APPROVED MANAGER’S UNDERTAKING
[·], 2015
DNB BANK ASA, New York Branch
200 Park Avenue, 31st Floor
New York, NY 10166-0369
Attention: Mrs. Barbara Gronquist
Mr. Stian Lovseth]

[·] (the “Owner”)
Dear Sirs:
[·] (hereinafter referred to as either the “Manager”, “we”, “us” or “our”) hereby refers to that certain senior secured term loan agreement dated as of [·], 2015 (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among (1) Falcon Global LLC, Falcon Pearl LLC and Falcon Diamond LLC, as joint and several borrowers, (2) DNB Bank ASA, New York Branch, as facility agent for the Creditors (in such capacity, the “Facility Agent”) and security trustee for the Creditors (in such capacity, (the “Security Trustee”), (3) DNB Markets, Inc., Clifford Capital Pte. Ltd. and NIBC Bank N.V., as mandated lead arrangers, (4) DNB Markets, Inc., as book runner, and (5) the financial institutions identified on Schedule 1 to the Loan Agreement (together with any bank or financial institution which becomes a lender pursuant to Section 10 of the Loan Agreement), as lenders (the “Lenders”), as consented and agreed to by, inter alios, the Guarantors.
We hereby confirm that we have been appointed as the manager of the Marshall Islands flag vessel [·] (the “Vessel”), Official No. [·], pursuant to a management agreement (the “Management Agreement”), dated as of [·], 20[·], between the Owner and ourselves.
The Manager hereby represents and warrants that:

(a)
it is duly formed or organized and is validly existing in good standing under the laws of its jurisdiction of formation, has full power to carry on its business as now being conducted and to enter into and perform its obligations under this letter, and has complied with all statutory, regulatory and other requirements relative to such business and this letter;

(b)
all necessary limited liability company action has been taken to authorize, and all necessary consents and authorities have been obtained and remain in full force and effect to permit it to enter into and perform its obligations under this letter and no further consents or authorities are necessary for the performance thereof;

(c)
this letter constitutes or will, when executed and delivered, constitute the legal, valid and binding obligations of the Manager, enforceable against it in accordance with its terms, except to the extent that such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights;

(d)
the execution and delivery of, and the performance of the provisions of this letter do not contravene any applicable law or regulation existing at the date hereof material to the conduct of its business or any contractual restriction binding on the Manager or its certificate of formation or operating agreement (or equivalent instruments);

(e)
the copy of the Management Agreement attached hereto is a true and complete copy of the Management Agreement, and that there have been no amendments or variations thereto or defaults thereunder by us or, to the best of our knowledge and belief, the Owner;

(f)
it is not necessary for the legality, validity, enforceability or admissibility into evidence of this letter that it or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar Taxes (as defined in the Loan Agreement) be paid on or in relation to this letter;

(g)
no action, suit or proceeding is pending or threatened against it before any court, board of arbitration or administrative agency which is reasonably likely to result in a Material Adverse Effect (as defined in the Loan Agreement);

(h)	it is not in default under any material agreement by which it is bound, or is in default in respect of any financial commitments or obligations which in the aggregate exceed $1,000,000;

(i)	it has insured its properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses;

(j)
it has filed all tax returns required to be filed by it and has paid all taxes payable by it which have become due, other than those not yet delinquent and except for those taxes being contested in good faith and by appropriate proceedings or other acts and for which adequate reserves shall have been set aside on its books;

(k)	it is not subject to the United States Employment Retirement Income Security Act of 1974 (ERISA), as amended, and any successor statute and regulation promulgated thereunder;

(l)	the Manager’s chief executive office and chief place of business and the office in which the records relating to its earnings and other receivables are kept is located at [ ].

(m)
(A) except as heretofore disclosed in writing to the Facility Agent (i) the Manager will, when required under applicable law to operate its business as then being conducted, be in compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements to which any is a party relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by- products (“Materials of Environmental Concern”), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials ofEnvironmental Concern (“Environmental Laws”); (ii) the Manager will, when required under applicable law, have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws (“Environmental Approvals”) and will, when required under applicable law, be in compliance with all Environmental Approvals required to operate their business as then being conducted; (iii) the Manager has not received any notice of any claim, action, cause of action, investigation or demand by any person, entity, enterprise or Governmental Authority (as defined in the Loan Agreement), alleging potential liability for, or a requirement to incur, material investigator costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys’ fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval (“Environmental Claim”) (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by it in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)); and (iv) there are no circumstances that may prevent or interfere with such full compliance in the future; and (B) except as heretofore disclosed in writing to the Facility Agent there is no Environmental Claim pending or threatened against the Manager and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against the Manager, the adverse disposition of which is reasonably likely to result in a Material Adverse Effect;

(n)	there are no proceedings or actions pending or contemplated by the Manager, or to its knowledge contemplated by any third party, to dissolve or terminate the Manager;

(o)
(i) the sum of its assets, at a fair valuation, does and will exceed its liabilities, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, (ii) the present fair market salable value of its assets is not and shall not be less than the amount that will be required to pay its probable liability on its then existing debts, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, as they mature, (iii) it does not and will not have unreasonably small working capital with which to continue its business and (iv) it has not incurred, does not intend to incur and does not believe it will incur, debts beyond its ability to pay such debts as they mature;

(p)	it is in compliance with all applicable laws except where the failure to comply would not, alone or in the aggregate, be reasonably likely to result in a Material Adverse Effect;

(q)
it and each of its subsidiaries is and has been in compliance with Anti-Money Laundering Laws (as defined in the Loan Agreement). Neither the Manager, nor any of its subsidiaries, nor any of their directors and officers, is (i) a Restricted Party (as defined in the Loan Agreement); (ii) in breach of Sanctions (as defined in the Loan Agreement); or (iii) to their knowledge subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any breach or alleged breach of Sanctions; and

(r)
all representations, covenants and warranties of the Manager made herein and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the making of this undertaking.

In consideration of the Creditors (as defined in the Loan Agreement) granting their approval to our appointment as manager of the Vessel, we hereby irrevocably and unconditionally undertake with the Creditors as follows that:

(a)
all claims of whatsoever nature which we have or may at any time hereafter have against or in connection with the Vessel, its earnings, insurances or requisition compensation, or against the Owner, shall rank after and be in all respects subordinate to all of the rights and claims of the Creditors against such property or persons; provided, however, so long as no Event of Default (as defined in the Loan Agreement) shall have occurred or be continuing, any amount due to us under the Management Agreement may be paid by the Owner;

(b)
we shall not institute any legal or quasi-legal proceedings under any jurisdiction at any time hereafter against the Vessel, its earnings, insurances or requisition compensation, or against the Owner in any capacity without the Facility Agent’s express, prior written consent;

(c)
we shall upon the Facility Agent’s written request deliver to the Facility Agent all documents of whatever nature held by us or any sub-manager appointed by us in connection with the Owner or the Vessel, its earnings, insurances or requisition compensation;

(d)
we shall not do, or omit to do, or cause anything to be done or omitted, which might be contrary to or incompatible with the obligations undertaken by the Owner under the Loan Agreement and the other Transaction Documents (as defined in the Loan Agreement);

(e)
we shall not agree or purport to agree to any material amendment or variation or termination of the Management Agreement without the prior written consent of the Lenders, except where the amendment or variation is required to comply with applicable laws or regulations;

(f)
we shall (i) direct and procure that all moneys payable to us or through us with respect to any charter or other contract of employment with respect to the Vessel (“Charter Revenue”) shall be paid directly into (A) our account at [DNB Bank ASA, Grand Cayman Branch]1 (Account No. [·]) (the “SEACOR Account”), or (B) the Owner’s Operating Account (as defined in the Loan Agreement), and (ii) direct and procure that all Charter Revenue received into the SEACOR Account shall be remitted from such account to the Owner’s Operating Account (as defined in the Loan Agreement) as soon as possible after receipt thereof but in any event within seven (7) days of receipt;

(g)
we shall ensure that no Charter Revenue shall be paid into or through any account which is pledged or assigned to, or otherwise encumbered or subject to any rights of setoff in favor of, any entity or person other than the Security Trustee and we shall not create, incur, assume or suffer to exist any Lien upon any of the Charter Revenue, whether now owned or hereafter acquired;

(h)
we shall procure that any sub-manager appointed by us will, on or before the date of such appointment, enter into an undertaking in favor of the Creditors in substantially the same form as this letter;

(i)	we shall advise the Facility Agent in writing prior to our ceasing to be the manager of the Vessel; and

(j)	we shall immediately advise the Facility Agent in writing if the Vessel’s Safety Management Certificate is withdrawn.
Upon satisfaction of the indebtedness of the Owner to the Creditors under the Loan Agreement and the other applicable Transaction Documents, our obligations hereunder shall terminate.
The provisions of this letter shall be governed by, and construed in accordance with, the laws of the State of New York.
Any legal action or proceeding with respect to this letter may be brought in any New York State court or Federal court of the United States of America sitting in New York City and any appellate court from any thereof or such other courts having jurisdiction over such action or proceeding as the Lender may select. By execution and delivery of this letter and for the exclusive benefit of the Lenders, we irrevocably and generally and unconditionally accept the jurisdiction of such courts. We hereby irrevocably appoint SEACOR Marine LLC (the “Process Agent”), with an office on the date hereof at 7910 Main St., 2nd Floor, Houma, Louisiana 70360, United States, as our agent to receive on behalf of ourselves and our property service of copies of any summons and complaint and any other process which may be served in any suit, action or proceeding arising out of or relating to this letter. Such service may be made by mailing or delivering a copy of such process to us in care of the Process Agent at the Process Agent's above address, and we hereby irrevocably authorize the Process Agent to accept such service on our behalf.
[Signature page follows]

[ ]

By:
Name:
Title:

COPY OF MANAGEMENT AGREEMENT

EXHIBIT O
ASSIGNMENT OF INTEREST RATE AGREEMENT
THIS ASSIGNMENT OF INTEREST RATE AGREEMENT, dated [·], 20[·] (this “Assignment”), is made by [·], a limited liability company organized under the laws of the Republic of the Marshall Islands (the “Assignor”), to and in favor of DNB BANK ASA, NEW YORK BRANCH in its capacity as Security Trustee for and on behalf of itself and the other Creditors under the Loan Agreement described below (the “Assignee”).
PRELIMINARY STATEMENTS
WHEREAS, [·], in its capacity as swap bank (the “Swap Bank”) and the Assignor have entered into a Master Agreement [(on the [2002] ISDA (Multicurrency - Crossborder) form)], dated [·] (said Master Agreement, including all Transactions (as defined therein) entered into pursuant thereto, and Confirmations (as defined therein) exchanged thereunder, from time to time, as the same may be amended or supplemented from time to time, collectively, the “Interest Rate Agreement”);
WHEREAS, pursuant to that certain senior secured term loan agreement, dated as of [·], 2015 (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) made by and among (i) FALCON GLOBAL LLC, FALCON PEARL LLC AND FALCON DIAMOND LLC, each a limited liability company organized and existing under the laws of the Republic of the Marshall Islands, as joint and several borrowers (each, a “Borrower” and together, the “Borrowers”), (ii) DNB, as facility agent for the Creditors (in such capacity, the “Facility Agent”) and security trustee for the Creditors (in such capacity, the “Security Trustee”), (iii) DNB Markets, Inc., Clifford Capital Pte. Ltd. and NIBC Bank N.V., as mandated lead arrangers, (iv) DNB Markets, Inc., as book runner, and (v) the financial institutions identified on Schedule 1 thereto (together with any bank or financial institution which becomes a lender pursuant to Section 10 of the Loan Agreement), as lenders (the “Lenders”), as consented and agreed to by, inter alios, the Guarantors, the Lenders have agreed to provide to the Borrowers the Loan (as defined in the Loan Agreement);
WHEREAS, it is a condition precedent to the Lenders making the Loan available to the Borrowers under the Loan Agreement that the Assignor shall have executed and delivered to the Assignee this Assignment;
NOW, THEREFORE, in consideration of the foregoing, the Assignor hereby agrees as follows (with the terms used herein and not otherwise defined having the meaning ascribed thereto in the Loan Agreement or the Interest Rate Agreement, as applicable):
The Assignor has sold, assigned, transferred and set over and, by this instrument does sell, assign, transfer and set over, unto the Assignee, and unto the Assignee’s successors and assigns, to it and its successors’ and assigns’ own proper use and benefit, and, as collateral security for the Assignor’s indebtedness to the Creditors now or hereafter existing under the Loan Agreement, the Interest Rate Agreement described therein and the other Transaction Documents, does hereby grant the Assignee a security interest in, all of the Assignor’s right, title and interest in and to: (i) the Interest Rate Agreement, (ii) all moneys due and to become due to the Assignor under the Interest Rate Agreement, (iii) all claims for damages arising out of the breach of the Interest Rate Agreement and rights to terminate any Transaction, and (iv) any proceeds of any of the foregoing.
The Assignor hereby warrants that the Assignor will promptly obtain the consent of the Swap Bank as evidenced by the execution by the Swap Bank of the Consent and Agreement in the form attached as Annex A.
Upon satisfaction of all indebtedness of the Assignor to the Creditors secured by this Assignment, the Assignee will, at the request and cost of the Assignor, release the collateral assigned hereby and terminate this Assignment.
The Assignor hereby agrees that so long as this Assignment is in effect it will not terminate, or consent to the termination of, the Interest Rate Agreement (including any Transaction), or amend, modify, supplement, or waive any material term of the Interest Rate Agreement (including any Transaction), in each case without first obtaining the written consent of the Assignee therefor. The Assignor hereby agrees to furnish the Assignee in writing with any information which it reasonably requests in relation to the Interest Rate Agreement.
No amendment or modification of the Interest Rate Agreement (including any Transaction), and no consent, waiver or approval with respect thereto shall be valid unless joined in, in writing, by the Assignee. No notice, request or demand under the Interest Rate Agreement shall be valid as against the Assignee unless and until a copy thereof is furnished to the Assignee.

It is expressly agreed that anything herein contained to the contrary notwithstanding, the Assignee shall have no obligation or liability under the Interest Rate Agreement by reason of or arising out of this Assignment nor shall the Assignee be required or obligated in any manner to perform or to fulfill any obligations of the Assignor under or pursuant to the Interest Rate Agreement nor to make any payment nor to make any inquiry as to the nature or sufficiency of any payment received by the Assignee nor to present or file any claim, nor to take any other action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled hereunder at any time or times.
The Assignor does hereby constitute the Assignee, its successors and assigns, the Assignor’s true and lawful attorney, irrevocably, with full power (in the name of the Assignor or otherwise), upon the occurrence of any Event of Default, to ask, require, demand, receive, compound and give acquittance for any and all moneys, claims, property and rights hereby assigned, to endorse any checks or other instruments or orders in connection therewith and to file any claims or to take any action or institute any proceedings which the Assignee may deem to be necessary or advisable in the premises.
The powers and authority granted to the Assignee herein have been given for a valuable consideration and are hereby declared to be irrevocable.
The Assignor agrees that at any time and from time to time, upon the written request of the Assignee, the Assignor will promptly and duly execute and deliver any and all such further instruments and documents as the Assignee may deem desirable in obtaining the full benefits of this Assignment and of the rights and powers herein granted.
The Assignor does hereby represent and warrant that the Interest Rate Agreement is in full force and effect and is enforceable in accordance with the terms thereof and the Assignor is not in default thereunder. The Assignor does hereby further warrant and represent that neither the whole nor any part of the right, title and interest hereby assigned are the subject of any present assignment or pledge, and hereby covenants that, without the prior written consent thereto of the Assignee, so long as this Assignment shall remain in effect, the Assignor will not assign or pledge the whole or any part of the right, title and interest hereby assigned to anyone other than the Assignee, its successors or assigns, and the Assignor will not take or omit to take any action, the taking or omission of which might result in any alteration or impairment of said rights or this Assignment.
1.Application of Proceeds. All moneys collected or received from time to time by the Assignee pursuant to this Assignment shall be dealt with as provided in Section 8.2 of the Loan Agreement.
2.Further Assurances. The Assignor agrees that if this Assignment shall in the reasonable opinion of the Assignee, at any time be deemed by the Assignee for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Assignee may be required in order to more effectively accomplish the purposes of this Assignment.
3.Remedies; Remedies Cumulative and Not Exclusive; No Waiver. Each and every right, power and remedy herein given to the Assignee shall be cumulative and shall be in addition to every other right, power and remedy of the Assignee now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Assignee, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Assignee in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by the Assignor shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Assignee of any security or of any payment of or on account of any of the amounts due from the Assignor to the Assignee under or in connection with the Loan Agreement or any documents delivered in connection therewith and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right to take advantage of any future breach or default or of any past breach or default not completely cured thereby.
4.Invalidity. In case any one or more of the provisions contained in this Assignment would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the Assignor, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby. In the event that it should transpire that by reason of any law or regulation, or by reason of a ruling of any court, or by any other reason whatsoever, the assignment herein contained is either wholly or partly defective, the Assignor hereby undertakes to furnish the Assignee with an alternative assignment or alternative security and/or to do all such other acts as, in the reasonable opinion of the Assignee, shall be required in order to ensure and give effect to the full intent of this Assignment.

5.Continuing Security. It is declared and agreed that the security created by this Assignment shall be held by the Assignee as a continuing security for the payment of all moneys which may at any time and from time to time be or become payable by the Assignor under the Loan Agreement, the Note or any other Transaction Document and that the security so created shall not be satisfied by an intermediate payment or satisfaction of any part of the amount hereby secured and that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Assignee for all or any part of the moneys hereby secured. Notwithstanding the foregoing, the Assignee shall not be entitled to collect amounts under this Assignment which are greater than the then outstanding amount under the Loan Agreement, the Note and any other Transaction Document.
6.Waiver; Amendment. None of the terms and conditions of this Assignment may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Assignee and the Assignor.
7.Termination. If the Assignor has irrevocably and indefeasibly paid and discharged all of its obligations under or in connection with the Loan Agreement, the Note and the other Transaction Documents or is released therefrom in accordance with the terms thereof, all of the right, title and interest herein assigned shall revert to the Assignor and this Assignment shall terminate.
8.WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND BETWEEN THE ASSIGNOR AND THE ASSIGNEE THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS ASSIGNMENT.
9.Notices. Notices and other communications hereunder shall be in writing and may be sent by telecopy as follows:
If to the Assignor:

[·]
c/o SEACOR Marine LLC
7910 Main St., 2nd Floor,
Houma, Louisiana 70360

With a copy to:
SEACOR Holdings Inc.
2200 Eller Drive
P.O. Box 13038
Ft. Lauderdale, FL 33316
Attn: Legal Department
Facsimile No.: 954-527-1772

If to the Assignee:

DNB BANK ASA,
New York Branch
200 Park Avenue, 31st Floor
New York, New York 10166
Telephone No.: (212) 681-3800
Attention: Credit Middle Office / Loan Services Department
Facsimile No.: (212) 681-4123
Email: nyloanscsd@dnb.no

or to such other address as either party shall from time to time specify in writing to the other. Any notice sent by facsimile shall be confirmed by letter dispatched as soon as practicable thereafter.
Every notice or other communication shall, except so far as otherwise expressly provided by this Assignment, be deemed to have been received (provided that it is received prior to 2 p.m. New York time; otherwise it shall be deemed to have been received on the next following Banking Day) in the case of a facsimile on the date of dispatch thereof (provided further that if the date of dispatch is not a Banking Day in the locality of the party to whom such notice or demand is sent, it shall be deemed to have been received on the next following Banking Day in such locality), and in the case of a letter, at the time of receipt thereof.
10.Applicable Law. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflict of law (excluding Section 5-1401 and 5-1402 of the New York General Obligations law).
11.Submission to Jurisdiction. The Assignor hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any of the Creditors under this Assignment or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the Assignor by mailing or delivering the same by hand to the Assignor at the address indicated for notices in Section 17. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Assignor as such, and shall be legal and binding upon the Assignor for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Assignor to the Creditors) against the Assignor in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. The Assignor will advise the Assignee promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Creditors may bring any legal action or proceeding in any other appropriate jurisdiction.
12.Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Assignee in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.
13.Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of this Assignment by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart. In the event that the Assignor delivers an executed counterpart of this Agreement by facsimile or electronic transmission, the Assignor shall also deliver an originally executed counterpart as soon as practicable, but the failure of the Assignor to deliver an originally executed counterpart of this Assignment shall not affect the validity or effectiveness of this Assignment.
14.Headings. In this Assignment, section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Assignment.
[Signature Page Follows]

IN WITNESS WHEREOF the Assignor has caused this Assignment to be duly executed on the day and year first above written.

[ ]

By:
Name:
Title:

Annex A to Assignment of
Interest Rate Agreement

FORM OF CONSENT AND AGREEMENT OF SWAP BANK
The undersigned (the “Swap Bank”), in its capacity as Party A to the Master Agreement [(on the [2002] ISDA (Multicurrency - Crossborder) form)] dated [·], 20[·] (said Master Agreement, including all Transactions (as defined therein) entered into pursuant thereto, and Confirmations (as defined therein) exchanged thereunder, from time to time, as the same may be amended or supplemented from time to time, collectively, the “Interest Rate Agreement”) between the undersigned and [·], as Party B (the “Assignor”), hereby consents to the assignment by the Assignor of all the Assignor’s right, title and interest in and to the Interest Rate Agreement to DNB BANK ASA, NEW YORK BRANCH, as Security Trustee (the “Assignee”), pursuant to an Assignment of Interest Rate Agreement dated [·], 20[·] (as the same may be amended, supplemented or otherwise modified from time to time, the “Assignment”); and agrees that, it will make payment of all moneys due and to become due to the Assignor under the Interest Rate Agreement, without setoff or deduction for any claim not arising under the Interest Rate Agreement, and notwithstanding the existence of a default or event of default by the Assignor under the Interest Rate Agreement, to the account specified by the Assignee at such address as the Assignee shall request the undersigned in writing until receipt of written notice from the Assignee that all obligations of the Assignor to it have been paid in full.
The undersigned agrees that it shall look solely to the Assignor for performance of the Interest Rate Agreement and that the Assignee shall have no obligation or liability under or pursuant to the Interest Rate Agreement arising out of the Assignment, nor shall the Assignee be required or obligated in any manner to perform or fulfill any obligations of the Assignor under or pursuant to the Interest Rate Agreement. Notwithstanding the foregoing, if in the sole opinion of the Assignee an Event of Default under the Loan Agreement (as defined in or by reference in the Assignment) shall have occurred and be continuing, the undersigned agrees that the Assignee shall have the right, but not the obligation, to perform all of the Assignor’s obligations under the Interest Rate Agreement as though named therein as Party B.
The undersigned agrees that it shall not seek the recovery of any payment actually made by it to the Assignee pursuant to this Consent and Agreement once such payment has been made. This provision shall not be construed to relieve the Assignor of any liability to the undersigned.
The undersigned agrees to execute and deliver, or cause to be executed and delivered, upon the written request of the Assignee, any and all such further instruments and documents as the Assignee may deem desirable for the purpose of obtaining the full benefits of the Assignment and of the rights and power herein granted.
The undersigned agrees that no amendment, modification or alteration of the terms or provisions of the Interest Rate Agreement shall be made unless the same shall be consented to in writing by the Assignee.
The undersigned hereby confirms that the Interest Rate Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms.
DATED THIS     day of      , 20 .

[ ] as Swap Bank

By:
Name:
Title:

EXHIBIT P
FORM OF COMPLIANCE CERTIFICATE
CERTIFICATE OF THE MANAGER
OF
FALCON GLOBAL LLC, FALCON PEARL LLC AND FALCON DIAMOND LLC
FOR THE PERIOD ENDED

The undersigned, the respective Managers of Falcon Global LLC, Falcon Pearl LCC and Flacon Diamond LLC, each a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (each a “Borrower” and together, the “Borrowers”), hereby certify jointly and severally, on behalf of the Borrowers, to DNB BANK ASA, NEW YORK BRANCH (“DNB”), as facility agent for the Creditors, in connection with that certain senior secured term loan agreement dated as of      , 2015 (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) made by and among (1) the Borrowers, as borrowers, (2) DNB, as facility agent and security trustee for the Creditors, (3) DNB Markets, Inc., Clifford Capital Pte. Ltd. and NIBC Bank N.V., as mandated lead arrangers, (4) DNB Markets, Inc., as book runner, and
(1)the financial institutions identified on Schedule 1 to the Loan Agreement (together with any bank or financial institution which becomes a lender pursuant to Section 10 of the Loan Agreement), as lenders (the “Lenders”), as follows:

(i)
that we have reviewed (i) the consolidated financial statements of the Borrowers dated as of         and for the         period then ended and (ii) the separate financial reports of the applicable Borrower required to be delivered pursuant to Section 9.1(d) of the Loan Agreement, each dated as of     and for the     period then ended, and such statements and reports fairly present the financial condition of the Borrowers, as the case may be, as of the dates indicated and the results of their operations and cash flows for the periods indicated; and

(ii)
that we have reviewed the terms of the Loan Agreement, the Note, the Security Documents and the other Transaction Documents and have made, or caused to be made under our supervision, a review in reasonable detail of the transactions and the condition of the Borrowers during the accounting period covered by the financial statements referred to in clause (i) above; and

(iii)
such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do we have knowledge of the existence of any such condition or event as at the date of this Certificate [EXCEPT, [IF SUCH CONDITION OR EVENT EXISTED OR EXISTS, DESCRIBE THE NATURE AND PERIOD OF EXISTENCE THEREOF AND WHAT ACTION THE BORROWERS HAVE TAKEN, ARE TAKING AND PROPOSE TO TAKE WITH RESPECT THERETO]]; and

(iv)
each of the Borrowers is in compliance with the covenants contained in Section 9 of the Loan Agreement and in each other Transaction Document to which it is a party, including, without limitation the covenants set forth in Section 9.3 of the Loan Agreement, and Annex A attached hereto shows the calculation thereof in reasonable detail.

Capitalized terms used herein without definition have the meaning ascribed thereto in the Loan Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the     day of     , 20 .

FALCON GLOBAL LLC, as sole manager of Falcon Pearl LLC and Falcon Diamond LLC

By:
Name:
Title:

[ ], as manager of Falcon Global

By:
Name:
Title:

ANNEX A

1.	Section 9.3(a) - Debt Service Coverage Ratio:

a.	All of Borrowers’ EBITDA $

b.	All of Borrowers’ Interest Expense plus scheduled principal payments made on the Borrowers’ Indebtedness $

c.	Ratio of Item (a) to Item (b)
Minimum Requirement per Loan Agreement not less than 1.25:1.00 measured [annually], commencing with the fiscal quarter ending following the Delivery Date of the applicable Vessel

2.	Section 9.3(b) - Minimum Liquidity:
All cash and Cash Equivalents of Borrowers    $
Minimum Requirement per Loan Agreement not less than $1,000,000 per Vessel

3.	Section 9.3(c) - Maximum Leverage Ratio:

a.	Funded Debt $

b.	EBITDA $

c.	Ratio of Item (a) to Item (b)
Minimum Requirement per Loan Agreement not greater than 4:1

4.	Section 9.3(d) - Maximum Loan to Value Ratio: Vessel 1:

a.	Loan $

b.	Fair Market Value1 $

c.	Ratio of Item (a) to Item (b)

Vessel 2: a.	Loan	$
b.	Fair Market Value	$
c.	Ratio of Item (a) to Item (b)
Minimum Requirement per Loan Agreement no more than [80]%, and thereafter, [74]% for a period of 2 years following the Delivery Date of each Vessel. If the Guarantees are on a several basis, the Maximum Loan to Value Ratio is to be no more than [74]% after the anniversary of the Delivery Date of each Vessel.

EXHIBIT 1
VESSEL APPRAISALS

EXHIBIT Q

ASSIGNMENT OF MATERIAL VENDOR CONTRACTS

given by FALCON GLOBAL LLC

in favor of

DNB BANK ASA, NEW YORK BRANCH

[·], 2015

ASSIGNMENT OF MATERIAL VENDOR CONTRACTS
THIS ASSIGNMENT is made the [·] day of [·], 2015, by FALCON GLOBAL LLC (the “Assignor”), a limited liability company organized and existing under the laws of the Republic of the Marshall Islands, in favor of DNB BANK ASA, NEW YORK BRANCH, a corporation incorporated under the laws of the Kingdom of Norway (“DNB”), as security trustee for and on behalf of itself and the other Creditors (the “Assignee”).
W I T N E S S E T H T H A T :
WHEREAS:
(A)The Assignor has entered into those certain vendor contracts listed in Schedule I attached hereto (as amended, supplemented or otherwise modified from time to time, the “Assigned Contracts”, and each separately, an “Assigned Contract”) with the vendors listed in Schedule I attached hereto (the “Vendors” and each separately a “Vendor”).
(B)Pursuant to a senior secured term loan agreement, dated [·], 2015 (the “Loan Agreement”) made by and among (i) Falcon Global LLC, Falcon Pearl LLC and Falcon Diamond LLC, as joint and several borrowers, (each, a “Borrower” and together, the “Borrowers”), (ii) DNB, as facility agent for the Creditors (in such capacity, the “Facility Agent”) and security trustee for the Creditors (in such capacity, the “Security Trustee”), (iii) DNB Markets, Inc., Clifford Capital Pte. Ltd. and NIBC Bank N.V, as mandated lead arrangers, (iv) DNB Markets, Inc., as book runner, and (v) the banks and financial institutions listed on Schedule 1 of the Loan Agreement, as lenders (together with any bank or financial institution which becomes a Lender pursuant to Section 10 of the Loan Agreement, the “Lenders”), as consented to and agreed by, inter alios, the Guarantors, the Lenders have agreed to make available to the Borrowers a senior secured term loan facility in the aggregate amount of up to Eighty Million Five Hundred Thousand Dollars ($80,500,000) (the “Facility”).
(C)It is a condition precedent to the availability of the Facility under the Loan Agreement that the Assignor executes and delivers to the Assignee, as security for the obligations of the Assignor to the Creditors in connection with the Loan Agreement, an assignment of all of the Assignor’s rights, title and interest in and to the Assigned Contracts.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and by way of security for the due performance of all of the obligations of the Assignor under the Loan Agreement, the Note and any other relevant Transaction Documents:
1.Defined Terms. Capitalized terms used herein (including in the preamble hereto) and not otherwise defined herein shall have the meanings given such terms in the Loan Agreement and such definitions are hereby specifically incorporated herein and made a part hereof.
2.Grant of Security. The Assignor, as security for its obligations under the Loan Agreement, as aforesaid and as legal and beneficial owner, does hereby assign, transfer and set over unto the Assignee, for the benefit of the Assignee and its successors and assigns, and does hereby grant the Assignee a security interest in, all of such Assignor’s right, title and interest in and to (i) the Assigned Contracts, (ii) all moneys and claims for moneys due and to become due to the Assignor, whether as indemnities, payments or otherwise, under, and all claims for damages arising out of any breach of, the Assigned Contracts, and (iii) all proceeds of all of the foregoing (the “Assigned Rights”). The Assignor hereby represents and warrants that the Assigned Rights are free and clear of all prior liens and encumbrances whatsoever.
3.Notice of Assignment. The Assignor will promptly give notice, in the form annexed hereto as Exhibit 1, of this Assignment to each Vendor and obtain the acknowledgment of each Vendor thereto substantially in the form annexed hereto as Exhibit 2.
4.Payment. The Assignor shall cause all sums payable to the Assignor and assigned hereby, whether as indemnities or otherwise, to be paid, after the occurrence and during the continuance of an Event of Default, directly to the Assignee at its offices at 200 Park Avenue, 31st Floor, New York, New York 10166, to such account as the Assignee shall direct for the account of the Assignee. The Assignor shall cause each Vendor to confirm that any payments due the Assignor under the Assigned Contracts be made directly to the Assignee for credit to the above referenced account. All monies collected or received from time to time by the Assignee pursuant to this Assignment shall be dealt with as provided in Section 8.2 of the Loan Agreement.
5.Performance under Assigned Contracts; No Duty of Inquiry; Indemnification. The Assignor hereby undertakes that, notwithstanding the assignment herein contained, it shall punctually perform all of its respective obligations under the Assigned Contracts. It is hereby expressly agreed that, anything contained herein to the contrary notwithstanding, the Assignor shall remain liable under the Assigned Contracts to perform its obligations thereunder, and the Assignee shall have no obligation or liability under the Assigned Contracts by reason of or arising out of the assignment contained herein, nor shall the Assignee be required to assume or be obligated in any manner to perform or fulfill any obligation of the Assignor under or pursuant to the Assigned Contracts or to make any payment or make any inquiry as to the nature or sufficiency of any payment received by the Assignee, or, unless and until indemnified to its satisfaction, to present or file any claim or to take any other action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled hereunder or pursuant hereto at any time or times. Unless an Event of Default shall have occurred and be continuing, the Assignor shall be entitled to exercise all of its rights under the Assigned Contracts (subject to the terms and conditions hereof) as if this Assignment had not been made. The Assignor shall indemnify and hold the Assignee harmless from and against all actions, losses, claims, proceedings, costs, demands and liabilities which may be suffered or incurred by the Assignee under or by virtue of the Assigned Contracts other than those incurred by the Assignee as a result of its own gross negligence or wilful misconduct.
6.Advances. As set forth in the immediately preceding Section, the Assignee shall be under no obligation to perform any right or obligation of the Assignor under the Assigned Contracts unless the Assignee in its sole discretion so elects. In the event the Assignee elects to implement any of the Assigned Contracts upon the non-performance thereof by the Assignor and if the Assignee makes any payments in respect of or relating to any of the Assigned Contracts in addition to any such amount or amounts as the Creditors are obligated to advance under the Loan Agreement, all moneys so expended by the Assignee for the purpose aforesaid shall on demand be repaid by the Assignor together with interest thereon at a rate calculated in accordance with Section 6.2 of the Loan Agreement from the date of such expenditure until payment.
7.Filings. The Assignor hereby represents, warrants and undertakes that, except as hereinafter stated, all filings and other actions necessary or advisable to perfect and protect the security interest granted herein have been duly made or taken. Appropriate financing statements have been or are concurrently herewith being filed at all governmental offices in each jurisdiction where such filing is necessary to perfect the security interest intended to be covered hereby and such security interest shall, upon such filing, constitute a perfected security interest in the Assigned Rights in favor of the Assignee (to the extent that such security interest can be perfected in the Assigned Rights by filing a financing statement under the Uniform Commercial Code or applicable state or foreign law) which are enforceable as such against all creditors of and purchasers from the Assignor. The Assignor does hereby irrevocably appoint and constitute the Assignee as its true and lawful attorney-in-fact to file any and all Uniform Commercial Code financing statements or renewals thereof in connection with this Assignment without the signature of such Assignor which the Assignee may deem to be necessary or advisable in order to perfect or maintain the security interest granted hereby.
8.No Consents. The Assignor hereby represents, warrants and undertakes that no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (other than as contemplated by the immediately preceding Section) is required either (i) for the grant by the Assignor of the security interest granted hereby or for the execution, delivery or performance of this Assignment by the Assignor or (ii) for the perfection of or the exercise by the Assignee of its right and remedies hereunder.
9.Negative Pledge. The Assignor does hereby warrant and represent that it has not assigned or pledged, and hereby covenants that it will not assign or pledge so long as this Assignment shall remain in effect, any of its right, title or interest in the whole or any part of the Assigned Rights to anyone other than the Assignee, it will not take or omit to take any action, the taking or omission of which might result in an alteration or impairment of the Assigned Rights or any of the rights created in this Assignment; and the Assignor does hereby irrevocably appoint and constitute the Assignee as its true and lawful attorney-in-fact during the continuance of any Event of Default with full power (in the name of such Assignor or otherwise) (i) to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys assigned hereby, (ii) to endorse any checks or other instruments or orders in connection therewith, and (iii) to file any claims or take any action or institute any proceedings which the Assignee may deem to be necessary or advisable in the premises; provided, however, that the Assignee shall not exercise its power as attorney-in-fact hereunder until such time as an Event of Default shall have occurred and be continuing.

10.	Covenants. The Assignor hereby undertakes and agrees:

(i)	duly and punctually to observe and perform all material conditions and obligations imposed on it by the Assigned Contracts;

(ii)	to ensure that each Vendor observes and performs material conditions and obligations imposed on it by the respective Assigned Contract and to take all steps within its power, subject to force majeure, to insure that each Vendor proceeds with performance with due diligence and dispatch;

(iii)	not to sell or agree to sell the property subject of each Assigned Contract or any share or interest therein without the prior written consent of the Assignee;

(iv)	not to create or agree to create any lien or other charge or encumbrance on the Assigned Rights otherwise than in favor of the Assignee without the prior written consent of the Assignee; and

(v)	not to amend or modify, transfer or assign any Assigned Contract without the prior written consent of the Assignee unless otherwise permitted by the Loan Agreement.
11.Application of Proceeds. All moneys collected or received from time to time by the Assignee pursuant to this Assignment shall be dealt with as provided in Section 8.2 of the Loan Agreement.
12.Further Assurances. The Assignor agrees that if this Assignment shall in the reasonable opinion of the Assignee, at any time be deemed by the Assignee for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Assignee may be required in order to more effectively accomplish the purposes of this Assignment. In the event that any Vendor and/or the Assignor resort to arbitration pursuant to the Assigned Contracts, the Assignor will immediately notify the Assignee in writing that such arbitration has been initiated and of the identities of the appointed arbitrators, and upon termination of such arbitration, notify the Assignee in writing to that effect and supply the Assignee with a copy of the arbitration award.
13.Remedies; Remedies Cumulative and Not Exclusive; No Waiver. Upon the occurrence of an Event of Default, the Assignee shall be entitled to put into force and exercise as and when it may see fit any and every power possessed by it by virtue of this Assignment, including without limitation:

(i)
upon such terms as the Assignee shall in its absolute discretion determine, to assign all rights, title, interest and benefits in and under the Assigned Contracts or, in accordance with other applicable security documents executed by the Assignor in favor of the Assignee;

(ii)	to undertake the further supervision of performance under the Assigned Contracts; and

(iii)
to collect, recover or compromise and give a good discharge for any moneys payable to the Assignor by any Vendor or any damages recoverable by the Assignor from any Vendor under any of the Assigned Contracts or in connection therewith.

Each and every right, power and remedy herein given to the Assignee shall be cumulative and shall be in addition to every other right, power and remedy of the Assignee now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Assignee, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Assignee in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by the Assignor shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Assignee of any security or of any payment of or on account of any of the amounts due from the Assignor to the Assignee under or in connection with the Loan Agreement or any documents delivered in connection therewith and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right to take advantage of any future breach or default or of any past breach or default not completely cured thereby.
14.Invalidity. In case any one or more of the provisions contained in this Assignment would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the Assignor, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby. In the event that it should transpire that by reason of any law or regulation, or by reason of a ruling of any court, or by any other reason whatsoever, the assignment herein contained is either wholly or partly defective, the Assignor hereby undertakes to furnish the Assignee with an alternative assignment or alternative security and/or to do all such other acts as, in the reasonable opinion of the Assignee, shall be required in order to ensure and give effect to the full intent of this Assignment.

15.Continuing Security. It is declared and agreed that the security created by this Assignment shall be held by the Assignee as a continuing security for the payment of all moneys which may at any time and from time to time be or become payable by the Assignor under the Loan Agreement, the Note or any other Transaction Document and that the security so created shall not be satisfied by an intermediate payment or satisfaction of any part of the amount hereby secured and that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Assignee for all or any part of the moneys hereby secured. Notwithstanding the foregoing, the Assignee shall not be entitled to collect amounts under this Assignment which are greater than the then outstanding amount under the Loan Agreement, the Note and any other Transaction Document.
16.Waiver; Amendment. None of the terms and conditions of this Assignment may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Assignee and the Assignor.
17.Termination. If the Assignor has irrevocably and indefeasibly paid and discharged all of its obligations under or in connection with the Loan Agreement, the Note and the other Transaction Documents or is released therefrom in accordance with the terms thereof, all of the right, title and interest herein assigned shall revert to the Assignor and this Assignment shall terminate.
18.WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND BETWEEN THE ASSIGNOR AND THE ASSIGNEE THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS ASSIGNMENT.
19.Notices. Notices and other communications hereunder shall be in writing and may be sent by telecopy as follows:
If to the Assignor:

FALCON GLOBAL LLC
c/o SEACOR Marine LLC 7910 Main St., 2nd Floor, Houma, Louisiana 70360

With copy to: SEACOR Holdings Inc. 2200 Eller Drive
P.O. Box 13038
Ft. Lauderdale, FL 33316

Attention: Legal Department Facsimile: 954-527-1772

If to the Assignee:	DNB Bank ASA New York Branch
200 Park Avenue, 31st Floor New York, New York 10166

Attention:    Credit Middle Office / Loan Services Department
Facsimile: 212-681-4123 Email: nyloanscsd@dnb.no

or to such other address as either party shall from time to time specify in writing to the other. Any notice sent by facsimile shall be confirmed by letter dispatched as soon as practicable thereafter.
Every notice or other communication shall, except so far as otherwise expressly provided by this Assignment, be deemed to have been received (provided that it is received prior to 2 p.m. New York time; otherwise it shall be deemed to have been received on the next following Banking Day) in the case of a facsimile on the date of dispatch thereof (provided further that if the date of dispatch is not a Banking Day in the locality of the party to whom suchnotice or demand is sent, it shall be deemed to have been received on the next following Banking Day in such locality), and in the case of a letter, at the time of receipt thereof.
20.Applicable Law. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflict of law (excluding Section 5-1401 and 5-1402 of the New York General Obligations law).
21.Submission to Jurisdiction. The Assignor hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any of the Creditors under this Assignment or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the Assignor by mailing or delivering the same by hand to the Assignor at the address indicated for notices in Section 19. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Assignor as such, and shall be legal and binding upon the Assignor for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Assignor to the Creditors) against the Assignor in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. The Assignor will advise the Assignee promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Creditors may bring any legal action or proceeding in any other appropriate jurisdiction.
22.Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Assignee in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.
23.Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of this Assignment by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart. In the event that the Assignor delivers an executed counterpart of this Agreement by facsimile or electronic transmission, the Assignor shall also deliver an originally executed counterpart as soon as practicable, but the failure of the Assignor to deliver an originally executed counterpart of this Assignment shall not affect the validity or effectiveness of this Assignment.
24.Headings. In this Assignment, section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Assignment.
[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Assignor has caused this Assignment to be executed on the day and year first above written.

FLACON GLOBAL LLC

By:
Name:
Title:

DNB BANK ASA, NEW YORK BRANCH as Security Trustee

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE 1
LENDERS

DNB CAPITAL LLC 200 Park Avenue, 31st Floor New York, New York 10166 Telephone No.: (212) 681-3800 Attention: Mr. Stian Lovseth Facsimile No.: (212) 681-3900 Email: stian.lovseth@dnb.no Loan Administration Department: Attention: Loan Services Department Telephone: (212) 681-3837 / (212) 681-3800 Facsimile: (212) 681-4123 Email: nyloanscsd@dnb.no	25%

CLIFFORD CAPITAL PTE. LTD. Marina Bay Financial Centre Tower 3, 12 Marina Boulevard #17-03 Singapore (018982) Attention: Viggo Pedersen / Toh Wei Kiong / Desmond Wong / Rolland Lim Facsimile No.: +65 3157 1865	50%

NIBC BANK N.V. Carnegieplein 4 2571 KJ The Hague The Netherlands Attention: Jeroen van der Putten Telephone No.: +31 70 342 5069 Facsimile No.: +31707999759 Email: Jeroen.van.der.Putten@nibc.com	25%

1

SWAP BANKS

DNB BANK ASA, NEW YORK BRANCH 200 Park Avenue, 31st Floor New York, New York 10166 Telephone No.: (212) 681-3800
NIBC BANK N.V. Carnegieplein 4 2571 KJ The Hague The Netherlands Attention: Mirja Ciere Telephone No.: +31703429833 Facsimile No.: +31703425502 Email: Mirja.Ciere@nibc.com

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SCHEDULE 2

PROJECT COST

Hull 1028:

Vendor	Description	Contract / PO
Triyards	Shipyard / Erector	$37,700,000.00
Triyards VO's	Variation Orders	$1,000,000.00
Bayards	Helideck	$1,235,000.00
Global Fabricators	Leg Rack	$802,396.00
Preheat	Rack Treatment	$44,694.00
Oil States	Cranes	$4,101,873.00
Hydraquip	Jacking System	$4,900,000.00
RAACI	Electrical System	$2,791,911.00
Various	Electronics Package	$500,000.00
Various	Supplies / Outfitting	$250,000.00
OSM	Project Management	$414,000.00
Mino Marine	Design and Const Support	$1,003,858.81
Dockwise	Heavy Lift Delivery	$2,100,000.00

Total		$56,843,732.81

Hull 1029:

Vendor	Description	Contract / PO
Triyards	Shipyard / Erector	$37,700,000.00
Triyards VO's	Variation Orders	$1,000,000.00
Bayards	Helideck	$1,235,000.00
Global Fabricators	Leg Rack	$795,882.00
Preheat	Rack Treatment	$44,694.00
Oil States	Cranes	$4,101,873.00
Hydraquip	Jacking System	$4,900,000.00
RAACI	Electrical System	$2,791,911.00
Various	Electronics Package	$500,000.00
Various	Supplies / Outfitting	$250,000.00
OSM	Project Management	$414,000.00
Mino Marine	Design and Const Support	$1,003,858.83
Dockwise	Heavy Lift Delivery	$2,100,000.00

Total		$56,837,218.83

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SCHEDULE 3

DRAWDOWN SCHEDULE

Hull 1028 Drawdown schedule

Month	Payments	Accumulated Payments	Accumulated %	Equity	Accumulated Equity	Accumulated Equity %	Steel Tranche	Accumulated Steel Tranche	Steel Tranche Percentage
Dec-14	$ 2,202,353.53	$ 2,202,353.53	3.874%	$ 2,202,353.53	$ 2,202,353.53	3.874%			
Jan-15	$ 223,842.21	$ 2,426,195.74	4.268%	$ 223,842.21	$ 2,426,195.74	4.268%			
Feb-15	$ 6,167,362.43	$ 8,593,558.17	15.118%	$ 6,167,362.43	$ 8,593,558.17	15.118%			
Mar-15	$ 700,432.02	$ 9,293,990.19	16.350%	$ 700,432.02	$ 9,293,990.19	16.350%			
Apr-15	$ 872,398.67	$ 10,166,388.86	17.885%	$ 872,398.67	$ 10,166,388.86	17.885%			
May-15	$ 2,078,389.81	$ 12,244,778.67	21.541%	$ 2,078,389.81	$ 12,244,778.67	21.541%			
Jun-15	$ 1,043,878.54	$ 13,288,657.21	23.378%	$ 1,043,878.54	$ 13,288,657.21	23.378%			
Jul-15	$ 1,061,953.00	$ 14,350,610.21	25.246%	$ 1,061,953.00	$ 14,350,610.21	25.246%			
Aug-15	$ 9,761,669.70	$ 24,112,279.91	42.419%	$ 1,004,428.63	$ 15,355,038.84	27.013%	$ 8,757,241.07	$ 8,757,241.07	15.406%
Sep-15	$ 1,218,657.50	$ 25,330,937.41	44.562%	$ 381,207.07	$ 15,736,245.91	27.683%	$ 837,450.43	$ 9,594,691.50	16.879%
Oct-15	$ 3,351,431.55	$ 28,682,368.96	50.458%	$ 1,048,358.05	$ 16,784,603.95	29.528%	$ 2,303,073.50	$ 11,897,765.01	20.931%
Nov-15	$ 7,613,062.00	$ 36,295,430.96	63.851%	$ 2,381,434.52	$ 19,166,038.48	33.717%	$ 5,231,627.48	$ 17,129,392.48	30.134%
Dec-15	$ 29,287.50	$ 36,324,718.46	63.903%	$ 9,161.39	$ 19,175,199.87	33.733%	$ 20,126.11	$ 17,149,518.59	30.170%
Jan-16	$ 7,090,916.65	$ 43,415,635.11	76.377%	$ 2,218,102.75	$ 21,393,302.62	37.635%	$ 4,872,813.90	$ 22,022,332.49	38.742%
Feb-16	$ 1,207,055.75	$ 44,622,690.86	78.501%	$ 377,577.94	$ 21,770,880.55	38.300%	$ 829,477.81	$ 22,851,810.31	40.201%
Mar-16	$ 299,500.00	$ 44,922,190.86	79.028%	$ 93,686.30	$ 21,864,566.86	38.464%	$ 205,813.70	$ 23,057,624.00	40.563%
Apr-16	$ 3,985,595.55	$ 48,907,786.41	86.039%	$ 1,246,730.27	$ 23,111,297.13	40.658%	$ 2,738,865.28	$ 25,796,489.28	45.381%
May-16	$ 76,000.00	$ 48,983,786.41	86.173%	$ 23,773.49	$ 23,135,070.61	40.699%	$ 52,226.51	$ 25,848,715.80	45.473%
Jun-16	$ 7,833,946.40	$ 56,817,732.81	99.954%	$ 2,450,529.16	$ 25,585,599.77	45.010%	$ 5,383,417.24	$ 31,232,133.04	54.944%
Jul-16	$ 26,000.00	$ 56,843,732.81	100.000%	$ 8,133.03	$ 25,593,732.81	45.025%	$ 17,866.97	$ 31,250,000.00	54.975%

Hull 1029 Drawdown schedule

Month	Payments	Accumulated Payments	Accumulated %	Equity	Accumulated Equity	Accumulated Equity %	Steel Tranche	Accumulated Steel Tranche	Steel Tranche Percentage
Dec-14	$ 2,202,353.53	$ 2,202,353.53	3.875%	$ 2,202,353.53	$ 2,202,353.53	3.875%			
Jan-15	$ 223,842.22	$ 2,426,195.75	4.269%	$ 223,842.21	$ 2,426,195.74	4.269%			
Feb-15	$ 6,167,362.43	$ 8,593,558.18	15.120%	$ 6,167,362.43	$ 8,593,558.17	15.120%			
Mar-15	$ 655,738.02	$ 9,249,296.20	16.273%	$ 655,738.02	$ 9,249,296.19	16.273%			
Apr-15	$ 119,944.68	$ 9,369,240.88	16.484%	$ 119,944.68	$ 9,369,240.87	16.484%			
May-15	$ 2,040,993.81	$ 11,410,234.69	20.075%	$ 2,040,993.81	$ 11,410,234.68	20.075%			
Jun-15	$ 701,297.29	$ 12,111,531.98	21.309%	$ 701,297.29	$ 12,111,531.97	21.309%			
Jul-15	$ 1,837,689.00	$ 13,949,220.98	24.542%	$ 1,837,689.00	$ 13,949,220.97	24.542%			
Aug-15	$ 9,813,963.00	$ 23,763,183.98	41.809%	$ 1,294,745.98	$ 15,243,966.95	26.820%	$ 8,519,217.02	$ 8,519,217.02	14.989%
Sep-15	$ 1,561,239.45	$ 25,324,423.43	44.556%	$ 488,246.84	$ 15,732,213.79	27.679%	$ 1,072,992.61	$ 9,592,209.63	16.877%
Oct-15	$ 3,351,431.55	$ 28,675,854.98	50.453%	$ 1,048,094.10	$ 16,780,307.88	29.523%	$ 2,303,337.45	$ 11,895,547.09	20.929%
Nov-15	$ 7,613,062.00	$ 36,288,916.98	63.847%	$ 2,380,834.94	$ 19,161,142.82	33.712%	$ 5,232,227.06	$ 17,127,774.15	30.135%
Dec-15	$ 29,287.50	$ 36,318,204.48	63.899%	$ 9,159.09	$ 19,170,301.91	33.728%	$ 20,128.41	$ 17,147,902.56	30.170%
Jan-16	$ 7,090,916.65	$ 43,409,121.13	76.374%	$ 2,217,544.28	$ 21,387,846.19	37.630%	$ 4,873,372.37	$ 22,021,274.93	38.744%
Feb-16	$ 1,207,055.75	$ 44,616,176.88	78.498%	$ 377,482.87	$ 21,765,329.06	38.294%	$ 829,572.88	$ 22,850,847.81	40.204%
Mar-16	$ 299,500.00	$ 44,915,676.88	79.025%	$ 93,662.72	$ 21,858,991.78	38.459%	$ 205,837.28	$ 23,056,685.09	40.566%
Apr-16	$ 3,985,595.55	$ 48,901,272.43	86.037%	$ 1,246,416.38	$ 23,105,408.16	40.652%	$ 2,739,179.17	$ 25,795,864.26	45.386%
May-16	$ 76,000.00	$ 48,977,272.43	86.171%	$ 23,767.50	$ 23,129,175.66	40.694%	$ 52,232.50	$ 25,848,096.76	45.477%
Jun-16	$ 7,833,946.40	$ 56,811,218.83	99.954%	$ 2,449,912.18	$ 25,579,087.83	45.004%	$ 5,384,034.22	$ 31,232,130.99	54.950%
Jul-16	$ 26,000.00	$ 56,837,218.83	100.000%	$ 8,130.99	$ 25,587,218.82	45.018%	$ 17,869.01	$ 31,250,000.00	54.982%

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SCHEDULE 4

ACCEPTABLE OIL&GAS COMPANIES
Saudi Aramco
Qatar Petroleum
ZADCO
Dubai Petroleum
Oxy Qatar
Rasgas
Qatargas
Shell Abu Dhabi
Dolphin Energy
ADMA/ESNAAD
Total ABK (Abu Dhabi)
Bunduq (Abu Dhabi)
ADOC (Abu Dhabi)
GUPCO (Egypt)
SAIPEM ENI
ONGC India
Maersk Oil Qatar
Chevron
ExxonMobil
PEMEX
CABGOC
Petronas
Pertamina
McDermott
Halliburton
Schlumberger
Baker Hughes
Technip
NPCC
Laursen & Toubro

3